Registration No. 333-28837

      As Filed with the Securities and Exchange Commission on July 18, 1997


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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------


                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                              --------------------

                                  IMATION CORP.
             (Exact Name of Registrant as specified in its charter)

          Delaware                          7374                 41-1838504
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)

                                                    Carolyn A. Bates
                                         General Counsel and Assistant Secretary
         1 Imation Place                             1 Imation Place
    Oakdale, Minnesota 55128                    Oakdale, Minnesota 55128
         (612) 704-4000                               (612) 704-4000
(Address, including zip code, and          (Name, address, including zip code,
telephone number, including area             and telephone number, including
 code, of Registrant's principal            area code, of agent for service)
       executive offices)

                             -----------------------

                                   COPIES TO:

   Gary  L. Tygesson, Esq.                        Michael O'Donnell, Esq.
    Dorsey & Whitney LLP                  Wilson Sonsini Goodrich & Rosati, P.C.
   Pillsbury Center South                           650 Page Mill Road
   220 South Sixth Street                    Palo Alto, California 94304-1050
Minneapolis, Minnesota 55402


         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As promptly as practicable after this Registration Statement becomes effective and the effective time of the proposed merger (the "Merger") of Cemax-Icon, Inc. with and into a subsidiary of the Registrant, as described in the Agreement and Plan of Merger, dated as of May 13 1997, attached as Exhibit A to the Proxy Statement/Prospectus forming a part of this Registration Statement.

                             -----------------------


         If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. I

                             -----------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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                              CROSS-REFERENCE SHEET

                    Pursuant to Item 501(b) of Regulation S-K
                  Showing the Location in the Prospectus of the
                   Information Required by Part I of Form S-4

FORM S-4 ITEM                                                     LOCATION IN PROSPECTUS
-------------                                                     ----------------------

A. INFORMATION ABOUT THE TRANSACTION
   1. Forepart of Registration Statement and
         Outside Front Cover Page of Prospectus.................  Forepart of the Registration Statement;
                                                                  Outside Front Cover Page of the Prospectus

   2. Inside Front and Outside Back Cover
         Pages of Prospectus....................................  Available Information; Table of Contents

   3. Risk Factors, Ratio of Earnings to Fixed
         Charges and Other Information..........................  Summary; Risk Factors; The Merger; The
                                                                  Merger Agreement; Selected Financial
                                                                  Data of Imation; Selected Financial Data
                                                                  of Cemax-Icon; Proforma Unaudited
                                                                  Combined Summary Financial Data;
                                                                  Comparative Unaudited Per Common
                                                                  Share Data

   4. Terms of the Transaction..................................  Summary; The Merger; The Merger
                                                                  Agreement; Description of Imation Capital
                                                                  Stock; Description of Contingent Payment
                                                                  Rights

   5. Pro Forma Financial Information...........................  Summary; Pro Forma Unaudited Combined
                                                                  Summary Financial Data; Comparative
                                                                  Unaudited Per Common Share Data

   6. Material Contacts with the Company
         Being Acquired.........................................  Summary; The Merger; The Merger
                                                                  Agreement

   7. Additional Information Required for Reoffering by
         Persons and Parties Deemed to be
         Underwriters...........................................  Not Applicable

   8. Interests of Named Experts and Counsel....................  Not Applicable

   9. Disclosure of Commission Position on
      Indemnification for Securities Act Liabilities............  Not Applicable

B. INFORMATION ABOUT THE REGISTRANT

   10. Information with Respect to S-3
         Registrants............................................  Not Applicable

   11. Incorporation of Certain Information
         by Reference...........................................  Not Applicable

   12. Information with Respect to S-2 or
         S-3 Registrants........................................  Not Applicable

   13. Incorporation of Certain Information by
         Reference..............................................  Not Applicable

   14. Information with Respect to Registrants
         Other Than S-2 or S-3 Registrants......................  Summary; Certain Information Concerning
                                                                  Imation; Selected Financial Data of
                                                                  Imation; Management's Discussion and
                                                                  Analysis of Imation; Audited Consolidated
                                                                  Financial Statements of Imation;
                                                                  Unaudited Consolidated Financial
                                                                  Statements of Imation; Comparative
                                                                  Unaudited Per Common Share Data;
                                                                  Proforma Unaudited Combined Summary
                                                                  Financial Data

C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED

   15. Information with Respect to S-3
         Companies..............................................  Not Applicable

   16. Information with Respect to S-2 or
         S-3 Companies..........................................  Not Applicable

   17. Information with Respect to Companies
         Other Than S-2 or S-3 Companies........................  Summary; Certain Information Concerning
                                                                  Cemax-Icon; Selected Financial Data of
                                                                  Cemax-Icon; Management's Discussion and
                                                                  Analysis of Cemax-Icon; Audited Financial
                                                                  Statements of Cemax-Icon; Unaudited
                                                                  Financial Statements of Cemax-Icon;
                                                                  Comparative Unaudited Per Common
                                                                  Share Data; Proforma Unaudited
                                                                  Combined Summary Financial Data

D. VOTING AND MANAGEMENT INFORMATION

   18. Information if Proxies, Consents or
         Authorizations are to be Solicited.....................  Available Information; Summary; The
                                                                  Special Meeting; The Merger; Certain
                                                                  Information Concerning Imation; Certain
                                                                  Information Concerning Cemax-Icon

   19. Information if Proxies, Consents or
         Authorizations are not to be
         Solicited or in an Exchange Offer......................  Not Applicable



                                [LOGO] CEMAX-ICON


Dear Stockholder:


     You are cordially invited to attend a Special Meeting of Stockholders of Cemax-Icon, Inc. ("Cemax-Icon"), to be held at _____________, _____________,
_____________, on ________, 1997, at ____ local time (the "Special Meeting"). A notice of the Special Meeting, Proxy Statement/Prospectus and proxy card containing information about the matters to be acted upon are enclosed. All holders of Cemax-Icon's outstanding shares of common stock, $0.001 par value ("Cemax-Icon Common Stock"), and Series A Preferred Stock, $0.001 par value ("Cemax-Icon Preferred Stock"), as of July 15, 1997 (the "Record Date"), will be entitled to notice of and to vote at the Special Meeting and any postponement or adjournment thereof.

     At the Special Meeting, you will be asked to consider and to vote upon a proposal to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement"), dated as of May 13, 1997, among Cemax-Icon, Imation Corp. ("Imation") and CI Acquisition Corp., a direct, wholly owned subsidiary of Imation ("Merger Subsidiary"), pursuant to which, among other things, Merger Subsidiary will be merged with and into Cemax-Icon (the "Merger") and Cemax-Icon shall be the surviving corporation (the "Surviving Corporation"). If the Merger Agreement is approved and adopted and the Merger becomes effective, (a) each outstanding share of Cemax-Icon Common Stock will be converted into and become a right to receive (i) a cash payment of $5.25, without interest thereon, and (ii) one right (a "Contingent Payment Right") to receive contingent payments of up to $8.50 over a two-year period in cash or shares of Imation Common Stock, based on the gross revenues of Cemax-Icon for the 24 months commencing July 1, 1997, net of any amount to which Imation is entitled pursuant to the offset provisions of the Merger Agreement, and (b) each share of Cemax-Icon Preferred Stock will be canceled and extinguished, and no payment will be made therefor (all such shares are owned beneficially and of record by Imation). The terms of the Contingent Payment Rights are described in more detail on the accompanying Proxy Statement/Prospectus.


     Details of the proposed Merger and other important information are set forth in the accompanying Proxy Statement/Prospectus, which you are urged to read carefully. The Merger is subject to the satisfaction of a number of conditions, including, among others, approval of the Merger Agreement and the Merger by the holders of a majority of the voting power of the outstanding shares of Cemax-Icon Common Stock and Cemax-Icon Preferred Stock, voting as one class.


     Pursuant to agreements with Imation dated May 13, 1997, certain stockholders of Cemax-Icon, in their individual capacities as stockholders, each have agreed to vote all of their outstanding shares of Cemax-Icon Common Stock (approximately 66% of the voting power of outstanding shares of record as July 15, 1997, the Record Date for the Special Meeting) in favor of approval of the Merger Agreement and the Merger and have granted an irrevocable proxy to Imation so to vote their respective shares. Such shares, when combined with the shares of Cemax-Icon Preferred Stock owned by Imation, constitute approximately 71% of the voting power of the outstanding shares entitled to vote at the Special Meeting.


     Your Board of Directors has carefully reviewed and considered the terms and conditions of the proposed Merger. YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. If you attend the Special Meeting, you may revoke such proxy and vote in person if you wish, even if you have previously returned your proxy card. If you do not attend the Special Meeting, you may still revoke such proxy at any time prior to the Special Meeting by providing written notice of such revocation to Michael O'Donnell, Secretary of Cemax-Icon. Your prompt cooperation will be greatly appreciated.

_____________, 1997
                                           Very truly yours,


                                           Terry Ross
                                           President and Chief Executive Officer



                                CEMAX-ICON, INC.
                            47281 MISSION FALLS COURT
                            FREMONT, CALIFORNIA 94539


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           To be held on _______, 1997

                              --------------------

To the Stockholders of Cemax-Icon, Inc.:


     Notice is hereby given that a Special Meeting of Stockholders of Cemax-Icon, Inc., a Delaware corporation ("Cemax-Icon"), will be held at _____________, _____________, _____________, on ________, 1997, at _____ local time (the "Special Meeting"), for the following purposes:

     1. To consider and to vote upon a proposal to approve and adopt an Agreement and Plan of Merger (as it may be amended, supplemented or modified from time to time, the "Merger Agreement"), dated as of May 13, 1997, among Cemax-Icon, Imation Corp. ("Imation") and CI Acquisition Corp., a direct, wholly owned subsidiary of Imation ("Merger Subsidiary"), pursuant to which, among other things, Merger Subsidiary will be merged with and into Cemax-Icon (the "Merger") and Cemax-Icon shall be the surviving corporation in the Merger (the "Surviving Corporation"), and to approve the appointment of Michael O'Donnell and David Titus to act as the representatives of the stockholders of Cemax-Icon ("Stockholders' Representatives") in connection with the Merger and to withhold up to $200,000 from the initial payments to stockholders in a separate fund for reimbursement of the Stockholders' Representatives' out-of-pocket expenses in acting on behalf of the stockholders of Cemax-Icon in connection with the Merger. If the Merger Agreement is approved and adopted and the Merger becomes effective, (a) each outstanding share of common stock, $0.001 par value, of Cemax-Icon ("Cemax-Icon Common Stock") (other than shares of Cemax-Icon Common Stock with respect to which dissenters' rights have been properly exercised) will be converted into and become a right to receive (i) a cash payment of $5.25, without interest thereon, and (ii) one right (a "Contingent Payment Right") to receive contingent payments of up to $8.50 over a two-year period in cash or shares of Imation Common Stock, based on the gross revenues of Cemax-Icon for the 24 months commencing July 1, 1997, net of any amount to which Imation is entitled pursuant to the offset provisions of the Merger
Agreement, and (b) each share of Series A Preferred Stock, $0.001 par value, of Cemax-Icon ("Cemax-Icon Preferred Stock") will be canceled and extinguished, and no payment will be made therefor. The terms of the Contingent Payment Rights are described in more detail on the accompanying Proxy Statement/Prospectus.


     2. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.


     The close of business on July 15, 1997 (the "Record Date"), has been fixed as the record date for the determination of the stockholders of Cemax-Icon entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. Accordingly, only holders of record of outstanding shares of Cemax-Icon Common Stock and Cemax-Icon Preferred Stock at the close of business on the Record Date shall be entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. The Merger Agreement is required to be approved and adopted by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Cemax-Icon Common Stock and Cemax-Icon Preferred Stock, voting as one class. The meeting may be postponed or adjourned from time to time without notice other than such notice as may be given at the meeting or any postponement or adjournment thereof, and any business for which notice is hereby given may be transacted at any such postponed or adjourned meeting.


     Pursuant to agreements with Imation dated May 13, 1997, certain stockholders, in their individual capacities as stockholders, each have agreed to vote all of their outstanding shares of Cemax-Icon Common Stock (approximately 66% of the voting power of the outstanding shares of record as of June 1, 1997, the Record Date for the Special Meeting) in favor of approval of the Merger Agreement and the Merger and have granted an irrevocable proxy to Imation so to vote their respective shares. Such shares, when combined with the shares of Cemax-Icon Preferred Stock owned by Imation, constitute approximately 71% of the voting power of the outstanding shares entitled to vote at the Special Meeting.

     A summary of certain provisions of Section 262 of the General Corporation Law of the State of Delaware (the "DGCL") pertaining to the rights of dissenting stockholders if the Merger is consummated is included in the accompanying Proxy Statement under the heading "THE MERGER--Dissenters' Rights of Appraisal," and a copy of Section 262 of the DGCL is set forth in Exhibit B to the attached proxy statement.

     Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying proxy card and return it promptly in the enclosed prepaid envelope. If you attend the Special Meeting, you may revoke such proxy and vote in person if you wish, even if you have previously returned your proxy card. If you do not attend the Special Meeting, you may still revoke such proxy at any time prior to the Special Meeting by providing written notice of such revocation to Michael O'Donnell, Secretary of Cemax-Icon.

____________, 1997

                                        By Order of the Board of Directors,



                                        Michael O'Donnell
                                        Secretary



TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND
      DATE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE,
           WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.
           DO NOT SEND ANY STOCK CERTIFICATES WITH THE ENCLOSED PROXY
              CARD. THE PROCEDURE FOR THE EXCHANGE OF YOUR SHARES
              AFTER THE MERGER IS CONSUMMATED IS SET FORTH IN THE
                      ATTACHED PROXY STATEMENT/PROSPECTUS.

             THE BOARD OF DIRECTORS OF CEMAX-ICON, INC. UNANIMOUSLY
                  RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE
                        AND ADOPT THE MERGER AGREEMENT.



                                CEMAX-ICON, INC.
                                 PROXY STATEMENT
                                ----------------

                                  IMATION CORP.
                                   PROSPECTUS
                                -----------------

           This Proxy Statement/Prospectus is being furnished by Cemax-Icon, Inc., a Delaware corporation ("Cemax-Icon"), to holders of common stock, $0.001 par value, of Cemax-Icon (the "Cemax-Icon Common Stock") and Series A Preferred Stock, $0.001 par value, of Cemax-Icon (the "Cemax-Icon Preferred Stock"), in connection with the solicitation of proxies by the Board of Directors of Cemax-Icon for use at a Special Meeting of Stockholders of Cemax-Icon to be held at _____________, _____________, on ________, 1997, commencing at ______ local time, and at any adjournment or postponement thereof (the "Special Meeting").


           The Special Meeting has been called to consider and to vote upon a proposal to approve and adopt an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the "Merger Agreement"), dated as of May 13, 1997, among Cemax-Icon, Imation Corp. ("Imation") and CI Acquisition Corp., a direct, wholly owned subsidiary of Imation ("Merger Subsidiary"), pursuant to which, among other things, Merger Subsidiary will be merged with and into Cemax-Icon (the "Merger") and Cemax-Icon shall be the surviving corporation in the Merger (the "Surviving Corporation"). If the Merger Agreement is approved and adopted and the Merger becomes effective, (a) each outstanding share of Cemax-Icon Common Stock (other than shares of Cemax-Icon Common Stock with respect to which dissenters' rights have been properly exercised (the "Dissenting Shares")) will be converted into and become a right to receive (i) a cash payment of $5.25, without interest thereon, and (ii) one right (a "Contingent Payment Right") to receive contingent payments of up to $8.50 over a two-year period in cash or shares of common stock, $.01 par value, of Imation (the "Imation Common Stock"), based on the gross revenues of Cemax-Icon for the 24 months commencing July 1, 1997, net of any amount to which Imation is entitled pursuant to the offset provisions of the Merger Agreement, and (b) each share of Cemax-Icon Preferred Stock will be canceled and extinguished, and no payment will be made therefor. See "DESCRIPTION OF CONTINGENT PAYMENT RIGHTS." An aggregate of up to $200,000 may be withheld from the initial payments to stockholders in a separate fund for reimbursement of the out-of pocket-expenses of the representatives designated to act on behalf of stockholders of Cemax-Icon in connection with the Merger. See "THE MERGER--Stockholders' Representatives' Fund."

     The Merger is subject to the satisfaction of a number of conditions, including, among others, approval of the Merger Agreement and the Merger by the holders of a majority of the voting power of the outstanding shares of Cemax-Icon Common Stock and Cemax-Icon Preferred Stock, voting as one class. See "THE MERGER" and "THE MERGER AGREEMENT--General." Pursuant to agreements with Imation dated May 13, 1997 (the "Stockholder Agreements"), certain stockholders, in their individual capacities as stockholders, each have agreed to vote all of their shares of Cemax-Icon Common Stock (approximately 66% of the voting power of the outstanding shares of record as of July 15, 1997, the Record Date for the Special Meeting) in favor of approval of the Merger Agreement and the Merger. Such shares, when combined with the shares of Cemax-Icon Preferred Stock owned by Imation, constitute approximately 71% of the voting power of the outstanding shares entitled to vote at the Special Meeting.

           This Proxy Statement/Prospectus also constitutes a prospectus of Imation with respect to up to ____ Contingent Payment Rights issuable to the stockholders of Cemax-Icon upon consummation of the Merger and shares of Imation Common Stock issuable at the option of a holder of a Contingent Payment Right at the time of payment of a Contingent Payment Right. Imation has supplied all information contained in this Proxy Statement/Prospectus relating to Imation and Cemax-Icon has supplied all information contained in this Proxy Statement/Prospectus relating to Cemax-Icon.


           This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to stockholders of Cemax-Icon on or about ________, 1997.

           SEE "RISK FACTORS" ON PAGE 1 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF SHARES OF CEMAX-ICON COMMON STOCK.

                               ------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------


          The date of this Proxy Statement/Prospectus is ________, 1997




                                TABLE OF CONTENTS


AVAILABLE INFORMATION                                                          2


SUMMARY                                                                      S-1
   General                                                                   S-1
   The Parties to the Merger                                                 S-1
         Imation Corp.                                                       S-1
         Cemax-Icon, Inc.                                                    S-2
         CI Acquisition Corp.                                                S-2
   The Special Meeting                                                       S-3
         Time, Date and Place                                                S-3
         Purposes of the Special Meeting                                     S-3
         Record Date; Shares Entitled to Vote                                S-3
         Votes Required; Quorum                                              S-3
   The Merger                                                                S-3
         Effective Time                                                      S-3
         Effects of the Merger                                               S-4
         Conversion of Cemax-Icon Common Stock                               S-4
         Contingent Payment Rights                                           S-4
         Effect of the Merger on Cemax-Icon Stock Options and Cemax-Icon
         Warrants                                                            S-4
         Recommendation of the Board of Directors of Cemax-Icon              S-5
         Interests of Certain Persons in the Merger; Management of
             Cemax-Icon After the Merger                                     S-5
         Stockholder Agreements                                              S-6
         Option Agreement                                                    S-6
         Accounting Treatment                                                S-6
         Certain Federal Income Tax Consequences                             S-7
         Dissenters' Rights of Appraisal                                     S-7
         Regulatory Approvals                                                S-7
   The Merger Agreement                                                      S-7
         Limitations on Negotiations by Cemax-Icon                           S-7
         Conditions to the Merger                                            S-7
         Termination of the Merger Agreement                                 S-8
         Termination Fees                                                    S-8
   Market Price Data                                                         S-9
   Comparative Unaudited Per Common Share Data                              S-10
   Summary Financial Data of Imation                                        S-11
   Summary Financial Data of Cemax-Icon                                     S-12
   Pro Forma Unaudited Combined Summary Financial Data                      S-13

RISK FACTORS                                                                   1
   Risk Factors with Respect to Imation                                        1
         Imation's Ability to Establish a New Brand and Identity               1
         Competitive Industry Conditions                                       1
         Changing Industry Environment                                         1
         Imation's Ability to Establish Independent Business Processes         2
         International Operations and Foreign Currency                         2
         Fluctuations in Operating Results                                     2
         Future Capital Requirements                                           2
   Risk Factors with Respect to Cemax-Icon                                     3
         Lack of Profitable Operations; Significant Losses from
             Operations; Variability in Operating Results                      3
         Dependence upon Ability to Enhance and Integrate Existing Product
             Line and Develop New Products                                     3
         Risk Related to Products Under Development                            3
         Risks Related to Company Reliance upon OEMs and Principal
             Customers                                                         4
         Dependence on Emerging PACS and Teleradiology Markets;
             Uncertainty of Market Acceptance                                  4
         Rapid Technological Change                                            5
         Long Sales and Delivery Cycle; Dependence on Future System Sales      5
         Competition                                                           5
         Risks Associated with Ability to Manage Projected Growth; Need
             for Additional Qualified Personnel                                6
         Dependence on Key Employees                                           6
         Dependence on Single-Source Suppliers                                 6
         Risks Associated with International Operations                        6
         FDA and Other Government Regulation                                   6
         Uncertain Protection for Intellectual Property; Possible Claims
             of Others                                                         8
         Uncertainty in Healthcare Industry; Government Healthcare Reform
             Proposals                                                         8
         Product Liability Risk; Limited Insurance Coverage                    8
   Risk Factors with Respect to Contingent Payment Rights                      9
         Any Payment Contingent on Future Revenues                             9
         Any Payment Subject to Offset Rights                                  9
         Restrictions on Transferability                                       9
         Any Payments in Imation Common Stock Subject to Stock Price Risks     9

THE SPECIAL MEETING                                                           10
   General                                                                    10
   Purposes of the Special Meeting                                            10
   Record Date; Shares Entitled to Vote; Required Vote; Quorum                10
   Proxies                                                                    11

THE MERGER                                                                    12
   Effective Time                                                             12
   Effects of the Merger                                                      12
   Conversion of Cemax-Icon Common Stock                                      13
   Stockholders' Representatives' Fund                                        13
   Effect of the Merger on Cemax-Icon Stock Options and Cemax-Icon Warrants   14
   Background of the Merger; Relationship Between Cemax-Icon and Imation      14
   Cemax-Icon's Reasons for the Merger; Recommendation of Cemax-Icon's
         Board of Directors                                                   15
         Similar Customer Base/Complementary Products                         15
         Financial Resources                                                  15
         Service Capability                                                   16
         Market Position                                                      16
         Working Relationship                                                 16
   Imation's Reasons for the Merger                                           16
   Interests of Certain Persons in the Merger                                 18
         Stock Options and Warrants                                           18
         Key Management Agreements                                            18
         Consulting Agreement                                                 19
         Noncompetition Agreements                                            19
   Management of Cemax-Icon After the Merger                                  19
   Option Agreement                                                           20
   Stockholder Agreements                                                     20
   Employee Agreements                                                        20
   Affiliate Agreements                                                       21
   Accounting Treatment                                                       22
   Certain Federal Income Tax Consequences                                    22
   Dissenters' Rights of Appraisal                                            24
         General                                                              24
         Procedure                                                            24
   Regulatory Approvals                                                       26

THE MERGER AGREEMENT                                                          27
   General                                                                    27
   Certain Representations and Warranties                                     27
   Covenants                                                                  28
   Limitations on Negotiations                                                30
   Conditions                                                                 30
   Termination                                                                32
   Termination Fees                                                           32
   Survival and Offset                                                        33

PRO FORMA UNAUDITED COMBINED FINANCIAL STATEMENTS                             35

COMPARATIVE UNAUDITED PER SHARE DATA                                          39

CERTAIN INFORMATION CONCERNING IMATION                                        39
   General                                                                    39
   Business                                                                   39
         Revenue by Classes of Similar Products or Services                   40
         Data Storage Products                                                40
         Printing and Publishing Systems                                      41
         Medical Imaging Systems and Photo Color Products                     42
         Customer Service Technology                                          43
         Document Imaging                                                     43
         Industry Background                                                  43
         Competition                                                          44
         Sales, Markets and Distribution Methods                              44
         Raw Materials                                                        44
         Research and Patents                                                 44
         Manufacturing                                                        45
         Employees                                                            45
         Environmental Matters                                                45
         Relationship Between 3M and Imation                                  46
   Properties                                                                 49
   Legal Proceedings                                                          50
   Market for Imation Common Stock and Related Stockholder Matters            50
   Security Ownership                                                         51
         Security Ownership of Certain Beneficial Owners                      51
         Security Ownership of Management                                     52
   Management                                                                 53

SELECTED FINANCIAL DATA OF IMATION                                            64

MANAGEMENT'S DISCUSSION AND ANALYSIS OF IMATION                               65
   General Overview                                                           65
   Results of Operations                                                      66
         Comparison of Three Months Ended March 31, 1997 and 1996             66
         Comparison of the Years Ended December 31, 1996, 1995 and 1994       68
   Performance by Geographic Area                                             71
         United States                                                        71
         Europe, Middle East and Africa                                       71
         Latin America, Asia and Canada                                       71
   Financial Position                                                         71
   Liquidity                                                                  72
         Comparison of the Three Months Ended March 31, 1997 and 1996         72
         Comparison of the Years Ended December 31, 1996, 1995 and 1994       72

CERTAIN INFORMATION CONCERNING CEMAX-ICON                                     73
   Business                                                                   73
         Products                                                             74
         Technology                                                           77
         Marketing and Sales                                                  77
         Customers                                                            79
         Customer Support                                                     79
         Manufacturing                                                        79
         Competition                                                          80
         Patents and Intellectual Property                                    80
         Government Regulation                                                81
         Third-Party Reimbursement                                            82
         Product Liability and Insurance                                      82
         Employees                                                            82
   Properties                                                                 83
   Security Ownership of Certain Beneficial Owners and Management             84
   Management                                                                 87
         Directors, Executive Officers and Key Employees                      87
         Board Committees                                                     88
         Board Composition                                                    88
         Director Compensation                                                89
         Executive Compensation                                               89
         401(k) Plan                                                          91
         Option Grants in Last Fiscal Year                                    92
         Aggregate Option Exercises in Last Fiscal Year and Fiscal
             Year-End Option Values                                           92
         Limitation of Liability and Indemnification Matters                  93

   Certain Relationship And Related Transactions                              93

SELECTED FINANCIAL DATA OF CEMAX-ICON                                         95

MANAGEMENT'S DISCUSSION AND ANALYSIS OF CEMAX-ICON                            96
   Results of Operations                                                      96
         Comparison of Three Months Ended March 31, 1997 and 1996             96
         Comparison of the Years Ended December 31, 1996, 1995 and 1994       97
   Liquidity and Capital Resources                                            98
         Comparison of the Three Months Ended March 31, 1997 and 1996         98
         Comparison of the Years Ended December 31, 1996, 1995 and 1994       98

DESCRIPTION OF IMATION CAPITAL STOCK                                          99
   Authorized Capital Stock                                                   99
   Imation Common Stock                                                       99
   Imation Preferred Stock                                                    99
   No Preemptive Rights                                                       99
   Transfer Agent and Registrar                                               99

DESCRIPTION OF CONTINGENT PAYMENT RIGHTS                                      99
   Determination of Earn-Out                                                 100
   Payment Election Procedure                                                101
   Determination of Gross Revenues by Imation                                102
   Nontransferability                                                        103
   Payment of the Earn-Out                                                   103
   Right of Offset                                                           103

LEGAL MATTERS                                                                104

EXPERTS                                                                      104

OTHER MATTERS                                                                104

FINANCIAL STATEMENTS                                                         F-1


Exhibit A   Agreement and Plan of Merger, dated as of May 13, 1997,
                among Imation Corp., Cemax-Icon Acquisition Corp. and
                   Cemax-Icon, Inc                                           A-1

Exhibit B   Section 262 of the General Corporation Law of the State of
               Delaware -- Appraisal Rights of Dissenting Stockholders       B-1

Exhibit C   Terms of Contingent Payment Rights                               C-1



                              AVAILABLE INFORMATION

         Imation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC" or "Commission"). The reports, proxy statements and other information filed by Imation with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at Seven World Trade Center, 13th Floor, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. The Commission maintains a Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.com. In addition, material filed by Imation may be inspected at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005.

         Imation has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Contingent Payment Rights to be issued pursuant to the Merger and shares of Imation Common Stock that may be issued upon payment of the Contingent Payment Rights. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                          -----------------------------

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY IMATION, CEMAX-ICON OR ANY OTHER PERSON. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THIS PROXY STATEMENT/PROSPECTUS DOES NOT COVER ANY RESALES OF THE IMATION COMMON STOCK OFFERED HEREBY TO BE RECEIVED BY STOCKHOLDERS OF CEMAX-ICON DEEMED TO BE "AFFILIATES" OF CEMAX-ICON OR IMATION UPON THE CONSUMMATION OF THE MERGER. NO PERSON IS AUTHORIZED TO MAKE USE OF THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH SUCH RESALES. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF IMATION OR CEMAX-ICON SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                         -----------------------------

         CERTAIN INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS WHICH DOES NOT RELATE TO HISTORICAL FINANCIAL INFORMATION MAY BE DEEMED TO CONSTITUTE FORWARD LOOKING STATEMENTS. THE WORDS OR PHRASES "WILL LIKELY RESULT", "ARE EXPECTED TO", "WILL CONTINUE", "IS ANTICIPATED", "ESTIMATE", "PROJECT", "BELIEVE" OR SIMILAR EXPRESSIONS IDENTIFY "FORWARD LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM HISTORICAL RESULTS AND THOSE PRESENTLY ANTICIPATED OR PROJECTED. READERS SHOULD NOT PLACE UNDUE RELIANCE ON ANY SUCH FORWARD LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE MADE. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS IN THE FUTURE TO DIFFER MATERIALLY FROM ANY OPINIONS OR STATEMENTS EXPRESSED WITH RESPECT TO FUTURE PERIODS ARE THOSE DESCRIBED UNDER RISK FACTORS ON PAGE 1.


                                     SUMMARY

         The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. This summary is not intended to be complete and is qualified in all respects by the more detailed information included in this Proxy Statement/Prospectus and its Exhibits. Stockholders are urged to read carefully the entire Proxy Statement/Prospectus, including the Exhibits. Imation has supplied all information concerning Imation included herein, and Cemax-Icon has supplied all information concerning Cemax-Icon included herein.

GENERAL


         This Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of Cemax-Icon, Inc., a Delaware corporation ("Cemax-Icon"), and CI Acquisition Corp., a Delaware corporation ("Merger Subsidiary") and a direct, wholly owned subsidiary of Imation Corp., a Delaware corporation ("Imation"), pursuant to an Agreement and Plan of Merger, dated as of May 13, 1997 (the "Merger Agreement"), among Cemax-Icon, Imation and Merger Subsidiary, a copy of which is attached to this Proxy Statement/Prospectus as Exhibit A. As a result of the Merger, Merger Subsidiary will merge with and into Cemax-Icon and (a) each outstanding share of common stock, $0.001 par value, of Cemax-Icon (the "Cemax-Icon Common Stock") (other than shares of Cemax-Icon Common Stock with respect to which dissenters' rights have been properly exercised (the "Dissenting Shares")) will be converted into and become a right to receive (i) a cash payment of $5.25, without interest thereon, and (ii) one right (a "Contingent Payment Right") to receive contingent payments of up to $8.50 over a two-year period in cash or shares of common stock, $.01 par value, of Imation (the "Imation Common Stock"), based on the gross revenues of Cemax-Icon for the 24 months commencing July 1, 1997, net of any amount to which Imation is entitled pursuant to the offset provisions of the Merger Agreement, and (b) each share of Series A Preferred Stock, $0.001 par value, of Cemax-Icon (the "Cemax-Icon Preferred Stock") will be canceled and extinguished, and no payment will be made therefor (all such shares are owned beneficially and of record by Imation). See "DESCRIPTION OF CONTINGENT PAYMENT RIGHTS." An aggregate of up to $200,000 may be withheld from the initial payments to stockholders in a separate fund for reimbursement of the Stockholders' Representatives' out-of pocket-expenses in acting on behalf of stockholders of Cemax-Icon in connection with the Merger. See "THE MERGER--Stockholders' Representatives' Fund."

         The Merger is subject to the satisfaction of a number of conditions, including, among others, approval of the Merger Agreement and the Merger by the holders of a majority of the voting power of the outstanding shares of Cemax-Icon Common Stock and Cemax-Icon Preferred Stock, voting as one class. See "THE MERGER" and "THE SPECIAL MEETING." Pursuant to agreements with Imation dated May 13, 1997 (the "Stockholder Agreements"), certain stockholders, in their individual capacities as stockholders, have agreed to vote all of their outstanding shares of Cemax-Icon Common Stock (approximately 66% of the voting power of the outstanding shares of record as of July 15, 1997, the Record Date for the Special Meeting) in favor of approval of the Merger Agreement and the Merger and have granted an irrevocable proxy to Imation so to vote their respective shares. Such shares, when combined with the shares of Cemax-Icon Preferred Stock owned by Imation, constitute approximately 71% of the voting power of the outstanding shares entitled to vote at the Special Meeting.


THE PARTIES TO THE MERGER

         Imation Corp.

         Imation is a leader in developing, manufacturing and marketing a wide variety of products and services worldwide for data storage and imaging applications within the information processing industry. Imation's products, which number in excess of 10,000, are used to capture, process, store, reproduce and distribute information and images in a wide range of information-intensive markets, including enterprise computing, network servers, personal computing graphic arts, photographic imaging, medical imaging, and commercial and consumer markets.


         Prior to July 1, 1996, Minnesota Mining and Manufacturing Company ("3M") operated Imation's business through various divisions and subsidiaries. Imation was formed as a result of the decision by 3M to spin-off a separate company comprised of substantially all of the businesses previously operated within 3M's data storage and imaging systems groups (the "Transferred Businesses"). To effectuate the transaction, on June 18, 1996, the Board of Directors of 3M declared a dividend payable to the holders of record of 3M common stock as of June 28, 1996, based upon a ratio of one share of Imation Common Stock for every ten shares of 3M common stock owned on the record date. Effective July 1, 1996 (the "Distribution Date"), the shares of Imation Common Stock were distributed to 3M stockholders (the "Distribution"). In connection with the Distribution, 3M and Imation entered into various agreements to facilitate the transition of Imation to an independent business enterprise. See "CERTAIN INFORMATION CONCERNING IMATION--Relationship Between 3M and Imation." As used herein, references to "Imation" include the historical operating results and activities of the business and operations which comprise Imation today.


         Imation was incorporated as a Delaware corporation in March 1996. Imation's principal executive offices are located at 1 Imation Place, Oakdale, Minnesota 55128 and the telephone number is (612) 704-4000. For further information concerning Imation, see "CERTAIN INFORMATION CONCERNING IMATION."

         Cemax-Icon, Inc.

         Cemax-Icon designs, manufactures and markets medical image information systems which electronically acquire, archive, distribute and display medical images throughout hospitals, outpatient facilities and integrated delivery networks ("IDNs"). Cemax-Icon's systems interface with virtually all commercially available imaging modalities, including x-ray, computed tomography, magnetic resonance imaging, computed radiography, ultrasound and nuclear medicine. By automating and increasing the availability of medical images within a healthcare facility or throughout an IDN, Cemax-Icon's management believes that its systems reduce the cost and improve the management of medical care. Cemax-Icon's systems and modules are based on an open architecture and utilize standard hardware and standard network protocols in order to facilitate integration with existing image acquisition devices and healthcare information systems. Cemax-Icon provides complete turn-key systems as well as scalable software modules that integrate with commercially available third party hardware.

         Cemax-Icon was incorporated in California in 1982 and was reincorporated in Delaware in August 1996. The principal executive offices of Cemax-Icon are located at 47281 Mission Falls Court, Fremont, California 94539 and the telephone number is (510) 770-8612. For further information concerning Cemax-Icon, see "CERTAIN INFORMATION CONCERNING CEMAX-ICON."

         CI Acquisition Corp.

         CI Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Imation ("Merger Subsidiary"), was incorporated on May 13, 1997 for purposes of the transactions contemplated by the Merger Agreement. Merger Subsidiary engages in no other business. The principal executive offices of Merger Subsidiary are located at 1 Imation Place, Oakdale, Minnesota 55128, and the telephone number is (612) 704-4000.

THE SPECIAL MEETING

         Time, Date and Place


         The Special Meeting will be held at ____ a.m., local time, on______,_______, 1997, at ______________, ______________, ______________, (the
"Special Meeting").


         Purposes of the Special Meeting

         The purposes of the Special Meeting are to (i) consider and vote on a proposal to approve and adopt the Merger Agreement, and (ii) transact such other business as may properly come before the Special Meeting.

         Record Date; Shares Entitled to Vote


         Only holders of record of shares of Cemax-Icon Common Stock and Cemax-Icon Preferred Stock at the close of business on July 15, 1997 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. At that date there were (a) 5,379,227 shares of Cemax-Icon Common Stock outstanding, each of which will be entitled to one vote on each matter which may properly come before the Special Meeting, and (b) 2,521,733 shares of Cemax-Icon Preferred Stock outstanding and owned by Imation, each of which will be entitled to 1/2.35 vote, for an aggregate of 1,073,077 votes, on each matter which may properly come before the Special Meeting.


         Votes Required; Quorum

         The approval and adoption of the Merger Agreement by the stockholders of Cemax-Icon will require the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Cemax-Icon Common Stock and Cemax-Icon Preferred Stock, voting as one class. The presence, in person or by properly executed proxy, of the holders of a majority of the voting power of the outstanding shares of Cemax-Icon Common Stock and Cemax-Icon Preferred Stock, considered as one class, entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. At the Record Date, approximately 3,631,000 shares of Cemax-Icon Common Stock (approximately 56% of the voting power of the outstanding shares of record as of the Record Date) were held by directors, executive officers and their affiliates. Pursuant to the Stockholder Agreements, certain stockholders, in their individual capacities as stockholders, have agreed to vote all of their shares of Cemax-Icon Common Stock (approximately 66% of the voting power of the outstanding shares of record as of the Record Date) in favor of approval of the Merger Agreement and the Merger, and have granted to Imation an irrevocable proxy so to vote their respective shares. Such shares, when combined with the shares of Cemax-Icon Preferred Stock owned by Imation, constitute approximately 71% of the voting power of the outstanding shares entitled to vote at the Special Meeting. See "THE SPECIAL MEETING--Record Date; Shares Entitled to Vote; Required Vote; Quorum."

THE MERGER

         Effective Time

         The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time"). Such filing is required by the Delaware General Corporation Law (the "DGCL") in connection with the Merger and will be made as soon as practicable after the adoption by the stockholders of Cemax-Icon of the Merger Agreement and the satisfaction or waiver of all other conditions to the Merger. See "THE MERGER--Effective Time" and "--Effects of the Merger."

         Effects of the Merger

         At the Effective Time, pursuant to the Merger Agreement, (a) Merger Subsidiary will be merged with and into Cemax-Icon, which will be the surviving corporation (the "Surviving Corporation"), (b) Cemax-Icon will become a wholly owned subsidiary of Imation, (c) each outstanding share of Cemax-Icon Common Stock (other than Dissenting Shares) will be converted into and become a right to receive (i) a cash payment of $5.25, without interest thereon, and (ii) one Contingent Payment Right and (d) each share of Cemax-Icon Preferred Stock will be canceled and extinguished, and no payment will be made therefor. See "THE MERGER--Contingent Payment Rights" and "DESCRIPTION OF CONTINGENT PAYMENT RIGHTS." An aggregate of up to $200,000 may be withheld from the initial payments to stockholders in a separate fund for reimbursement of the Stockholders' Representatives' out-of pocket-expenses in acting on behalf of stockholders of Cemax-Icon in connection with the Merger. See "THE MERGER--Stockholders' Representatives' Fund." The Merger is subject to the satisfaction of a number of conditions, including, among others, approval of the Merger Agreement and the Merger by the requisite vote of Cemax-Icon's stockholders.

         Conversion of Cemax-Icon Common Stock

         Within three business days after the Effective Time, the Paying Agent will mail to each holder of Cemax-Icon Common Stock a letter of transmittal and instructions for surrendering stock certificates evidencing shares of Cemax-Icon Common Stock in exchange for cash and Contingent Payment Rights to which such holder is entitled as a result of the Merger. STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. See "THE MERGER--Conversion of Cemax-Icon Common Stock."

         Contingent Payment Rights


         As a result of the Merger, and in addition to the cash payment of $5.25, without interest, thereon, holders of shares of Cemax-Icon Common Stock will be entitled to receive one Contingent Payment Right for each share of Cemax-Icon Common Stock. Each Contingent Payment Right will entitle the holder to receive payments, if any, of up to $8.50 over a two year period, based on the gross revenues of Cemax-Icon for the 24 months commencing July 1, 1997, net of any amount to which Imation is entitled pursuant to the offset provisions of the Merger Agreement. Holders of Contingent Payment Rights will have the right to receive any payments thereunder either in cash or shares of Imation Common Stock. Prior to making such election, Imation will provide written notice to holders of Contingent Payment Rights together with a current Prospectus containing updated disclosure of the information contained in this Proxy Statement/Prospectus. For purposes of any payments made under the Contingent Payment Rights with respect to the twelve months ending June 30, 1998, the value of the stock election is intended to be the same as the value of the cash election since the value of the stock election will be based on the average market price of Imation Common Stock during a ten day trading period ending just prior to June 30, 1998. For purposes of any payments made under the Contingent Payment Rights with respect to the twelve months ending June 30, 1999, the value of the stock election will be based on a formula set forth in the Contingent Payment Rights, such that the market price of Imation Common Stock at the time of such payment must exceed $35.29 per share in order for the value of the stock election to exceed the value of the cash election at such time.

         A copy of the terms of the Contingent Payment Rights is attached to this Proxy Statement/Prospectus as Exhibit C. See "DESCRIPTION OF CONTINGENT PAYMENTS" and "THE MERGER AGREEMENT--Survival and Offset."


         Effect of the Merger on Cemax-Icon Stock Options and Cemax-Icon
         Warrants

         At the Effective Time, Imation will assume the obligations of Cemax-Icon under the Cemax-Icon, Inc. 1996 Stock Plan, the Icon Medical Systems, Inc. 1992 Stock Option Plan and the Cemax/Icon, Inc. 1986 Amended Incentive Stock Plan (collectively, the "Cemax-Icon Option Plans") and each option to purchase Cemax-Icon Common Stock (a "Cemax-Icon Stock Option") granted under the Cemax-Icon Option Plans and outstanding immediately prior to the Effective Time (an "Outstanding Stock Option") will become an option to acquire Imation Common Stock on the same terms and conditions as were applicable under the Cemax-Icon Option Plans (a "Substitute Option"), except that (i) the number of shares subject to each option and the exercise price will be appropriately adjusted to give effect to the Common Exchange Ratio (as defined below) and (ii) each Substitute Option that replaces an Outstanding Stock Option that vests at the rate of either (x) 25% per year during the first year and 2% per month thereafter or (y) 2% per month, will vest at the rate of 4% per month during the first 12 months after the Effective Time. See "THE MERGER--Effect of the Merger on Cemax-Icon Stock Options and Warrants."

         Each outstanding warrant to purchase shares of Cemax-Icon Common Stock (the "Cemax-Icon Warrants") will be converted into a substitute warrant to acquire Imation Common Stock on the same terms and conditions as were applicable under the Cemax-Icon Warrants, except that the number of shares subject to each warrant and the exercise price will be appropriately adjusted to give effect to the Common Exchange Ratio.

         The Merger Agreement defines Common Exchange Ratio as the quotient of
(i) $11.96 and (ii) the average closing price per share of Imation Common Stock on the New York Stock Exchange-Composite Transactions, as reported in The Wall Street Journal, for each of the 10 consecutive trading days ending on the third business day prior to the Effective Time.

         Recommendation of the Board of Directors of Cemax-Icon

         The Board of Directors of Cemax-Icon believes that the Merger is in the best interests of Cemax-Icon and its stockholders and has unanimously approved the Merger and the Merger Agreement. THE BOARD OF DIRECTORS OF CEMAX-ICON UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT. This recommendation is based on a number of factors discussed in this Proxy Statement/Prospectus. See "THE MERGER--Cemax-Icon's Reasons for the Merger; Recommendation of the Board of Directors of Cemax-Icon."

         Interests of Certain Persons in the Merger; Management of Cemax-Icon After the Merger


         Cemax-Icon, as the Surviving Corporation, will become a direct, wholly owned subsidiary of Imation upon consummation of the Merger. The directors and officers of Merger Subsidiary immediately prior to the Effective Time will be the initial directors and officers of the Surviving Corporation. Imation currently expects that, after the Effective Time, it will retain most of the executive officers of Cemax-Icon immediately prior to the Effective Time with duties substantially similar to those of such executive officers prior to the Effective Time, and that Terry Ross and Jeremy B. Rubin, M.D., who are currently directors and executive officers of Cemax-Icon, will be elected to the Board of Directors of Cemax-Icon following the Effective Time. See "CERTAIN INFORMATION CONCERNING IMATION--Management" and "CERTAIN INFORMATION CONCERNING CEMAX-ICON--Management."


         Pursuant to the Merger Agreement, Imation has agreed to assume all Cemax-Icon Stock Options and Cemax-Icon Warrants, including those held by officers and directors of Cemax-Icon. See "THE MERGER--Effect of the Merger on Cemax-Icon Stock Options and Warrants." Pursuant to the Stockholder Agreements, certain stockholders, in their individual capacities as stockholders, have agreed to vote all shares of Cemax-Icon Common Stock owned by them for adoption of the Merger Agreement and have granted to Imation an irrevocable proxy so to vote their respective shares. See "THE MERGER--Stockholder Agreements." In connection with the Merger Agreement, Cemax-Icon has entered into Key Management Agreements with certain key management employees of Cemax-Icon and Noncompetition Agreements with certain stockholders of Cemax-Icon, and Imation has agreed to issue certain additional Imation options to certain key management employees of Cemax-Icon in lieu of certain restricted shares of Cemax-Icon Common Stock held by them. See "THE MERGER--Interests of Certain Persons in the Merger." The Board of Directors of Cemax-Icon was aware of the interests of certain persons in the Merger described above and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

         Stockholder Agreements


         As a condition to the willingness of Imation to execute the Merger Agreement, concurrently with the execution of the Merger Agreement, certain stockholders of Cemax-Icon, who collectively had record ownership of approximately 3,530,000 shares of Cemax-Icon Common Stock as of the Record Date (representing approximately 66% of the total voting power of the outstanding shares of Cemax-Icon Common Stock and Cemax-Icon Preferred Stock on such date), entered into separate Stockholder Agreements with Imation, pursuant to which such stockholders, in such capacity, have agreed to vote, and have granted to Imation an irrevocable proxy to vote, such shares (and any other shares of Cemax-Icon Common Stock acquired after the date of the Merger Agreement, including shares acquired pursuant to the exercise of any rights to purchase or otherwise acquire shares) in favor of approval of the Merger Agreement and Merger. In addition, under the Stockholder Agreements, such stockholders have agreed that, if Cemax-Icon seeks a vote of its stockholders with respect to (i) any proposal made in opposition to or in competition with consummation of the Merger, (ii) any merger consolidation, sale of assets, reorganization or recapitalization, with any party other than Imation, Merger Subsidiary and their affiliates or (iii) any liquidation or winding up of Cemax-Icon (each of (i), (ii) and (iii), an "Opposing Proposal"), such stockholders will vote against such Opposing Proposal. Also, under the Stockholder Agreements, such stockholders have also agreed (i) not to solicit, initiate or encourage submission of any proposal or offer from any person, group or entity relating to any acquisition of the assets, business or capital stock of Cemax-Icon, or other similar transaction or business combination involving the business of Cemax-Icon, (ii) not to participate in any negotiations or discussions regarding or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any other person or entity to do or seek such acquisition or transaction and (iii) to inform Imation of any inquiry regarding the foregoing (i) and (ii). The Stockholder Agreements, other than the provisions relating to the grant of an irrevocable proxy, terminate on the earlier to occur of (i) the Effective Time or (ii) such date and time as the Merger Agreement shall be terminated pursuant to Article VIII of the Merger Agreement. See "THE MERGER--Stockholder Agreements."


         Option Agreement

         Concurrently with the execution of the Merger Agreement, Cemax-Icon and Imation entered into an option agreement (the "Option Agreement") pursuant to which Cemax-Icon granted to Imation an option (the "Option") to purchase up to 1,075,917 shares of Cemax-Icon Common Stock at a price equal to $11.96 per share. Imation will be able to exercise the Option, in whole or in part, at any time and from time to time, on or before December 31, 1997, unless the Merger Agreement is terminated because of a material misrepresentation, material breach of a warranty or material breach of a covenant by Imation or Merger Subsidiary under the Merger Agreement. In addition, Imation will be entitled to registration rights with respect to any shares of Cemax-Icon Common Stock acquired by Imation pursuant to the Option Agreement. See "THE MERGER--Option Agreement."

         Accounting Treatment

         The Merger will be accounted for under the purchase method of accounting. See "THE MERGER--Accounting Treatment."

         Certain Federal Income Tax Consequences

         For federal income tax purposes, the Merger will be treated by each holder of Cemax-Icon Common Stock (including any holder of shares who properly exercises dissenter's rights) as a taxable sale or exchange of such stock for cash and any cash or Imation Common Stock received pursuant to the Contingent Payment Rights. It is expected that a stockholder who expects to recognize a gain will be able to treat the transaction as giving rise to an installment sale. Assuming that the shares of Common Stock exchanged by a Cemax-Icon stockholder in connection with the Merger are capital assets in the hands of the stockholder at the Effective Time, such stockholder may recognize a capital gain or loss by reason of the consummation of the Merger; provided, however, that a portion of any cash or stock received pursuant to the Contingent Payment Right will be taxable as ordinary interest income. See "THE MERGER--Certain Federal Income Tax Consequences."

         Dissenters' Rights of Appraisal

         Section 262 of the Delaware General Corporation Law (the "DGCL"), a summary of which is provided in "THE MERGER--Dissenters' Rights of Appraisal" and the full text of which is attached to this Prospectus/Proxy Statement as Exhibit B, provides that a stockholder of a Delaware corporation is generally entitled to receive payment of the appraised value of such stockholder's stock if such stockholder dissents from a merger or consolidation. Accordingly, holders of Cemax-Icon Common Stock will be entitled to receive the appraised value for shares of such stock based on an appraisal conducted by the Delaware Court of Chancery, provided that the stockholder does not vote in favor of the Merger and complies with certain statutory procedures within the time periods specified in the appraisal provisions of Delaware law. The value determined in such appraisal could be more than, the same as, or less than the value of the consideration to be received under the Merger Agreement by Cemax-Icon stockholders who do not dissent from the Merger.

         Regulatory Approvals


         Consummation of the Merger is conditioned upon, among other things, the expiration or termination of all applicable waiting periods pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The HSR Act requires that parties to certain acquisitions file notifications with the federal antitrust authorities and observe a waiting period prior to consummation. Imation and Cemax-Icon each initially filed Notification and Report Forms with respect to the Merger under the HSR Act on June 13, 1997. The waiting period under the HSR Act was terminated effective June 27, 1997. See "THE MERGER--Regulatory Approvals."


THE MERGER AGREEMENT

         Limitations on Negotiations by Cemax-Icon

         Cemax-Icon is prohibited from soliciting, initiating or encouraging submission of any proposal or offer from any person or entity relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets of, or any equity interest in, Cemax-Icon or other similar transaction or business combination involving Cemax-Icon, or participating in any negotiations regarding, or furnishing to any other person any information with respect to, or otherwise cooperating in anyway with, or assisting or participating in, facilitating or encouraging, any effort or attempt by any other person or entity to do or seek any of the foregoing. See "THE MERGER AGREEMENT--Limitations on Negotiations by Cemax-Icon."

         Conditions to the Merger

         The obligations of Imation and Cemax-Icon to effect the Merger are subject to the satisfaction of certain conditions including, among others: effectiveness of the Registration Statement, stockholder approval of the Merger Agreement, the absence of any action, proceeding or injunction prohibiting consummation of the Merger, the receipt of necessary regulatory and other approvals and consents, continuing accuracy of representations and warranties in the Merger Agreement, performance or compliance with the agreements and covenants in the Merger Agreement and receipt by Imation and Cemax-Icon of various agreements. See "THE MERGER AGREEMENT--Conditions."

         Termination of the Merger Agreement

         The Merger Agreement may be terminated at any time prior to the Effective Time: (i) by mutual consent of Imation, Merger Subsidiary and Cemax-Icon; (ii) by either Imation or Merger Subsidiary, on the one hand, or Cemax-Icon, on the other, in the event (a) there has been a material misrepresentation, breach of warranty or breach of covenant on the part of the other in the representations, warranties and covenants set forth in the Merger Agreement; (b) there shall be a final nonappealable order of a federal or state court in effect preventing the consummation of the Merger, or there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental authority or agency which would make the consummation of the Merger illegal; (c) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental authority or agency which would (x) prohibit Cemax-Icon's or Imation's ownership or operation of all or a portion of Cemax-Icon's business or (y) compel Imation or Cemax-Icon to dispose of or hold separate all or a portion of the business or assets of Cemax-Icon or Imation as a result of the Merger; or (d) by either Imation, on the one hand, or Cemax-Icon, on the other, in the event the transactions contemplated by the Merger Agreement or the Certificate of Merger have not been consummated on or before August 31, 1997; provided that neither will be entitled to terminate the Merger Agreement if such party's willful breach of the Merger Agreement has prevented the consummation of the transactions contemplated by the Merger Agreement; or (iii) by Imation, if (a) more than seven percent of the outstanding shares of Cemax-Icon Common Stock shall be qualified to be Dissenting Shares after the first meeting of Cemax-Icon's stockholders to approve the Merger Agreement and the Merger; or (b) after the date of the Merger Agreement, there shall have been a material adverse change in the assets, properties, financial condition, operating results or business condition of Cemax-Icon which shall continue to constitute such a material adverse change on or after July 31, 1997.

         In the event of termination of the Merger Agreement by either Imation or Cemax-Icon, under certain circumstances, either Imation or Cemax-Icon could be required to pay to the other a termination fee, as described in the next section and under "THE MERGER AGREEMENT--Termination Fees." See "THE MERGER AGREEMENT--Termination."

         Termination Fees

         Imation and Cemax-Icon have agreed that in the event the Merger Agreement terminates as a result of (i) the failure of a party to proceed with the Merger even though all of the conditions of such party's obligations to consummate the transactions contemplated by the Merger Agreement have been satisfied or (ii) a material misrepresentation, breach of warranty or breach of covenant on the part of a party in the representations, warranties and covenants set forth in the Merger Agreement, where such misrepresentation or breach results or arises from the intentional, willful or grossly negligent acts or omissions of such party, from information or circumstances known by such party as of the date of the Merger Agreement or from information or circumstances not known by such party as of the date of the Merger Agreement as a result of the intentional or willful disregard or the gross negligence of such party, the breaching party will promptly reimburse the non-breaching party for out-of-pocket fees and expenses up to $1,000,000. Under certain circumstances, in the event Cemax-Icon is the breaching party, it may make such payment by delivering to Imation shares of Cemax-Icon Common Stock valued at a price of $10 per share.

         In addition, in the event (i) Imation terminates the Merger Agreement as a result of a material misrepresentation, material breach of warranty or material breach of covenant on the part of Cemax-Icon of the representations, warranties and covenants set forth in the Merger Agreement and (ii) Cemax-Icon engages in, becomes subject to, or enters into an agreement or understanding with respect to, a Control Transaction (as defined below) with a party other than Imation prior to December 31, 1997, Cemax-Icon shall promptly pay to Imation $3,000,000 in addition to any amounts previously paid or required to be paid pursuant to the termination provisions of the Merger Agreement. See "THE MERGER AGREEMENT--Termination Fees.

         A "Control Transaction" means (i) any acquisition of effective control of Cemax-Icon, whether by merger, purchase of all or substantially all of the assets of Cemax-Icon, purchase of a majority of the equity of Cemax-Icon or otherwise, or (ii) any issuance by Cemax-Icon, in a single or series of transactions, of shares of capital stock, or rights to purchase shares of capital stock, representing equal to or greater than twenty percent (20%) of the outstanding capital stock of Cemax-Icon. Notwithstanding the foregoing, a Control Transaction does not include the issuance by Cemax-Icon of more than twenty percent (20%) of the outstanding capital stock of Cemax-Icon (A) pursuant to an initial public offering of Cemax-Icon's equity securities under Section 5 of the Securities Act, or (B) pursuant to a pro rata or substantially pro rata offering of Cemax-Icon's securities to Cemax-Icon's current stockholders entitled to participate in such offering pursuant to applicable securities laws, provided, that, in either case, after such offering, (1) none of Cemax-Icon's current stockholders is the beneficial owner of more than forty percent (40%) of the outstanding capital stock of Cemax-Icon (computed as if all securities beneficially owned by such stockholder which are convertible into capital stock of Cemax-Icon had been converted), and (2) none of Imation's competitors previously disclosed to Cemax-Icon is the beneficial owner of more than forty percent (40%) of the outstanding capital stock of Cemax-Icon (computed as if all securities beneficially owned by such competitor which are convertible into capital stock of Cemax-Icon had been converted).

MARKET PRICE DATA

         The Imation Common Stock is listed on the NYSE under the symbol "IMN." On May 13, 1997, the last full trading day before Imation and Cemax-Icon announced the execution of the Merger Agreement, the closing price per share of Imation Common Stock was $24.50, and on_________, 1997, the closing price per share of Imation Common Stock was $__________. There is no established trading market for Cemax-Icon Common Stock, excluding limited trading as a result of private negotiations not involving any broker or dealer.

COMPARATIVE UNAUDITED PER COMMON SHARE DATA

         The following table presents selected comparative unaudited per common share data with respect to Imation Common Stock and Cemax-Icon Common Stock on a historical basis and a pro forma combined basis, giving effect to the Merger using the purchase method of accounting. This information is derived from the historical financial statements and the related notes thereto and the pro forma unaudited combined financials and the related note thereto included elsewhere herein. The per share data set forth below are presented for informational purposes only and are not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have been achieved had the Merger been consummated prior to the dates as assumed in preparing such data.

                                                          Imation       Cemax-Icon
                                                        Common Stock   Common Stock    Pro Forma
                                                         Historical     Historical      Combined
                                                         ----------     ----------      --------
BOOK VALUE PER SHARE:
   March 31, 1997 ...................................    $   21.53      $  (0.25)      $   21.00

CASH DIVIDENDS PER SHARE:
   Three months ended March 31, 1997 ................            0             0               0
   Year ended December 31, 1996  ....................            0             0               0

EARNINGS (LOSS) PER SHARE FROM CONTINUING OPERATIONS:
   Three months ended March 31, 1997 ................         0.30         (0.18)           0.26
   Year ended December 31, 1996 .....................        (0.49)        (0.59)          (0.63)


SUMMARY FINANCIAL DATA OF IMATION

         Set forth below is selected consolidated historical financial information of Imation derived from the unaudited consolidated financial statements of Imation for the three months ended March 31, 1997 and 1996 and for the fiscal year ended December 31, 1992, and the audited consolidated financial statements of Imation for the fiscal years ended December 31, 1996, 1995, 1994 and 1993. The information should be read in conjunction with the Management's Discussion and Analysis of Imation, the consolidated financial statements of Imation and related notes thereto and the pro forma unaudited combined financial statements and the related note thereto included elsewhere herein. In the opinion of Imation's management, the operating results for the fiscal quarters ended March 31, 1997 and 1996 and for the fiscal year ended December 31, 1992 reflect all adjustments (consisting of normal recurring accruals except for the restructuring charges recorded in the first quarter of 1996) necessary to present fairly the information contained therein. Results for the three months ended March 31, 1997 are not necessarily indicative of the results for the full year.

                           Three Months Ended
                                March 31,                       Years Ended December 31,
                           ------------------    -----------------------------------------------------
                             1997     1996(a)    1996(b)     1995(c)      1994       1993       1992
                           -------    -------    -------     -------     -------    -------    -------
                          (In millions, except   (In millions, except per share data)        (Unaudited)
                            per share data)
                             (Unaudited)
STATEMENT OF OPERATIONS DATA:
  Net revenues ........    $   548    $   576    $ 2,278     $ 2,246     $ 2,281    $ 2,308    $ 2,350
  Gross profit ........        199        202        795         725         839        886        885
  Selling, general and
    administrative ....        133        131        563         539         532        529        542
  Research and
    development .......         38         48        183         222         211        217        181
  Operating income
    (loss) ............         28         13         (5)       (149)         96        141        162
  Net income (loss) ...         12          6        (21)        (85)         54         75         94
  Earnings (loss) per
    common share ......        .30        .14      (0.49)      (2.02)       1.28        n/a        n/a

BALANCE SHEET DATA:
  Total working capital    $   622               $   607     $   658     $   714    $   618    $   608
  Total assets ........      1,549                 1,561       1,542       1,672      1,546      1,534
  Long-term obligations        245                   222          97          88         85         96
  Total shareholders'
    equity ............        912                   930       1,149       1,300      1,200      1,172

----------------------

   (a) Restructuring charges reduced results for the three months ended March
       31, 1996 by $10.4 million before taxes and minority interest and $6.1 million after taxes and minority interest. Net income for the three months ended March 31, 1996 excluding these charges would have been $12.2 million. These charges relate to costs for certain employee separation programs.

   (b) Restructuring charges and one-time charges reduced 1996 results by $88.4 million before taxes and minority interest and $60.6 million after taxes and minority interest. 1996 net income excluding these charges would have been $40.1 million. These charges related to one-time costs associated with start-up activities, restructuring charges primarily for employee severance programs and the write-off of in-process research and development related to the acquisition of Luminous Corporation.

   (c) Restructuring charges and asset write-offs reduced 1995 results by $166.3 million before taxes and minority interest and $88.3 million after taxes and minority interest. 1995 net income excluding these charges would have been $3.3 million. The majority of these charges related to the write-down of property, plant and equipment.



SUMMARY FINANCIAL DATA OF CEMAX-ICON

         Set forth below is selected historical financial information of Cemax-Icon derived from the unaudited financial statements of Cemax-Icon for the three months ended March 31, 1997 and 1996 and for the fiscal years ended December 31, 1993 and 1992, and the audited financial statements of Cemax-Icon for the fiscal years ended December 31, 1996, 1995 and 1994. The information should be read in conjunction with the Management's Discussion and Analysis of Cemax-Icon, the financial statements of Cemax-Icon and related notes thereto and the pro forma combined financial statements and the related note thereto included elsewhere herein. In the opinion of Cemax-Icon's management, the operating results for the fiscal quarters ended March 31, 1997 and 1996 and for the fiscal years ended December 31, 1993 and 1992 reflect all adjustments (consisting of normal recurring accruals) necessary to present fairly the information contained therein. Results for the three months ended March 31, 1997 are not necessarily indicative of the results for the full year.

                               Three Months Ended
                                    March 31,                             Years Ended December 31,
                               --------------------     ------------------------------------------------------------
                                 1997        1996         1996         1995         1994         1993         1992
                               -------      -------     --------     --------     --------     --------     --------
                              (In thousands, except         (In thousands, except per share data)
                                 per share data)
                                   (Unaudited)                                                (Unaudited)  (Unaudited)

STATEMENT OF OPERATIONS DATA:
  Net revenues ...........     $ 7,283      $ 4,818     $ 25,148     $ 17,030     $ 16,457     $ 12,114     $  8,314
  Gross profit ...........       2,443        2,313       10,728        6,518        7,654        6,055        5,213
  Selling, general and
    administrative .......       1,693        1,507        7,178        6,235        6,010        3,947        3,851
  Research and
    development ..........       1,642        1,622        6,481        6,501        4,134        3,249        2,171
  Operating income (loss)         (892)        (816)      (2,931)      (6,842)      (2,490)      (1,141)        (809)
  Net income (loss) ......        (969)        (819)      (3,056)      (6,815)      (2,578)      (1,198)        (843)
  Earnings (loss)
    per common share .....       (0.18)       (0.17)       (0.59)       (1.75)       (1.10)       (0.59)       (0.46)

BALANCE SHEET DATA:
  Total working capital ..    $  2,275                  $  3,454     $   (538)    $    (50)    $    584     $  1,114
  Total assets ...........      16,776                    16,708        9,279        7,019        5,465        3,733
  Long-term obligations ..       5,562                     5,619          604          891          570          414
  Accumulated deficit ....     (35,606)                  (34,637)     (31,581)     (24,766)     (22,188)     (20,880)
  Total shareholders'
    equity (net capital)
    deficiency) ..........      (1,366)                     (400)         370          235        1,098        1,594


PRO FORMA UNAUDITED COMBINED SUMMARY FINANCIAL DATA

         The following table summarizes certain selected pro forma unaudited financial data for Imation and Cemax-Icon combined, giving effect to the Merger using the purchase method of accounting. Such pro forma data assumes that the Merger had been effective on March 31, 1997 for the balance sheet data and January 1, 1996 for the statement of operations data. The pro forma unaudited data set forth in the following table is derived from, and should be read in conjunction with, the historical financial statements of Imation and Cemax-Icon, including the respective notes thereto and the pro forma unaudited combined financial statements and the related note thereto included elsewhere herein. The following pro forma unaudited financial data is presented for informational purposes only, and is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have been achieved had the Merger been consummated on the dates or prior to the periods presented.

         The pro forma unaudited financial data does not reflect additional amounts of goodwill, if any, that may result should additional consideration be issuable pursuant to the Contingent Payment Rights. Under generally accepted accounting principles, contingent consideration is recorded when the results of the contingency become known.

                                              Imation and Cemax-Icon Combined
                                           -------------------------------------
                                           Three Months Ended     Year Ended
                                             March 31, 1997    December 31, 1996
                                           ------------------  -----------------
                                            (In millions, except per share data)

STATEMENT OF OPERATIONS DATA:
   Net revenues .........................         $   555          $ 2,299
   Gross profit .........................             201              806
   Selling, general and administrative ..             135              573
   Research and development .............              39              190
   Operating income (loss) ..............              27              (10)
   Net income (loss) ....................              11              (26)
   Earnings (loss) per common share .....            0.26            (0.63)

BALANCE SHEET DATA (AS OF END OF PERIOD):
   Total working capital ................         $   625
   Total assets .........................           1,575
   Long-term obligations ................             281
   Total shareholders' equity ...........             890



                                  RISK FACTORS

         THIS PROXY STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS INCLUDING, BUT NOT LIMITED TO, THOSE SET FORTH IN THE FOLLOWING RISK FACTORS. CERTAIN FACTORS RELATING TO (i) IMATION'S BUSINESS AND THE INDUSTRY IN WHICH IMATION OPERATES, (ii) CEMAX-ICON'S BUSINESS AND THE INDUSTRY IN WHICH IT OPERATES AND (iii) THE CONTINGENT PAYMENT RIGHTS SHOULD BE CAREFULLY CONSIDERED BY HOLDERS OF CEMAX-ICON COMMON STOCK, SINCE SUCH FACTORS MAY AFFECT THE VALUE OF THE CONTINGENT PAYMENT RIGHTS AND ANY PAYMENTS MADE THEREUNDER.

RISK FACTORS WITH RESPECT TO IMATION

         Imation's Ability to Establish a New Brand and Identity


         Prior to the Distribution, the Transferred Businesses had the benefit of certain 3M trademarks and 3M's reputation in marketing their products. Pursuant to agreements entered into with 3M, Imation continues to have the use of certain 3M trademarks under a royalty-bearing license for an agreed upon period of time following the Distribution. The royalty payable by Imation for use of the 3M licensed trademarks is in the form of cash payments, commitments to purchase product from 3M and/or commitments to engage in certain other activities benefiting 3M. The amount of cash royalties paid by Imation to 3M for the use of licensed trademarks totaled approximately $1.8 million for the last six months of 1996 and approximately $490,000 for the first quarter of 1997. "See "CERTAIN INFORMATION CONCERNING IMATION--Relationship Between 3M and Imation--Intellectual Property Agreement." Imation has made and continues to make significant investments in the development of Imation's identity and brand. However, there can be no assurance that Imation will be successful in this regard or that the loss of use of 3M trademarks might not have an adverse effect on the business of Imation.


         Competitive Industry Conditions

         Imation operates in a highly competitive environment. Imation's competitors are both larger and smaller than Imation in terms of resources and market shares. The marketplaces in which Imation operates are generally characterized by rapid technological change, frequent new product introductions, evolution to digital business solutions and declining prices. In these highly competitive markets, Imation's success will depend to a significant extent on its ability to continue to develop and introduce differentiated and innovative products and customer solutions successfully on a timely basis. The success of Imation's offerings is dependent on several factors including understanding customer needs, strong digital technology, differentiation from competitive offerings, market acceptance and lower costs. Although Imation believes that it can take the necessary steps to meet the competitive challenges of these marketplaces, no assurance can be given with regard to Imation's ability to take these steps, the actions of competitors, some of which will have greater resources than Imation, or the pace of technological changes.

         Changing Industry Environment

         The information processing industry is undergoing rapid technological change. As there is a greatly expanding need to manage and store more complex information in less time, with less resources and with greater accuracy, there is an increasing emphasis in the marketplace on solutions using digital technologies. While Imation has a number of successful digital products and significant proprietary technologies, Imation's success will depend, in part, on Imation's ability to anticipate the growing uses of digital technologies. In addition, new technological innovations generally require a substantial investment before any assurance is available as to their commercial viability.

         Imation's Ability to Establish Independent Business Processes


         Imation is making significant investments in establishing Imation's information technology ("IT") infrastructure and in re-engineering Imation's business processes. Imation incurred approximately $40 million during the last six months of 1996 and approximately $15 million during the first quarter of 1997 in costs related to establishing independent IT systems and re-engineering Imation's business processes. A portion of these costs are being capitalized on Imation's financial statements and will begin to be amortized once the IT systems have been implemented. Prior to the Distribution, these and other corporate services were provided to the Transferred Businesses by 3M. For a transition period of up to two years following the Distribution, 3M is continuing to provide such services to Imation. The cost of all corporate services supplied by 3M to Imation totaled approximately $51 million for the last six months of 1996 and approximately $21 million for the first three months of 1997. See "CERTAIN INFORMATION CONCERNING IMATION--Relationship Between 3M and Imation--Corporate Services Transition Agreement." During this transitional period, Imation must establish its own services and support systems independent of 3M.


         International Operations and Foreign Currency

         Imation does business in more than 60 countries outside the United States. International operations, which comprised approximately 49% of Imation's revenues in 1996, may be subject to various risks which are not present in domestic operations, including political instability, the possibility of expropriation, restrictions on royalties, dividends and currency remittances, local government involvement required for operational changes within Imation, requirements for governmental approvals for new ventures and local participation in operations such as local equity ownership and workers' councils. In addition, Imation's business and financial results are affected by fluctuations in world financial markets, including foreign currency exchange rates. Imation's foreign currency hedging policy attempts to mitigate some of these risks; however, these risk management activities are not comprehensive and there can be no assurance that these programs will offset more than a portion of the adverse financial impact resulting from unfavorable movements in foreign exchange rates.

         Fluctuations in Operating Results


         Imation began operations as an independent public company on July 1, 1996 and therefore does not have a lengthy operating history as an independent company. Imation's businesses, as operated by 3M prior to the Distribution, experienced slight declines in total annual revenues during the three year period ending December 31, 1995. Imation's goal is to reverse this historical trend and achieve sustainable revenue growth. Imation's strategy to achieve revenue growth is to expand international penetration of current products and services in higher growth regions of the world, to expand sales of Imation's products to its existing customer base and to develop new products and services for the information processing industry based on proprietary technologies. While Imation's revenues increased slightly in 1996 primarily as a result of sales of newly introduced product platforms, there can be no assurance that Imation will be successful in achieving sustainable revenue growth in the future. Imation's stock price may be subject to significant volatility. If revenue or earnings in any quarter fail to meet the investment community's expectations, there could be an immediate impact on Imation's stock price. The stock price may also be affected by broader market trends unrelated to Imation's performance.


         Future Capital Requirements

         Prior to the Distribution, the Transferred Businesses participated in 3M's centralized funding and cash and foreign currency management. The capital requirements of the Transferred Businesses in excess of their internally generated funds were provided by 3M. This financial support is no longer available to Imation and Imation is now responsible for obtaining its own financing. Imation believes that its credit facilities, cash flow from operations and future long- and short-term debt financings will be sufficient to satisfy its foreseeable future working capital, capital expenditures, research and development and debt service requirements.

RISK FACTORS WITH RESPECT TO CEMAX-ICON


         Lack of Profitable Operations; Significant Losses from Operations; Variability in Operating Results

         Cemax-Icon has not been profitable since inception, has experienced significant losses from operations and had an accumulated deficit of approximately $35.6 million as of March 31, 1997. Cemax-Icon has incurred losses from operations of approximately $6.8 million for the year ended December 31, 1995, $2.9 million for the year ended December 31, 1996 and $892,000 for the three month period ended March 31, 1997. Such operating losses are due in part to the fact that Cemax-Icon's sales revenues have not increased in the manner originally anticipated by Cemax-Icon. Cemax-Icon believes that the reason such sales revenues did not increase as anticipated was initially due to the fact that market demand for Cemax-Icon's existing products did not develop as rapidly as Cemax-Icon anticipated and subsequently was due to delays in developing and releasing for customer shipment new products and upgraded versions of Cemax-Icon's existing products. There can be no assurance that Cemax-Icon will be profitable on a quarterly or annual basis in the future.

         Cemax-Icon's results of operations may fluctuate significantly from quarter to quarter as a result of a number of factors, including: (i) the volume and timing of system sales and customer acceptances; (ii) customer purchasing patterns, long sales cycles, order cancellations and rescheduling of system installations; (iii) the mix of direct and indirect sales and (iv) the mix of higher-margin OEM software revenues and lower-margin system revenues. Cemax-Icon typically does not obtain long-term volume purchase contracts from its customers, and a substantial portion of Cemax-Icon's backlog is scheduled for delivery within 90 days or less. Customers may cancel or change the volume or timing of outstanding purchase orders at any time without recourse. In addition, Cemax-Icon believes that sales generated by its OEM strategic partners are likely to vary significantly from quarter to quarter. Accordingly, Cemax-Icon's future operating results are likely to be subject to significant variability from quarter to quarter and could be adversely affected in any particular quarter.


         Dependence upon Ability to Enhance and Integrate Existing Product Line and Develop New Products

         The market for Cemax-Icon's systems is characterized by changes in customer requirements and frequent new product introductions and enhancements. Cemax-Icon's future success will depend upon its ability to enhance and integrate its current product line, to complete products currently under development, to develop and introduce new products and to respond to evolving customer requirements. Any failure by Cemax-Icon to anticipate or respond adequately to technological developments by its competitors or to changes in customer requirements, or any significant delays in product integration, development or introduction could result in a loss of competitiveness or revenues. There can be no assurance that Cemax-Icon will be successful in completing its product integration efforts or in developing and marketing new products or product enhancements on a timely or cost-effective basis and such failure could have a material adverse effect on Cemax-Icon's business, financial condition and results of operations. See "CERTAIN INFORMATION CONCERNING CEMAX-ICON--Business--Products."

         Risk Related to Products Under Development

         There can be no assurance that Cemax-Icon will be able to complete development and commence shipment of modules and other products under development in a reasonable time frame which will be acceptable to customers. In the past, Cemax-Icon has occasionally experienced delays in development and introduction of new products and product enhancements, and there can be no assurance that Cemax-Icon will not experience such delays in the future. Timeliness of delivery is of critical importance to certain customers, and Cemax-Icon's failure to successfully develop and ship such products in a timely manner could result in cancellation of customer orders which would have a material adverse effect on Cemax-Icon's business, financial condition and results of operations.

         Risks Related to Company Reliance upon OEMs and Principal Customers

         Cemax-Icon's success is dependent on the success of its marketing and distribution strategy which involves, to a significant degree, reliance on Cemax-Icon's OEMs to sell Cemax-Icon's software modules as a component of the systems being marketed by such OEMs. Sales through OEMs accounted for 35%, 35%, 36% and 20% of Cemax-Icon's total revenues in 1994, 1995, 1996 and the three months ended March 31, 1997, respectively. Cemax-Icon's OEM agreements are subject to cancellation by the OEMs under certain circumstances. Certain OEMs who are competitors of Imation may seek to terminate their agreements with Cemax-Icon as a result of the Merger. If Cemax-Icon's current or future OEMs elect to terminate their agreements with Cemax-Icon or elect not to include Cemax-Icon's software modules as components in their systems or are unsuccessful in achieving significant sales of those systems, Cemax-Icon's business, financial condition and results of operations would be materially and adversely affected.

         Cemax-Icon expects to continue to depend upon its principal customers for a significant portion of its sales. There can be no assurance that Cemax-Icon's principal customers will continue to purchase systems and services from Cemax-Icon at current levels, if at all. The loss of one or more major customers or a change in their buying patterns could have a material adverse effect on Cemax-Icon's business, financial condition and results of operations. See "CERTAIN INFORMATION CONCERNING CEMAX-ICON--Business--Marketing and Sales" and "--Customers."

         Dependence on Emerging PACS and Teleradiology Markets; Uncertainty of Market Acceptance

         Cemax-Icon's success is dependent on the development of the picture archiving and communication systems ("PACS") and teleradiology markets and on market acceptance of its existing systems and products under development. Substantially all of Cemax-Icon's revenues are derived from the sale of medical image information systems for the PACS and teleradiology markets. The market for Cemax-Icon's systems is still relatively undeveloped and may not experience material expansion in the near future, if at all. In the event that the PACS and teleradiology markets do not develop as anticipated by Cemax-Icon, Cemax-Icon's business, financial condition and results of operations would be materially adversely affected.

         The commercial success of Cemax-Icon's systems will depend upon their acceptance by the medical community as useful, cost-effective components of radiological procedures. There can be no assurance that sales of Cemax-Icon's systems will continue at historical rates or that Cemax-Icon will introduce new products that achieve significant market acceptance in the future. Furthermore, new product introductions or enhancements by Cemax-Icon's competitors or the use of other technologies could cause a decline in sales or loss of market acceptance of Cemax-Icon's systems. In addition, third-party payors, such as governmental programs and private insurance plans, can indirectly affect the pricing or the relative attractiveness of Cemax-Icon's systems by regulating the maximum amount of reimbursement that they will provide for the taking, storing and interpretation of medical images. A decrease in the reimbursement amounts for radiological procedures may decrease the amount which physicians, clinics and hospitals are able to charge patients for such services. As a result, adoption of teleradiology and/or PACS systems may slow as capital investment budgets are reduced, thereby significantly reducing the demand for Cemax-Icon's systems. In the event that Cemax-Icon's existing systems and products under development do not achieve market acceptance, Cemax-Icon's business, financial condition and results of operations would be materially adversely affected. See "CERTAIN INFORMATION CONCERNING CEMAX-ICON--Business--Third-Party Reimbursement."

         Rapid Technological Change

         The market for Cemax-Icon's systems is subject to rapid technological advances. Cemax-Icon's future success will depend upon its ability to develop, introduce and successfully market new products that keep pace with technological developments. There can be no assurance that Cemax-Icon will be successful in developing and introducing new products that keep pace with technological advances, and the failure to do so could have a material adverse effect on Cemax-Icon's business, financial condition and results of operations.

         Long Sales and Delivery Cycle; Dependence on Future System Sales

         The decision by a healthcare provider to replace or substantially upgrade its image information systems typically involves a major commitment of capital and an extended review and approval process. Accordingly, the sales and delivery cycle for Cemax-Icon's systems is typically two to 12 months from initial contact to delivery and acceptance. The time required from initial contact to contract execution is typically one to six months. During these periods, Cemax-Icon may expend substantial time, effort and funds preparing a contract proposal and negotiating the contract. Cemax-Icon does not record revenues on systems until they have been delivered to the customer. The length of time between contract execution and delivery typically ranges from three to 12 months depending on the size of the systems ordered, the products ordered and the delivery terms. At March 31, 1997, Cemax-Icon had approximately $9.8 million of signed sales contracts from systems and services which had not yet been delivered. This amount includes contracts for system sales and services that may include cancellation provisions, and contracts that are expected to result in revenues over periods of as much as one year. Any significant or ongoing failure to identify appropriate potential customers, to achieve signed contracts, to successfully complete software modules under development or to obtain customer acceptance after expending time, effort and funds could have a material adverse effect on Cemax-Icon's business, financial condition and results of operations. See "CERTAIN INFORMATION CONCERNING CEMAX-ICON--Business--Marketing and Sales" and "--Customers."

         Competition

         Competition in the market for Cemax-Icon's systems is intense. A large number of companies offer teleradiology systems which are competitive with those of Cemax-Icon. Many of Cemax-Icon's competitors are larger and more established and have substantially more financial, technical, research and development and marketing resources than Cemax-Icon. Several large multi-national corporations, including Philips Electronics N.V., Agfa-Gevaert N.V. and Siemens Medical Systems, Inc. offer competitive products in the PACS market. Other large corporations have the technical and financial ability to design and market competitive products, and some of them have produced and marketed such products in the past. There can be no assurance that such large potential competitors will not elect to reenter the market for Cemax-Icon's systems, which could have a material adverse effect on Cemax-Icon's ability to sell its systems. In the past, certain competitors have from time to time offered PACS systems for sale at substantial discounts to prevailing prices, or offered PACS systems to customers at no additional charge in connection with the sale of complementary products, which has had and could have a material adverse effect on Cemax-Icon's ability to sell its systems.

         Cemax-Icon's ability to compete successfully in the sale of its systems will depend in large part upon its ability to implement successfully its strategy of selling systems as a total solution as well as its ability to attract new customers, sell new products, deliver and support product enhancements to its existing customers, and respond effectively to continuing technological change by developing new products. There can be no assurance that Cemax-Icon will be able to compete successfully in the future, or that future competition for product sales will not have a material adverse effect on the business, financial condition and results of operations of Cemax-Icon. See "CERTAIN INFORMATION CONCERNING CEMAX-ICON--Business--Competition."

         Risks Associated with Ability to Manage Projected Growth; Need for Additional Qualified Personnel

         As a result of both internal development and planned expansion into additional applications and markets, Cemax-Icon expects a period of rapid growth. Such growth would place a significant strain on Cemax-Icon customer service and support operations, sales, administrative personnel and other resources. Cemax-Icon's ability to manage future growth, if any, effectively will require Cemax-Icon to continue to improve its operational, management and financial systems and controls and to train, motivate and manage its employees. As a result, Cemax-Icon is subject to certain growth-related risks, including the risk that it will be unable to retain the necessary personnel to acquire other resources necessary to service such growth adequately. Further revenue growth, if any, depends on Cemax-Icon's ability to rapidly grow its direct sales force and distribution channels. There can be no assurance that Cemax-Icon can expand those resources as rapidly as necessary. If Cemax-Icon's management is unable to manage future growth, if any, effectively, Cemax-Icon's business, financial condition and results of operations could be materially adversely affected.

         Dependence on Key Employees

         Cemax-Icon is highly dependent on certain members of its sales and engineering staff, the loss of services of one or more of whom could have a material adverse effect on Cemax-Icon's business and results of operations. Furthermore, recruiting and retaining qualified sales and technical personnel will also be critical to Cemax-Icon's success. There can be no assurance that Cemax-Icon will be successful in attracting and retaining skilled technical personnel who generally are in high demand in Cemax-Icon's geographic area. The loss of certain key employees, including Cemax-Icon's Chief Executive Officer and Chief Technical Officer, or Cemax-Icon's inability to attract and retain other qualified employees could have a material adverse effect on Cemax-Icon's business, financial condition and results of operations. In connection with the Merger, Cemax-Icon has entered into Key Management Agreements with its Chief Executive Officer, Chief Technical Officer and certain other key management personnel. See "THE MERGER--Interests of Certain Persons in the Merger--Key Management Agreements."

         Dependence on Single-Source Suppliers

         Certain components used with Cemax-Icon's systems, including the film digitizer, are currently obtained from single sources. Cemax-Icon is not aware of a short-term alternative source of supply of this film digitizer. The loss of the supply of such film digitizer for an extended period of time would have a material adverse effect on Cemax-Icon's business, financial condition and results of operations.

         Risks Associated with International Operations

         Foreign markets may be influenced by factors that are different from those prevailing in the United States. Cemax-Icon has limited experience in business operation outside the United States, and there can be no assurance that Cemax-Icon's systems products will be accepted in international markets or that Cemax-Icon can compete successfully in such markets. International operations and sales are also subject to certain political and economic risks, including political instability, currency controls, trade restrictions, regulatory requirements, exchange rate fluctuations and changes in import and export regulations, any of which could have a material adverse effect on Cemax-Icon's business, financial condition and results of operations.

         FDA and Other Government Regulation

         The manufacturing and marketing of Cemax-Icon's systems are subject to extensive government regulation as medical devices in the United States by the Food and Drug Administration ("FDA") and in other countries by corresponding foreign regulatory authorities. The process of obtaining and maintaining required regulatory clearances and approvals is lengthy, expensive, and uncertain. Cemax-Icon believes that its success depends upon commercial sales of improved versions of its systems, certain of which cannot be marketed in the United States and other regulated markets unless and until Cemax-Icon obtains clearance or approval from the FDA and its foreign counterparts.

         The FDA requires that a manufacturer seeking to market a new medical device or an existing medical device for a new indication obtain either a premarket notification clearance under Section 510(k) of the Federal Food, Drug and Cosmetic Act or the approval of a premarket approval application under this Act ("PMA") prior to the introduction of such product into the market. Material changes to existing medical devices are also subject to FDA review and clearance or approval prior to commercialization in the United States. Cemax-Icon is currently relying on the Section 510(k) premarket notification method to obtain governmental clearance ("510(k) clearance") to market its medical devices in the United States. Although it is believed to be a shorter, less costly regulatory plan than the process to obtain a PMA, the process of obtaining a 510(k) clearance generally requires supporting data, which can be extensive and extend regulatory review process for a considerable length of time. All models of Cemax-Icon systems that are commercially available have received 510(k) clearance by the FDA. In addition, Cemax-Icon recently received 510(k) clearance for Archive Manager 2.0 and for its DICOM and AutoRad modules. There can be no assurance that 510(k) clearance for any future product or modifications of existing products will be granted by the FDA within a reasonable time frame, if at all. Furthermore, the FDA may require that a request for 510(k) clearance be supported by data from clinical trials demonstrating substantial equivalence and the safety and effectiveness of the device, which may prolong the Section 510(k) notification review period for a particular device or may result in a finding that the product is not substantially equivalent, so that a full PMA could be required.

         Failure to comply with applicable regulatory requirements could result, among other things, in warning letters, seizures of property, total or partial suspension of production, refusal of the government to grant market clearance or pre-market approval, withdrawal of approvals or criminal prosecution.

         Cemax-Icon is also required to register as a medical device manufacturer with the FDA and the Food and Drug Branch of the California Department of Health Services ("CDHS"). Cemax-Icon will be inspected on a routine basis by both the FDA and CDHS for compliance with the FDA's Good Manufacturing Practices ("GMP") and other applicable regulations.

         Cemax-Icon is also subject to other federal, state and local laws and regulations relating to safe working conditions and manufacturing practices. The extent of government regulation that might result from any future legislation or administrative action cannot be predicted. Failure to comply with regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations.

         Sales of Cemax-Icon's systems outside the United States are subject to foreign regulatory requirements that vary from country to country. Additional approvals from foreign regulatory authorities may be required, and there can be no assurance that Cemax-Icon will be able to obtain foreign marketing approvals on a timely basis or at all, or that it will not be required to incur significant costs in obtaining or maintaining its foreign regulatory approvals. In Europe, Cemax-Icon will be required to obtain the certificates necessary to enable the CE Mark, an international symbol of adherence to quality assurance standards and compliance with applicable European Union Medical Device Directives, to be affixed to Cemax-Icon's systems for sales in member countries. Failure to obtain such certifications, any necessary foreign regulatory approvals or any other failure to comply with regulatory requirements outside the United States could have a material adverse effect on Cemax-Icon's business, financial condition and results of operations. See "CERTAIN INFORMATION CONCERNING CEMAX-ICON--Business--Products" and "--Government Regulation."

         Uncertain Protection for Intellectual Property; Possible Claims of
         Others

         Cemax-Icon generally does not rely on patent protection with respect to its products. Instead, Cemax-Icon relies on a combination of copyright and trade secret law, employee and third-party nondisclosure agreements and other protective measures to protect intellectual property rights pertaining to its products and technology. There can be no assurance that applicable copyright or trade secret law or these agreements will provide meaningful protection of Cemax-Icon's copyrights, trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such copyrights, trade secrets, know-how or other proprietary information. In addition, the laws of certain foreign countries do not protect Cemax-Icon's intellectual property rights to the same extent as do the laws of the United States. There can be no assurance that Cemax-Icon will be able to protect its intellectual property successfully.

         There can be no assurance that third parties will not assert patent, copyright or other intellectual property infringement claims against Cemax-Icon with respect to its systems or technology or other matters. There may be third-party patents, copyrights and other intellectual property relevant to Cemax-Icon's systems and technology which are not known to Cemax-Icon. There can be no assurance that litigation by a third party asserting that Cemax-Icon is infringing such third party's patent rights, copyrights or other intellectual property will not be initiated, that Cemax-Icon would prevail in any such litigation or that Cemax-Icon would be able to obtain any necessary licenses on reasonable terms if at all. Any such claims against Cemax-Icon, with or without merit, as well as claims initiated by Cemax-Icon against third parties, can be time-consuming and expensive to defend or prosecute and resolve. See "CERTAIN INFORMATION CONCERNING CEMAX-ICON--Business--Patents and Intellectual Property."

         Uncertainty in Healthcare Industry; Government Healthcare Reform Proposals

         The healthcare industry is subject to changing political, economic, and regulatory influences that may affect the procurement practices and operations of healthcare providers. Many lawmakers have announced that they intend to propose programs to reform the United States healthcare systems. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates and otherwise change the operating environment. Healthcare providers may react to these proposals and uncertainty surrounding such proposals by curtailing or deferring investments, including those for Cemax-Icon's systems and services. Cost containment measures instituted by healthcare providers as a result of regulatory reform or otherwise could result in greater selectivity in the allocation of capital funds. Such selectivity could have a material adverse effect on Cemax-Icon's ability to sell its systems and services. See "CERTAIN INFORMATION CONCERNING CEMAX-ICON--Business--Third Party Reimbursement."

         Product Liability Risk; Limited Insurance Coverage

         The manufacture and sale of medical image information systems entail significant risk of product liability claims. There can be no assurance that Cemax-Icon's existing insurance coverage limits are adequate to protect Cemax-Icon from any liabilities it might incur in connection with the sale of Cemax-Icon's systems. In addition, Cemax-Icon may require increased product liability coverage as additional products are commercialized. Such insurance is expensive and in the future may not be available on acceptable terms, if at all. A successful product liability claim or series of claims brought against Cemax-Icon in excess of its insurance coverage could have a material adverse effect on Cemax-Icon's business, financial condition and results of operations.

RISK FACTORS WITH RESPECT TO CONTINGENT PAYMENT RIGHTS

         Any Payment Contingent on Future Revenues


         The right to receive any future payments under the terms of the Contingent Payment Rights are contingent upon the ability of the image management systems business of Cemax-Icon to achieve certain revenue targets specified therein. In particular, in the event that the Gross Revenues (as defined in the Contingent Payment Rights) of Cemax-Icon are (i) less than $35 million for the period from July 1, 1997 through June 30, 1998 and (ii) less than $50 million for the period from July 1, 1998 through June 30, 1999, the stockholders of Cemax-Icon shall not be entitled to receive any amount of payment under the Contingent Payment Rights. The total annual revenues for Cemax-Icon for the preceding three fiscal years ended December 31, 1996, 1995 and 1994 were $25.1 million, $17.0 million and $16.5 million, respectively. It is possible that such revenue targets will not be achieved for any number of reasons including, but not limited to, the risk factors with respect to Imation and Cemax-Icon set forth above and the risk that the integration of the business operations of Cemax-Icon with Imation (including changes in the current Board of Directors and management) as a result of the Merger will adversely affect Cemax-Icon's operations and financial results. Although Imation has agreed pursuant to the Merger Agreement to make certain expenditures to support the business of Cemax-Icon following the Effective Time, there can be no assurance that such expenditures (or any other support) will be adequate for Cemax-Icon to achieve the revenue targets specified in the Contingent Payment Rights. If such revenue targets are not achieved, the amount of any payments under the Contingent Payment Rights will be reduced or eliminated. See "DESCRIPTION OF CONTINGENT PAYMENT RIGHTS."


         Any Payment Subject to Offset Rights


         Pursuant to the terms of the Merger Agreement, amounts payable under the terms of the Contingent Payment Rights, if any, are subject to Imation's right to offset such payments to the extent Imation has certain claims under the terms of the Merger Agreement, subject to certain other terms, conditions and limitations set forth in the Merger Agreement and the Contingent Payment Rights. Under the terms of the Merger Agreement, Imation is required to promptly notify the Stockholders' Representatives in writing of the nature of any Claim (as defined in the Merger Agreement) and Imation's estimate of the Losses (as defined in the Merger Agreement) arising therefrom. To exercise its offset rights, Imation is required to deliver to the Stockholders' Representatives a schedule signed by an officer of Imation reflecting the revised payments due or to become due under the Contingent Payment Rights. Imation's right to exercise its offset rights is subject to certain exceptions as provided in the Merger Agreement, including, but not limited to, the right by Imation to exercise its offset rights only after the aggregate of all Losses exceeds $250,000 and then only up to an aggregate amount not exceeding $9,650,979, subject in each case to certain exceptions. In the event that Imation has a claim giving rise to an offset right which does not involve a third party claim or proceeding, Imation is required to deliver notice of such claim to the Stockholders' Representatives. The Stockholders' Representatives may arbitrate resolution of any such claim which they timely dispute as described in the Merger Agreement. All offsets made pursuant to Imation's offset rights will be applied against the Contingent Payment Rights on a pro rata basis. If Imation has the right of offset, the amount of any payments under the Contingent Payment Rights may be reduced or eliminated. See "THE MERGER AGREEMENT--Survival and Offset."


         Restrictions on Transferability

         The Contingent Payment Rights are, by their terms, non-transferable and therefore represent an illiquid investment until such time as any payments due thereunder are made.

         Any Payments in Imation Common Stock Subject to Stock Price Risks


         Prior to the time of any payments thereunder, holders of Contingent Payment Rights will have the option to elect to receive any payments thereunder in cash or shares of Imation Common Stock pursuant to the terms set forth therein. For purposes of any payments made under the Contingent Payment Rights with respect to the twelve months ending June 30, 1999, the market price of Imation Common Stock at the time of such payment must exceed $35.29 per share in order for the value of the stock election to exceed the value of the cash election at such time. See "DESCRIPTION OF THE CONTINGENT PAYMENT RIGHTS." Holders of Contingent Payment Rights who elect to receive Imation Common Stock should consider that an investment in Imation Common Stock involves risks and uncertainties including, but not limited to, those set forth above. Such risks and uncertainties may affect the market price of any Imation Common Stock received upon payment of the Contingent Payment Rights.



                               THE SPECIAL MEETING

GENERAL

         This Proxy Statement/Prospectus is being furnished to holders of Cemax-Icon Common Stock and Cemax-Icon Preferred Stock in connection with the solicitation of proxies by the Board of Directors of Cemax-Icon for use at a Special Meeting to be held on _________, 1997 at ______________, ______________
commencing at _____ local time, and at any adjournment or postponement thereof.

         This Proxy Statement/Prospectus and accompanying forms of proxy are first being mailed to stockholders of Cemax-Icon on or about _______.

PURPOSES OF THE SPECIAL MEETING

         At the Special Meeting, holders of Cemax-Icon Common Stock and Cemax-Icon Preferred Stock will (i) consider and vote upon a proposal to adopt the Merger Agreement and (ii) transact such other business as may properly come before the Special Meeting or any postponement or adjournment thereof.

RECORD DATE; SHARES ENTITLED TO VOTE; REQUIRED VOTE; QUORUM


         Cemax-Icon has fixed July 15, 1997 as the Record Date for the determination of the holders of Cemax-Icon Common Stock and Cemax-Icon Preferred Stock entitled to notice of and to vote at the Special Meeting. Only holders of record of Cemax-Icon Common Stock and Cemax-Icon Preferred Stock on the Record Date will be entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 5,379,227 shares of Cemax-Icon Common Stock outstanding and entitled to vote, which shares were held in the aggregate by approximately 306 holders of record. Each holder of record of Cemax-Icon Common Stock on the Record Date is entitled to cast one vote per share of Cemax-Icon Common Stock on all matters properly submitted for the vote of Cemax-Icon stockholders, exercisable in person or by properly executed proxy, at the Special Meeting. As of the Record Date, there were 2,521,733 shares of Cemax-Icon Preferred Stock outstanding and entitled to vote, all of which shares were held of record by Imation. Each share of Cemax-Icon Preferred Stock is entitled to cast 1/2.35 vote per share, or an aggregate of 1,073,077 votes, on all matters properly submitted for the vote of the Cemax-Icon stockholders, exercisable in person or by properly executed proxy, at the Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the voting power of the outstanding shares of Cemax-Icon Common Stock and Cemax-Icon Preferred Stock, considered as one class, entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting.


         The approval and adoption of the Merger Agreement by the stockholders of Cemax-Icon will require the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Cemax-Icon Common Stock and Cemax-Icon Preferred Stock, voting as one class. If an executed proxy card is returned and the stockholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. Accordingly, abstentions will have the same effect as a vote against adoption of the Merger Agreement. If an executed proxy card is returned by a broker holding shares of Cemax-Icon Common Stock in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on the Merger Agreement, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matter.

         As of the Record Date, the executive officers and directors of Cemax-Icon collectively owned, directly or indirectly, approximately 3,631,000 shares of Cemax-Icon Common Stock (approximately 56% of the total voting power of the outstanding Cemax-Icon Common Stock and Cemax-Icon Preferred Stock). In addition, as of the Record Date the executive officers and directors hold Cemax-Icon Stock Options covering an aggregate of approximately 393,000 shares of Cemax-Icon Common Stock. Pursuant to the Stockholder Agreements, certain stockholders, including certain executive officers and directors, each have agreed to vote, and have granted Imation an irrevocable proxy to vote, all shares of Cemax-Icon Common Stock collectively owned by them (approximately 3,530,000 shares of record of Cemax-Icon Common Stock, representing approximately 66% of the total voting power of the outstanding Cemax-Icon Common Stock and Cemax-Icon Preferred Stock as of the Record Date) for adoption of the Merger Agreement. Such shares, when combined with the shares of Cemax-Icon Preferred Stock owned by Imation, constitute approximately 71% of the voting power of the outstanding shares entitled to vote at the Special Meeting. See "THE MERGER--Stockholder Agreements."

         As of the Record Date, neither Imation nor any of its directors and executive officers nor their affiliates beneficially owned any shares of Cemax-Icon Common Stock. As of the Record Date, Imation owned all 2,521,733 outstanding shares of Cemax-Icon Preferred Stock, representing approximately 17% of the total voting power of the outstanding shares of Cemax-Icon Common Stock and Cemax-Icon Preferred Stock as of such date.

PROXIES

         All shares of Cemax-Icon Common Stock and Cemax-Icon Preferred Stock represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not revoked, will be voted at the Special Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted for adoption of the Merger Agreement. If any other matters are properly presented at the Special Meeting for consideration, including, among other things, consideration of a motion to adjourn the Special Meeting to another time or place, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (1) filing with the Secretary of Cemax-Icon, at or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy, (2) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of Cemax-Icon before the taking of the vote at the Special Meeting, or (3) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Cemax-Icon, Inc., 47281 Mission Falls Court, Fremont, California 94539, Attention: Secretary, or hand-delivered to the Secretary of Cemax-Icon at or before the taking of the vote at the Special Meeting.

         If a quorum is not obtained, or if fewer shares of Cemax-Icon Common Stock and Cemax-Icon Preferred Stock are likely to be voted for adoption of the Merger Agreement than the number required for adoption, the Special Meeting may be adjourned for the purpose of obtaining additional proxies or votes or for any other purpose, and, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have theretofore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

         Pursuant to the Merger Agreement, all expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement/Prospectus, will be borne equally by Imation and Cemax-Icon except that each party shall pay its own attorneys' and accountants' fees. In addition to use of the mails, proxies may be solicited personally or by telephone or telegraph by directors, officers and employees of Cemax-Icon, who will not be specially compensated for such activities. Arrangements will be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares of Cemax-Icon Common Stock held of record by such custodians, nominees and fiduciaries, and Cemax-Icon will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY
CARDS.


                                   THE MERGER

         THE FOLLOWING INFORMATION DESCRIBES THE MATERIAL ASPECTS OF THE MERGER. THIS DESCRIPTION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE EXHIBITS HERETO, INCLUDING THE MERGER AGREEMENT, WHICH IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS EXHIBIT A AND IS INCORPORATED HEREIN BY REFERENCE. ALL STOCKHOLDERS ARE URGED TO READ EXHIBIT A IN ITS ENTIRETY. SEE ALSO "THE MERGER AGREEMENT."

EFFECTIVE TIME

         If the Merger Agreement is adopted by the requisite vote of the stockholders of Cemax-Icon and the other conditions to the Merger are satisfied (or waived to the extent permitted), the Merger will be effected at the time and date the Certificate of Merger is filed with the Secretary of State of the State of Delaware. The Merger Agreement may be terminated prior to the Effective Time by either Imation or Cemax-Icon in certain circumstances. See "THE MERGER AGREEMENT--Termination."

EFFECTS OF THE MERGER

         Upon consummation of the Merger, (a) Merger Subsidiary will merge with and into Cemax-Icon, which will be the Surviving Corporation, (b) Cemax-Icon will become a wholly owned subsidiary of Imation, (c) each share of Cemax-Icon Common Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares or shares owned by Imation, Merger Subsidiary or Cemax-Icon) will be converted into and become (i) a cash payment of $5.25, without interest thereon, (the "1997 Cash Consideration") and (ii) one Contingent Payment Right (collectively with the 1997 Cash Consideration, the "Merger Consideration") and
(d) each share of Cemax-Icon Preferred Stock will be canceled and extinguished, and no payment will be made therefor. See "DESCRIPTION OF CONTINGENT PAYMENT RIGHTS." An aggregate of up to $200,000 may be withheld from the initial payments to stockholders in a separate fund for reimbursement of the Stockholders' Representatives' out-of pocket-expenses in acting on behalf of stockholders of Cemax-Icon in connection with the Merger.
See "--Stockholders' Representatives' Fund."


         As of the Record Date, there were 5,379,227 shares of Cemax-Icon Common Stock outstanding. The cash cost to Imation of acquiring all of such shares of Cemax-Icon Common Stock in the Merger will be approximately $28,243,000 with regard to the 1997 Cash Consideration and, in addition, approximately $45,726,000 if the Contingent Payment Rights are paid in full and in cash.


CONVERSION OF CEMAX-ICON COMMON STOCK

         As of the Effective Time, Imation will deposit, or will cause to be deposited, with First Trust Company (the "Paying Agent"), for the benefit of the holders of shares of Cemax-Icon Common Stock, for exchange in accordance with the terms of the Merger Agreement, cash in the amount of the 1997 Cash Consideration (the "Payment Fund") payable pursuant to the Merger Agreement in exchange for outstanding shares of Cemax-Icon Common Stock. The Payment Fund will not be used for any other purpose.

         Within three business days after the Effective Time, Imation will instruct the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Cemax-Icon Common Stock (the "Certificates") (i) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Paying Agent), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with a letter of transmittal, duly executed, and any other documents as may be reasonably required pursuant to such instructions, the holder of the Certificate will be entitled to receive in exchange the 1997 Cash Consideration and Contingent Payment Rights, in each case which such holder is entitled to receive in the Merger with respect to the shares of Cemax-Icon Common Stock formerly represented by such Certificate, and the Certificate so surrendered will forthwith be canceled. Until surrendered, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration with respect to the shares of Cemax-Icon Common Stock formerly represented by such Certificate.

         Any portion of the Payment Fund remaining undistributed one year after the Effective Time will be returned to Imation, upon demand, and any holders of theretofore unsurrendered Cemax-Icon Common Stock will thereafter be able to look only to Imation for any portion of the Payment Fund to which they are entitled.

STOCKHOLDERS OF CEMAX-ICON SHOULD NOT FORWARD THEIR STOCK
CERTIFICATES TO THE EXCHANGE AGENT WITHOUT A LETTER OF TRANSMITTAL AND SHOULD NOT RETURN THEIR STOCK CERTIFICATES WITH THE ENCLOSED
PROXY.

STOCKHOLDERS' REPRESENTATIVES' FUND

         Pursuant to a separate agreement between the Paying Agent and such persons identified as stockholders' representatives in the Merger Agreement (the "Stockholders' Representatives"), the Paying Agent will withhold up to $200,000 from the initial payments of 1997 Cash Consideration in a separate fund (the "Representatives' Fund") for reimbursement of the Stockholders' Representatives' out-of-pocket expenses in acting on behalf of Cemax-Icon's stockholders in connection with the Merger before and after the Effective Time. The Paying Agent will distribute any remaining amounts in the Representatives' Fund to Cemax-Icon's stockholders after the Stockholders' Representatives have completed their representation of Cemax-Icon's stockholders in connection with the Merger before and after the Effective Time.

         The initial Stockholders' Representatives designated in the Merger Agreement are Michael O'Donnell, Secretary of Cemax-Icon, and David Titus, a director of Cemax-Icon. By voting to approve the Merger Agreement and the Merger, stockholders of Cemax-Icon are also approving the initial appointment of Messrs. O'Donnell and Titus as the Stockholders' Representatives.

EFFECT OF THE MERGER ON CEMAX-ICON STOCK OPTIONS AND CEMAX-ICON WARRANTS

         At the Effective Time, Imation will assume the obligations of Cemax-Icon under the Cemax-Icon, Inc. 1996 Stock Plan, the Icon Medical Systems, Inc. 1992 Stock Option Plan and the Cemax/Icon, Inc. 1986 Amended Incentive Stock Plan (collectively, the "Cemax-Icon Option Plans"), and each option to purchase Cemax-Icon Common Stock (a "Cemax-Icon Stock Option") granted under the Cemax-Icon Option Plans and outstanding immediately prior to the Effective Time (an "Outstanding Stock Option") will become an option to acquire Imation Common Stock on the same terms and conditions as were applicable under the relevant Cemax-Icon Option Plans (a "Substitute Option"), except that (i) the number of shares subject to each option and the exercise price will be appropriately adjusted to give effect to Common Exchange Ratio, as defined below, (ii) each Substitute Option that replaces an Outstanding Stock Option that vests at the rate of either (x) 25% per year during the first year and 2% per month thereafter or (y) 2% per month, will vest at the rate of 4% per month during the first 12 months after the Effective Time and (iii) each Substitute Option that replaces an Outstanding Stock Option held by a consultant, contractor or non-employee director will not be subject to early termination as a result of termination of status as a consultant, contractor or non-employee director of Cemax-Icon or the Surviving Corporation and in the event of such termination will vest and become exercisable in full (including as to shares not otherwise exercisable as of the date of such termination).

         Each outstanding warrant to purchase shares of Cemax-Icon Common Stock outstanding immediately prior to the Effective Time (a "Cemax-Icon Warrant") will be converted into a warrant to acquire Imation Common Stock on the same terms and conditions as were applicable under the Cemax-Icon Warrant (a "Substitute Warrant"), except that the number of shares subject to each warrant and the exercise price will be appropriately adjusted to give effect to the Common Exchange Ratio.

         The Merger Agreement defines the Common Exchange Ratio as the quotient of (i) $11.96 and (ii) the average closing price per share of Imation Common Stock on the New York Stock Exchange--Composite Transactions, as reported in The Wall Street Journal, for each of the 10 consecutive trading days ending on the third business day prior to the Effective Time. On __________, 1997, the closing price per share of Imation Common Stock was $__________.

BACKGROUND OF THE MERGER; RELATIONSHIP BETWEEN CEMAX-ICON AND IMATION

         In early 1994, 3M's Medical Imaging Systems Division (now Imation's medical imaging systems business unit) initiated an investigation of outside partnering options which would allow 3M to add medical image management systems products and expertise to its conventional and electronic hardcopy imaging business. After examining various alternatives, 3M and Cemax-Icon entered into a joint development and OEM sales relationship to integrate the component technology and development programs of 3M's laser imaging interface systems and Cemax-Icon's visualization and image management infrastructure systems.


         In early 1995, as a result of 3M's strategic review of its medical imaging portfolio, 3M redirected its internal development resources away from image management products, relying more heavily on the broad range of development and products available from Cemax-Icon. A distribution agreement was formalized under which 3M became the exclusive private label distributor for Cemax-Icon products in Europe. In addition, 3M and Cemax-Icon entered into a three-year sales agreement providing for the assumption by Cemax-Icon of the service and warranty obligations of 3M with regard to 17 PACS customer sites in exchange for the payment by 3M to Cemax-Icon of approximately $1.0 million and for the referral by 3M of customer leads to Cemax-Icon from sales to such customers. The sales agreement was subsequently assigned by 3M to Imation in connection with the spin-off of Imation, and remains in full force and effect. The sales agreement will be terminated upon the Effective Time since the Merger will achieve the same sales, marketing and servicing relationship contemplated by the agreement.


         In June 1995, 3M made an equity investment of $6.9 million in Cemax-Icon under which 3M acquired 1,985,878 shares of Cemax-Icon Preferred Stock (representing approximately 15% of the outstanding capital stock of Cemax-Icon at that time) and a warrant to purchase 467,267 shares of Cemax-Icon Common Stock at an exercise price of $5.50 per share. In May 1996, Cemax-Icon and Imation agreed to amend the warrant to reduce the exercise price to $4.25 per share and to provide that the warrant would be exercisable for 535,855 shares of Cemax-Icon Preferred Stock. Imation exercised the warrant in full in September 1996.

         In May 1996, Cemax-Icon began preparing for an initial public offering of Cemax-Icon Common Stock based on its June 1996 financial results. The primary purpose of the proposed initial public offering was to provide funds to Cemax-Icon for the further growth of its business.

         Beginning in August 1996, following the spin-off of Imation by 3M, Imation and Cemax-Icon began preliminary discussion of the possible acquisition of Cemax-Icon by Imation.

         In September 1996, management of Cemax-Icon decided to postpone the proposed initial public offering due to market conditions. As discussed above, Imation exercised its warrant for $2.3 million of Cemax-Icon Preferred Stock in September 1996.

         Discussions between Imation and Cemax-Icon regarding a possible acquisition continued on an ongoing basis during late 1996 and early 1997. On March 14, 1997, Imation and Cemax-Icon signed a Letter of Intent setting forth the basic terms for the proposed acquisition. Following the execution of the Letter of Intent, Imation conducted its due diligence review of Cemax-Icon's business, and Imation and Cemax-Icon negotiated the terms of the Merger Agreement and the ancillary agreements.

         On May 12, 1997, the Board of Directors of Cemax-Icon unanimously approved the Merger Agreement and the ancillary agreements. On May 13, 1997, the Board of Directors of Imation unanimously approved the Merger Agreement and the ancillary agreements. The Merger Agreement and the ancillary agreements were executed by Imation and Cemax-Icon on May 13, 1997.

CEMAX-ICON'S REASONS FOR THE MERGER; RECOMMENDATION OF CEMAX-ICON'S BOARD OF DIRECTORS

         By the unanimous vote of the entire Board of Directors of Cemax-Icon, at a special meeting held on May 12, 1997, the Cemax-Icon Board of Directors determined that the proposed Merger, and the terms and conditions of the Merger Agreement, were in the best interests of Cemax-Icon and its stockholders. The Merger Agreement and the Merger were approved unanimously by the entire Board of Directors of Cemax-Icon, who also unanimously resolved to recommend that the stockholders of Cemax-Icon vote FOR approval and adoption of the Merger Agreement. See "--Background of the Merger; Relationship Between Cemax-Icon and Imation." In reaching its conclusion to enter into the Merger Agreement and to recommend that the stockholders of Cemax-Icon vote for the approval and adoption of the Merger Agreement, the Board of Directors of Cemax-Icon considered a number of factors, including, without limitation and without assigning relative weights thereto, the following:

         Similar Customer Base/Complementary Products

         Both Cemax-Icon and Imation market their products to the same customer base--users of medical images. Customers have requirements for both conventional images and digital images. In either case, these images need to be managed and customers look to film companies such as Imation to help provide them with image management products and solutions. Consequently, Cemax-Icon expects that certain sales synergies will result from the Merger.

         Financial Resources

         Customers primarily want to purchase an image management system (i.e., network infrastructure) from a larger, stable organization with a reputation for performing on large "mission critical" projects such as an image management system. As a stand-alone company, Cemax-Icon would continue to need to overcome the "small company, limited resources" customer objection.

         In addition, financial resources to fund growth was increasingly becoming an issue for Cemax-Icon, particularly in light of the decision by management, based on market conditions, to postpone the proposed initial public offering in September 1996. The Board of Directors of Cemax-Icon believes that Imation's current resources and access to public markets will allow Cemax-Icon increased operating flexibility and the opportunity to pursue development activities.

         Service Capability

         An image management system is "mission critical" to the operation of a radiological department. Service availability and capability is perhaps more important than product features in many instances. Cemax-Icon, while having specific technical capability, was understaffed in many geographic areas. Cemax-Icon viewed Imation as having a strong service presence throughout the U.S. and Europe.

         Market Position

         Cemax-Icon has a leadership position in market share of the image management marketplace. Imation has an established loyal customer base and market share of the medical film marketplace. Certain synergies are expected by Cemax-Icon's management due to cross-selling into these markets.

         Working Relationship

         There is a three-year history of cooperative working relationships between Cemax-Icon and Imation in terms of personnel, technical development, operational plans and strategies and coordination of these strategies. Cemax-Icon expects that the combination of the two companies will be more efficient and profitable than operating Cemax-Icon as a stand-alone unit.

         FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS OF CEMAX-ICON BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO THE STOCKHOLDERS OF CEMAX-ICON AND RECOMMENDS THAT THE STOCKHOLDERS OF CEMAX-ICON VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

IMATION'S REASONS FOR THE MERGER

         Imation's medical imaging systems business competes in the conventional x-ray film/screen supply business with market presence in the United States and strong presence in certain selected European regional markets. Imation is also a world leader in the electronic hardcopy recording segment of the medical imaging market, based on the continued strength of its traditional wet chemistry based laser imaging systems and the broad market acceptance of its new Dry View(TM), dry processed diagnostic laser imaging systems. These markets continue to be the core of the medical imaging industry and Imation expects to continue to invest and compete in these markets.

         Imation believes that two significant developments will affect the markets for the medical imaging industry: (i) the use of electronic acquisition technologies to capture imaging information in digital form and (ii) the development of image management systems for the processing, display and storage of diagnostic digital image and information data.

         The first of these developments is expected, in the long-term, to lead to the replacement of conventional film/screen materials as the method for acquiring images. Already, a significant percentage of exams are conducted using electronic modalities such as CT, MRI, nuclear medicine and ultrasound. The second development, transition to electronic viewing and diagnosis, will benefit from the development of these electronic modalities as sources of digital image data and are expected to provide significant efficiency and cost improvements through the ability to provide complete data where and when it is needed throughout an integrated health care delivery system.

         The core business of conventional and electronic hardcopy will continue to be a major part of Imation's medical imaging business. The image management systems segment adds a dynamic, potentially high-growth component to Imation's portfolio. Imation's management believes this segment is attractive both for its stand-alone value and for its leveraged value when combined with the current core businesses in which Imation participates.

         After examining a number of internal developments and outside partnering opportunities, Imation's management believes that the best opportunity to participate in the image management systems market is through the acquisition of Cemax-Icon. The leadership, products, market position and established business of Cemax-Icon provide an immediate path to the market in this segment. Imation brings potentially significant synergies to the combined operation, including a well-established sales and service organization and the Imation portfolio of products in conventional film/screen imaging, electronic hardcopy recording and magnetic and optical removable data storage. Imation's management believes this combination will provide significant benefits in the delivery of integrated workflow solutions to the health care industry.


POSSIBLE DISADVANTAGES TO THE MERGER

         Possible Financial Disadvantages to Cemax-Icon Stockholders

         From the viewpoint of the Cemax-Icon stockholders, possible disadvantages arising from the Merger include the loss of independent financial and managerial control of Cemax-Icon. Following the consummation of the Merger, Cemax-Icon will be a wholly owned subsidiary of Imation whose Board of Directors is entirely elected by Imation. Executive officers and other management of Cemax-Icon will be subject to the control of and serve at the will of the Imation-elected Board of Directors. Accordingly, it is likely that Cemax-Icon will be managed in such a way as to maximize the financial benefit to Imation as a whole rather than to maximize the financial performance of Cemax-Icon as a stand-alone entity. Subject to certain contractual obligations set forth in the Merger Agreement, Imation is free to determine the amount of financial resources as well as the appropriate technical, engineering, quality assurance and sales and marketing resources to devote to the business of Cemax-Icon.

         The amount of the future payments to be received by the Cemax-Icon stockholders under the Contingent Payment Rights, if any, is based upon the future financial performance of Cemax-Icon while under Imation control as set forth above. Notwithstanding the fact that the financial performance of Cemax-Icon may be substantially better than anticipated, the maximum amount which the Cemax-Icon stockholders are entitled to receive is capped at a maximum level pursuant to the terms of the Contingent Payment Rights. See "DESCRIPTION OF CONTINGENT PAYMENT RIGHTS."

         Possible Operational Disadvantages to the Merger

         The Merger is subject to the possible operational disadvantages inherent in all combinations of different business enterprises located in different geographic locations, including possible difficulties in efficiently integrating business operations; potential time lost in familiarizing, training and incentivizing sales and support personnel with regard to new products; potential technical issues with regard to integrating product lines; personnel management issues with regard to disparate geographic locations; and possible differences in corporate management philosophies and corporate cultures. Other disadvantages include the possibility that OEMs, distributors and other current and potential customers of Cemax-Icon may be less willing to continue existing relationships or enter into new business transactions with Cemax-Icon under the ownership of Imation due to the competitive nature of their relationship with Imation or otherwise.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

         The Board of Directors of Cemax-Icon was aware of the interests of certain persons in the Merger described below, which are in addition to the interests of Cemax-Icon stockholders generally, and considered those interests, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

         Stock Options and Warrants

         The Merger Agreement provides that, after the Effective Time, each Cemax-Icon Stock Option (including Cemax-Icon Stock Options held by Cemax-Icon's executive officers and directors) will be converted into a Substitute Option. Likewise, each Cemax-Icon Warrant (including Cemax-Icon Warrants held by Cemax-Icon's executive officers and directors) will be converted into a Substitute Warrant. See "--Effect of the Merger on Cemax-Icon Stock Options and Cemax-Icon Warrants." Of the approximately 1,181,000 Cemax-Icon Stock Options outstanding on the Record Date, approximately 393,000 were held by directors and executive officers of Cemax-Icon. Of the 150,000 Cemax-Icon Warrants outstanding on the Record Date, 7,500 were held by a director of Cemax-Icon. Cemax-Icon Stock Options are held by the following directors and executive officers of Cemax-Icon: Terry Ross, Jeremy B. Rubin, M.D., David Titus, David White, Gregory
C. Patti, Oran E. Mudrugolu, Jean Luc-Chatelain and Grady Floyd. David Titus is the sole director of Cemax-Icon who holds a Cemax-Icon Warrant.

         Key Management Agreements

          In connection with the execution of the Merger Agreement, Cemax-Icon entered into agreements ("Key Management Agreements") with eight of its key management employees (seven of whom serve as officers of Cemax-Icon and two of whom are also directors of Cemax-Icon). Each of such agreements will become effective at the Effective Time.

         The form of Key Management Agreement provides, in general, for the employment of the key management employee by the Surviving Corporation for a term ranging from 18 months to 3 years following the Effective Time, in a position with duties and responsibilities substantially consistent with the duties and responsibilities of such employee immediately prior to the Effective Time. The form of Key Management Agreement provides in general for (i) base compensation consistent with base compensation prior to the Effective Time, (ii) continued participation in the Cemax-Icon incentive pay plan under the modified terms and conditions set forth in each Key Management Agreement and (iii) other benefits provided to executive-level employees of the Surviving Corporation from time to time. Following termination of employment and subject to the nature of such termination, the Key Management Agreements provide for (i) continuation of base compensation, incentive compensation and certain benefits for a period of up to six months following the term of such Agreement and (ii) modified vesting and termination provisions relating to the Substitute Options held by such employee.


         Cemax-Icon entered into Key Management Agreements substantially in the form described above with Terry Ross, Jeremy B. Rubin, M.D., Gregory C. Patti, Oran E. Mudrugolu, Jean-Luc Chatelain, Grady Floyd, Mark Falkowski and Keith McKinnon. The Key Management Agreements with Messrs. Ross, Patti, Chatelain and Floyd also provide for the grant, at the Effective Time, of an option to acquire shares of Imation Common Stock under the Imation 1996 Employee Stock Incentive Program in lieu of certain restricted shares of Cemax-Icon Common Stock held by such employees which will be returned to Cemax-Icon for cancellation. See "CERTAIN INFORMATION CONCERNING CEMAX-ICON--Management--Certain Relationships and Related Transactions."


         Each person who entered into a Key Management Agreement also entered into, as a condition thereof, an Employee Agreement with Imation that restricts such person's activities with respect to confidential information and future employment. See "--Employment Agreements."

         Consulting Agreement

         In connection with the execution of the Merger Agreement, Cemax-Icon also entered into an agreement (the "Consulting Agreement") with one of its directors, Dr. David White, providing for a term expiring on June 30, 1999. The Consulting Agreement will become effective at the Effective Time and provides for (i) a consulting fee of $2,000 per month, (ii) the grant of an option to purchase shares of Imation Common Stock under the Imation 1996 Employee Stock Incentive Program and (iii) restrictions with respect to the use of confidential information.

         Noncompetition Agreements

         In connection with the execution of the Merger Agreement, Cemax-Icon entered into agreements ("Noncompetition Agreements") with eight of its stockholders (seven of whom are officers of Cemax-Icon and two of whom are also directors of Cemax-Icon), pursuant to which each such stockholder agreed, among other things, that: (i) for a specified period he will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, lend his name or any similar name to, lend his credit to, or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of Cemax-Icon as in existence or proposed to be developed or acquired by Cemax-Icon on the date of the Noncompetition Agreement and conducted by any of Imation or its subsidiaries after the Effective Time; provided, however, that he may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act; (ii) he will not, directly or indirectly, either for himself or any other person, (a) induce or attempt to induce any employee of any of Imation or its subsidiaries to leave the employ of such Imation or its subsidiaries, (b) in any way interfere with the relationship between Imation or its subsidiaries and any employee of such Imation or its subsidiaries, (c) without the prior written consent of Imation employ, or otherwise engage as an employee, independent contractor or otherwise, any person who has been an employee of Cemax-Icon or Imation or its subsidiaries during the six months preceding such employment or
(d) induce or attempt to induce any customer, supplier, licensee or business relation of Imation or its subsidiaries to cease doing business with such Imation or its subsidiaries, or in any way interfere with the relationship between any customer, supplier, licensee or business relation of Imation or its subsidiaries and (iii) he will not, directly or indirectly, either for himself or any other person, solicit the business of any person known to him to be a customer of Imation or its subsidiaries, whether or not he had personal contact with such person, with respect to products or activities which compete in whole or in part with the products or activities of Cemax-Icon as in existence or proposed to be developed or acquired by Cemax-Icon on the date of the Noncompetition Agreement and conducted by any of Imation or its subsidiaries after the Effective Time.

         Cemax-Icon entered into Noncompetition Agreements substantially in the form described above with Terry Ross, Jeremy B. Rubin, M.D., Gregory C. Patti, Oran E. Mudrugolu, Jean-Luc Chatelain, Grady Floyd, Mark Falkowski and Keith McKinnon.

MANAGEMENT OF CEMAX-ICON AFTER THE MERGER


         Cemax-Icon will be the Surviving Corporation in the Merger and will become a wholly owned subsidiary of Imation upon consummation of the Merger. The directors of Merger Subsidiary immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of Merger Subsidiary immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. Imation currently expects that, after the Effective Time, it will retain most of the executive officers of Cemax-Icon immediately prior to the Effective Time with duties substantially similar to those of such executive officers prior to the Effective Time, and that Terry Ross and Jeremy B. Rubin, M.D., who are currently directors and executive officers of Cemax-Icon, will be elected to the Board of Directors of Cemax-Icon following the Effective Time. See "CERTAIN INFORMATION CONCERNING IMATION--Management" and "CERTAIN INFORMATION CONCERNING CEMAX-ICON--Management."


OPTION AGREEMENT

         As a condition to the willingness of Imation to execute the Merger Agreement, concurrently with the execution of the Merger Agreement, Cemax-Icon and Imation entered into an option agreement (the "Option Agreement") pursuant to which Cemax-Icon granted to Imation an option (the "Option") to purchase up to 1,075,917 shares of Cemax-Icon Common Stock at a price of $11.96 per share. Imation will be able to exercise the Option, in whole or in part, at any time and from time to time, on or before December 31, 1997, unless the Merger Agreement is terminated because of a material misrepresentation, material breach of a warranty or material breach of a covenant by Imation or Merger Subsidiary under the Merger Agreement. In addition, Imation will be entitled to registration rights with respect to any shares of Cemax-Icon Common Stock acquired by Imation pursuant to the Option Agreement.

STOCKHOLDER AGREEMENTS

         As a condition to the willingness of Imation to execute the Merger Agreement, concurrently with the execution of the Merger Agreement, certain stockholders of Cemax-Icon, who collectively had record ownership of approximately 3,530,000 shares of Cemax-Icon Common Stock as of the Record Date (representing approximately 66% of the total voting power of the outstanding Cemax-Icon Common Stock and Cemax-Icon Preferred Stock as of such date), entered into separate Stockholder Agreements with Imation, pursuant to which such stockholders, in such capacity, have agreed to vote, and have granted to Imation an irrevocable proxy to vote, such shares (and any other shares of Cemax-Icon Common Stock acquired after the date of the Merger Agreement, including shares acquired pursuant to the exercise of any rights to purchase or otherwise acquire shares) in favor of approval of the Merger Agreement and Merger. In addition, under the Stockholder Agreements, such stockholders have agreed that, if Cemax-Icon seeks a vote of its stockholders with respect to (i) any proposal made in opposition to or competition with consummation of the Merger, (ii) any merger, consolidation, sale of assets, reorganization or recapitalization, with any party other than Imation, Merger Subsidiary and their affiliates or (iii) any liquidation or winding up of Cemax-Icon (each of (i), (ii) and (iii), an "Opposing Proposal"), such stockholders will vote against such Opposing Proposal. Also, under the Stockholder Agreements, such stockholders have also agreed (i) not to solicit, initiate or encourage submission of any proposal or offer from any person, group or entity relating to any acquisition of the assets, business or capital stock of Cemax-Icon, or other similar transaction or business combination involving the business of Cemax-Icon, (ii) not to participate in any negotiations or discussions regarding or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any other person or entity to do or seek such acquisition or transaction and
(iii) to inform Imation of any inquiry regarding the foregoing (i) and (ii). The Stockholder Agreements, other than the provisions relating to the grant of an irrevocable proxy, terminate on the earlier to occur of (1) the Effective Time or (2) such date and time as the Merger Agreement shall be terminated pursuant to Article VIII of the Merger Agreement. Such stockholders received no monetary consideration for entering into the Stockholder Agreements. See "THE MERGER--Stockholder Agreements."

EMPLOYEE AGREEMENTS

         As a condition to the obligations of Imation and Merger Subsidiary to effect the Merger, each employee of Cemax-Icon will enter into Employee Agreements with Imation pursuant to which such employee will agree, among other things, that (i) Inventions (as defined below) with which such employee has had any relationship will be owned entirely by Imation, (ii) such employee will not use or disclose to any third party any Confidential Information (as defined below) and will not own, operate or render services, directly or indirectly, as an employee or consultant, advisor or in any other capacity to, a Conflicting Organization (as defined below), (iii) such employee will provide written notice to Imation of an employment offer with a Conflicting Organization (as defined below) and will not, if Imation makes a timely election in response to the written notice, directly or indirectly, render services to any Conflicting Organization in the United States or in any country in which Imation has a plant for manufacturing a product upon which such employee works during such employee's employment with Imation or, if such employee is employed in a sales capacity, will not render services in the United States, directly or indirectly, to any Conflicting Organization in connection with the development or manufacture of any Conflicting Product (as defined below) or the marketing, sale, merchandising, leasing, servicing or promotion of any Conflicting Product to any person or organization upon which such employee called during the last three years of such employee's employment with Imation, or whose account such employee supervised on behalf of Imation at any time during the last three years of such employee's employment by Imation and (iv) any claims or controversies arising between such employee and Imation relating to such employee's employment with Imation or termination thereof, and any violation of state or federal law will be resolved by arbitration in accordance with the applicable law or arbitration rules of the American Arbitration Association.

         Confidential Information means information, not generally known, and confidential to Imation, including all (i) trade secret information about Imation's processes and products, (ii) information relating to research, development, manufacture, purchasing, accounting, engineering, marketing, merchandising, selling, leasing, servicing finance and business systems and techniques including customer or supplier lists, or similar information of a third party who has entrusted such information to Imation, and (iii) all information that has been or will be disclosed to such employee, or to which such employee has obtained or will obtain access, whether originated by such employee or by others, during the period of such employee's employment by Imation, which such employee has reasonable basis to believe is confidential information. Notwithstanding the foregoing, Confidential Information shall not include information which is lawfully disclosed to such employee by a third party after the period of such employee's employment by Imation.

         Inventions means discoveries, improvements and ideas (whether or not shown or described in writing or reduced to practice), mask works (topography or semiconductor chips) and works of authorship, whether or not patentable, copyrightable or registerable, (i) which relate directly to the business of Imation, (ii) which relate to Imation's actual or demonstrably anticipated research or development, (iii) which result or have resulted from any work performed by such employee for Imation, (iv) for which equipment, supplies, facility or Confidential Information of Imation is or have been used or (v) which are or have been developed on any Imation time.

         Conflicting Product means any product, process, system or service of any person or organization other than Imation, in existence or under development, which is the same as or similar to or competes with, or has a usage allied to, a product, process, system or service upon which such employee works (in either a sales or a non-sales capacity) during the last three years of employment by Imation, or about which such employee acquires Confidential Information.


         Conflicting Organization means any person or organization which is engaged in or about to become engaged in, research on or development, production, marketing, leasing, selling, licensing or servicing of a Conflicting Product.


AFFILIATE AGREEMENTS

         In connection with the execution of the Merger Agreement, certain persons deemed by Cemax-Icon as potential "affiliates" of Cemax-Icon for purposes of the federal securities laws (an "Affiliate") entered into Affiliate Agreements with Imation pursuant to which such Affiliate agreed (i) not to make any sale, transfer or other disposition of Imation Common Stock in violation of the Securities Act or Rule 145 of the SEC under the Securities Act and (ii) not to sell, transfer or otherwise dispose of Imation Common Stock issued to such Affiliate upon payment of the Contingent Payment Rights unless such sale, transfer or other disposition is made in conformity with the requirements of Rule 145 of the SEC under the Securities Act.

ACCOUNTING TREATMENT

         The Merger will be accounted for under the purchase method of accounting under which the total consideration paid in the Merger will be allocated among the Surviving Corporation's consolidated assets and liabilities based on the fair values of the assets acquired and liabilities assumed as provided for under generally accepted accounting principles.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES


         Under currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, applicable judicial decisions and administrative rulings, all of which are subject to change, the federal income tax consequences described below are expected to arise in connection with the Merger. Due to the complexity of the Code, the following discussion is limited to the material federal income tax aspects of the Merger for a Cemax-Icon stockholder who is a citizen or resident of the United States and who, on the date of disposition of such holder's shares of Cemax-Icon Common Stock, holds such shares as a capital asset. The general tax principles discussed below are subject to retroactive changes that may result from subsequent amendments to the Code. The following discussion does not address potential foreign, state, local and other tax consequences, nor does it address tax consequences with respect to holders of Cemax-Icon Stock Options or Cemax-Icon Warrants, nor does it address taxpayers subject to special treatment under the federal income tax laws, such as life insurance companies, tax-exempt organizations, S corporations and taxpayers subject to the alternative minimum tax. In addition, the following discussion may not apply to Cemax-Icon stockholders who acquired their shares upon the exercise of employee stock options or otherwise as compensation. Neither Cemax-Icon nor Imation has requested the Internal Revenue Service to rule or issue an opinion on the federal income tax consequences of the Merger. ALL STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, FOREIGN, STATE AND LOCAL TAX CONSEQUENCES OF THE DISPOSITION OF THEIR SHARES IN THE MERGER.

         For federal income tax purposes, the Merger will be treated as a taxable sale or exchange of Cemax-Icon Common Stock for cash (including any amount retained in the Representatives' Fund) and the Contingent Payment Right by each holder of Cemax-Icon Common Stock (including any holder of shares who properly exercises dissenter's rights). The following discussion assumes that the receipt of the Contingent Payment Right is not taxable currently as property for federal income tax purposes and represents, instead, a right to receive additional payments on account of the sale of the Cemax-Icon Common Stock under certain circumstances. Accordingly, the federal income tax consequences to the Cemax-Icon stockholders will generally be as follows:

         (i) Assuming that the shares of Cemax-Icon Common Stock exchanged by a Cemax-Icon stockholder for cash in connection with the Merger are capital assets in the hands of the stockholder at the Effective Time, such stockholder may recognize a capital gain or loss by reason of the consummation of the Merger.

         (ii) A Cemax-Icon stockholder who expects to recognize a gain as a result of the Merger should be able to treat the disposition of Cemax-Icon Common Stock and the receipt of cash and a Contingent Payment Right as giving rise to an installment sale subject to the provisions of Section 453 of the Code. An installment sale generally arises under Section 453 of the Code when at least one payment in connection with a sale of property is to be received after the close of the taxable year in which disposition of the property first occurs. If applicable, an installment sale would enable a Cemax-Icon stockholder who expects to recognize a gain to defer a proportionate share of that gain until payments, if any, are received pursuant to the Contingent Payment Rights. Such stockholders should consult with their own tax advisors regarding the application of the installment sale provisions of the Code, the amount of gain to be recognized in the year of the Merger, and the possible application of the rules requiring the payment of an interest charge on deferred tax liabilities arising in connection with certain installment sales as provided in Section 453A of the Code.


         (iii) The capital gain or loss, if any, will be long-term with respect to shares of Cemax-Icon Common Stock held for more than twelve (12) months as of the Effective Time and short-term with respect to such shares held for twelve
(12) months or less.


         (iv) The receipt of additional cash or Imation Common Stock by a Cemax-Icon stockholder pursuant to the Contingent Payment Right should also result in the recognition of capital gain; provided that a portion of any such cash or Imation Common Stock received by a Cemax-Icon stockholder will be taxable as a ordinary interest income. The amount of such interest income will be based on (i) the amount of any such payment pursuant to the Contingent Payment Right, (ii) the length of time between the Effective Time of the Merger and the date of any such payment, and (iii) the short-term applicable federal rate as provided in the Code as of the Effective Time of the Merger. While such short-term applicable federal rate is not presently known, the current short-term applicable federal rate is 5.98%, compounded semi-annually. The amount of such interest income will generally be computed by using such short-term applicable federal rate of interest to discount the fair market value of any Imation Common Stock and cash received back to the Effective Time and treating the difference between the gross amount received and that discounted amount as ordinary interest income, with the remaining amount taxable as capital gain. Cemax-Icon stockholders should consult with their own tax advisors regarding the amount of such ordinary interest income.

         (v) The basis of any Imation Common Stock received by a Cemax-Icon stockholder pursuant to the Contingent Payment Rights is expected to be equal to the fair market value thereof at the time of the distribution thereof, with the holding period therefor beginning only at such time.


         Payments made pursuant to the Merger (including any cash paid to a holder of shares who properly exercises dissenter's rights and any payments pursuant to the Contingent Payment Right) will be reported to the extent required by the Code to Cemax-Icon stockholders and the Internal Revenue Service. Such amounts will ordinarily not be subject to withholding of U.S. federal income tax. However, backup withholding of such tax at a rate of 31% may apply to certain stockholders by reason of the events specified in Section 3406 of the Code and the Treasury Regulations promulgated thereunder, which include failure of a stockholder to supply Cemax-Icon or its agent with such stockholder's taxpayer identification number. Accordingly, Cemax-Icon stockholders will be asked to provide the stockholder's correct taxpayer identification number on a Substitute Form W-9 which is to be included in the appropriate letter of transmittal for the Cemax-Icon shares. Withholding may also apply to Cemax-Icon stockholders who are otherwise exempt from such withholding, such as a foreign person, if such person fails to properly document its status as an exempt recipient.

         NO INFORMATION IS PROVIDED HEREIN WITH RESPECT TO THE TAX CONSEQUENCES, IF ANY, OF THE MERGER UNDER APPLICABLE FOREIGN, STATE, LOCAL AND OTHER TAX LAWS OR WITH RESPECT TO THE CEMAX-ICON STOCK OPTIONS OR THE CEMAX-ICON WARRANTS. THE FOREGOING DISCUSSION IS BASED UPON THE PROVISIONS OF THE CODE, APPLICABLE TREASURY REGULATIONS THEREUNDER, INTERNAL REVENUE SERVICE RULINGS AND JUDICIAL DECISIONS, AS IN EFFECT AS OF THE DATE HEREOF. THERE CAN BE NO ASSURANCE THAT FUTURE LEGISLATIVE, ADMINISTRATIVE OR JUDICIAL CHANGES OR INTERPRETATIONS WILL NOT AFFECT THE ACCURACY OF THE STATEMENTS OR CONCLUSIONS SET FORTH HEREIN. ANY SUCH CHANGE COULD APPLY RETROACTIVELY AND COULD AFFECT THE ACCURACY OF SUCH DISCUSSION. NO RULINGS HAVE OR WILL BE SOUGHT FROM THE INTERNAL REVENUE SERVICE CONCERNING THE TAX CONSEQUENCES OF THE MERGER.

DISSENTERS' RIGHTS OF APPRAISAL

         General

         Under the Delaware General Corporation Law ("DGCL") any holder of Cemax-Icon Common Stock on the date of the Demand (as defined below) who holds such shares continually through the Effective Time and follows the procedures set forth in Section 262 of the DGCL ("Section 262") will be entitled to have his Cemax-Icon Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash of the "fair value" of such Cemax-Icon Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by such Court.

         Procedure

         Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was such on the record date for the meeting with respect to shares for which appraisal rights are available under Section 262 that such appraisal rights are available and include in such notice a copy of Section 262. This Proxy Statement/Prospectus constitutes such notice to the holder of Cemax-Icon Common Stock and Section 262 is attached to this Proxy Statement/Prospectus as Exhibit B.

         A holder of Cemax-Icon Common Stock wishing to exercise his appraisal rights must deliver to Cemax-Icon, before the vote of the holders of Cemax-Icon Common Stock with respect to the Merger Agreement, a written demand for appraisal (the "Demand") of his shares and must not vote in favor of approving the Merger Agreement. Because a proxy which does not contain voting instructions will, unless revoked, be voted FOR adoption of the Merger Agreement, a holder of Cemax-Icon Common Stock who votes by proxy and who wishes to exercise his appraisal rights must (i) vote AGAINST the adoption of the Merger Agreement or
(ii) ABSTAIN from voting on the adoption of the Merger Agreement. A vote against approval of the Merger Agreement, in person or by proxy, will not in and of itself constitute a written demand for appraisal satisfying the requirements of
Section 262.

         Only a holder of record of Cemax-Icon Common Stock is entitled to assert appraisal rights for the Cemax-Icon Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as such holder's name appears on his stock certificates. If the shares of Cemax-Icon Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the Demand must be made by the fiduciary. If the shares of Cemax-Icon Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common the Demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a Demand on behalf of a holder of record; however, the agent must identify the recordowner or owners and expressly disclose the fact that in executing the Demand, the agent is acting as agent for the record owner or owners . A record holder, such as a broker, who holds Cemax-Icon Common Stock as nominee for several beneficial owners, may exercise appraisal rights with respect to which the holder is record holder. In such case, the Demand must set forth the number of shares of Cemax-Icon Common Stock as to which appraisal is sought. Where no number of shares of Cemax-Icon Common Stock is expressly mentioned, the Demand will be presumed to cover all shares of Cemax-Icon Common Stock held in the name of the record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights.

         A holder of shares of Cemax-Icon Common Stock held in "street name" who desires appraisal rights with respect to such shares must take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record owner of such shares. Shares of Cemax-Icon Common Stock held through brokerage firms, banks, and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository, such as Cede & Co., Pacific & Co., Kray Co., Philadep and others. Any holder of Cemax-Icon Common Stock desiring appraisal rights with respect to such shares who held his or her shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by their record holder thereof. The holder should instruct such firm, bank or institution that the demand for appraisal must be made by the record holder of the shares, which might be the nominee of a central security depository if the shares have been so deposited. As required by Section 262, a demand for appraisal must reasonably inform the corporation of the identity of the record holder (which might be a nominee as described above) and of such holder's intention to seek appraisal of such shares.

         Holders who elect to exercise appraisal rights must mail or deliver their written demands to: Cemax-Icon, Inc., 47281 Mission Falls Court, Fremont, California 94539, Attention: Secretary. The written demand for appraisal should specify that the holder is thereby demanding appraisal of his or her shares.

         Within 10 days after the Effective Time, Imation, as the surviving corporation in the Merger, must send a notice as the effectiveness of the Merger to each holder of Cemax-Icon Common Stock who has satisfied the foregoing provisions of Section 262, which notice shall also include a copy of Section
262. Within 120 days after the Effective Time, but not thereafter, Cemax-Icon or any former holder of Cemax-Icon Common Stock entitled to appraisal rights under
Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of Cemax-Icon Common Stock. Cemax-Icon will not file any such petition. Accordingly, the dissenting holder of Cemax-Icon Common Stock will need to initiate all necessary action to perfect his appraisal rights within the time periods prescribed in Section 262.

         Within 120 days after the Effective Time, any former holder of Cemax-Icon Common Stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Imation a statement setting forth the aggregate number of shares of Cemax-Icon Common Stock not voted in favor of the adoption of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within 10 days after a written request therefor has been received by Imation or within 10 days after expiration of the period for deliver of demands, whichever is later.


         If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which former holders of Cemax-Icon Common Stock are entitled to appraisal rights and will appraise the "fair value" of the Cemax-Icon Common Stock exclusive of any element of value arising from the accomplishment or expectation of the Merger. Holders of Cemax-Icon Common Stock considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more than, the same as or less than the consideration they would receive pursuant to the Merger Agreement, if they did not seek appraisal of their shares and that investment advisors' opinions as to fairness from a financial point of view of the Merger Consideration are not necessarily opinions as to fairness of their shares under Section 262. Any judicial determination of the "fair value" of the Cemax-Icon Common Stock could be based on numerous considerations including, but not limited to, the market value of Cemax-Icon Common Stock prior to the Merger and the net asset value and earnings of Cemax-Icon. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceeding. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares have been appraised. The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal proceeding, be charged pro rata against the value of all the shares entitled to appraisal.


         Any holder of Cemax-Icon Common Stock who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote the shares of Cemax-Icon Common Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of Cemax-Icon Common Stock, except dividends or other distributions payable to holders of Cemax-Icon Common Stock of record as of a date prior to the Effective Time.


         If any holder of Cemax-Icon Common Stock who demands appraisal of his Cemax-Icon Common Stock under Section 262 fails to perfect, or effectively withdraws or loses his right to appraisal, then the shares of Cemax-Icon Common Stock of such holder will be converted into and become the right to receive the Merger Consideration in accordance with the Merger Agreement. A holder of Cemax-Icon Common Stock will fail to perfect, or effectively lose, his right of appraisal if no petition for appraisal is filed within 120 days after the Effective Time, or if the stockholder delivers to Cemax-Icon a written withdrawal of his demand for appraisal and acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time will require the written approval of the Cemax-Icon.


         Failure to follow the steps required by Section 262 for perfecting rights may result in the loss of such rights.

         Cash received pursuant to the exercise of dissenters' rights may be subject to federal or state income tax. See "--Federal Income Tax Consequence."

         The foregoing summary of the applicable provisions of Section 262 is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to such Section, the full text of which is attached as Exhibit B to this Proxy Statement/Prospectus.

REGULATORY APPROVALS


         Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless notice has been given and certain information has been furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. Imation and Cemax-Icon each filed with the Antitrust Division and the FTC a Notification and Report Form with respect to the Merger on June 13, 1997. The waiting period under the HSR Act was terminated effective June 27, 1997.


         At any time before or after the Effective Time, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger or seeking the divestiture of Cemax-Icon by Imation, in whole or in part, or the divestiture of substantial assets of Imation, Cemax-Icon or their respective subsidiaries. State Attorneys General and private parties may also bring legal actions under the federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Imation and Cemax-Icon relating to the businesses in which Imation, Cemax-Icon and their respective subsidiaries are engaged, Imation and Cemax-Icon believe that the consummation of the Merger will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the proposed Merger on antitrust grounds will not be made or, if such a challenge is made, that Imation and Cemax-Icon will prevail.

         Neither Imation nor Cemax-Icon is aware of any other material governmental approvals or actions that may be required for consummation of the Merger except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance, however, that any such approval or action, if needed, could be obtained and would not be conditioned in a manner that would cause the parties to abandon the Merger.


                              THE MERGER AGREEMENT

         THE FOLLOWING IS A BRIEF SUMMARY OF THE MATERIAL PROVISIONS OF THE MERGER AGREEMENT. THIS DESCRIPTION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT INCLUDED AS EXHIBIT A TO THIS PROXY STATEMENT/PROSPECTUS AND INCORPORATED HEREIN BY REFERENCE. ALL STOCKHOLDERS ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY. SEE ALSO "THE MERGER."

GENERAL

         The Merger Agreement provides that, upon the satisfaction or waiver of certain conditions, Merger Subsidiary will be merged with and into Cemax-Icon, Cemax-Icon will continue as the Surviving Corporation, and the separate existence of Merger Subsidiary will cease. Pursuant to the Merger Agreement, at the Effective Time, (a) each outstanding share of common stock of Merger Subsidiary will be converted into one share of the common stock of the Surviving Corporation, (b) each outstanding share of Cemax-Icon Common Stock (other than Dissenting Shares or shares owned by Imation, Merger Subsidiary or Cemax-Icon) will be converted into and become a right to receive (i) a cash payment of $5.25, without interest thereon, and (ii) a Contingent Payment Right and (c) each share of Cemax-Icon Preferred Stock will be canceled and extinguished, and no payment will be made therefor. Following the Merger, the Surviving Corporation will be a wholly owned subsidiary of Imation. An aggregate of up to $200,000 may be withheld from the initial payments to stockholders in a separate fund for reimbursement of the Stockholders' Representatives' out-of pocket-expenses in acting on behalf of stockholders of Cemax-Icon in connection with the Merger. See "THE MERGER--Stockholders' Representatives' Fund."

CERTAIN REPRESENTATIONS AND WARRANTIES

         The Merger Agreement contains various representations and warranties of Imation, Merger Subsidiary and Cemax-Icon relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (1) the due organization, power and standing of, and similar corporate matters with respect to, each of Imation, Merger Subsidiary and Cemax-Icon; (2) the authorization, execution, delivery and performance by, and enforceability of, the Merger Agreement against each such party; (3) corporate authorization and lack of conflicts with other agreements;
(4) except as set forth in the Merger Agreement, absence of any governmental or regulatory authorization, consent or approval required to consummate the Merger; and (6) the absence of any brokerage, finder's or other fees due in connection with the Merger.


         Cemax-Icon also has made certain additional representations and warranties to Imation relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (1) the approval of the Merger Agreement by Cemax-Icon's Board of Directors and its resolution to recommend the approval of the Merger Agreement to Cemax-Icon's stockholders; (2) the proper organization and other matters relating to Cemax-Icon's predecessors; (3) the absence of subsidiaries;
(4) capital stock; (5) financial statements; (6) the absence of undisclosed liabilities; (7) the absence of a material adverse change the assets, financial condition, relations with key management employees or key OEM's, operating results or business condition of Cemax-Icon; (8) the absence of certain developments; (9) title to properties; (10) accounts receivable; (11) inventory;
(12) tax matters; (13) Cemax-Icon's performance of material obligations in connection with disclosed contracts and commitments; (14) intellectual property rights; (15) the absence of material pending or threatened litigation; (16) warranties and products; (17) employees; (18) employee benefit plans; (19) insurance; (20) the absence of affiliate transactions; (21) customers and suppliers; (22) officers and directors and the existence of bank accounts; (23) compliance with applicable laws and the possession of all licenses, permits and certificates necessary to operate the business of Cemax-Icon; (24) environmental matters and (25) disclosures.


         Imation and Merger Subsidiary also have made certain additional representations and warranties to Cemax-Icon relating to, among other things, the ownership of Merger Subsidiary.

COVENANTS


         Pursuant to the Merger Agreement, Cemax-Icon has agreed that, prior to the Effective Time, except as expressly permitted by the Merger Agreement or as otherwise consented to by Imation, Cemax-Icon will, subject to certain exceptions, among other things, (1) carry on its business in the ordinary course of its business and observe the following terms and not, except as permitted in Merger Agreement, (a) take any action except in, the ordinary course of business, on an arm's-length basis and in accordance in all material respects with all applicable laws, rules and regulations and Cemax-Icon's past custom and practice; (b)(i) issue or sell any additional shares of its capital stock, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of its capital stock, except as permitted in the Merger Agreement,
(ii) sell, pledge, dispose of or encumber any of its assets, except in the ordinary course of business, (iii) amend or propose to amend its Certificate of Incorporation or Bylaws, (iv) split, combine or reclassify any outstanding shares of capital stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of its capital stock, (v) redeem, purchase or acquire or offer to acquire any shares of its capital stock or other securities, except as provided for in the Merger Agreement, (vi) acquire any corporation, partnership, joint venture or other business combination or division or material assets thereof, (vii) incur any indebtedness for borrowed money or issue any debt securities except the borrowing of working capital in the ordinary course of business consistent with past practice, (viii) accelerate or defer the payment of undisputed accounts payable or other accrued expenses owned to trade creditors or other third parties having business relationships with Cemax-Icon, to use or occupy real property or exercise or waive any option, or consent to any modification, act or omission by any landlord requiring tenant's consent under any lease, or propose to do any of the foregoing, (ix) accelerate, beyond the normal collection cycle, or defer collection of manufacturers' rebates, promotional allowances and other accounts receivable, (x) enter into or modify any lease (as defined in the Merger Agreement) or agreement or arrangement, (xi) purchase inventories or supplies for its business in manner outside the ordinary course of business, inconsistent in amount, nature or composition with prior practice,
(xii) sell, lease, license or otherwise dispose of any material assets or properties, other than in the ordinary course of business, (xiii) accelerate or defer the construction or improvements at any of the locations of its business or (xiv) accelerate or defer the purchase of material fixtures, equipment, leasehold improvements, vehicles, other items of machinery and equipment and other capital expenditures, or (xv) enter into or modify any agreement, arrangement or understanding with respect to any of the matters set forth in items (1)(b)(i) through (1)(b)(xiv) in any material respect, or propose to do any of the foregoing; (c)(i) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers or directors or consultants or
(ii) in the case of employees, officers or consultants who earn in excess of $75,000 per year, take any action with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect as of the date of the Merger Agreement; (d) adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees or of any director; (e) cancel or terminate its current insurance policies or cause any of the coverage to lapse, except as set forth in the Merger Agreement; (f) fail to (i) use commercially reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others with which it has business relationships,
(ii) confer on a regular and frequent basis with representatives of Imation to report operational matters and the general status of ongoing operations, (iii) not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in the Merger Agreement untrue at the closing of the Merger, (iv) notify Imation of any emergency or other change in the normal course of business or in the operation of its properties and of any governmental or third party complaints, investigations or hearings if such emergency, change, complaint, investigation or hearing would be material, individually or in the aggregate, to the business, operations or financial condition of Cemax-Icon or to Cemax-Icon's, Imation's or Merger Subsidiary's ability to consummate the transactions contemplated by the Merger Agreement, and (v) promptly notify Imation and Merger Subsidiary in writing if Cemax-Icon discovers that any representation or warranty made by it in the Merger Agreement was when made, or has subsequently become, untrue in any material respect; (g) fail to (i) file all Tax (as such term is defined in the Merger Agreement) returns, elections or information statements with respect to any liabilities for Taxes of Cemax-Icon which pursuant to applicable law must be filed prior to the closing of the Merger, (ii) promptly upon filing provide copies of any such Tax returns, elections or information statements to Imation and Merger Subsidiary, (iii) make or rescind any such Tax elections or other discretionary positions with respect to Taxes taken by or affecting Cemax-Icon only upon prior consultation with and consent of Imation, (iv) not amend any Return (as such term is defined in the Merger Agreement), (v) not increase the rate or policy for any accrual or reserve for Taxes or otherwise accrue therefor in a manner inconsistent with its practice for previous periods and not change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended December 31, 1995; (h) perform any act referenced by (or omit to perform any act which omission is referenced by) the terms of Section 3.11 of the Merger Agreement; (2) provide to Imation full access at all reasonable times and upon reasonable notice access to Cemax-Icon's books and records; (3) cause to be duly called and held a meeting the Cemax-Icon stockholders; (4) make or cause to be made all filings and submissions under the HSR Act) and any other laws and regulatory filings required pursuant to the Merger; (5) furnish or cause to be furnished to Imation all information concerning Cemax-Icon required to be included in the registration statement on Form S-4 to be filed with the SEC under the Securities Act relating to Contingent Payment Rights and the shares of Imation Common Stock which may be delivered to Cemax-Icon's stockholders pursuant to the Contingent Payment Rights (the "Registration Statement") and any other applicable documents which will include a prospectus and proxy statement (the "Prospectus-Proxy Statement"); (6) prepare and deliver to Imation all quarterly and monthly financial statements for such periods set forth in the Merger Agreement; (7) take all commercially reasonable actions necessary or desirable to cause the conditions set forth in the Merger Agreement to be satisfied and to consummate the transactions contemplated by the Merger Agreement and obtain all consents and waivers contemplated by the Merger Agreement; (8) except as set forth in the Merger Agreement, refrain from soliciting, initiating and encouraging submission of any proposal or offer from any person or entity relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets of, or any equity interest in, the Cemax-Icon or other similar transaction or business combination involving Cemax-Icon or participate in any negotiations regarding the foregoing; and (9) distribute the Prospectus-Proxy Statement, at the relevant time, to each holder of Cemax-Icon Options or Cemax-Icon Warrants.


         Pursuant to the Merger Agreement, Imation and Merger Subsidiary have agreed that Imation will, subject to certain exceptions, among other things, (1) promptly as practicable after the execution of the Merger Agreement, make or cause to be made all filings and submissions under the HSR Act and any other applicable laws or regulations; (2) take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Section 7.02 of the Merger Agreement to be satisfied and to consummate the transactions contemplated by the Merger Agreement; (3) file the Registration Statement and any applicable documents, which will include the Prospectus-Proxy Statement with the SEC; (4) file all documents required to be filed to list the Imation Common Stock to be issued pursuant to the Contingent Payment Rights on the New York Stock Exchange;
(5) take all corporate action necessary to ensure that any shares of Imation Common Stock issued by Imation to the Cemax-Icon stockholders pursuant to the Contingent Payment Rights, is duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights or other rights to purchase securities of Imation and is issued in full compliance with applicable securities laws; (6) file all documents required to obtain, prior to the Effective Time, all necessary approvals under state securities laws, if any; (7) take all corporate action necessary to reserve for issuance a sufficient number of shares of Imation Common Stock for delivery upon exercise of Substitute Options and Substitute Warrants and shall file a registration statement on Form S-8 with respect to shares of Imation Common Stock subject to Substitute Options; (8) make certain expenditures in connection with its image management systems business objectives after the Effective Time and (9) maintain as of the Effective Time certain identified employee benefit plans of Cemax-Icon as in effect immediately prior to the Effective Time, subject to the modifications set forth in the Merger Agreement and subject to further modification, amendment or termination by Imation or the Surviving Corporation following the Effective Time.

LIMITATIONS ON NEGOTIATIONS

         Except is set forth in the Merger Agreement, Cemax-Icon will not, directly or indirectly, through any officer, director, stockholder, agent or otherwise, solicit, initiate or encourage submission of any proposal or offer from any person or entity (including any of its or their officers, stockholders or employees) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets of, or any equity interest in, Cemax-Icon or other similar transaction or business combination involving Cemax-Icon, or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in anyway with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing. Cemax-Icon will promptly notify Imation of any such proposal or offer, or any inquiry from or contact with any person with respect thereto, is made and shall promptly provide Imation with such information regarding such proposal, offer, inquiry or contact as Imation may request.

CONDITIONS

         The Merger will occur only if the Merger Agreement is approved and adopted by the requisite vote of the stockholders of Cemax-Icon. Consummation of the Merger is also subject to the satisfaction of certain other conditions specified in the Merger Agreement, unless such conditions are waived (to the extent such waiver is permitted by law).

         Each party's respective obligations to effect the Merger are subject to various conditions, including the following, unless waived by the other party to the extent permitted by applicable law: (1) the stockholders of Cemax-Icon shall have approved the Merger and the Merger Agreement by requisite vote; (2) the applicable waiting periods under the HSR Act shall have expired or been terminated, and all material governmental filings, authorizations and approval that are required for the consummation transactions contemplated by the Merger Agreement or the Certificate of Merger will have been duly made and obtained;
(3) there shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency relating to and materially adversely affecting the transactions contemplated in the Merger Agreement; (4) there shall not be any action taken, or any statute, rule or regulation, judgment order or injunction enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by the Merger Agreement which would reasonably be expected to result in any of the consequences referred to in item (3); and (5) the Registration Statement shall have become effective and shall not be subject to any stop order, and no action suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened or be unresolved and Imation shall have received all necessary state securities law authorizations.

         The obligations of Imation and Merger Subsidiary to effect the Merger are subject to the satisfaction prior to or upon the Closing of the following conditions, unless waived by Imation and Merger Subsidiary: (1) the representations and warranties of Cemax-Icon set forth in the Merger Agreement shall be true and correct in all material respects at and as of the Effective Time of the Merger as though made on and as of such date; (2) Cemax-Icon shall have performed in all material respects all the covenants and agreements required to be performed by it under the Merger Agreement prior to the Effective Time; (3) the consents and approvals described in the Merger Agreement shall have been obtained by Cemax-Icon which consents and approvals could be reasonably expected to result in a material adverse change in the assets, financial condition, relationship with key management employees or key OEM's, operating results or business condition of Cemax-Icon; (4) the Merger Agreement, the Certificate of Merger and the Merger shall have been duly and validly approved by the Cemax-Icon's Board of Directors and the Merger Agreement shall have been approved by the Stockholders of Cemax-Icon; (5) there shall not have been discovered any fact existing as of the date of the Merger Agreement regarding Cemax-Icon, which has not been disclosed to Imation and Merger Subsidiary as of the date of the Merger Agreement which is, individually or in the aggregate with other such facts, would result in a material adverse change in the assets, properties, financial condition, operating results or business condition of Cemax-Icon; (6) there shall have been no damage or destruction or loss of or to any property or properties owned or used by Cemax-Icon, whether or not covered by insurance, which, in the aggregate, has, or would be reasonably likely to have, a material adverse effect on Cemax-Icon; (7) Imation shall have received from Wilson, Sonsini, Goodrich & Rosati, P.C. a written opinion, dated the Effective Time, addressed to Imation; (8) not more than seven percent of the outstanding shares of Cemax-Icon Common Stock shall be qualified to be Dissenting Shares as of the Effective Time; (9) Imation shall have received from Ernst & Young LLP, a "comfort" letter, dated as of the effective date of the Registration Statement; (10) Cemax-Icon shall have delivered to Imation: (a) officers' certificates executed by officers of Cemax-Icon, (b) copies of third party and governmental consents and certain approvals, (c) the minute books, stock transfer records, corporate seal and other materials related to the corporate administration of Cemax-Icon, (d) resignations from certain of Cemax-Icon's officers and directors, (e) a copy of the certified Certificate of Incorporation of Cemax-Icon and Certificates of Good Standing of Cemax-Icon in such states, (f) a copy of each of (i) the text of resolutions adopted by the board of directors of Cemax-Icon authorizing the execution, delivery and performance of the Merger Agreement and the Certificate of Merger and the consummation of transactions contemplated by the Merger Agreement and the Certificate of Merger and (ii) the bylaws of Cemax-Icon certified by its corporate secretary, (g) incumbency certificates executed on behalf of Cemax-Icon executed on behalf of Cemax-Icon by Cemax-Icon's corporate secretary,
(h) an executed copy of each of the Related Agreements as such term is defined in the Merger Agreement and (i) such other certificates, documents and instruments as Imation reasonably requests related to the transactions contemplated by the Merger Agreement; (11) Cemax-Icon's employees shall have entered into Imation's form of Employee Agreement and (12) each of Cemax-Icon's employees identified in the Merger Agreement shall have agreed (i) to repay to Cemax-Icon under the terms set forth in the Merger Agreement, all interest and principal outstanding under certain promissory notes or (ii) to permit Cemax-Icon to deduct the amount of such interest and principal from the payment of 1997 cash consideration to such employee.

         The obligation of Cemax-Icon and the Cemax-Icon stockholders to effect the Merger is subject to the satisfaction prior to or upon the Closing of the following conditions, unless waived by Cemax-Icon: (1) the representations and warranties of Imation set forth in the Merger Agreement shall be true and correct in all material respects at and as of the Effective Time, as though made on and as of such date; (2) Imation and Merger Subsidiary shall have performed in all material respects all the covenants and agreements required to be performed by them under the Merger Agreement and the Certificate of Merger prior to the Effective Time; (3) Cemax-Icon shall have received from Dorsey & Whitney LLP a written opinion, dated the Effective Time, addressed to Cemax-Icon; (4) Imation and Merger Subsidiary shall have delivered to Cemax-Icon: (a) officers' certificates executed by officers of each of Imation and Merger Subsidiary, (b) a copy of the certified Certificate of Incorporation of each of Imation and Merger Subsidiary and Certificates of Good Standing of Imation and Merger Subsidiary; (c) a copy of each of (i) the text of resolutions adopted by the board of directors of each of Imation and Merger Subsidiary authorizing the execution, delivery and performance of the Merger Agreement and the Certificate of Merger and the consummation of transactions contemplated by the Merger Agreement and the Certificate of Merger and (ii) the bylaws of each of Imation and Merger Subsidiary certified by their respective corporate secretaries; (d) incumbency certificates executed on behalf of each of Imation and Merger Subsidiary by their respective corporate secretaries; (e) an executed copy of each of the Related Agreements as such term is defined in the Merger Agreement and (f) such other certificates, documents and instruments as Cemax-Icon reasonably requests related to the transactions contemplated by the Merger Agreement and (5) receipt from Imation of evidence of transfer to the Transfer Agent of cash in the amount of the 1997 Cash Consideration, along with an executed letter of instruction to pay such funds of the Cemax-Icon stockholder.

TERMINATION

         The Merger Agreement may be terminated at any time prior to the Effective Time: (i) by mutual consent of Imation, Merger Subsidiary and Cemax-Icon; (ii) by either Imation or Merger Subsidiary, on the one hand, or Cemax-Icon, on the other, in the event (a) there has been a material misrepresentation, breach of warranty or breach of covenant on the part of the other in the representations, warranties and covenants set forth in the Merger Agreement provided, that, in the event of a curable breach, the non-breaching party may terminate the Merger Agreement only after the breaching party has had a reasonable time not to exceed 30 days to cure such breach after written notice of such breach from the non-breaching party; (b) there shall be a final nonappealable order of a federal or state court in effect preventing the consummation of the Merger, or there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental authority or agency which would make the consummation of the Merger illegal; (c) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental authority or agency which would (x) prohibit Cemax-Icon's or Imation's ownership or operation of all or a portion of Cemax-Icon's business or (y) compel Imation or Cemax-Icon to dispose of or hold separate all or a portion of the business or assets of Cemax-Icon or Imation as a result of the Merger; or (d) the transactions contemplated by the Merger Agreement or the Certificate of Merger have not been consummated on or before August 31, 1997; provided that, neither will be entitled to terminate the Merger Agreement if such party's willful breach of the Merger Agreement has prevented the consummation of the transactions contemplated by the Merger Agreement or the Certificate of Merger; or (iii) by Imation, if (a) more than seven percent of the outstanding shares of Cemax-Icon Common Stock shall be qualified to be Dissenting Shares after the first meeting of Cemax-Icon's stockholders to approve the Merger Agreement and the Merger or (b) after the date of the Merger Agreement, there shall have been a material adverse change in the assets, properties, financial condition, operating results or business condition of Cemax-Icon which shall continue to constitute such a material adverse charge on or after July 31, 1997.

         In the event of termination of the Merger Agreement by Imation, Merger Subsidiary or Cemax-Icon, all provisions of the Merger Agreement will terminate except such provisions set forth in the Merger Agreement relating to termination fees, press releases and announcements, expenses, governing law and confidentiality, which shall survive indefinitely.

TERMINATION FEES

         Imation and Cemax-Icon have agreed that in the event the Merger Agreement terminates as a result of (i) the failure of a party to proceed with the Merger even though all of the conditions of such party's obligations to consummate the transactions contemplated by the Merger Agreement have been satisfied or (ii) a material misrepresentation, breach of warranty or breach of covenant on the part of a party in the representations, warranties and covenants set forth in the Merger Agreement, where such misrepresentation or breach results or arises from the intentional, willful or grossly negligent acts or omissions of such party, from information or circumstances known by such party as of the date of the Merger Agreement or from information or circumstances not known by such party as of the date of the Merger Agreement as a result of the intentional or willful disregard or the gross negligence of such party, the breaching party will promptly reimburse the non-breaching party for out-of-pocket fees and expenses (in an amount not to exceed $1,000,000) incurred by the non-breaching party in connection with transactions contemplated by the Merger Agreement, except for salaries paid to employees of Imation or Cemax-Icon and payments to financial advisors (other than out-of-pocket expenses of such advisors) as discussed in the Merger Agreement. In the event Imation terminates the Merger Agreement, Cemax-Icon may, at its option make the above-referenced payment by delivering to Imation shares of Cemax-Icon Common Stock as set forth in the Merger Agreement valued at a price of $10 per share.

         In addition, in the event (i) Imation terminates the Merger Agreement as a result of a material misrepresentation, material breach of warranty or material breach of covenant on the part of Cemax-Icon in the representations, warranties and covenants set forth in the Merger Agreement and (ii) Cemax-Icon engages in, becomes subject to, or enters into an agreement or understanding with respect to, a Control Transaction (as such term is defined below) with a party other than Imation prior to December 31, 1997, Imation and Cemax-Icon have agreed that Cemax-Icon shall promptly pay to Imation $3,000,000 in addition to any amounts previously paid or required to be paid pursuant to the termination provisions of the Merger Agreement. The Merger Agreement defines "Control Transaction" as (i) any acquisition of effective control of Cemax-Icon, whether by merger, purchase of all or substantially all of the assets of Cemax-Icon, purchase of a majority of the equity of Cemax-Icon or otherwise, or (ii) any issuance by Cemax-Icon, in a single or series of transactions, of shares of capital stock, or rights to purchase shares of capital stock, representing equal to or greater than 20% of the outstanding capital stock of Cemax-Icon. Notwithstanding the foregoing, a Control Transaction shall not include the issuance by Cemax-Icon of more than 20% of the outstanding capital stock of Cemax-Icon (i) pursuant to an initial public offering of Cemax-Icon's equity securities under Section 5 of the Securities Act, or (ii) pursuant to a pro rata or substantially pro rata offering of Cemax-Icon's securities to Cemax-Icon's current stockholders entitled to participate in such offering pursuant to applicable securities laws, provided, that, in either case, after such offering,
(a) none of Cemax-Icon's current stockholders is the beneficial owner of more than 40% of the outstanding capital stock of Cemax-Icon (computed as if all securities beneficially owned by such stockholder which are convertible into capital stock of Cemax-Icon had been converted), and (b) none of Imation's competitors previously disclosed to Cemax-Icon is the beneficial owner of more than 40% of the outstanding capital stock of Cemax-Icon (computed as if all securities beneficially owned by such competitor which are convertible into capital stock of Cemax-Icon have been converted).

         The termination fees will be cumulative and in addition to any other right, power or remedy available to the parties, whether conferred thereunder, under the Option Agreement or now or hereafter available at law or in equity or by statute or otherwise.

SURVIVAL AND OFFSET

         The Merger Agreement provides that the representations and warranties contained therein will survive the closing of the Merger until 30 days after the Determination Date for the Second Earn-Out Year (as defined under "DESCRIPTION OF CONTINGENT PAYMENT RIGHTS") (the "Offset Period") and will have no further force or effect thereafter.

         Pursuant to the Merger Agreement, Imation will have the right to offset, from time to time, any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses) whether or not actually incurred or paid during the Offset Period and after taking into effect the tax effects of such items and any use of the Offset Right thereunder (collectively, the "Losses"), against payments to be made by Imation relating to the Contingent Payment Rights, which Imation or the Surviving Corporation or (but only in connection with any Losses incurred by, or Claims (as defined below) against, Imation or the Surviving Corporation) any of their respective affiliates, officers, directors, employees or agents (the "Protected Parties") may suffer or become subject to, as a result of: (1) any misrepresentation in any of the representations and warranties of Cemax-Icon contained in the Merger Agreement or in any of the exhibits, schedules, certificates and other documents delivered or to be delivered by or on behalf of Cemax-Icon pursuant to the Merger Agreement or otherwise referenced or incorporated in the Merger Agreement (collectively, the "Related Documents"); (2) any breach of, or failure to perform, any agreement or covenant of Cemax-Icon contained in the Merger Agreement or any of the Related Documents; and (3) any Claim or threatened Claim against the Protected Parties arising out of actions or inactions of Cemax-Icon with respect to Cemax-Icon's business or all the real property used or occupied by Cemax-Icon prior to the Effective Time.

         To exercise its Offset Right, the Merger Agreement requires Imation to deliver to the Stockholders' Representative a schedule signed by an officer of Imation reflecting the revised payments due or to become due under the Contingent Payment Rights after giving effect to such exercise of its Offset Right. In the event Imation exercises its Offset Right, such offset will be applied first to the payment to be made in 1998 under the Contingent Payment Rights and second to the payment being made in 1999 under the Contingent Payment Rights.

         In the event any of the Protected Parties becomes involved in any legal, governmental or administrative proceeding which may result in Losses subject to Imation's Offset Right thereunder, or if any such proceeding is threatened or asserted (any such third party action or proceeding being referred to therein as a "Claim"), Imation is required to promptly notify the Stockholders' Representatives in writing of the nature of any such Claim and Imation's estimate of the Losses arising therefrom.

         The Stockholders Representatives shall be entitled to contest and defend such Claim under the procedures and conditions set forth in the Merger Agreement. However, in the event of a Claim under Section 10.02(c) of the Merger Agreement or a dispute relating to the Offset Notice under Section 10.02(d) of the Merger Agreement and if such Claim or Offset Notice would, if determined to be valid, result in an offset against amounts due under the Contingent Payment Rights, Imation may exercise its Offset Right to the extent of the estimated Losses of the Protected Parties until the resolution of such Claim or dispute; provided, that prior to the time of such resolution, if payment of the Contingent Payment Right against which Imation is seeking to enforce its Offset Right would otherwise be due and payable, Imation shall instead pay the amount of such Offset Right into an escrow account with a third-party escrow agent mutually acceptable to Imation and the Stockholders' Representatives pursuant to an escrow agreement. Such funds shall be held in such escrow until the time of resolution of such Claim (even if such Claim or dispute is not resolved until after the end of the Offset Period) and thereafter returned to Imation to the extent that such Offset Right is allowed and otherwise paid to the Stockholders' Representative, Cemax-Icon Stockholders or a paying agent under the Contingent Payment Rights, as may be appropriate. The portion of any Contingent Payment Rights payments suspended pursuant to the terms of Section 10.02(e) of the Merger Agreement which are not subject to the exercise of the Offset Right in dispute and which, by their terms, have become due, shall be delivered to the Stockholders' Representative, Cemax-Icon Stockholders or a paying agent under the Contingent Payment Rights, as may be appropriate.

         The Merger Agreement provides, subject to certain exceptions for specified matters, that the right of Imation to exercise its Offset Right thereunder will be subject to the following limitations: (1) Imation will not be entitled to exercise its Offset Right with respect to any Losses, until the aggregate amount of all Losses thereunder exceeds $250,000; provided that, once the aggregate amount of all Losses thereunder exceeds $250,000, Imation will be entitled to exercise its Offset Right with respect to all Losses, including, without limitation, the initial $250,000 in Losses thereunder; (2) Imation will not be entitled to exercise its Offset Right with respect to any Losses unless Imation delivers to Stockholders' Representatives an Offset Notice or notice of a Claim: (i) prior to the end of the Offset Period with respect to Losses as a result of any misrepresentation in any of the representations and warranties of Cemax-Icon contained in Section 3.07 (Capital Stock), Section 3.15 (Tax Matters), Section 3.17 (Intellectual Property Rights), Section 3.20 (Employees),
Section 3.21 (Employee Benefit Plans) or Section 3.27 (Environmental Matters) of the Merger Agreement and (ii) prior to the one-year anniversary of the Effective Time with respect to all Losses not described in the preceding clause (i); (3) Imation will not be entitled to exercise its Offset Right with respect to any Losses to the extent that such Losses result from or arise out of the gross negligence or willful misconduct of any Protected Party; (4) Imation will be entitled to exercise its Offset Right only for Losses in an aggregate amount not exceeding $9,650,979 and (5) the Offset Right will be Imation's sole and exclusive remedy with respect to any Losses that any Protected Party may suffer, sustain or become subject to pursuant to the terms of the Merger Agreement, and Imation has agreed that it will not, and waives all rights to, institute or maintain any suit, proceeding or action against Cemax-Icon's stockholders or Stockholders' Representatives or utilize or exercise any other legal or equitable remedy for the purpose of recovering damages or other relief with respect to any Losses (including, without limitation, an action seeking to recover any portion of the purchase price previously paid to Cemax-Icon's stockholders) except for suits, proceedings or actions necessary to enforce or implement the Offset Right, provided that, (i) nothing contained in the Merger Agreement shall prevent a party from bringing an action based upon allegations of fraud or other intentional misconduct with respect to another party hereto in connection with the Merger Agreement, and (ii) nothing contained in the Merger Agreement shall limit in any manner any other legal rights or remedies which any Protected Party which is a party to an agreement identified under Article XI of the Merger Agreement has against another party to such agreement in accordance with the terms and conditions provided therein.


                PRO FORMA UNAUDITED COMBINED FINANCIAL STATEMENTS

         The pro forma unaudited statements of operations for the three months ended March 31, 1997 and for the year ended December 31, 1996 set forth the results of operations of Imation adjusted as though the purchase of Cemax-Icon had been completed as of January 1, 1996. The pro forma unaudited statements of operations reflect the elimination of sales and the related cost of goods sold from Cemax-Icon to Imation, the amortization of goodwill recorded as a result of the transaction, the incremental interest expense on the additional debt incurred to finance the acquisition and the tax benefit of Cemax-Icon's pre-tax loss being utilized by Imation. A non-recurring write-off of an estimated $36.3 million of in-process research and development which resulted directly from the transaction was not considered in the unaudited pro forma statements of operations.

         The pro forma unaudited condensed balance sheet as of March 31, 1997 reflects the financial position of Imation adjusted as though the purchase of Cemax-Icon had been completed as of March 31, 1997. The pro forma unaudited condensed balance sheet reflects the addition of the fair value of net assets acquired, the recording of goodwill and the write-off of the in-process research and development as based on a preliminary estimate of the allocation of the purchase price, the elimination of accounts receivable and accounts payable between Imation and Cemax-Icon and the additional borrowings to fund the acquisition.

         These pro forma unaudited condensed financial statements have been prepared based upon assumptions deemed appropriate for the fair presentation of financial information. The allocation of the purchase price to the assets acquired, including the in-process research and development, and liabilities assumed has been estimated on a preliminary basis. The final allocation will be completed after the transaction is consummated and once final appraisals and other analyses are completed. The final allocation could be different than the preliminary allocation based on these final appraisals and analyses. See the accompanying note to pro forma unaudited condensed financial statements. The pro forma unaudited financial statements should be read in conjunction with the historical financial statements of Imation and Cemax-Icon and the notes thereto. See "FINANCIAL STATEMENTS."

         The pro forma unaudited condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations which would actually have been reported had the transactions been in effect during the periods presented or which may be reported in the future.


                                                   IMATION CORP.
                                        PRO FORMA STATEMENTS OF OPERATIONS

                        THREE MONTHS ENDED MARCH 31, 1997 AND YEAR ENDED DECEMBER 31, 1996
                                     (IN MILLIONS, EXCEPT FOR PER SHARE DATA)



                                        Three Months Ended March 31, 1997                    Year Ended December 31, 1996
                                -------------------------------------------------  -----------------------------------------------
                                  Imation     Cemax-Icon   Pro Forma                                       Pro Forma
                                 Historical   Historical  Adjustments  Pro Forma    Imation   Cemax-Icon   Adjustments  Pro Forma
                                (Unaudited)  (Unaudited)  (Unaudited) (Unaudited)  Historical  Historical  (Unaudited) (Unaudited)
                                -----------  -----------  ----------- -----------  ----------  ----------  ----------- -----------
Net revenues ..................  $  547.7     $    7.3    $  (0.2)(a)  $  554.8     $2,278.2   $   25.1    $  (3.9)(a)  $2,299.4
Cost of goods sold ............     348.7          4.9       (0.2)(a)     353.4      1,482.8       14.4       (3.9)(a)   1,493.3
                                 --------     --------    -------      --------     --------   --------    -------      --------
Gross profit ..................     199.0          2.4       --           201.4        795.4       10.7       --           806.1

Operating expenses:
 Selling, general and
   administrative .............     133.0          1.7        0.6 (b)     135.3        563.0        7.2        2.4 (b)     572.6
 Research and development .....      37.8          1.6       --            39.4        183.1        6.5       --           189.6
 Restructuring charges ........      --           --         --            --           53.9       --         --            53.9
                                 --------     --------    -------      --------     --------   --------    -------      --------
   Total operating
      expenses ................     170.8          3.3        0.6         174.7        800.0       13.7        2.4         816.1

 Operating income (loss) ......      28.2         (0.9)      (0.6)         26.7         (4.6)      (3.0)      (2.4)        (10.0)
 Interest expense and other ...       6.4          0.1        0.4 (c)       6.9         10.4        0.1        1.8 (c)      12.3
                                 --------     --------    -------      --------     --------   --------    -------      --------
 Income (loss) before tax
   and minority interest ......      21.8         (1.0)      (1.0)         19.8        (15.0)      (3.1)      (4.2)        (22.3)
 Income tax provision (benefit)       9.8         --         (0.2)(c)       9.2          5.9       --         (0.7)(c)       4.0
                                                             (0.4)(d)                                         (1.2)(d)
 Minority interest ............      --           --         --            --           (0.4)      --         --            (0.4)
                                 --------     --------    -------      --------     --------   --------    -------      --------

Net income (loss) .............  $   12.0     $   (1.0)   $  (0.4)     $   10.6     $  (20.5)  $   (3.1)   $  (2.3)     $  (25.9)
Earnings (loss) per share .....  $   0.30                              $   0.26     $  (0.49)                           $  (0.63)


              SEE NOTE TO PRO FORMA UNAUDITED FINANCIAL STATEMENTS.



                                            IMATION CORP.
                                       PRO FORMA BALANCE SHEET

                                        AS OF MARCH 31, 1997
                                            (IN MILLIONS)
                                             (UNAUDITED)


                                                  Imation        Cemax-Icon    Pro Forma
                                                 Historical      Historical   Adjustments      Pro Forma
                                                 ----------      ----------   -----------      ---------
ASSETS:
Current Assets
   Cash and equivalents ...................       $   55.2        $    3.3     $    0.4 (f)    $   58.9
   Accounts receivable, net ...............          465.9             8.1         (0.2)(a)       473.8
   Inventories ............................          407.5             3.3         --             410.8
   Other current assets ...................           85.1             0.2         --              85.3
                                                  --------        --------     --------        --------
     Total current assets .................        1,013.7            14.9          0.2         1,028.8

Property, Plant and Equipment, net ........          461.5             1.9         --             463.4
Other Assets ..............................           73.8            --           18.1 (b)        82.7
                                                                                   (9.2)(b)
                                                  --------        --------     --------        --------
   Total Assets ...........................       $1,549.0        $   16.8     $    9.1        $1,574.9
                                                  ========        ========     ========        ========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities
   Accounts payable .......................       $  179.8             4.2     $   (0.2)(a)    $  183.8
   Accrued payroll ........................           40.4             1.3         --              41.7
   Income taxes payable ...................            6.5            --           --               6.5
   Short-term debt ........................           24.3             0.3         --              24.6
   Other current liabilities ..............          140.4             6.8         --             147.2
                                                  --------        --------     --------        --------
     Total current liabilities ............          391.4            12.6         (0.2)          403.8

Other Liabilities .........................           96.4             0.1         --              96.5
Long-Term Debt ............................          148.8             5.5         30.2(c)        184.5

Commitments and Contingencies

Shareholders' Equity
   Common stock ...........................            0.4            --           --               0.4
   Note receivable from stockholder .......           --              (0.4)         0.4 (f)         --
   Additional paid-in capital .............        1,012.1            34.6        (34.6)(b)     1,026.1
                                                                                   14.0 (b)
   Retained earnings (accumulated deficit)            23.2           (35.6)        35.6 (b)        (13.1)
                                                                                  (36.3)(e)
   Unearned ESOP shares ...................          (43.8)           --           --             (43.8)
   Cumulative translation adjustment ......          (66.7)           --           --             (66.7)
   Treasury stock, at cost ................          (12.8)           --           --             (12.8)
                                                  --------        --------     --------        --------
     Total shareholders' equity ...........          912.4            (1.4)       (20.9)          890.1
                                                  --------        --------     --------        --------

Total Liabilities and Shareholders' Equity        $1,549.0        $   16.8     $    9.1        $1,574.9
                                                  ========        ========     ========        ========


                        SEE NOTE TO PRO FORMA UNAUDITED FINANCIAL STATEMENTS.



NOTE TO PRO FORMA UNAUDITED FINANCIAL STATEMENTS


The amounts reflected in the column captioned "pro forma adjustments" represent the pro forma adjustments described below:


(a) Adjustments were made to eliminate sales from Cemax-Icon to Imation, to eliminate the related cost of goods sold and to eliminate the related accounts receivable and accounts payable. Sales from Cemax-Icon to Imation were $0.2 million and $3.9 million for the three months ended March 31, 1997 and the year ended December 31, 1996, respectively. Related accounts receivable and accounts payable were $0.2 million as of March 31, 1997.


(b) The acquisition cost prior to any contingent payments was approximately $53.4 million. The acquisition cost included cash of $30.2 million (see Note (c)), fair value of $14.0 million of the substitute options and warrants on Imation Common Stock granted to certain option and warrant holders of Cemax-Icon to replace their Cemax-Icon options and warrants and Imation's prior investment in Cemax-Icon of $9.2 million, which was eliminated. The amount of the acquisition cost allocated to in-process research and development was $36.3 million (see Note (e)). The fair value of the assets acquired and liabilities assumed approximated their carrying value and thus no fair market value adjustments were made. The liabilities assumed exceeded the assets acquired by $1.0 million, resulting in goodwill of $18.1 million. Goodwill will be amortized over seven years, resulting in amortization expense (based on what goodwill would have been as of January 1, 1996) of $0.6 million and $2.4 million for the three months ended March 31, 1997 and the year ended December 31, 1996, respectively.


         The pro forma unaudited financial data does not reflect additional amounts of goodwill, if any, that may result should additional consideration be issuable pursuant to the Contingent Payment Rights. Under generally accepted accounting principles, contingent consideration is recorded when the results of the contingency become known.


(c) Adjustments were made to interest expense and long-term debt to reflect the incremental borrowings of $30.2 million to finance the initial cash payment of $5.25 for each outstanding share of Cemax-Icon Common Stock and related transaction costs. The average annual interest rate used was 5.8% and 5.9% for the three months ended March 31, 1997 and the year ended December 31, 1996, respectively, and was based on Imation's borrowing rate terms under its revolving credit facility during the respective periods, resulting in additional interest expense of $0.4 million and $1.8 million, respectively. The tax benefit associated with the additional interest expense was $0.2 million and $0.7 million for the three months ended March 31, 1997 and the year ended December 31, 1996, respectively. The effective tax rate used for both periods was 39%, based on a federal rate of 35% and a state rate, net federal benefit, of 4%.

(d) Prior to the transaction, Cemax-Icon recorded a full valuation allowance for deferred tax assets attributed to its net operating losses as it was not considered more likely than not that Cemax-Icon would be able to generate taxable income in the future sufficient to recover its deferred tax assets. Based on an effective tax rate of 39%, adjustments of $0.4 million and $1.2 million for the three months ended March 31, 1997 and the year ended December 31, 1996, respectively, were made to the tax provision to reflect the use of Cemax-Icon's net operating loss in the current period to offset Imation taxable income. No additional benefits have been reflected in the pro forma financial statements for the utilization of loss carryforwards as the utilization in the future is limited by the provisions of the Internal Revenue Code.


(e) An adjustment was made to the pro forma balance sheet to reflect the write-off of $36.3 million of acquired in-process research and development. No adjustment has been made to the pro forma statements of operations for this nonrecurring charge.


(f) An adjustment of $0.4 million was made to increase cash and equivalents to reflect a payment received on a note receivable from a Cemax-Icon stockholder which is due upon consummation of the Merger.



                      COMPARATIVE UNAUDITED PER SHARE DATA

         The following table presents selected comparative unaudited per common share data with respect to Imation Common Stock and Cemax-Icon Common Stock on a historical basis and a pro forma combined basis, giving effect to the Merger using the purchase method of accounting. This information is derived from the historical financial statements and the related notes thereto. See "FINANCIAL STATEMENTS." The per share data set forth below are presented for informational purposes only and are not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have been achieved had the Merger been consummated prior to the dates indicated above.

                                                              Imation       Cemax-Icon
                                                            Common Stock   Common Stock    Pro Forma
                                                             Historical     Historical     Combined
                                                            ------------   ------------    ---------
BOOK VALUE PER SHARE:
   March 31, 1997 .......................................     $21.53          $(0.25)       $21.00

CASH DIVIDENDS PER SHARE:
   Three months ended March 31, 1997 ....................          0               0             0
   Year ended December 31, 1996 .........................          0               0             0

NET EARNINGS (LOSS) PER SHARE FROM CONTINUING OPERATIONS:
   Three months ended March 31, 1997 ....................       0.30           (0.18)         0.26
   Year ended December 31, 1996 .........................      (0.49)          (0.59)        (0.63)



                     CERTAIN INFORMATION CONCERNING IMATION

GENERAL

         Imation was incorporated as a Delaware corporation in March 1996. Imation's principal executive offices are located at 1 Imation Place, Oakdale, Minnesota 55128 (telephone number (612) 704-4000). Prior to July 1, 1996, Minnesota Mining and Manufacturing Company ("3M") operated Imation's business through various divisions and subsidiaries.

         Imation was formed as a result of the decision by 3M to spin-off a separate company comprised of substantially all of the businesses previously operated within 3M's data storage and imaging systems groups (the "Transferred Businesses"). To effectuate the transaction, on June 18, 1996, the Board of Directors of 3M declared a dividend payable to the holders of record of 3M common stock as of June 28, 1996, based upon a ratio of one share of Imation Common Stock for every ten shares of 3M common stock owned on the record date. Effective July 1, 1996 (the "Distribution Date"), the shares of Imation Common Stock were distributed to 3M stockholders (the "Distribution"). In connection with the Distribution, 3M and Imation entered into various agreements to facilitate the transition of Imation to an independent business enterprise. See "--Relationship Between 3M and Imation." As used herein, references to "Imation" include the historical operating results and activities of the business and operations which comprise Imation today.

BUSINESS

         Imation develops, manufactures and markets a wide variety of products and services worldwide for the information processing industry, specializing in data storage and imaging applications. Imation's products, which number in excess of 10,000, are used to capture, process, store, reproduce and distribute information and images in a wide range of information-intensive markets, including enterprise computing, network servers, personal computing, graphic arts, medical imaging, photographic imaging, and commercial and consumer markets. Approximately 57% of Imation's revenues in 1996 were derived from products and services utilizing digital technologies. In addition, a number of Imation's products are market leaders in the conventional/analog processes for recording, manipulation and storage of data and images. While these established products generate a substantial portion of Imation's revenues today, Imation is expanding its opportunities to serve the growing needs of its customers to create, process, manipulate, store, reproduce and distribute increasing amounts of information and images through the use of digital technologies. Imation intends to leverage its existing market positions to increase the use of its products and services as well as to expand its opportunities in the information processing industry by developing more complete workflow solutions based on digital technologies.

         Imation operates in a single industry segment, the information processing industry, supplying products and services to meet the information processing needs for a variety of customer applications. Below are the product and service revenues by class of similar products or services for each of the years ended December 31.


         Revenue by Classes of Similar Products or Services

                                                        1996         1995         1994
                                                        ----         ----         ----
                                                               (In millions)
Data Storage Products ..........................     $  923.0     $  930.7     $  935.4
Printing and Publishing Systems ................        529.9        542.2        566.0
Medical Imaging Systems and Photo Color Products        673.2        608.1        589.1
Other ..........................................        152.1        164.6        190.0
   Total .......................................     $2,278.2     $2,245.6     $2,280.5


Imation does business in more than 60 countries and nearly half of Imation's revenues are derived internationally. Expectations are for this percentage to grow over time. Imation reports its operating results in three geographic areas--United States, Europe/Middle East/Africa, and Latin America/Asia/Canada. See Note 10 of the Notes to Imation Corp. Audited Consolidated Financial Statements included herein.

         Data Storage Products

         Imation is the world's largest supplier and developer of branded removable data storage media, in both magnetic and optical formats. Imation also is a supplier of CD-ROM and laser disc replication and software services provided to software developers. Imation's products include:

* Data cartridge and Travan(TM)cartridge products used for backup of data from hard disk storage systems and for applications in which large volumes of information do not need to be retrieved on a frequent basis. Travan(TM)cartridges more than double the storage capacity of the prior mini-cartridge. Used primarily on desktop personal computer systems, local area networks and workstation computer systems, the Travan(TM)cartridges make up a family of innovative products that were introduced in 1995 through the joint efforts of 3M, Hewlett Packard Company and a group of drive manufacturers. Imation maintains relationships with these and other companies regarding the production and joint marketing of compatible drives and cartridge storage media and the development of future versions of the technology.

* Computer cartridge tapes used for near-line data storage and retrieval, mass storage and archival storage of data. Large cartridge tapes are used primarily on enterprise computer systems and in data library systems that store very large volumes of data. The smaller 4 mm and 8 mm cartridges are used primarily in workstations and mid-size computer systems and networks for backup and other data storage applications.

* Diskettes (3.5 inch, 5.25 inch and 8 inch) used for personal file storage, for backup and for exchange of data. Diskettes are used primarily in desktop and notebook personal computer systems, and also in workstations, word processors and computer control equipment. In April 1996, Imation released the LS-120 diskette, a "next generation" 3.5-inch diskette with a formatted capacity of 120 MB. The LS-120 diskette provides more than 80 times the storage capacity of a standard diskette, and is read/write backward-compatible with the installed base of more than 5 billion 1.44 MB and 720 KB DOS-formatted diskettes. The LS-120 technology was originally developed as part of the Laser Servo 120 MB program in which Imation, Compaq Computer Corporation and MKE are co-developers. In late 1996 and early 1997, drive manufacturers MKE and Mitsubishi Electric Corp. announced that their production facilities are capable of producing LS-120 drives in high volumes, and OR Technology announced a strategic alliance with Kaifa Group, one of the largest computer component manufacturers in China, to mass produce an ultra slim-line LS-120 drive for notebook computers in 1997. Several leading PC original equipment manufacturers, including Compaq Computer Corporation and two European companies, Siemens Nixdorf Information Systems AG and Fujitsu ICL Computers, Ltd., have announced plans to integrate LS-120 drives into certain of their PC lines.

* Rewritable optical disks including magneto-optical (90mm and 130mm), phase change disks (PD) and CD recordable disks used for the storage of data and images on personal computers, workstations and local area networks. These disks are also used in library systems for multi-user/client server computer installations.

* Laserdiscs, CD-ROM and DVD-ROM products produced on a made-to-order basis and used for the distribution of data and software to the personal computer and mid-range markets. Imation recently announced it will begin offering full DVD-ROM manufacturing, mastering, replication, packaging and fulfillment services from Imation's Menomonie, Wisconsin facility beginning in late 1997. DVD is a high-density, next generation compact disc, identical in size and appearance to current CDs.

         Printing and Publishing Systems

         Imation manufactures and markets products and provides service and technical support for the printing, publishing and graphic arts markets. Products include conventional color proofing systems, digital color proofing systems and software, pre-press software (Luminous), laser films and image setting materials, metal printing plates, graphic arts films, photographic chemicals and miscellaneous supplies. Imation also markets carbonless paper products, such as multi-part business forms. Imation has strong leadership positions in certain product areas, including the Matchprint(TM) color proofing system, an industry standard for more than 20 years. More recently, the Rainbow(TM) color proofing system, which provides color proofs from digital data before a job is put on a printing press, also has established a leadership role, winning both industry awards and acceptance as the digital proofer of choice among many graphic arts professionals. Imation offers a two-page digital proofing system (the Rainbow(TM) model 2730 digital proofer) and has announced it intends to introduce a two-page digital proofer for professional applications (the Rainbow(TM) model 2740 digital proofer). Imation has also announced it will expand its line of Rainbow(TM) color proofers with a new four-page (A2 size) ink jet digital proofing solution for users who require large format, contract quality proofs. The new Rainbow(TM) model 4700 proofer is expected to be available during the second quarter of 1997. In addition, in 1996 Imation announced the development of two new Viking(TM) metal laser plates and a third infrared thermal plate, which were designed for computer-to-plate printing technology. Imation began shipping the two new Viking(TM) laser plates in December 1996 and expects to introduce the third plate in the third quarter of 1997.

         In October 1996, Imation acquired Luminous Corporation of Seattle, Washington, a developer and marketer of desktop software for the prepress, print production, printing and graphic arts industries. Luminous' portfolio of desktop prepress software products strengthens Imation's existing digital capabilities through its Rainbow(TM) digital color proofing systems and Color Locking Software. As an increasing number of commercial printing operations are moving their production processes to the desktop and are expanding their use of color and networked computing, the need for integrated digital workflow solutions is dramatically increasing. The acquisition of Luminous, combined with Imation `s expertise in digital proofing, color science and high-capacity digital storage, expands Imation's leadership in prepress workflow software to speed development of integrated digital prepress solutions.

         In addition to expanding its offerings of digital workflow solutions, Imation intends to continue to develop its conventional product lines. In 1996, Imation announced plans to leverage its proprietary dry film technology in the medical imaging industry to develop a proprietary new dry imagesetting film for the printing industry. The dry imagesetting film will be used in a new family of dry film imagesetters being developed by systems developers including Scitex Corporation Ltd., ECRM Incorporated and Ultre Division of Linotype-Hell Company, and is expected to be available in late-1997. Imation also has announced it intends to introduce a new line of high-quality, medium-run "no-process" printing plates in the third quarter of 1997. The advantages to the user of both the dry imagesetting film and the "no-process" plates include reduced operating costs, increased productivity and the elimination of "wet chemistry" processing resulting in substantial benefits to the environment. During 1996, Imation also expanded its line of films and bases available for its conventional proofing systems by introducing new large format Matchprint(TM)color proofing films and bases. In November 1996, Imation announced its strategic decision to discontinue manufacturing 3M(TM)Onyx(TM)polyester printing plates effective June 30, 1997. The decision to exit the Onyx(TM)business was made to allow Imation to focus on strategic conventional and digital platforms and to align Imation's product mix with Imation's strategy of focusing on higher value-added products and services.

         Medical Imaging Systems and Photo Color Products

         Imation develops, manufactures and markets diagnostic imaging film, film processors and imaging systems for both conventional X-ray film/screen and electronic imaging systems. Imation's customers include major hospital network buying groups as well as individual hospitals and medical imaging centers. Imation participates in the conventional X-ray film market and is the world's leading supplier of high-quality laser imagers for producing medical diagnostic images directly from MRI, CT, ultrasound, nuclear and other electronic systems, with more than 10,000 laser imagers installed worldwide. In late 1995, Imation began shipping its proprietary line of DryView(TM) laser imagers that produce high-quality film images without using standard wet chemistry through a specially designed photothermographic process. Since no wet chemistry is involved, the DryView(TM) laser imagers represent a significant technological breakthrough and offer significant cost savings, productivity gains and environmental benefits to the health care industry. In 1996, Imation introduced a new desk-top version of the DryView(TM) laser imager, which conveniently may be located in a variety of settings. As of December 31, 1996, Imation had shipped more than 1,500 units of its DryView(TM) laser imaging systems. Through an alliance with Cemax-Icon, hardware and software solutions are provided to clients that help them manage, distribute and archive their medical images. Under the alliance, in the U.S. Imation sells its DryView(TM) products and other medical imaging equipment, and refers customers, to Cemax-Icon for solutions to their image management systems needs. In Europe, Imation is the exclusive private label distributor of the Cemax-Icon product family.

         Imation is one of the world's leading suppliers of private label film for the amateur photography retail market. Imation's primary geographic markets for color photographic film are the United States and Europe, which represents approximately 70% of the global demand for film. Imation manufactures a complete line of print and slide films which fit in standard 35mm, 110, and 126 cameras used by consumers globally. Imation also manufactures single use cameras which are sold preloaded with Imation's ISO 400 speed film. Single-use cameras represent a high growth segment of the consumer film market. Imation's color print film can be found in more than 125 private label brands, as well as 3M's Scotch(TM) brand. Imation continues to use certain 3M trademarks and tradenames including the Scotch brand for a period of time following the Distribution. See "--Relationship Between 3M and Imation--Intellectual Property Agreement." These products and brands are positioned as a high value, comparable quality alternative to global brands such as Kodak and Fuji.

         In 1996, Imation announced the development of a new product that allows desktop computer users to print photo-quality images on color ink jet printers. The new photographic paper for ink jet printers is believed to provide superior image quality and color reproduction, and significantly faster drying time than competitive products. The new product, which was designed for use with a variety of color ink jet printers, is expected to be available during the first half of 1997 through mass retail and photo stores.

         Customer Service Technology

         Imation's team of field service technicians provides technical servicing and other post-sale technical support for equipment sold by Imation and by 3M. Imation offers 24 hour information and customer support telephone lines for the products it supports. Customers also benefit from user-friendly product documentation and training programs in a variety of languages. Imation intends to expand its technical service and support capabilities to assist customers with the installation, service, support, integration and optimization of equipment and systems offered for sale by Imation and other manufacturers.

         Document Imaging

         Imation supplies office and engineering document archiving and management systems and produces and distributes black-and-white dry photographic papers and films for the industrial imaging market.

         Industry Background

         The information processing industry in which Imation operates is concerned with the creation, capture, manipulation, storage, production and distribution of information. In data storage and imaging applications in which Imation specializes, the industry has been profoundly impacted by advancements in digital technologies. Digital technologies provide much needed information processing solutions as users are required to use, manage and store more complex information in less time and with fewer resources and greater accuracy. The industry is also being profoundly impacted by the availability of new methods of transporting and accessing data through software developments, networking and the development of the World Wide Web.

         Removable data storage solutions, based on digital technologies, are used in applications across all computing platforms--enterprise systems, network servers, desktop systems and mobile computing. International Data Corporation ("IDC") has estimated that there are over 150 million computer systems in use worldwide that use removable data storage technologies. Removable data storage technologies are used in a variety of applications including graphic imaging, video imaging, medical diagnostics, communications systems and consumer entertainment electronics. Overall, the data storage solution market is growing at a double digit rate annually, with Asia, Latin America and Eastern Europe leading this growth, although there is significant price competition. Customer demand for these solutions is growing at an increasing pace due to enhanced enabling software that increases the applications and usage rates and the developing need by customers to manipulate, store and protect even larger databases. The need for convenient digital storage solutions is also accelerating as people gain access to information of all types from many sources, including the Internet. Increasingly, end users want to download files and information for later use. As the number of Internet users grow and the variety of information increases, the demand for portable, cost-effective data storage and output media also will grow. This is true in both commercial and consumer markets.

         Imaging technologies also have been profoundly impacted by advancements in digital technologies as many users begin to convert their conventional/analog processes to proprietary digital processes to capture, create, manipulate, process, transmit and store still and moving images. Conventional/analog technologies rely upon chemical or electrical processes which capture information onto paper, film or other media by reacting to external stimuli. Digital technologies have significantly increased the amount of information that can be used, managed and stored and have reduced the need for film and chemicals in the imaging process. Many work processes in use today are hybrid systems in which users continue to use conventional materials for certain processes in their work flows while utilizing the speed of digital processing.

         Competition

         Imation operates in a highly competitive environment. Imation's principal competitors include large, well capitalized technology companies based in the United States, Europe and Japan. These competitors include Eastman Kodak, Fuji Photo Film, Sony, Agfa, Polaroid, Konica, KAO, Sterling and DuPont. Imation also competes in certain product markets with smaller, more specialized firms such as Polychrome, Scitex America, ADAC and Iomega. Businesses in the information processing industry compete on a variety of factors such as price, value, product quality, customer service, breadth of product line and availability of system solutions.

         Sales, Markets and Distribution Methods

         Imation's products and services are sold directly to users through Imation's field sales organizations and through numerous wholesalers, retailers, jobbers, distributors and dealers in over 60 countries. No one customer individually accounts for a material amount of Imation's total sales.

         Raw Materials

         The principal raw materials used by Imation are silver, polyester film and aluminum. Imation makes significant purchases of these and other materials and components used in Imation's manufacturing operations from many domestic and foreign sources. Imation has been able to obtain sufficient materials and components from sources around the world to meet its needs. 3M continues to be a major supplier to Imation of certain raw materials and intermediate products including film, specialty chemicals and abrasives, and certain contract manufacturing services, primarily equipment assembly services. See "--Relationship Between 3M and Imation--Supply, Service and Contract Manufacturing Agreements."

         Research and Patents

         Research and product development have historically played an important role in Imation's activities. Imation has research laboratories for the improvement of its existing products and development of new products. Imation's research and development expenses were $183.1 million, $222.4 million, and $211.2 million for 1996, 1995 and 1994, respectively, Imation expects its research and development expenses, as a percent of total revenues, to remain in the 7-8% range during the next several years.

         In connection with the Distribution, Imation was granted rights, on both exclusive and non-exclusive bases, from 3M and others which enable it to continue to use the intellectual property previously utilized by Imation when it was part of 3M. See "--Relationship Between 3M and Imation--Intellectual Property Agreement." Imation does not consider that its business as a whole is materially dependent upon any one patent, license or trade secret or any group of related patents, licenses or trade secrets, except with respect to those rights granted from 3M.

         Manufacturing

         During 1996 Imation consolidated its manufacturing facilities by centralizing such operations into the United States and Italy. This consolidation was implemented in order to reduce costs and improve quality by allowing Imation to adjust its capacity to current needs and take advantage of the facilities with the most advanced quality management systems. In August 1996, Imation sold its offset printing plate production facility in Sulmona, Italy, and in connection with the sale Imation entered into a contract with the purchaser of the facility to supply Imation with Viking(TM) printing plates for the European market. Imation has also announced it will close its manufacturing facility in Rochester, New York by June 30, 1997. Costs associated with this plant closing were recorded by Imation in its 1995 and 1996 consolidated financial statements.

         The core manufacturing competencies of Imation include coating, fine chemical production for photographic film, state-of-the-art molding capabilities, hardware prototyping and unit cost reduction. These competencies, combined with Imation's research and development competencies of materials science, color management, hardcopy imaging and magnetic and optical recording, give Imation a strong technological base to take advantage of the opportunities in the evolving information processing industry.

         Employees

         In connection with the Distribution, Imation achieved significant cost reductions through changes in its corporate structure, including a more than 20 percent reduction in head count from the levels prior to the Distribution. As of March 31, 1997, Imation had approximately 9,700 employees, approximately 5,700 in the United States and 4,000 internationally. As of December 31, 1995, Imation had approximately 12,300 employees, which included both direct employees and indirect equivalent positions in staff services functions at 3M which historically provided services to Imation's businesses prior to the Distribution. Approximately 1,600 positions were reduced prior to the Distribution Date through employee separation programs and as a result of the consolidation of Imation's manufacturing operations. The separation costs associated with these reductions were recorded by Imation in its 1996 consolidated financial statements. Most of the cash requirements of the separation programs were funded by 3M. In addition, approximately 1,100 staff services equivalent positions remained with 3M. Imation continues to incur some of the costs related to the staff services support provided by these employees through a services agreement with 3M. See "--Relationship Between 3M and Imation--Corporate Services Transition Agreement."

         Environmental Matters

         Imation's operations are subject to a wide range of environmental protection laws. Imation has remedial and investigatory activities underway at some of its current facilities. In connection with the Distribution, Imation assumed and agreed to indemnify 3M from all liabilities relating to, arising out of or resulting from (i) operations at Imation's facilities as conducted prior to the Distribution Date; (ii) the disposal of hazardous materials from Imation's facilities before the Distribution Date and at disposal sites operated by third parties ("Superfund Sites"), where such liabilities are discovered after the Distribution Date, or (iii) operations of Imation's businesses on and after the Distribution Date. 3M agreed to retain responsibility for environmental liabilities relating to former premises which may have been associated with Imation's businesses prior to the Distribution Date and known Superfund Sites associated with Imation's properties as of the Distribution Date.

         It is Imation's policy to accrue environmental remediation costs if it is probable that a liability has been incurred and the amount of such liability is reasonably estimable. As assessments and remediations proceed, these accruals are reviewed periodically and adjusted, if necessary, as additional information becomes available. The accruals for these liabilities can change due to such factors as additional information on the nature or extent of contamination, methods of remediation required, the allocated share of responsibility among other parties, if applicable, and other actions by governmental agencies or private parties. However, it is often difficult to estimate the future impact of environmental matters, including potential liabilities.

         As of December 31, 1996, Imation had reserved approximately $6 million with respect to environmental liabilities. Although Imation believes that its reserves are adequate, there can be no assurance that the amount of expenses relating to remedial actions and compliance with applicable environmental laws will not exceed the amounts reflected in Imation's reserves. Imation believes that such additional charges, if any, will not have a material adverse effect on the financial position, results of operations or cash flows of Imation.

         Relationship Between 3M and Imation

         For purposes of governing certain of the relationships between 3M and Imation following the Distribution, 3M and Imation entered into the Transfer and Distribution Agreement described below and various ancillary agreements to which they are parties, including those described below. Certain of these agreements have been filed as exhibits to Imation's Registration Statement on Form 10 relating to the Distribution, and the following summaries are qualified in their entirety by reference to the agreements as filed.

         TRANSFER AND DISTRIBUTION AGREEMENT. 3M and Imation have entered into the Transfer and Distribution Agreement, which provides for, among other things, the principal corporate transactions required to effect the Distribution, the transfer to Imation of the Transferred Businesses, the division between 3M and Imation of certain liabilities and certain other agreements governing the relationship between 3M and Imation following the Distribution.

         TAX SHARING AND INDEMNIFICATION AGREEMENT. 3M and Imation entered into a Tax Sharing and Indemnification Agreement (the "Tax Sharing Agreement"), providing for their respective obligations concerning various tax liabilities. The Tax Sharing Agreement provides that 3M shall pay, and indemnify Imation if necessary, with respect to all federal, state, local and foreign income taxes relating to the Transferred Businesses for any taxable period ending on or before the Distribution Date except that Imation shall indemnify 3M for any income taxes arising out of the failure of the Distribution or any of the transactions related to it to qualify as tax free as a result of certain actions taken by Imation or any of its subsidiaries. Prior to the Distribution, 3M received a ruling from the Internal Revenue Service that 3M stockholders who received shares of Imation Common Stock in connection with the Distribution would not recognize income, gain or loss upon receipt of such shares, except in connection with any cash received in lieu of fractional shares. 3M also generally agreed to pay all other taxes (other than those which are imposed solely on Imation) that are payable in connection with the Distribution and the transactions related to it the liability for which arose on or before the Distribution Date. The Tax Sharing Agreement further provides for cooperation with respect to certain tax matters, the exchange of information and the retention of records which may affect the income tax liability of either party.


         CORPORATE SERVICES TRANSITION AGREEMENT. 3M and Imation entered into a Corporate Services Transition Agreement (the "Corporate Services Agreement") pursuant to which 3M agreed to provide to Imation certain services, including engineering and environmental services, logistics and information technology services, financial services, human resources administration services and tax, insurance, treasury and employee benefits administration, which 3M historically provided to the Transferred Businesses prior to the Distribution Date. The length of time that 3M will provide such services and the amount that Imation will pay for such services varies based on the type of service. Generally, no services are expected to be provided beyond two years following the Distribution Date, and after such time Imation expects to provide such services on its own behalf. The Corporate Services Agreement is terminable by each party upon 90 days notice, provided that 3M is not permitted to terminate certain specified services, which the parties have determined will require a longer period to replace. The costs associated with the services provided by 3M are either a fixed dollar amount based on the estimated cost of the services provided, or an amount determined pursuant to a formula based on the services actually provided. Any services required by Imation beyond the first year will be based on costs incurred plus an 8% mark-up. Certain foreign subsidiaries of Imation and 3M entered into corporate services agreements pursuant to which 3M agreed to provide to such subsidiaries services similar to those being provided to Imation pursuant to the Corporate Services Agreement. The cost of all such services supplied by 3M to Imation totaled approximately $51 million during the last six months of 1996 and approximately $21 million for the first three months of 1997.


         ENVIRONMENTAL MATTERS AGREEMENT. 3M and Imation entered into an Environmental Matters Agreement (the "Environmental Matters Agreement") providing for their respective obligations concerning environmental liabilities arising out of the operation of the premises of the Transferred Businesses and other environmental matters.

         Under the Environmental Matters Agreement, Imation assumed and agreed to indemnify 3M for all liabilities relating to, arising out of or resulting from (i) operations at Imation's facilities as conducted before the Distribution Date; (ii) the disposal of hazardous materials from Imation's facilities before the Distribution Date and at Superfund Sites, where such liabilities are discovered after the Distribution Date; or (iii) operations of the Transferred Businesses on and after the Distribution Date. 3M agreed to retain responsibility for environmental liabilities relating to former premises which may have been associated with the Transferred Businesses, and known Superfund sites associated with the properties of the Transferred Businesses on or before the Distribution Date.

         INTELLECTUAL PROPERTY AGREEMENT. 3M and Imation entered into an Intellectual Property Rights Agreement (the "Intellectual Property Agreement") pursuant to which 3M granted to Imation, effective as of the Distribution Date, rights to use certain intellectual property (such as patent rights, copyrights, mask work rights and proprietary information) exclusively in the fields of use in which the Transferred Businesses operated as of the Distribution Date and non-exclusively in certain other fields. In addition, 3M transferred to Imation title to certain intellectual property rights previously used by the Transferred Businesses, subject to certain rights of 3M to continue to use such intellectual property rights. The Intellectual Property Agreement further provides for cross-licensing of certain future intellectual property developed during a transition period. In addition, for various transition periods specified in the Intellectual Property Agreement, Imation is granted the right to use certain 3M trademarks under a royalty-bearing license. Trademarks used only by the Transferred Businesses were assigned to Imation as of the Distribution Date.

         The Intellectual Property Agreement provides that the costs associated with the procurement and maintenance of patents and trademarks licensed to either party by the other under the Intellectual Property Agreement are the responsibility of the party owning the particular patent or trademark. However, with respect to patents, either party may designate a patent or patent application under which it is licensed by the other party to be of "common interest." The licensed party is granted certain rights to participate in decisions involving such common interest patents and patent applications, and the costs thereof are shared by the parties. The costs of enforcing licensed patents against an infringer will be borne by the party instituting the lawsuit unless the parties agree otherwise. For jointly-owned patents, enforcement costs are shared if both parties desire to participate. The licensed party's enforcement of patents requires prior approval by the party owning the patent.


         With the exception of licensed trademark rights, no royalties or fees are payable by Imation to 3M for the assignment and license of intellectual property to Imation under the Intellectual Property Agreement. With respect to licensed trademarks, Imation is required to pay a royalty, which Imation believes is reasonable, through cash payments, commitments to purchase product from 3M and/or engaging in certain other activities benefiting 3M. The cash royalty is based on Imation's net sales of those products upon which the royalty is due, and the amount of the royalty varies depending on the type of product for which the trademark is being used by Imation. The amount of royalties paid by Imation to 3M for the use of licensed trademarks during the last six months of 1996 totaled approximately $1.8 million. Beginning in January 1997, Imation reduced its use of certain 3M licensed trademarks. Imation paid approximately $490,000 in royalties to 3M for licensed trademarks used during the first quarter of 1997.


         The parties have agreed to cross-license each other under certain patents and proprietary information developed by each party during the two year period following the Distribution Date. The cross-licenses are royalty-free and generally of the same scope (i.e., exclusive or non-exclusive in defined fields) as the licenses granted to and retained by Imation and 3M, respectively, under the patents and proprietary information existing at the time of the Distribution.

         Imation and 3M have entered into joint development agreements pursuant to which the parties will assist each other in the development of new products following the Distribution Date. The relationship between the parties under the agreements varies from simple purchased research to shared product development.

         3M and Imation agreed not to compete with each other in their respective businesses for a period of five years following the Distribution Date. 3M agreed that, except for ancillary activity involving an insubstantial business, it would not compete directly or indirectly in Imation's Exclusive Fields (which, as defined in the Intellectual Property Agreement, are generally the fields of business in which Imation was engaged as of the Distribution
Date). Imation agreed that, except for ancillary activity involving an insubstantial business, it would not compete, directly or indirectly in the 3M Business Fields (which, as defined in the Intellectual Property Agreement, are generally the fields of business in which 3M was engaged as of the Distribution
Date). However, this provision does not preclude Imation from indirect activity, outside of the 3M Reserved Fields (which, as defined in the Intellectual Property Agreement, are generally fields closely related to Imation's Exclusive Fields where 3M has retained exclusive rights), involving working with a third party on that party's imaging and electronic information processing needs, internal or external, as long as the activity does not benefit, in more than an ancillary way, a product or service of the third party which competes with a product or service in the 3M Business Fields.

         SUPPLY, SERVICE AND CONTRACT MANUFACTURING AGREEMENTS. 3M and Imation entered into various product and service supply agreements (the "Supply Agreements") providing for the supply by 3M to Imation and by Imation to 3M, of certain products and services. Under the Supply Agreements, 3M supplies to Imation certain raw material and intermediate products including film, specialty chemicals and abrasives and provides to Imation certain contract manufacturing services, primarily equipment assembly services. Under the Supply Agreements, Imation supplies to 3M certain semi-finished products and components and provides to 3M certain contract manufacturing and other services, including converting, slitting and coating services and technical field service. The prices for products supplied by either party under the Supply Agreements are based on the cost of supplying such product plus a 5% mark-up in 1996, a 10% mark-up in 1997 and a 15% mark-up in 1998 and thereafter. The prices paid for contract manufacturing services provided by either party vary depending on the services provided but generally are based on costs incurred plus an 8% mark-up. The net cost to Imation of all such transactions between 3M and Imation totaled approximately $60 million in 1996.

         SHARED FACILITY AND LEASE AGREEMENTS. 3M and Imation entered into various lease agreements with respect to certain facilities (the "Shared Facility Agreements") at which 3M and Imation share space. With respect to each of these facilities, the party that is the owner (or primary tenant) of the facility leases to the other party a portion of the facility so as to enable the other party to conduct operations at such facility.

         The form of lease entered into by 3M and Imation provides for the payment of rent in an amount approximating the standard recharge rate used by the lessor with respect to internal uses of such facilities. The leases generally provide for a two year term, in some cases with an option to extend for an additional two years. The amount paid by 3M to Imation during the last six months of 1996 with respect to Shared Facility Agreements totaled approximately $400,000 and the amount paid by Imation to 3M during the same period and for the same purpose totaled approximately $9 million.

         Imation has commenced construction of an office building and research and development facilities at its headquarters site in Oakdale in order to consolidate its headquarters operations. Imation will continue to lease certain laboratory and manufacturing space from 3M following the consolidation of its headquarters operations. See "--Properties."

PROPERTIES

         Imation's headquarters are located in Oakdale, Minnesota. Imation is in the process of constructing an office building and research and development facilities at its Oakdale site in order to consolidate its headquarters operations. The costs of construction of these research and development facilities will be financed through a synthetic lease financing arrangement. Construction of these facilities will enable Imation to re-locate approximately 1,100 employees currently located in facilities being leased by Imation from 3M. Imation's major facilities (all of which are owned by Imation, except where noted), and the products manufactured at such facilities are listed below. Imation's facilities are in good operating condition suitable for their respective uses and adequate for Imation's current needs.

         FACILITY                               PRODUCTS
         --------                               --------

         Domestic
         --------

         Camarillo, California                  Data tape
         Fremont, California (leased)           CD-ROM
         Menomonie, Wisconsin (leased           Laserdisc, CD-ROM and DVD-ROM
         Middleway, West Virginia               Printing plates
         Nekoosa, Wisconsin                     Carbonless paper
         Oakdale, Minnesota                     Headquarters
         Pine City, Minnesota                   Micrographic cards
         St. Paul, Minnesota (leased)           Laboratory facilities
         Tucson, Arizona                        Data tape
         Vadnais Heights, Minnesota (leased)    Optical
         Wahpeton, North Dakota                 Diskettes/molding
         Weatherford, Oklahoma                  Diskettes/photographic film
         White City, Oregon                     Imagers/X-ray films

         International
         -------------

         Bracknell, United Kingdom              Administrative
         Breda, Netherlands (leased)            CD-ROM services
         Milan, Italy (leased)                  Administrative
         Rotterdam, Netherlands (leased)        Administrative
         Ferrania, Italy                        X-ray films/photographic film
         Florida, Argentina                     X-ray films
         Harlow, United Kingdom                 Research facility
         London, Ontario, Canada                Administrative

LEGAL PROCEEDINGS

         In connection with the Distribution, Imation assumed substantially all liabilities for legal proceedings relating to Imation's businesses as conducted prior to the Distribution Date. See "--Relationship Between 3M and Imation--Transfer and Distribution Agreement." In addition, in the normal course of business, Imation is subject to proceedings, lawsuits and other claims, including proceedings under laws and regulations related to environmental and other matters. All such matters are subject to many uncertainties and outcomes that are not predictable with assurance. Consequently, Imation is unable to ascertain the ultimate aggregate amount of monetary liability or financial impact with respect to these matters as of March 31, 1997. While these matters could materially affect operating results of any one quarter when resolved in future periods, it is management's opinion that after final disposition, any monetary liability or financial impact to Imation beyond that provided in the consolidated balance sheet as of March 31, 1997 would not be material to Imation's financial position or annual results of operations or cash flows.

MARKET FOR IMATION COMMON STOCK AND RELATED STOCKHOLDER MATTERS

         As of February 28, 1997, there were 42,627,470 shares of Imation Common Stock outstanding held by approximately 67,394 stockholders of record. Imation Common Stock is listed on the New York and Chicago Stock Exchanges. Imation did not pay any dividends during 1996. Future dividends will be determined by the Board of Directors.

         In connection with Imation's acquisition of Luminous Corporation on October 11, 1996, Imation issued 922,845 shares of Imation Common Stock to the stockholders of Luminous Corporation in exchange for all of the issued and outstanding shares of that company. The issuance of the shares of Imation Common Stock did not involve a public offering and was exempt from registration pursuant to Section 4(2) of the Securities Act.

         The following table sets forth, for the periods indicated, the high and low sales prices of Common Stock as reported on the New York Stock Exchange Composite Transactions. Imation Common Stock commenced regular way trading on the New York Stock Exchange on July 15, 1996:


                                               Sales Prices
                                           ---------------------
                                             High          Low
                                           -------       -------
PERIOD:
  Third Quarter 1996.....................  $26.250       $20.375
  Fourth Quarter 1996....................   33.000        22.750
  First Quarter 1997.....................   30.375        25.000
  Second Quarter 1997....................   27.375        22.250

  Third Quarter 1997
    (through_________)


         On May 13, 1997, the last full trading day before Imation and Cemax-Icon announced the execution of the Merger Agreement, the closing price per share of Imation Common Stock was $24.50, and on_________, 1997, the closing price per share of Imation Common Stock was $__________.

SECURITY OWNERSHIP

         Security Ownership of Certain Beneficial Owners

         The following table sets forth the holdings, as of the date indicated, of Imation Common Stock of each person known to Imation to own beneficially (as defined by the Securities and Exchange Commission for proxy statement purposes) more than 5% of any class of Imation's voting securities.

           Name and Address            Amount and Nature of
           Beneficial Owner            Beneficial Ownership     Percent of Class
           ----------------            --------------------     ----------------

FMR Corp.                                    5,450,891(1)              13.0%
  82 Devonshire Street
  Boston, Massachusetts 02109

State Street Bank and Trust Company          2,536,503(2)               5.93%
  225 Franklin Street
  Boston, Massachusetts 02110

---------------------
(1) Imation received a copy of a Schedule 13G filed with the Securities and Exchange Commission by FMR Corp., indicating that, at November 30, 1996, FMR Corp. and certain of its affiliates and subsidiaries, as investment advisor to various investment company mutual funds, beneficially held a total of 5,450,891 shares of Imation Common Stock. Such entities had sole power to vote 2,201 of such shares and sole dispositive power with respect to all such shares.

(2) Imation received a copy of a Schedule 13G filed with the Securities and Exchange Commission by State Street Bank and Trust Company, indicating that, at December 31, 1996, State Street Bank and Trust Company, as trustee of the Imation Retirement Investment Plan and other trust accounts, held a total of 2,536,503 shares of Imation Common Stock. Of such shares, State Street Bank and Trust Company had sole power to vote 236,902 shares, shared power to vote 2,292,321 shares, sole power to dispose of 240,795 shares and shared power to dispose of 2,295,708 shares.


         Security Ownership of Management

         The following table sets forth the number of shares of Imation Common Stock beneficially owned as of February 28, 1997, by each director, the five most highly compensated executive officers in 1996, and all directors and executive officers as a group. Except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to the shares held by such beneficial owner.

                                                        Amount and Nature of
               Name of Beneficial Owner              Beneficial Ownership (1)(2)
               ------------------------              ---------------------------

              William T. Monahan                               6,485
              Lawrence E. Eaton                               10,386
              William W. George                                3,631
              Linda W. Hart                                      890
              Ronald T. LeMay                                    373
              Marvin L. Mann                                   2,000
              Mark A. Pulido                                   1,252(3)
              Daryl J. White                                     373
              Krzysztof K. Burhardt                            2,011
              Clifford T. Pinder                               1,097
              Charles D. Oesterlein                              309
              Dennis A. Farmer                                 1,745
              All Directors and Executive
                Officers as a Group (23 persons)              40,860

-------------------------

(1) Includes the following shares allocated as of February 28, 1997 to the accounts of participants under the Imation Retirement Investment Plan:
         W. T. Monahan, 353 shares; K. K. Burhardt, 206 shares; C. T. Pinder, 235 shares; C. D. Oesterlein, 205 shares; D. A. Farmer, 261 shares; and all executive officers as a group, 3611 shares. The participants in the Imation Retirement Investment Plan have shared voting and investment power with respect to such shares.

(2) As of February 28, 1997, the percentage of shares of Common Stock beneficially owned by any director, by any named executive officer and by all directors and executive officers as a group was less than 1% of the outstanding Imation Common Stock.

(3) Includes 276 shares owned by Mr. Pulido's wife, as to which Mr. Pulido disclaims beneficial ownership.


MANAGEMENT

         Executive Officers and Directors

         The executive officers and directors of Imation as of July 1, 1997, together with their ages and business experience, are set forth below:

Name                                   Age  Position
----                                   ---  --------

William T. Monahan..................    50  Chairman of the Board, President,
                                            Chief Executive Officer
Carolyn A. Bates....................    50  General Counsel
Stephen S. Brown....................    47  Chief Information Officer
Jill D. Burchill....................    42  Chief Financial Officer
Krzysztof K. Burhardt...............    55  Vice President, Technology
                                            Development
Wilmer G. DeBoer....................    52  Vice President, Customer Support
                                            Technology and Document Imaging
Dennis A. Farmer....................    53  Vice President, Talent Effectiveness
                                            and Customer First Development
Barry R. Melchior...................    53  Director, Corporate Engineering and
                                            Manufacturing Services
David G. Mell.......................    50  Vice President, Corporate Business
                                            Processes
Richard W. Northrop.................    59  Vice President, European Operations
Charles D. Oesterlein...............    54  Vice President, Operations--Printing
                                            and Publishing Systems
Clifford T. Pinder..................    50  Vice President, Operations--Medical
                                            Imaging Systems and Photo Products
Michael E. Sheridan.................    52  Vice President, Operations--Data
                                            Storage Products
James R. Stewart....................    40  Corporate Controller
Deborah D. Weiss....................    41  Treasurer
David H. Wenck......................    53  Vice President, International
                                            Operations
Lawrence E. Eaton...................    59  Director
William W. George...................    54  Director
Linda W. Hart.......................    57  Director
Ronald T. LeMay.....................    51  Director
Marvin L. Mann......................    63  Director
Mark A. Pulido......................    44  Director
Daryl J. White......................    49  Director

         WILLIAM T. MONAHAN is Chairman of the Board, President and Chief Executive Officer of Imation. From June 1993 to March 1996, he was Group Vice President responsible for 3M's Electro and Communications Group, and from May 1992 to May 1993, he was Senior Managing Director of 3M Italy. From September 1989 to May 1992, he was Vice President of 3M's Data Storage Products Division.

         CAROLYN A. BATES is Imation's General Counsel. From July 1, 1996 to May 14, 1997, she also served as Secretary of Imation. From 1991 to July 1, 1996, she was Assistant Chief Intellectual Property Counsel of 3M.

         STEPHEN S. BROWN joined Imation in August 1996 as Imation's Chief Information Officer. From 1995 to August 1996 he was Vice President of Corporate Technology for Genmar Holdings, Inc. (manufacturer of recreational boats). From 1992 to 1995 he served as Executive Consultant for Diversified Information Technologies, Inc. (information technology consulting). From 1990 to 1992, Mr. Brown served as Director of Enterprise Integration & Telecommunications for The Pillsbury Company (produces food products).

         JILL D. BURCHILL is Imation's Chief Financial Officer. From April 1995 to July 1, 1996, she was Sector Controller for 3M's Information, Imaging and Electronic Sector. From May 1993 to April 1995, she was Group Controller for 3M's Memory Technology Group, and from July 1990 to May 1993, she was Financial Manager for 3M's Audio/Video Products Division.

         DR. KRZYSZTOF K. BURHARDT is Vice President, Technology Development for Imation. From July 1991 to July 1, 1996, he was Research and Development Vice President for 3M's Information, Imaging and Electronic Sector.

         WILMER G. DEBOER is Vice President, Customer Support Technology and Document Imaging for Imation. From July 1993 to July 1, 1996, he was Global Field Service Director and Business Director of 3M's Document Systems Department. From April 1990 to June 1993, he was Manufacturing Director for 3M's Engineering Document Systems Division.

         DENNIS A. FARMER is Vice President, Talent Effectiveness and Customer First Development for Imation. He previously served as Vice President, Marketing and Public Affairs for Imation. On February 1, 1997 he also became responsible for Imation's human resources. From March 1994 to July 1, 1996, he was Vice President of 3M's Data Storage Markets Division, and from May 1992 to February 1994, he was General Manager of that division. From February 1991 to January 1992, he was Sales Department Manager of 3M's Data Storage Products Division. From July 1988 to January 1991, he was Group Director, Europe, for 3M's Memory Technology Group.

         BARRY R. MELCHIOR is Director, Corporate Engineering and Manufacturing Services for Imation. From April 1995 to July 1, 1996, he was Engineering Director of 3M's Information, Imaging and Electronic Sector. From August 1993 to April 1995, he was Engineering Manager for 3M's Tape Group, and from January 1991 to August 1993 he was Plant Manager for 3M's Traffic Control Materials Division plant in Brownwood, Texas.

         DAVID G. MELL is Vice President, Corporate Business Processes for Imation. He was Vice President of 3M's Data Storage Tape Technology Division from May 1995 to July 1, 1996, Vice President of 3M's Data Storage Diskette and Optical Technology Division from March 1994 to April 1995, and General Manager of that division from May 1992 to February 1994. He was Department Manager of 3M's Computer Tape Technology Department, Data Storage Products Division, from September 1989 to April 1992.

         RICHARD W. NORTHROP is Vice President in charge of the Company's European operations. He was a Managing Director of European operations for 3M's Printing Systems, Hardgoods and Electronic Businesses from January 1994 through July 1, 1996, a Managing Director of European operations for 3M's Hardgood and Electronic Businesses from January 1992 through December 1993 and a Director of 3M's Information and Imaging Divisions from January 1991 through December 1992.

         CHARLES D. OESTERLEIN is Vice President, Operations--Printing and Publishing Systems. From 1994 to July 1, 1996, he was Vice President of 3M's Printing and Publishing Systems Division and from 1992 to 1994, he was General Manager of 3M's Audio and Video Technology Division. From 1989 to 1992, he was Department Manager of 3M's Data Storage Products Division.

         CLIFFORD T. PINDER is Vice President, Operations--Medical Imaging Systems and Photo Products. From March 1994 to July 1, 1996, he was Vice President of 3M's Medical Imaging Systems Division, and from July 1993 to March 1994, he was Vice President of 3M's Photo Color Systems Division. From November 1991 to June 1993, he was General Manager of 3M's Photo Color Systems and from 1986 to 1990, he was Managing Director of 3M Puerto Rico.

         MICHAEL E. SHERIDAN is Vice President, Operations--Data Storage Products. He was General Manager of Data Storage Diskette Technology Division from May 1995 to July 1, 1996, Director of Sumitomo/3M's MTG Technology and Special Projects from July 1993 to April 1995, and Group Director of 3M Europe's Memory Technologies Group from May 1990 to July 1993.

         JAMES R. STEWART is Corporate Controller. From July 1995 to July 1, 1996, he was Group Controller for 3M's Memory Technologies Group and from March 1992 to July 1995, he was Group Controller for 3M Europe's Medical Group. From September 1989 to March 1992, he was the Financial Manager for 3M's Commercial Office Supply Division.

         DEBORAH D. WEISS is Treasurer of Imation. From 1988 to July 1, 1996, she was Manager of 3M's Benefit Funds Investment.

         DAVID H. WENCK is Vice President in charge of Imation's international operations. From May 1995 to July 1, 1996, he was General Manager of 3M's Data Storage Optical Technology Division. From December 1994 to April 1995, he was Department Manager of 3M's Software Media and CD-ROM Services Department, and from July 1986 to September 1994, he was Project Manager of 3M's Optical Recording Project. From October 1981 to January 1986, he was Managing Director of 3M's Singapore operations.

         LAWRENCE E. EATON served as Executive Vice President of the Information, Imaging and Electronic Sector and Corporate Services of 3M (a diversified manufacturer) from 1991 to his retirement in August 1996. Prior to 1991, Mr. Eaton served in various other capacities at 3M, including from 1986 to 1991 as Group Vice President, Memory Technologies Group.

         WILLIAM W. GEORGE is Chairman and Chief Executive Officer of Medtronic, Inc. (a medical technology company). He joined Medtronic in 1989 as President and Chief Operating Officer, was elected Chief Executive Officer in 1991 and became Chairman of the Board in August 1996. Prior to such time, Mr. George served as the President of Honeywell Space and Aviation Systems and the President of Honeywell Industrial Automation and Control. Mr. George is also a director of Dayton Hudson Corporation, Valspar Corporation and Allina Health System.

         LINDA W. HART is Vice-Chairman of Hart Group, Inc. (a diversified group of companies primarily involved in insulation manufacturing and residential and commercial services). Prior to joining Hart Group in 1990, Ms. Hart was a partner of the law firm of Vinson & Elkins from July 1986 to January 1990. Ms. Hart is a former director of both Conner Peripherals, Inc. and WordPerfect Corporation and is currently a director of each of the Hart Group companies, Hart Group, Inc. (management services and investments), Rmax, Inc. (insulation manufacturing) and Axon, Inc. (residential and commercial services).

         RONALD T. LEMAY has been the President and Chief Operating Officer of Sprint Corporation (a telecommunications company) since February 1996. He has been a director of Sprint since 1993. From March 1995 to September 1996, Mr. LeMay served as the Chief Executive Officer of Sprint Spectrum, a partnership among Sprint, Tele-Communications, Inc., Comcast Corporation and Cox Communications. From October 1989 to March 1995, Mr. LeMay served as President and Chief Operating Officer of Sprint Long Distance. Mr. LeMay is also a director of Yellow Corporation, Ceredian Corporation and the Mercantile Bank of Kansas City.

         MARVIN L. MANN has been Chairman and Chief Executive Officer of Lexmark International, Inc. (a supplier of network and personal printers and information processing supplies) since March 1991 when the company was formed. Prior to such time, Mr. Mann served in a number of executive positions at International Business Machines Corporation. Mr. Mann is also a director of M.A. Hanna Company and a member of the Fidelity Investments Board of Trustees.

         MARK A. PULIDO was elected President and Chief Executive Officer of McKesson Corporation (a supplier of healthcare products and services) effective April 1, 1997. Since May 1996 he has served as the President and Chief Operating Officer of McKesson and also serves as a director of that company. From January 1996 to May 1996, Mr. Pulido served as President and Chief Executive Officer of Sandoz Pharmaceuticals Corporation (a research-based pharmaceutical manufacturer). From December 1994 to December 1995, Mr. Pulido served as Chief Operating Officer of Sandoz. Prior to that time, Mr. Pulido served as Chairman, President & Chief Executive Officer of Red Line HealthCare Corporation (a supplier of medical supplies and reimbursement services to the long-term healthcare industry).

         DARYL J. WHITE served as the Senior Vice President of Finance and Chief Financial Officer of Compaq Computer Corporation (a computer equipment manufacturer) from 1988 to May 1996. Prior to such time, he held the positions of Corporate Controller and Director of Information Management at Compaq. Mr. White is also the Chairman of the Board of Pinnacle Micro, Inc. and a director of Paracelsus Healthcare Corp.

         The Board of Directors of Imation is divided into three classes. The members of each class are elected to serve three-year terms with the term of office of each class ending in successive years. The terms of Messrs. George, Mann and White will expire at the time of the Imation Annual Shareholders Meeting to be held in 1998; the terms of Messrs. Monahan and Pulido and Ms. Hart will expire at the time of the Imation Annual Shareholders Meeting to be held in 1999; and the terms of Messrs. Eaton and LeMay will expire at the time of the Imation Annual Shareholders Meeting to be held in 2000. Each of such directors has served on the Imation Board of Directors since July 1, 1996 except for Mr. Mann who has served since January 1997.

         Compensation of Executive Officers

         The following table sets forth total compensation awarded or paid during 1995 and 1996 to Imation's Chief Executive Officer and its other four most highly compensated executive officers (the "Named Executive Officers"):



                                                 SUMMARY COMPENSATION TABLE

                                                 Annual Compensation                 Long-Term Compensation(1)
                                       -------------------------------------   -----------------------------------
                                                                                        Awards             Payouts
                                                                    Other      ------------------------    -------
                                                                    Annual     Restricted   Securities      LTIP       All Other
   Name and Principal                                              Compen-       Stock      Underlying     Payouts      Compen-
        Position            Year*(1)   Salary($)    Bonus($)(2)    sation($)    Awards($)    Options(3)     ($)(4)    sation($)(5)
   ------------------       --------   ---------    -----------    ---------   ----------   -----------    -------    ------------
W.T. MONAHAN ..........      1996      $467,500     $390,410       $      0     $      0      208,889      $ 86,070     $203,764
   Chairman and Chief        1995      $236,025     $124,964       $      0     $      0       11,948      $ 45,980     $ 18,997
   Executive Officer

K.K. BURHARDT .........      1996      $201,000     $119,638       $      0     $      0       43,542      $ 49,830     $ 75,504
   Vice President--          1995      $196,500     $ 90,607       $      0     $      0       13,615      $ 45,890     $ 18,959
   Research and
   Development

C.T. PINDER ...........      1996      $198,880     $ 59,804       $      0     $      0       35,146      $ 49,830     $ 51,582
   Vice President--          1995      $171,800     $ 26,916       $      0     $      0        6,618      $ 37,620     $ 11,142
   Operations

C.D. OESTERLEIN .......      1996      $184,680     $ 69,928       $      0     $      0       32,660      $ 49,830     $ 64,526
   Vice President--          1995      $174,400     $ 35,014       $      0     $      0        4,800      $ 37,620     $ 20,101
   Operations

D.A. FARMER ...........      1996      $171,880     $ 77,883       $      0     $      0       35,008      $ 49,830     $ 68,514
   Vice President--          1995      $161,315     $ 45,885       $      0     $      0        4,800      $ 37,620     $ 22,401
   Talent Effectiveness
   and Customer
   First Development


-------------------

* No years prior to 1995 are reported since Imation first became subject to the reporting requirements of the Exchange Act on the Distribution Date when Imation's stock began trading on the New York and Chicago Stock Exchanges.

(1) Compensation for 1995 and the first half of 1996 was determined solely by 3M and was for services rendered by the named individuals prior to the Distribution Date. The services rendered to 3M were, in many cases, in capacities not comparable to the positions currently held by those individuals for Imation. As described above, the base salaries for the named individuals during the last half of 1996 remained at the levels established by 3M for such individuals prior to the Distribution. The Compensation Committee has approved a new executive compensation program for Imation's executive officers for 1997.

(2) The amounts shown under the heading "Bonus" for 1995 are cash payments received by the named individuals under 3M's Profit Sharing Plan. Payments under the 3M Profit Sharing Plan are based upon 3M's performance and are variable in accordance with a predetermined formula. The amounts shown in this column for 1996 include the following total cash payments received by the named individuals under the 3M Profit Sharing Plan during the first half of 1996: W. T. Monahan, $170,068; K. K. Burhardt, $61,406; C. T. Pinder, $27,614; C.
         D. Oesterlein, $30,141; and D. A. Farmer, $40,821. The remainder of the amounts shown for 1996 are cash payments received by the named individuals during the last half of 1996 under Imation's Success Sharing Plan. These amounts were based on Imation's achievement of certain economic profit improvement targets for Imation as a whole.

(3) The stock options shown in this column for 1995 were granted to the named individuals by 3M prior to the Distribution Date and represent options to purchase 3M stock. In connection with the Distribution, options to purchase 3M stock ("3M Options") held by employees of Imation on the Distribution Date were retained as adjusted 3M options and were not converted to options for Common Stock. 3M remains solely responsible for satisfying all exercises of 3M Options. The number of stock options shown for 1996 includes the following 3M Options granted to the named individuals by 3M prior to the Distribution Date pursuant to the exercise of a reload feature in outstanding 3M stock options: W.
         T. Monahan, 3,899 shares; K. K. Burhardt, 10,882 shares; C. T. Pinder, 2,486 shares; C. D. Oesterlein, 0 shares; and D. A. Farmer, 2,348 shares. The 3M Options are forfeitable by the named individuals upon termination of employment with Imation. The remainder of the stock options shown for 1996 are options to purchase Common Stock granted under the 1996 Plan following the Distribution Date.

(4) "LTIP Payouts" shown in this column reflect the value of certain LTIP grants made to the named individuals by 3M prior to the Distribution Date. The amounts shown reflect the value of the total grant for each individual under 3M's Performance Unit Plan after the three year performance period (e.g., for 1996, the performance period is 1994-1996); however, no amount will be paid to these individuals under the grant for an additional three years pursuant to the terms of the grant. The numbers shown represent estimates based upon information available as of February 28, 1997. During this additional three year period, interest will be paid at a rate determined by 3M's "return on capital employed." These rights are forfeited by the named individuals upon termination of employment with Imation.

(5) "All Other Compensation" includes the following components: (a) that amount of the 3M Performance Unit Plan earnings allocated during the year to the base amounts determined after the three year performance periods of each respective grant, to the extent that such earnings are in excess of market interest rates (as determined by the SEC); (b) the value of premiums paid by Imation on split-dollar life insurance; (c) reimbursement for unused vacation time; and (d) the value of Imation contributions of Imation stock to the accounts of the named individuals under the Retirement Investment Plan. For 1996, the dollar value of each component is: W. T. Monahan--(a) $11,359; (b) $10,450; (c) $178,047; and (d) $3,908; K. K. Burhardt--(a) $11,359; (b) $9,673; (c)
         $51,570; and (d) $2,902; C. T. Pinder--(a) $5,576; (b) $6,083; (c)
         $35,435; and (d) $4,488; C. D. Oesterlein--(a) $2,138; (b) $16,699; (c)
         $42,895; and (d) $2,794; and D. A. Farmer--(a) $2,138; (b) $17,566; (c)
         $44,291; and (d) $4,519.

         The following table sets forth grants of stock options during the fiscal year ended December 31, 1996 to each of the Named Executive Officers of
Imation:

                                           OPTION GRANTS IN LAST FISCAL YEAR (1996)

                                                         Individual Grants(1)
                                   ------------------------------------------------------------
                                    Number of        % of Total
                                   Securities      Options Granted                                     Grant
                                   Underlying       to Employees       Exercise                         Date
                                     Options          in Fiscal          Price       Expiration        Present
             Name                  Granted(#)        Fiscal Year       ($/Share)        Date          Value(2)
             ----                  ----------      ---------------     ---------     ----------       --------
W.T. MONAHAN
    Imation Options............     150,100            6.463%         $  22.38       7-30-2006     $  1,523,515
    Imation Options............      54,890            2.363%         $  22.90       7-31-2006     $    569,758
    3M Options (3).............       3,899            0.069%         $  65.375            (3)     $     32,982

K.K. BURHARDT
    Imation Options............      24,100            1.038%         $  22.38       7-30-2006     $    244,615
    Imation Options............       8,560            0.369%         $  22.90       7-31-2006     $     88,853
    3M Options (3).............      10,882            0.192%         $  67.85             (3)     $     92,051

C.T. PINDER
    Imation Options............      24,100            1.038%         $  22.38       7-30-2006     $    244,615
    Imation Options............       8,560            0.369%         $  22.90       7-31-2006     $     88,853
    3M Options (3).............       2,486            0.044%         $  67.875            (3)     $     21,029

C.D. OESTERLEIN
    Imation Options............      24,100            1.038%         $  22.38       7-30-2006     $    244,615
    Imation Options............       8,560            0.369%         $  22.90       7-31-2006     $     88,853

D.A. FARMER
    Imation Options............      24,100            1.038%         $  22.38       7-30-2006     $    244,615
    Imation Options............       8,560            0.369%         $  22.90       7-31-2006     $     88,853
    3M Options (3).............       2,348            0.041%         $  63.15       5-07-2004     $     19,862


------------------

(1) All options were granted at the fair market value of the underlying stock on the grant date and expire ten years from the grant date (or in the case of reload options, ten years from the grant date of the primary 3M Option). All options vest immediately in the event of a change of control.

(2) In accordance with SEC rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. Imation's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the Grant Date Present Value for the options designated as "Imation options": An option term of five years, volatility at 40%, no dividend yield, and interest rate at 6.57%. The following assumptions were made for purposes of calculating the Grant Date Present Value for the reload options designated as "3M Options": An option term of 26 months, volatility at 15.53%, dividend yield at 4.26%, and interest rate at 5.83%.

(3) The 3M Options represent options to purchase 3M stock granted to the named individuals prior to the Distribution Date in connection with the exercise of a reload feature in outstanding 3M Options. In each case, the reload option expires ten years from the grant date of the primary 3M Option. The amount shown for 3M Options under "Grant Date Present Value" is the total grant date present value of all reload options granted to the named individual in 1996 by 3M prior to the Distribution Date.

         The following table sets forth exercises of stock options during the fiscal year ended December 31, 1996 by each of the Named Executive Officers of
Imation:




                                      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR (1996)
                                                 AND FISCAL YEAR-END OPTION VALUES

                                                                   Number of                      Value of Unexercised
                                                            Underlying Unexercised                In-the-Money Options
                              Shares                     Options at Fiscal Year-End (#)          at Fiscal Year-End($)(1)
                            Acquired on      Value      ---------------------------------   ---------------------------------
         Name               Exercise(#)   Realized($)   Exercisable(2)   Unexercisable(3)   Exercisable(2)   Unexercisable(3)
         ----               -----------   -----------   --------------   ----------------   --------------   ----------------

W.T. MONAHAN
   Imation Options.......         --              --            --           204,990                  --        $ 1,149,125
   3M Options............     10,648      $  314,028        43,072                --         $ 1,376,934                 --

K.K. BURHARDT
   Imation Options.......         --              --            --            32,660                  --        $   183,181
   3M Options............     15,677      $  248,831        36,749                --         $ 1,114,672                 --

C.T. PINDER
   Imation Options.......         --              --            --            32,660                  --        $   183,181
   3M Options............      7,873      $  240,709        26,760                --         $   876,751                 --

C.D. OESTERLIEN
   Imation Options.......         --              --            --            32,660                  --       $    183,181
   3M Options............      2,400      $   56,160        17,480                --         $   537,281                 --

D.A. FARMER
   Imation Options.......         --              --            --            32,660                  --       $    183,181
   3M Options............      5,090      $  129,378        24,449                --         $   812,422                 --



------------------


(1) Value of all unexercised options equals the fair market value at December 31, 1996 of the shares underlying in-the-money options, less the exercise price times the number of in-the-money options outstanding.

(2) All exercisable options outstanding at December 31, 1996 are options to purchase 3M stock and were granted by 3M prior to the Distribution Date.

(3) All unexercisable options outstanding at December 31, 1996 are options to purchase Imation Common Stock and are shown in the "Option Grants In Last Fiscal Year (1996)" table above.

         The following table sets forth awards under long-term incentive plans during the fiscal year ended December 31, 1996 to each of the Named Executive Officers of Imation:



                                  LONG-TERM INCENTIVE PLANS--AWARDS
                                      IN LAST FISCAL YEAR (1996)*

                           Number     Performance
                         of Shares,     or Other
                          Units       Period Until              Estimated Future Payout
                         or Other      Maturation         Under Non-Stock Price Based Plans(3)
                         --------     ------------     ------------------------------------------
   Name                  Rights(1)    or Payout(2)     Threshold          Target          Maximum
   ----                  ---------    ------------     ---------          ------          -------
W.T. Monahan..........    1,600         6 years           $  0          $160,000         $320,000
K.K. Burhardt.........      550         6 years           $  0           $55,000         $110,000
C.T. Pinder...........      550         6 years           $  0           $55,000         $110,000
C.D. Oesterlein.......      550         6 years           $  0           $55,000         $110,000
D.A. Farmer...........      550         6 years           $  0           $55,000         $110,000



----------------------

* The awards shown in this table were awarded by 3M to the named individuals under 3M's Performance Unit Plan prior to the Distribution Date. The rights will continue pursuant to the terms of the original grants during the continued employment of the named individuals by Imation; however, beginning in 1997 Imation (rather than 3M) will be responsible for making any payments owed to the named individuals. No long-term incentive awards (other than the stock options described above) have been granted by Imation.

(1) To date, the 3M Compensation Committee has established the performance goals based on criteria of return on capital employed and sales growth. Performance units awarded to date have been assigned a face value of $100 each. However, the actual amount of the payments is based upon 3M's attainment of the performance goals. If the targets established by the 3M Compensation Committee are attained during the performance periods, the performance unit will have a value of $100 and, if exceeded, will be more than $100. The ultimate value of the performance unit can vary from no value to $200, depending upon actual performance.

(2) The value of awards granted for 1996 will be determined by 3M's attainment of return on capital employed and sales growth criteria during a three-year performance period of 1996, 1997 and 1998. However, there will be an additional three-year involuntary holding period thereafter during which the base amounts determined during the performance period will earn interest and remain subject to forfeiture if the named individual discontinues employment with Imation for any reason other than death, disability or retirement.

(3) The estimated future payouts do not include any interest factor that would be earned annually during the three-year involuntary holding period following the performance period. Interest during the involuntary holding period would accrue annually at a rate equal to 50 percent of the return on capital employed by 3M during the three years and would be payable, together with the base award, in 2002.

         Retirement Plans

         Imation adopted a Cash Balance Pension Plan (the "Pension Plan") that is intended to be qualified under the applicable provisions of the Internal Revenue Code. The plan covers substantially all domestic employees of Imation. Under this plan, benefits are determined by the amount of annual pay credits to each employee's account (equal to 6% of each employee's annual eligible earnings) and annual interest credits (equal to the return on 30-year U.S. Treasury Bonds as of November of the previous year) to such accounts. For the Plan year 1997, the interest crediting rate will be 6.48%. At retirement, participants eligible for benefits may receive their account balance in a lump sum or as a monthly pension having an equivalent actuarial value. Certain limitations on the amount of benefits under tax qualified plans, such as Imation's Retirement Investment Plan and the Pension Plan, were imposed by the Employee Retirement Income Security Act of 1974 ("ERISA") and Tax Reform Act of 1986 ("TRA"). Imation's nonqualified supplemental benefit plan provides for the payment of amounts to officers who may be affected by those limitations so that, in general, total benefits will be equal to the level of benefits which would have been payable under the named plans but for the ERISA and TRA limitations.

         The estimated annual compensation payable to each of the individuals named in the Summary Compensation Table as a single life annuity payable at age 65 under both Imation's qualified and nonqualified plans (assuming that the named individuals continue to be employed by Imation until age 65 and receive 5% annual compensation increases) are as follows: W. T. Monahan, $219,012; K. K. Burhardt, $35,896; C. T. Pinder, $57,491; C. D. Oesterlein, $35,248; and D. A. Farmer, $34,173.

         Each of the individuals named in the Summary Compensation Table also will retain his right to receive benefits accrued as of the Distribution Date under 3M's pension plan. Employees who were 3M employees immediately prior to the Distribution, including the individuals named in the Summary Compensation Table, whose age and years of 3M pension service as of the Distribution Date equal or exceed 50 (with a minimum of 10 years of 3M pension service) continue to be credited with service for purposes of early retirement subsidies under 3M's pension plan based on their combined pension service with Imation and 3M, and will have their 3M accrued benefits as of the Distribution Date increased following the Distribution by 4% per year of employment with Imation. One half of the 4% per year increase will be paid to the individual by 3M and one half will be paid by Imation. Each of the individuals named in the Summary Compensation Table are eligible to continue to accrue service credit under 3M's pension plan as described above. The annual amount payable by Imation to each of the named individuals (assuming retirement from Imation at age 65) are as follows: W. T. Monahan, $52,894; K. K. Burhardt, $27,676; C. T. Pinder, $26,745;
C. D. Oesterlein, $28,913; and D. A. Farmer, $28,110.

         Employment Agreement

         Imation has entered into an employment agreement with Mr. Monahan, which commenced as of the Distribution Date for an initial four year term, with automatic one-year renewals commencing as of the second anniversary of the Distribution Date, unless notice not to renew is given by either party. Pursuant to the agreement, Mr. Monahan will serve as the Chief Executive Officer of Imation, and Imation will use its best efforts to have Mr. Monahan elected to the Board.

         The agreement provides that if Mr. Monahan's employment is terminated by Imation without cause or by Mr. Monahan for good reason, he will be entitled to receive, for the remainder of the term of the agreement (a) base salary, (b) annual incentive compensation equal to the average annual incentive awards for the three completed years immediately preceding the date of employment termination (including, if applicable, annual incentive awards received from 3M for any year within the applicable three-year period), plus a pro rata annual incentive award for the year in which termination of employment occurs, (c) the additional benefits that Mr. Monahan would have been entitled to receive under Imation's defined benefit pension plans had he remained an employee during the remainder of the term of the agreement, based on the base salary and incentive compensation levels described in clauses (a) and (b) above and (d) continued participation in all welfare benefit plans, subject to an offset to the extent similar benefits are made available to Mr. Monahan without cost under welfare benefit plans of a subsequent employer. In addition, Mr. Monahan's equity-based awards will become fully vested and, with respect to his stock options, fully exercisable, as of his date of termination.

         The agreement provides that if Mr. Monahan's employment is terminated by reason of death, his estate or designated beneficiary will be entitled to receive his base salary and a prorated annual incentive compensation award for a period of one year. If his employment is terminated by reason of disability, he will be entitled to receive a prorated annual incentive compensation award for a period of one year.

         The agreement also provides that if Mr. Monahan receives payments under his agreement that would subject him to any federal excise tax due under Section 280G of the Code, then he also will receive a cash "gross-up" payment so that he will be in the same net after-tax position that he would have been in had such excise tax not been applied.

         During (a) the term of the agreement, (b) any period during which Mr. Monahan continues to receive salary pursuant to the terms of the agreement, and
(c) the one-year period following termination of Mr. Monahan's employment by Imation for cause or by Mr. Monahan other than for good reason, Mr. Monahan is required to comply with provisions regarding noncompetition, nonsolicitation of employees, disparagement of Imation, return of work papers and compliance with policies regarding confidentiality of information.

         Compensation of Directors

         Directors who are not employees of Imation receive an annual retainer of $40,000 and an additional fee of $5,000 per year for serving as chair of a Board committee. Non-employee directors are paid $1,500 for attendance at each meeting of the Board of Directors in excess of four meetings per year, $1,000 for attendance at meetings of Board committees, and $500 for attendance at each meeting of the Board or Board committee held by telephone or video conference. In addition, Imation matches gifts by each non-employee director to qualified charitable institutions up to $15,000 per year.

         Under the terms of the 1996 Directors Stock Compensation Program (the "Directors Plan"), which was approved and adopted by 3M, as Imation's sole stockholder, prior to the Distribution, each non-employee director automatically receives, in lieu of 25% of his or her annual retainer fee, shares of restricted Imation Common Stock equal in value to such portion of the retainer fee. Restrictions on the stock lapse three years after the date of grant. The Directors Plan also permits non-employee directors to elect to receive all or part of the remainder of their annual retainer and meeting fees in shares of Imation Common Stock or in restricted stock units equivalent to shares of Imation Common Stock. In addition, each non-employee director automatically receives an initial stock option grant for Imation Common Stock on the date he or she becomes a director and an additional annual stock option grant on the date of the Annual Meeting of Stockholders each year. The number of shares subject to each option grant is 10,000, with the number of shares subject to the initial grant prorated for the number of months the director served as a director during the year. The options are nonqualified stock options with a term of ten years and are granted at an option price equal to the fair market value of Imation Common Stock on the date of grant. Each option becomes fully exercisable on the date of the Annual Meeting of Stockholders in the year following the date of grant, provided that all outstanding options of a director will immediately vest and become fully exercisable upon the director's death or disability, or upon a change of control (as defined in the Directors Plan).

         Indemnification Agreements

         It is Imation's policy to indemnify its directors and officers against any costs, expenses and other liabilities to which they may become subject by reason of their service to Imation and to insure its directors and officers against such liabilities to the extent permitted by applicable law. Imation's Bylaws provide for indemnification of Imation's directors, officers and employees against such costs, expenses and other liabilities so long as the director, officer or employee acts in good faith and in a manner he or she reasonably believes to be in or not opposed to Imation's best interests. Imation also has entered into Indemnity Agreements with each of its directors pursuant to which Imation has agreed to indemnify each of its directors to the full extent provided by applicable law and Imation's Bylaws as currently in effect.


                       SELECTED FINANCIAL DATA OF IMATION

         Set forth below is selected consolidated historical financial information of Imation derived from the unaudited consolidated financial statements of Imation for the three months ended March 31, 1997 and 1996 and for the fiscal year ended December 31, 1992, and the audited consolidated financial statements of Imation for the fiscal years ended December 31, 1996, 1995, 1994 and 1993. The information should be read in conjunction with the Management's Discussion and Analysis of Imation, the consolidated financial statements of Imation and related notes thereto and the pro forma unaudited combined financial statements and the related note thereto included elsewhere herein. In the opinion of Imation's management, the operating results for the fiscal quarters ended March 31, 1997 and 1996 and for the fiscal year ended December 31, 1992 reflect all adjustments (consisting of normal recurring accruals except for the restructuring charges recorded in the first quarter of 1996) necessary to present fairly the information contained therein. Results for the three months ended March 31, 1997 are not necessarily indicative of the results for the full year.

                                  Three Months Ended
                                       March 31,                             Years Ended December 31,
                                 ---------------------     -------------------------------------------------------------
                                   1997       1996 (a)     1996 (b)      1995 (c)       1994         1993         1992
                                 -------      -------      -------       -------       -------      -------      -------
                                 (In millions, except           (In millions, except per share data)           (Unaudited)
                                   per share data)
                                     (Unaudited)
STATEMENT OF OPERATIONS DATA:
   Net revenues ...........      $   548      $   576      $ 2,278       $ 2,246       $ 2,281      $ 2,308      $ 2,350
   Gross profit ...........          199          202          795           725           839          886          885
   Selling, general and
     administrative .......          133          131          563           539           532          529          542
   Research and
     development ..........           38           48          183           222           211          217          181
   Operating income (loss)            28           13           (5)         (149)           96          141          162

Net income (loss) .........           12            6          (21)          (85)           54           75           94
   Earnings (loss) per
     common share .........          .30          .14        (0.49)        (2.02)         1.28          n/a          n/a

BALANCE SHEET DATA:
   Total working capital ..      $   622                   $   607      $   658       $   714       $   618      $   608
   Total assets ...........        1,549                     1,561        1,542         1,672         1,546        1,534
   Long-term obligations ..          245                       222           97            88            85           96
   Total shareholders'
       equity .............          912                       930        1,149         1,300         1,200        1,172

--------------------

(a)Restructuring charges reduced results for the three months ended March 31, 1996 by $10.4 million before taxes and minority interest and $6.1 million after taxes and minority interest. Net income for the three months ended March 31, 1996 excluding these charges would have been $12.2 million. These charges relate to costs for certain employee separation programs.

(b)Restructuring charges and one-time charges reduced 1996 results by $88.4 million before taxes and minority interest and $60.6 million after taxes and minority interest. 1996 net income excluding these charges would have been $40.1 million. These charges related to one-time costs associated with start-up activities, restructuring charges primarily for employee severance programs and the write-off of in-process research and development related to the acquisition of Luminous Corporation.

(c)Restructuring charges and asset write-offs reduced 1995 results by $166.3 million before taxes and minority interest and $88.3 million after taxes and minority interest. 1995 net income excluding these charges would have been $3.3 million. The majority of these charges related to the write-down of property, plant and equipment.



                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF IMATION

GENERAL OVERVIEW

         On June 18, 1996, the Board of Directors of 3M approved the Distribution of Imation, which is comprised of substantially all of the businesses previously operated within 3M's data storage and imaging systems groups. To effectuate the transaction, the Board of Directors of 3M declared a dividend payable to the holders of record of 3M common stock as of June 28, 1996, based upon a ratio of one share of Imation Common Stock for every ten shares of 3M common stock owned on the record date. Effective July 1, 1996, shares of Imation Common Stock were distributed to 3M stockholders. Following the Distribution, Imation began operations as an independent, publicly held company. Prior to July 1, 1996, the financial statements reflect the results of operations, financial position and cash flows of the businesses transferred to Imation from 3M as they operated within 3M. As a result, the financial statements of Imation prior to July 1, 1996 have been carved out from the financial statements of 3M using the historical results of operations and historical basis of the assets and liabilities of such businesses. Imation's statements of operations prior to July 1, 1996 include all of the related costs of doing business, including charges for the use of facilities and for employee benefits, and include an allocation of certain general corporate expenses of 3M which were not directly related to these businesses, including costs for corporate logistics, corporate research and development, information technologies, finance, legal and corporate executives. Management of Imation believes these allocations were made on a reasonable basis. The financial information for periods prior to July 1, 1996 included herein, however, may not necessarily be indicative of the results of operations, financial position and cash flows of Imation in the future or what the results of operations, financial position and cash flows would have been had Imation been a separate, independent company during the periods presented.

         In late 1995, Imation developed a reorganization plan to rationalize its manufacturing operations, streamline its organizational structure and write off impaired assets. Imation has made significant progress in implementing this plan, including the closure or consolidation of five factory locations and the consolidation of Imation laboratories from fourteen to seven. As part of the reorganization, the number of reported employees of Imation was reduced from approximately 12,300 at December 31, 1995 to 9,400 at December 31, 1996 through voluntary and involuntary separation programs offered to employees of Imation prior to the Distribution, as well as the retention by 3M of staff services positions which had been allocated to Imation as part of 3M. Imation continues, however, to obtain certain staff services functions from 3M pursuant to the Corporate Services Agreement entered into between 3M and Imation in connection with the Distribution.

         During 1995 and 1996, Imation recorded one-time pre-tax charges of $254.7 million based upon the timing criteria required for the recognition of such charges. Imation recorded $166.3 million of these charges in its 1995 statement of operations, primarily for the write-down of assets associated with its manufacturing rationalization programs and $76.4 million in the first six months of 1996, primarily related to employee separations for direct employees of Imation and one-time charges associated with start-up activities. In addition, in the fourth quarter of 1996, Imation recognized a non-deductible write-off of $12.0 million for the in-process research and development related to its acquisition of Luminous Corporation (see Note 3 of the Notes to Imation Corp. Audited Consolidated Financial Statements included herein).

         At the time of the Distribution, Imation established an overall financial goal of improving Imation economic profit (measured as operating income after taxes in excess of a charge for the use of capital) by $150 million by the end of 1998. This goal is based on anticipated cost reductions and Imation objectives for improved revenue growth and increased asset utilization.

         During 1996, Imation's economic profit improved by $65 million over 1995, with all three components contributing to the improvement. Cost reductions contributed $30 million to the increased economic profit, revenue growth contributed $5 million and improved asset management contributed $30 million. The improvement in economic profit due to cost reductions was driven by Imation's lower cost structure following the Distribution, including more than a 20 percent reduction in headcount from the levels prior to the Distribution. In addition, improved factory performance and lower material costs contributed to the cost improvement. These cost reductions were partially offset by recurring start-up costs for establishing the Imation brand and identity, and activities to design and implement more efficient business processes. The improvement in economic profit from revenue growth was driven by sales of Imation's newly introduced product platforms, primarily Travan(TM) data cartridges and DryView(TM) laser imagers. The economic profit improvement from better asset utilization was driven by working capital reductions in accounts receivable and inventory and lower levels of fixed assets due to the asset write-offs at the end of 1995.

         During the first quarter of 1997, Imation improved economic profit by $7.5 million over the first quarter of 1996. Cost reductions and improved asset management generated approximately $7.0 million and $6.0 million, respectively, of this improvement, partially offset by the revenue decline. Since the beginning of 1996, economic profit has improved by approximately $72 million, with $36 million of the improvement coming from cost reductions and $36 million from improved asset management.

RESULTS OF OPERATIONS

         Comparison of Three Months Ended March 31, 1997 and 1996

         The following table displays the components of Imation's consolidated statements of operations as a percentage of total revenues. The 1996 percentages exclude the impact of $10.4 million of pretax restructuring charges ($6.1 million after tax) recorded in the first quarter of 1996.

                                        Three Months Ended March 31,
                                        ----------------------------
                                                       Adjusted
                                              1997       1996
                                              ----       ----

Net revenues ...........................     100.0%     100.0%

Cost of goods sold .....................      63.7       64.9
                                             -----      -----
  Gross profit .........................      36.3       35.1

OPERATING EXPENSES:
   Selling, general and administrative .      24.3       22.7
   Research and development ............       6.9        8.3
                                             -----      -----
     Total .............................      31.2       31.0

Operating income .......................       5.1        4.1

OTHER INCOME AND EXPENSE:
   Interest expense ....................       0.4        0.6
   Other, net ..........................       0.7       (0.1)
                                             -----      -----
     Total .............................       1.1        0.5

Income before tax and minority interest        4.0        3.6
Income tax provision ...................       1.8        1.5
Minority interest ......................        --         --
                                             -----      -----
Net income .............................       2.2%       2.1%
                                             =====      =====

         Net revenues for the first quarter of 1997 were $547.7 million, a decrease of $28.4 million or 4.9 percent from the same period in 1996. Volume increases of 3.5 percent were more than offset by price declines of 4.9 percent and the negative effect of changes in currency exchange rates of 3.5 percent. Volume growth was negatively impacted approximately 2.6 percent by Imation's decision to reduce sales in certain low margin product lines in which Imation is operating under a harvest strategy, including a portion of Imation's non-branded duplicator diskette sales, certain photo color markets and certain graphic arts supplies. Volume growth was also negatively impacted by weakness in Imation's European operations. Imation's growth portfolio, including Luminous software products, represented approximately 16 percent of revenues, up from 7 percent in the first quarter of 1996 and up from 11 percent for the full year of 1996. Price erosion of 4.9 percent improved from the price erosion experienced in the first quarter of 1996 of 5.6 percent and is consistent with Imation's expectations.

         Net revenues in the United States decreased 1.7 percent with volume increases of 1.3 percent more than offset by pricing declines of 3.0 percent. Internationally, net revenues decreased 8.0 percent. Volume increases of 5.5 percent were more than offset by price declines of 6.7 percent and a 6.8 percent negative effect of changes in currency exchange rates. Based on the currency exchange rates as of March 31, 1997, changes in currency exchange rates will continue to negatively impact revenues and earnings on a quarter over the same quarter of the previous year basis for the remainder of 1997, although to a lesser degree than in the first quarter of 1997. International revenues accounted for 49.6 percent of first quarter 1997 revenues, down from 51.3 percent of total revenues for first quarter 1996.

         Gross profit in the first quarter of 1997 was $199.0 million or 36.3 percent of revenues, an increase of 1.2 percentage points from the first quarter of 1996. This increase is due to unit cost reductions, raw material price declines and the reduction of sales in some low margin product lines, partially offset by negative pricing pressure and foreign currency impacts.

         Selling, general and administrative expenses were $133.0 million or
24.3 percent of revenues, up $2.3 million or 1.6 percentage points from the same period in 1996. The increase is driven by $4.7 million, or 0.9% of revenues, of costs related to designing and implementing more efficient business processes and developing Imation's brand identity that were incurred in the first quarter of 1997. There were no comparable costs in the first quarter of 1996. It is expected that these start-up costs will continue throughout 1997. The remaining increase in selling, general and administrative expenses as a percentage of revenues is primarily due to the decline in revenues.

         Research and development costs totaled $37.8 million or 6.9 percent of revenues in the first quarter of 1997, down $10.1 million or 1.4 percentage points from the same period in 1996. This decrease reflects the efficiencies and productivity Imation has obtained by the consolidation of laboratories and the reduction of spending on harvest businesses, partially offset by investment in key future technology programs.

         Imation recorded restructuring charges of $10.4 million in the first quarter of 1996 reflecting costs for certain voluntary employee separation programs. No such charges were recorded in the first quarter of 1997.

         Operating income for the first quarter of 1997 was $28.2 million, or
5.1 percent of revenues. This represents a $4.5 million increase over operating income in the first quarter of 1996 of $23.7 million, after excluding the first quarter 1996 restructuring charges.

         First quarter 1997 interest expense was $2.4 million, down $1.3 million from the same quarter last year. This decrease was due to lower average debt balances and a lower effective interest rate. Interest expense prior to July 1, 1996 was based on an assumed $250 million in outstanding debt and 3M's effective interest rate during the period. The allocation of interest expense for periods prior to July 1, 1996 is more fully discussed in Note 7 of the Notes to Imation Corp. Audited Consolidated Financial Statements included herein.

         The net other income and expense in the first quarter of 1997 totaled $4.0 million of expense, compared to $0.5 million of income in the comparable period of 1996. The 1997 expense is primarily due to transaction losses on foreign currency exposures.

         Imation's effective tax rate in the first quarter of 1997 was 45.0 percent, compared to 41.0 percent in the first quarter of 1996 and 48.2 percent in the last six months of 1996 (excluding the impact of the non-deductible $12.0 million write-off of the in-process research and development related to the Luminous acquisition that occurred in the fourth quarter of 1996). The first quarter 1997 rate is lower than the rate incurred as an independent company in 1996 as Imation has started to realize the benefits of its new, tax-effective structure.

         Net income in the first quarter of 1997 was $12.0 million, or $.30 per share. Net income in the comparable period of 1996 was $6.1 million, or $.14 per share. Excluding restructuring charges, first quarter 1996 net income would have been $12.2 million, or $.29 per share.

         Comparison of the Years Ended December 31, 1996, 1995 and 1994

         The following table sets forth the components of net revenue changes for 1996 and 1995.

                                      1996                                           1995
                 -------------------------------------------     ---------------------------------------------
                 United States    International    Worldwide     United States     International     Worldwide
                 -------------    -------------    ---------     -------------     -------------     ---------
Volume.........      5.6  %           10.1  %          7.9  %         (0.5) %           6.3  %          2.7  %
Price..........     (2.9)             (7.0)           (4.9)           (5.4)            (7.3)           (6.3)
Translation....       --              (2.9)           (1.5)             --              4.3             2.0
                     ---               ---             ---            ----              ---            ----
   Total.......      2.7  %            0.2  %          1.5  %         (5.9) %           3.3  %         (1.6) %
                     ===               ===             ===            ====              ===            ====



         The following table sets forth Imation's consolidated statements of operations, restructuring and other one-time charges and resulting adjusted balances for the years ending December 31, 1996 and 1995. The adjusted balances are also presented as a percentage of net revenues.


                                               Year Ended December 31, 1996                    Year Ended December 31, 1995
                                     -----------------------------------------------   --------------------------------------------
                                                   One Time               Percent of              One Time               Percent of
                                     Reported       Charges    Adjusted    Revenues    Reported    Charges     Adjusted   Revenues
                                     --------      --------    --------   ----------   --------   --------     --------  ----------
                                                              (Dollars in millions, except per share data)
Net revenues .....................   $ 2,278.2     $   --    $ 2,278.2      100.0%    $ 2,245.6   $   --     $ 2,245.6     100.0 %
Cost of goods sold ...............     1,482.8        (7.9)    1,474.9       64.7       1,520.9      (50.2)    1,470.7      65.5
                                     ---------     -------   ---------      -----     ---------   --------   ---------     -----
   Gross profit ..................       795.4         7.9       803.3       35.3         724.7       50.2       774.9      34.5

OPERATING EXPENSES:
   Selling, general and
     administrative ..............       563.0       (14.6)      548.4       24.1         539.4       --         539.4       24.0
   Research and development ......       183.1       (12.0)      171.1        7.5         222.4       (4.3)      218.1        9.7
   Restructuring charges .........        53.9       (53.9)       --         --           111.8     (111.8)       --         --
                                     ---------     -------   ---------      -----     ---------   --------   ---------     -----
       Total operating expenses ..       800.0       (80.5)      719.5       31.6         873.6     (116.1)      757.5       33.7

OTHER INCOME AND EXPENSES:
   Operating income (loss) .......        (4.6)       88.4        83.8        3.7        (148.9)     166.3        17.4        0.8
   Interest expense and other ....        10.4        --          10.4        0.5          17.9       --          17.9        0.8
                                     ---------     -------   ---------      -----     ---------   --------   ---------     -----
   Income (loss) before tax
     and minority interest .......       (15.0)       88.4        73.4        3.2        (166.8)     166.3        (0.5)       0.0
   Income tax provision (benefit)          5.9        27.8        33.7        1.4         (70.5)      70.3        (0.2)       0.0
   Minority interest .............        (0.4)       --          (0.4)       0.0         (11.3)       7.7        (3.6)      (0.1)
                                     ---------     -------   ---------      -----     ---------   --------   ---------     -----
   Net income (loss) .............   $   (20.5)   $   60.6   $    40.1        1.8%    $   (85.0)  $   88.3   $     3.3        0.1%
   Earnings (loss) per share .....   $   (0.49)   $   1.46   $    0.97                $   (2.02)  $   2.10   $    0.08


         Net revenues increased 1.5 percent in 1996 compared to a decline of 1.6 percent in 1995. Volume growth was 7.9 percent in 1996 compared to 2.7 percent in 1995. Volume growth in 1996 was driven by increased sales of newly introduced product platforms (principally Travan(TM) data cartridges and DryView(TM) laser imagers) and greater international market penetration. Price declines were 4.9 percent in 1996 compared to 6.3 percent in 1995. Price erosion lessened in 1996 compared to 1995 due to product mix and greater pricing discipline. Changes in currency exchange rates negatively impacted net revenues 1.5 percent in 1996 while positively impacting net revenues 2.0 percent in 1995. The 1.6 percent decline in net revenues in 1995 as compared to 1994 was primarily due to the effects of downward pricing pressures which exceeded Imation's volume growth. Imation's expectation is for price erosion to continue in the same general range in the near term.

         Approximately 49 percent of Imation's net revenues in 1996 were from sales outside the United States compared to 50 percent in 1995, with this decrease due to the impact of currency exchange rates. In 1994, 47 percent of Imation net revenues were from outside the United States. In Imation's international operations, volume rose 10.1 percent in 1996 and 6.3 percent in 1995. The increase in volume growth in 1996 was due to greater market penetration. Price declines of 7.0 percent and 7.3 percent occurred in 1996 and 1995, respectively. The net result of the volume and price changes was a 3.1 percent growth in local currencies in 1996 while local currency revenue decreased 1.0 percent in 1995. Changes in currency exchange rates negatively impacted international net revenues by 2.9 percent in 1996 and positively impacted international net revenues by 4.3 percent in 1995. Based on the strengthening of the U.S. dollar during the first part of 1997, changes in currency exchange rates are likely to negatively impact 1997 revenues and earnings.

         United States net revenues increased by 2.7 percent in 1996 compared to a decline of 5.9 percent in 1995. The increase in 1996 was driven by sales of the newly introduced product platforms mentioned above. Volume growth was 5.6 percent in 1996 while volume declined slightly in 1995. Price declines were 2.9 percent in 1996 compared to 5.4 percent in 1995, with price erosion lessening due to product mix and greater pricing discipline.

         Gross profit for 1996 was $795.4 million, which includes the impact of $7.9 million in one-time charges primarily related to the write-off of certain packaging materials in connection with the Distribution. Gross profit in 1995 was $724.7 million, which includes the impact of $50.2 million in one-time charges primarily related to asset write-offs. Excluding the impact of one-time charges, gross profit in 1996 would have been $803.3 million or 35.3 percent of revenues compared to $774.9 million or 34.5 percent of revenues in 1995. This margin improvement was primarily due to volume increases, productivity improvements, and lower raw material costs, partially offset by lower selling prices. In 1994, gross profit was 36.8 percent of revenues. The decrease from 1994 to 1995 was primarily due to the effect of lower selling prices.

         In 1996, selling, general and administrative expenses were $563.0 million. Excluding special one-time charges of $14.6 million related to activities in connection with the Distribution, selling, general and administrative expenses would have been $548.4 million, or 24.1 percent of revenues. This is essentially unchanged from 1995, when selling, general and administrative expenses were 24.0 percent of revenues. The full year 1996 selling, general and administrative expenses include $41.8 million of start-up costs related to designing and implementing more efficient business processes and developing Imation brand identity, offset by reduced sales related costs. It is expected that these start-up costs will continue in 1997. In 1994, selling, general and administrative expenses were 23.3 percent of revenues. The increase in selling, general and administrative expenses as a percentage of revenues in 1995 over 1994 was primarily due to the decline in the revenue base. Imation's goal is to lower the level of selling, general and administrative expenses as a percentage of revenues as a part of achieving its economic profit goal discussed in "--General Overview."

         Research and development expenses in 1996 were $183.1 million, which includes a non-deductible charge of $12.0 million for the acquired in-process research and development related to Imation's acquisition of Luminous Corporation. Research and development expenses in 1995 were $222.4 million, which includes $4.3 million in one-time charges related to asset write-offs. Excluding the impact of one-time charges, research and development expenses in 1996 would have been $171.1 million or 7.5 percent of revenues compared to $218.1 million or 9.7 percent of revenues in 1995. This decrease is due to a consolidation of laboratories from fourteen to seven, the implementation of a more efficient research and development cost structure and higher than normal spending in 1995 reflecting investments made in a number of Imation's new products which came to market during 1995 and early 1996. In 1997, Imation expects to continue to gain the benefits of this restructuring. In 1994, research and development expenses were 9.3 percent of revenues. The increase in 1995 over 1994 was due to higher than normal spending in 1995 on new products as noted above.

         Imation recorded restructuring charges of $53.9 million in 1996. These charges primarily relate to employee separation programs. In 1995, Imation recorded restructuring charges of $111.8 million related to world-wide manufacturing rationalization programs to exit less profitable manufacturing locations and to centralize manufacturing in the United States and in Italy, and consists principally of write-offs of property, plant and equipment.

         The operating loss for 1996 totaled $4.6 million while the operating loss for 1995 was $148.9 million. Losses in both years were the result of the restructuring and other one-time charges discussed above. Excluding these charges, operating income would have been $83.8 million in 1996 and $17.4 million in 1995, an improvement of $66.4 million. This improvement is primarily a result of higher gross profit, lower research and development spending and sales growth as discussed above. Operating income in 1995, excluding special charges, would have been $17.4 million, or $78.4 million lower than 1994 operating income of $95.8 million. This decline primarily reflects the factors affecting the lower gross profit as discussed above, and to a lesser extent the increase in research and development spending.

         Non-operating expense (primarily interest expense) for 1996 totaled $10.4 million, down $7.5 million from 1995. This decrease is due to an increase in other income of $2.9 million, primarily related to investment gains prior to the Distribution, and to lower interest expense due to lower outstanding debt levels and a lower effective interest rate. Interest expense prior to the Distribution was based on an assumed $250 million in outstanding debt and 3M's effective interest rate during the period. The allocation of interest prior to the Distribution is more fully discussed in Note 7 of the Notes to Imation Corp. Audited Consolidated Financial Statements contained herein. Non-operating expense in 1995 was $17.9 million, up from $14.5 million in 1994. This increase is due to 3M's rising effective interest rate in 1995 over 1994.

         Excluding restructuring and one-time charges, Imation's effective tax rate was 45.9, 42.3 and 36.0 percent of pre-tax income for 1996, 1995 and 1994, respectively. Although a new, tax effective structure was implemented in 1996, Imation continues to earn profits in high tax jurisdictions. Benefits from the new structure will be realized over time, with an expected decrease in future rates. Management believes Imation will generate sufficient income in future periods to fully recover Imation's deferred tax assets.

         Minority interest was $0.4 million, $11.3 million and $2.3 million in 1996, 1995 and 1994, respectively. The 1995 minority interest includes $7.7 million of restructuring charges related to Imation's operations in Japan.

         The net loss for 1996 totaled $20.5 million compared to a net loss of $85.0 million in 1995. Excluding restructuring and one-time charges, net income would have been $40.1 million ($0.97 per share) in 1996 and $3.3 million ($0.08 per share) in 1995, an improvement of $36.8 million or $0.89 per share. Net income in 1994 was $54.3 million or $1.28 per share. All per share amounts prior to the Distribution are based on an average number of shares outstanding equal to one-tenth the weighted average number of 3M shares outstanding based on the distribution ratio of one share of Imation Common Stock for ten shares of 3M common stock.

PERFORMANCE BY GEOGRAPHIC AREA

         United States

         In 1996, United States net revenues totaled $1,159.5 million, up 2.7 percent from $1,128.8 million in 1995. Volume increased 5.6 percent while selling prices decreased 2.9 percent. Operating loss was $95.3 million in 1996 compared to $169.0 in 1995. Excluding restructuring and one-time charges of $77.1 million in 1996 and $99.8 million in 1995, the operating loss would have been $18.2 million in 1996 and $69.2 million in 1995, an improvement of $51.0 million. The improvement in the United States results was primarily due to increased volume growth, reduced spending and the lessening of price erosion.

         Europe, Middle East and Africa

         Net revenues totaled $816.2 million in 1996, up 1.0 percent from $808.4 million in 1995. Excluding restructuring and one-time charges in Europe of $9.8 million in 1996 and $20.4 million in 1995, operating income would have been $88.6 million in 1996 and $76.2 million in 1995, an increase of $12.4 million. In 1996, volume increased 7.6 percent, selling prices declined 5.3 percent, and changes in currency exchange rates negatively impacted revenues by 1.3 percent.

         Latin America, Asia and Canada

         Net revenues declined by 1.9 percent in 1996 to $302.5 million. Changes in currency exchange rates caused revenues to decrease by 7.1 percent. In local currencies, revenues were up 5.2 percent due to volume increases of 16.7 percent offset by selling price declines of 11.5 percent. Operating income increased by $3.0 million, after excluding special charges of $1.5 million in 1996 and $46.1 million in 1995.

FINANCIAL POSITION

         Imation had 3.4, 3.2 and 3.4 months of inventory on hand as of March 31, 1997, December 31, 1996 and December 31, 1995, respectively. The accounts receivable days sales outstanding was 76, 75 and 78 days as of March 31, 1997, December 31, 1996 and December 31, 1995, respectively. Other current assets were $94.5 million at December 31, 1996, an increase of $45.7 million over the 1995 balance. This increase is primarily due to an increase in current deferred tax assets of $14.9 million, an increase in prepaid value added taxes in Europe of $11.9 million and an increase in other prepaid expenses of $5.8 million.

         The book value of property, plant and equipment at March 31, 1997 was $461.5, a decrease of $18.6 million from the December 31, 1996 balance of $480.1 million. This decrease is primarily due to capital spending being lower than depreciation. The December 31, 1996 net book value of property, plant and equipment was $33.1 million lower than the December 31, 1995 balance of $513.2 million. This decrease is due to capital spending being lower than depreciation and the sale of Imation's Sulmona, Italy facility. The decrease in machinery and equipment cost of $143.6 million is primarily due to the disposal in 1996 of machinery and equipment that was fully reserved for in 1995 as part of the restructuring and other one-time charges.

         Accounts payable at December 31, 1996 increased $56.2 million from December 31, 1995. This increase is primarily due to establishing the normal third party payables to 3M for products and transitional services that were previously eliminated as intercompany balances. The balance in other current liabilities at December 31, 1996 was $151.2 million, an increase of $25.3 million over 1995. This increase is primarily due to an increase in the accrual for value added taxes in Europe and an increase in self insurance reserves.

LIQUIDITY

         Comparison of the Three Months Ended March 31, 1997 and 1996

         Prior to July 1, 1996, cash and equivalents and debt were not allocated to Imation from 3M since 3M uses a centralized approach to cash management and the financing of its operations. Imation financing requirements prior to July 1, 1996 are represented by cash transactions with 3M and are reflected in "Net cash (paid to) received from 3M" in the consolidated statements of cash flows. This financial support was discontinued following the Distribution.

         Cash provided by operating activities was $19.2 million during the three months ended March 31, 1997, compared to $69.7 million during the same period in 1996. This change was primarily due to working capital increasing $38.0 million in the first quarter of 1997, while working capital decreased $7.8 million in the comparable period of 1996. In addition, depreciation decreased $10.4 million, from $48.5 million in the first quarter of 1996 to $38.1 million in the first quarter of 1997.

         Cash used in investing activities was $40.2 million for the first three months of 1997 compared to $40.1 million in the comparable period of 1996. Investing activities included capital expenditures of $28.0 million for the first quarter of 1997 compared to $40.7 million during the same period of 1996. It is expected that capital expenditures will approximately equal depreciation for all of 1997. Capitalized software was $11.2 million in the first quarter of 1997, primarily related to establishing information technology systems independent of 3M. It is expected that capitalized software costs related to establishing independent systems will continue through the remainder of 1997. Amortization of these costs will not begin until the systems are implemented, beginning in late 1997.

         Financing activities during the first quarter of 1997 provided cash of $15.2 million. Financing activities primarily related to the net borrowing of $25.1 million and the payment of $12.8 million to repurchase approximately 514,000 shares of Imation Common Stock. In the first quarter of 1997, Imation's Board of Directors authorized Imation to repurchase up to six million shares of Imation Common Stock.

         At March 31, 1997, Imation's ratio of total debt to total capital was 15.9%. Imation believes this ratio will increase over time due to the cash requirements for funding future growth opportunities. Imation also believes it has the financial resources needed to meet its business requirements in the foreseeable future.

         Comparison of the Years Ended December 31, 1996, 1995 and 1994

         Cash provided by operating activities was $306.0 million in 1996, $256.8 million in 1995 and $170.1 million in 1994. The adjustments to net income include depreciation, which ranged from $181.1 million to $189.5 million per year during these periods, and restructuring and other one-time charges which were $88.4 million in 1996 and $166.3 million in 1995. Working capital and related cash requirements decreased $40.3 million in 1996 and $30.7 million in 1995, while in 1994 working capital and related cash requirements increased $91.8 million.

         Investing activities, mainly capital expenditures, utilized cash of $184.6 million in 1996, $187.5 million in 1995 and $179.7 million in 1994. It is expected that capital expenditures in 1997 will be similar to the expenditures made in 1996 of $167.4 million. In addition to capital expenditures in 1996, Imation capitalized $13.5 million of software expenditures related to the development and implementation of independent Imation-supported systems to replace those provided by 3M through service contracts.

         During 1996, Imation established a $350 million credit facility with a syndicate of banks. At the time of the Distribution, Imation borrowed approximately $155.0 million to purchase from 3M certain assets located outside the United States and to repay intercompany indebtedness assumed by Imation in connection with the Distribution. During the third quarter, Imation borrowed an additional $50 million to loan to the ESOP for the purchase of Imation Common Stock to satisfy Imation's obligation to make matching contributions with respect to employee salary deferrals and other performance based contributions. Additional funds were borrowed and repaid from time to time for funding working capital needs. At year-end, Imation had borrowed $120.0 million under the credit facility. In addition, certain international subsidiaries have arranged borrowings locally outside the credit facility. As of year end, $29.6 million of borrowings were outstanding, primarily short term, under these arrangements. As of December 31, 1996, Imation had a ratio of total debt to total capital of approximately 13.9 percent. Imation believes this ratio will increase over time due to the cash requirements for funding future growth opportunities.

         In connection with Imation's acquisition of Luminous Corporation in October 1996, Imation issued 922,845 shares of Imation Common Stock.


                    CERTAIN INFORMATION CONCERNING CEMAX-ICON

BUSINESS

         Cemax-Icon designs, manufactures and markets medical image information systems which electronically acquire, archive, distribute and display medical images throughout hospitals, outpatient facilities and integrated delivery networks ("IDNs"). Cemax-Icon's systems interface with virtually all commercially available imaging modalities, including x-rays, computed tomography ("CT"), magnetic resonance imaging ("MRI"), computed radiography, ultrasound and nuclear medicine. By automating and increasing the availability of medical images within a healthcare facility or throughout an IDN, management believes that Cemax-Icon's systems reduce the cost and improve the management of medical care. Cemax-Icon's systems and modules are based on an open architecture and utilize standard hardware and standard network protocols in order to facilitate integration with existing image acquisition devices and healthcare information systems. Cemax-Icon provides complete turn-key systems as well as scalable software modules that integrate with commercially available third-party hardware. Cemax-Icon sells its systems and software directly to end-users as well as through OEMs and distributors. Cemax-Icon's OEM relationships are with several leading suppliers of imaging and information systems to the healthcare industry, including Imation, Toshiba Corporation ("Toshiba"), Lucent Technologies, Inc. (formerly a division of AT&T, "Lucent"), Picker International, General Electric Co. ("General Electric") and Eastman Kodak Company ("Kodak"). Cemax-Icon's systems and software are installed at over 1,600 sites worldwide.

         Cemax-Icon's systems enable healthcare providers to cost-effectively implement picture archiving and communication systems ("PACS") within a healthcare facility or throughout an IDN. Cemax-Icon's systems, designed in consultation with clinicians, enable healthcare providers to reengineer the management of medical images to increase the productivity of radiologists, other clinicians and support staff. Cemax-Icon's systems also reduce film use and film-related expenses, clinical problems and costs related to lost films, and costs of storing and accessing medical images. In addition, Cemax-Icon's systems increase the accessibility of medical images to clinical staff, both within an institution and at remote sites and enable healthcare providers to broaden their geographic service areas.

         Cemax-Icon's systems are designed to address the technical challenges in implementing PACS. Cemax-Icon's systems are based on an open architecture adhering to industry standards, allowing customers to choose from a variety of standard commercially available hardware. For these reasons and because Cemax-Icon's systems are modular in design, investment in early systems implementation is preserved as the network expands. Cemax-Icon's systems acquire images from virtually all commercially available imaging modalities including x-ray, CT, MRI, computed radiography, ultrasound and nuclear medicine. Cemax-Icon has developed a large library of interfaces to provide connectivity with standard interfaces as well as the large installed base of proprietary image acquisition devices. Cemax-Icon's systems utilize a distributed server and database architecture and advanced image compression technology to cost-effectively store and transmit large image data sets at clinically acceptable speeds.

         Products

         Cemax-Icon's medical image information systems are primarily software-based and consist of the following modules: (i) INPUT MODULES enable Cemax-Icon's medical image information system to digitally acquire images from virtually all commercially available imaging modalities including x-rays, CT, MRI, computed radiology, ultrasound and nuclear medicine; (ii) DISTRIBUTION AND STORAGE MODULES route medical images throughout the network and save images for immediate retrieval and long-term storage; (iii) DISPLAY MODULES display, process or print medical images supporting a wide range of clinical needs and applications ranging from centralized diagnostic reading to remote clinical review; and (iv) HARDWARE PRODUCTS allow costly and specialized medical-imaging specific functions to be performed on cost-effective PC platforms.

         The following chart summarizes the various software modules comprising Cemax-Icon's systems:


 Acquisition Modalities      Input Modules      Distribution & Storage Modules      Display Modules
 ----------------------      -------------      ------------------------------      ---------------
    *  X-rays                *   DICOM            *  ImageServer(TM)             *  Clinical View(TM)
    *  CT                    *   Legacy           *  ImageCom(TM)                *  Diagnostic View(TM)
    *  MRI                   *   Printer          *  Network Film Server(TM)     *  VIP(TM)
    *  Computed              *   Digitizer        *  Archive Manager(TM)1.0      *  RadAccess(TM)
    *  Radiography           *   CR               *  Archive Manager(TM)2.0      *  TeleMax(TM)
    *  Ultrasound                                                                *  AutoRad(TM)
    *  Nuclear Medicine


         INPUT MODULES. Cemax-Icon's family of input modules enables Cemax-Icon's medical image information systems to interface with virtually all commercially available medical imaging modalities. Each of these modules acquires medical images and associated patient and study information from the imaging devices in digitized format and distributes them to the network in compliance with the emerging industry-standard communications protocol for an open network, DICOM (Digital Image Communications in Medicine). Cemax-Icon has developed approximately 125 ScanLink interfaces.

* DICOM SCANLINKS are platform-independent software modules which interface with DICOM-compliant image acquisition devices to support sending, querying, receiving and printing images and study information. DICOM SCANLINKS incorporate Cemax-Icon's compression technology which allows transmission over low bandwidth connections such as telephone lines.

* LEGACY SCANLINKS interface with virtually all existing CT and MRI scanners which utilize a proprietary network protocol (a standardized method to move data over a network between two computers). LEGACY SCANLINKS are a differentiating technology for Cemax-Icon because most vendors do not have access to the proprietary information necessary to develop interfaces for devices other than their own. Cemax-Icon has been able to obtain protocol specifications from the majority of CT and MRI scanner vendors due to its many longstanding OEM relationships.

* PRINTER SCANLINKS interface with many medical scanners which output images to commercial medical film printers but which are not designed to interface with any network, whether proprietary or DICOM-compliant. PRINTER SCANLINKS emulate the interface on these scanners to digitally send images to an open network. For teleradiology applications, up to four scanners may share a centralized PRINTER SCANLINK by performing remote image acquisition using up to four TECHNOLOGIST KEYPADS described below.

* DIGITIZER SCANLINKS digitize and route film-based medical images to an open network. DIGITIZER SCANLINKS support virtually all medical film digitizers. DIGITIZER SCANLINK software provides full control over the image digitization process (a process of converting an analog image into a digital image) including selection of image resolution, image grayscale (the number of levels of gray used to display an image), image orientation, default window/level setting (the grayscale setting used to adjust image brightness and/or contrast) and region of interest. The software also supports a quality-assurance function allowing technologists to review the scanned image and make corrections prior to saving it.

* CR SCANLINKS interface with virtually all computed radiography devices, allowing x-ray images to be directly input and accessible on an open network without ever having been filmed. CR SCANLINKS automatically receive images from computed radiography devices, extract patient, study and image information from the proprietary file format and apply proprietary image processing as specified by parameters in the image file, for routing to other DICOM-compliant devices.

         DISTRIBUTION AND STORAGE MODULES. Cemax-Icon's distribution and storage modules route digital images from Cemax-Icon's input modules throughout an open network and save images for immediate and long-term storage and retrieval.

* IMAGESERVER is a distributed image database which allows users to access specific images regardless of where the images are stored or the users are located. The IMAGESERVER is integrated with CLINICALVIEW, DIAGNOSTICVIEW, VIP and NETWORK FILM SERVER modules as described below. IMAGESERVER may be integrated with Cemax-Icon's display modules as well as with any DICOM-compliant devices. The distributed scalable nature of the database provides maximum availability of information in the unlikely event any one or more servers on an open network fail.

* IMAGECOM provides the ability to send, receive, retrieve and track medical imaging studies to and from remote locations. This module supports optimized compression for transmission over low bandwidth connections as well as transmission over a range of wide area connections including telephone lines, T1 and Frame Relay (each a wide-area network communications link which allows standard network protocols to move data from one site to another) and ISDN. IMAGECOM provides fail-safe telecommunications allowing it to run in an unattended mode and resume transmission automatically after an interruption.

* NETWORK FILM SERVER transmits images from CLINICALVIEW, DIAGNOSTICVIEW or VIP to virtually all medical film printers, including those produced by Imation, Agfa-Gevaert N.V., Sterling Diagnostics, Inc., Fuji Photo Film Co., Ltd., Kodak and Konica Corporation.

* ARCHIVE MANAGER 1.0 provides the ability to store images to removable tape cartridges for later retrieval and to manage the tapes as a large shelf library. ARCHIVE MANAGER 1.0 is expected to be superseded by ARCHIVE MANAGER 2.0.

* ARCHIVE MANAGER 2.0, currently in production, is a scalable rules-based medical image information warehouse that automatically stores, retrieves and distributes medical images. ARCHIVE MANAGER 2.0 is a distributed object-oriented DICOM-compliant database that supports the reliability and volume demands of PACS and health care information systems environments. ARCHIVE MANAGER 2.0 offers capabilities ranging from routine queries to complex data mining, supporting utilization review and research applications. Its sophisticated hierarchial storage management capability allows it to automatically migrate images between rapid on-line storage and lower cost jukebox media (a removable disk cartridge used for data storage). The module supports medical-optimized compressions allowing medical facilities to specify that archived studies be compressed in order to lower storage costs and expand capacity.

         DISPLAY MODULES. Cemax-Icon's display modules enable Cemax-Icon's medical image information system to support a wide range of clinical needs and applications ranging from remote clinical review to centralized diagnostic reading. Each of these modules allows the user to access and display specific medical images and associated patient and study information from Cemax-Icon's distribution and storage systems.

* CLINICALVIEW is a Unix-based software module designed for use by clinical staff to display and review patients' current and historical medical images from an open network, regardless of where the images are stored or the users are physically located. CLINICALVIEW is DICOM-compliant, presents images at medium resolution (1,500 lines) on one or two monitors and provides a simple intuitive user interface which allows clinicians to perform basic image manipulation and enhancement.

* DIAGNOSTICVIEW is a Unix-based software module designed for use by radiologists for diagnostic reading of medical images from an open network, regardless of where the images are stored or the users are physically located. DIAGNOSTICVIEW is DICOM-compliant, presents images at high-resolution (2,000 lines) on one or two monitors, and provides access to powerful image manipulation, enhancement and printing functions.

* VIP is a Unix-based software module designed for use by radiologists whose practice requires three dimensional ("3D") reconstruction and visualization capability. VIP receives two dimensional CT and MRI images and renders these as 3D images which may be viewed and manipulated electronically. User definable protocols provide a powerful tool to automate complex image processing and presentation functions. Additional features include real-time monitoring of scan progress, real-time multi-planar reconstruction, interactive tissue classification and disarticulation and creation of spinal and dental clinical protocol packages.

* TELEMAX DISPLAY software is designed for use by radiologists and clinical staff at home or office using their existing Windows 95 based or Macintosh personal computers. TELEMAX works in conjunction with ImageCom software which transfers medical images over telephone lines or ISDN. TELEMAX allows users to create predefined or custom annotated illustrated reports which may be printed or faxed to referring physicians. TELEMAX software presents images at conventional PC resolution (500-1,000 lines) on a single monitor and provides image viewing and manipulation functions.

* AUTORAD, currently under ongoing development, is a DICOM-compliant primary diagnostic reading module which optimizes radiologists' clinical productivity and enhances communications of images and results with clinical staff. Cemax-Icon currently has 25 AUTORAD clinical sites, ranging in scale from a freestanding imaging center to a teaching hospital. AUTORAD enables healthcare institutions to transition from film-based to filmless reading of medical images. AUTORAD displays medical images on as many as four high-resolution monitors (2,500 lines) using Cemax-Icon developed graphics-accelerated PCI display controllers. It allows multiple image files to be accessed and compared simultaneously, providing the capability to view electronically high volumes of medical images faster than with film. By automatically sorting and arranging current and historical studies in accordance with each radiologist's preference, AUTORAD significantly increases the efficiency of interpretation. AUTORAD allows radiologists to annotate selected images with text notes and to incorporate them into illustrated reports which may be printed or faxed to referring clinicians.

         HARDWARE PRODUCTS. Cemax-Icon designs hardware products to enable its software to implement fully functional image information networks on cost-effective industry standard hardware. Cemax-Icon's hardware products use industry standard PCI interfaces for maximum performance and compatibility with existing PC platforms.

* PCI DISPLAY CONTROLLER allows standard PCs to display high resolution images on medical monitors up to a resolution of 2,500 x 2,000 lines. To Cemax-Icon's knowledge, PCI DISPLAY CONTROLLER is the only commercially available controller at this resolution to drive up to two monitors from each controller card, allowing a typical PC system to drive up to eight monitors.

* PCI ANALOG and DIGITAL PRINTER INTERFACES acquire images from proprietary medical scanners not designed to support a network connection. An advanced switching capability allows the operator to select among three modes without reconfiguring the system: (i) print to the network; (ii) print to the film printer; and (iii) print to both the network and the film printer. This allows the users to transition to a filmless environment and still have back-up use of the printer in the event of network failure.

* TECHNOLOGIST KEYPAD is an LCD-based controller which allows technologists to monitor and control image input and routing in conjunction with the PCI ANALOG and DIGITAL PRINTER INTERFACES described above. This product provides barcode input capability which eliminates the requirement for manual entry of patient and study demographics.

* REMOTE WORKSTATION allows up to four remote users to have full keyboard, mouse and monitor control over a shared central teleradiology acquisition system. This product reduces cost in teleradiology applications by eliminating the need to install a dedicated input computer for each remote monitor.

* LASERLINK connects to the printer port on commercially available medical film printers and allows users to print electronic medical images to a medical film printer from any station on the network. This controller emulates the digital printer interface found on current generation CT and MRI scanners. It supports virtually all of the commercially available printing protocols.

         Technology

         Cemax-Icon's software is developed using object-oriented design methodology and leading commercial C/C++ (standard programming languages) compilers. Cemax-Icon's core technologies have been developed using an open, platform-independent architecture. Communications modules are compliant with industry standard DICOM 3.0, TCP/IP and HL-7. Archive modules under development utilize a commercially available distributed object-oriented database.

         Cemax-Icon's systems operate on a wide range of platforms including SUN Sparc/Sparcstation work stations under Unix, Pentium PC's under Windows 95 and NT, and Macintosh computers under MacOS 7.5. Acquisition and display hardware products are based on PCI interfaces and support industry-standard drivers for Windows 95, NT and Macintosh.

         All Cemax-Icon systems are designed and developed according to product development procedures reviewed by the FDA and stringent quality assurance procedures which meet or exceed FDA Good Manufacturing Practices.

         Marketing and Sales

         The primary market for Cemax-Icon's systems includes hospitals, outpatient facilities and IDNs. Cemax-Icon currently sells its products directly through its own sales organization and indirectly through OEMs, including Imation, Toshiba, Lucent, Sterling, General Electric and Kodak, and three distributors. The use of OEMs and distributors allows Cemax-Icon to leverage its sales force and to penetrate accounts which have strong customer loyalty to the OEM.

         Cemax-Icon's OEM relationships often consists of multi-year distribution agreements providing the OEMs with the right to acquire Cemax-Icon's systems at a discount and to offer such systems to third parties under private labels. Cemax-Icon's distributor relationships consist of multi-year agreements providing the distributors with the right to purchase Cemax-Icon's systems at a discount for resale. When working with an OEM or distributor, Cemax-Icon's sales people work as a complementary extension of their sales team. Further revenue growth depends, in part, on Cemax-Icon's ability to successfully maintain and expand OEM and distributor relationships and rapidly grow its direct sales force.

         Cemax-Icon has entered into an international distribution agreement with Imation in addition to its domestic OEM arrangements. This distribution agreement provides Imation with exclusive sales rights to jointly label Cemax-Icon's products for sale in Europe through the Imation sales force and calls for minimum quarterly purchase commitments by Imation. Other OEMs and distributors can sell private label Cemax-Icon products in Europe.

         Cemax-Icon's foreign sales totaled $6.0 million and $1.1 million for the year ended December 31, 1996 and for the three months ended March 31, 1997, respectively.

         Cemax-Icon currently sells its products directly through eight representatives located in Chicago, Kansas City, Los Angeles, New Haven, San Antonio, San Francisco and Sarasota with marketing, sales and technical support provided through Cemax-Icon's headquarters in Fremont, California.

         Cemax-Icon's marketing department is comprised of technical personnel experienced in network analysis, product management, target marketing, competitive analysis, sales support, quoting, proposals and advertising. Cemax-Icon supports these efforts by publishing articles, presenting or sponsoring talks at professional meetings, assuming leadership positions in professional organizations, participating in trade shows, advertising in trade magazines and issuing frequent announcements to the trade press. Prospective clients are identified through the marketing programs of Cemax-Icon's OEMs and distributors, as well as Cemax-Icon's own direct mail and telemarketing efforts.

         Cemax-Icon's success is dependent on the success of its marketing and distribution strategy which involves, to a significant degree reliance on Cemax-Icon's OEMs to sell its software modules as a component of the systems being marketed by such OEMs. Cemax-Icon's OEM agreements are subject to cancellation by the OEMs under certain circumstances. If Cemax-Icon's current or future OEMs elect to terminate their agreements with Cemax-Icon or elect not to include Cemax-Icon's software modules as components in their systems or are unsuccessful in achieving significant sales of the systems, Cemax-Icon's total business would be materially and adversely affected. In addition, a significant portion of Cemax-Icon's total revenues are derived from a small number of customers.

         Cemax-Icon expects to continue to depend upon its principal customers for a significant portion of its revenues, although there can be no assurance that Cemax-Icon's principal customers will continue to purchase systems and services from Cemax-Icon at current levels, if at all. The loss of one or more major customers or a change in their buying pattern could have a material adverse effect on Cemax-Icon's business and results of operations. Recruiting and retaining qualified sales, customer service and technical personnel will also be critical to Cemax-Icon's success. There can be no assurance that Cemax-Icon will be successful in attracting and retaining skilled technical personnel who generally are in high demand in Cemax-Icon's geographic area. The loss of certain key employees or Cemax-Icon's inability to attract and retain other qualified employees could have a material adverse effect on Cemax-Icon's business.

         Customers

         Cemax-Icon's customers include healthcare providers located throughout the United States, Europe and Japan. As of March 31, 1997, Cemax-Icon had over 1,600 end-user customers. Cemax-Icon believes that the installed customer base of its OEMs and distributors also represents a significant opportunity to market and sell its systems and services.

         The decision by a healthcare provider to replace or substantially upgrade its image information systems typically involves a major commitment of capital and an extended review and approval process. Accordingly, the sales and delivery cycle for Cemax-Icon's system is typically two to 12 months from initial contact to delivery and acceptance. The time required from initial contact to contract execution is typically one to six months. During these periods, Cemax-Icon may expend substantial time, effort and funds preparing a contract proposal and negotiating the contract. Any significant or ongoing failure to identify appropriate potential customers, to achieve signed contracts, to successfully complete products under development, and to obtain customer acceptance after expending time, effort and funds could have a material adverse effect on Cemax-Icon's business, financial condition and results of operations.

         At March 31, 1997, Cemax-Icon had approximately $9.8 million of signed sales contracts for systems and services which had not yet been delivered but are scheduled for delivery within the next twelve months, including products under development. Cemax-Icon adjusts the timing of an installation, which typically requires one to six months to complete, to accommodate customers' needs, and Cemax-Icon cannot accurately predict the time it will take to complete products under development. Consequently, Cemax-Icon cannot accurately predict the amount of revenue it expects to achieve in any particular period. A termination or installation delay of one or more contracts, or the failure of Cemax-Icon to procure additional contracts, could have a material adverse effect on Cemax-Icon's business.

         A sample of Cemax-Icon's direct customers include the following purchasers of PACS systems having a sales price of over $500,000:

         Northwest Texas Hospital, Amarillo, TX
         Saint Vincent Medical Center, Toledo, OH
         Slagelse Central Hospital, West-Zealand County, Denmark
         Stanford Health Services, Stanford, CA
         University of Iowa, Iowa City, IA
         University of North Carolina Medical Center, Chapel Hill, NC
         Turku University Central Hospital, Turku, Finland
         Veteran's Administration Medical Center Oklahoma, Oklahoma City, OK

         Customer Support

         Cemax-Icon currently intends to continue to invest in the customer service area by increasing headcount, building infrastructure (including a state-of-the-art customer call handling service management system and diagnostic service and installation tools), and developing and implementing training programs for its internal staff, customers, OEMs and distributors. Customer support is provided either directly from Cemax-Icon by on-site staff visits, technical support by phone or direct log onto the system via modem, or through Cemax-Icon's OEM relationships.

         Manufacturing

         Cemax-Icon's manufacturing activities consist primarily of assembling and testing components and subassemblies acquired from qualified vendors, and subsequently integrating the appropriate application software programs. Cemax-Icon operates under the FDA Good Manufacturing Practices guidelines and is a registered medical device manufacturer. Cemax-Icon has recently received ISO 9001 award certification.

         Cemax-Icon purchases industry-standard parts and components for the assembly of its products, generally from multiple vendors. Cemax-Icon generally maintains good relationships with its vendors and, to date, has not experienced any material supply problems.

         Competition

         Competition in the market for Cemax-Icon's systems is intense. A large number of companies offer teleradiology systems which are competitive with those of Cemax-Icon. Many of Cemax-Icon's competitors are larger and more established and have substantially more financial, technical, research and development and marketing resources than Cemax-Icon. Several large multi-national corporations, including Philips, Agfa and Siemens, offer competitive products in the PACS market. Other large corporations have the technical and financial ability to design and market competitive products, and some of them have produced and marketed such products in the past. There can be no assurance that such large potential competitors will not elect to reenter the market for Cemax-Icon's systems, which could have a material adverse effect on Cemax-Icon's ability to sell its products. In the past, certain competitors have from time to time offered PACS for sale at substantial discounts to prevailing prices or offered PACS to customers at no additional charge in connection with the sale of complementary systems, which has had and could have a material adverse effect on Cemax-Icon's ability to sell its systems.

         Cemax-Icon's ability to compete successfully in the sale of its systems will depend in large part upon its ability to implement successfully its strategy of selling systems as a total solution as well as its ability to attract new customers, sell new systems, deliver and support system enhancements to its existing customers and respond effectively to continuing technological change by developing new systems. There can be no assurance that Cemax-Icon will be able to compete successfully in the future, nor that future competition for product sales will not have a material adverse effect on the business, results of operations and financial condition of Cemax-Icon.

         Cemax-Icon believes that the principal competitive factors in its market are customer recommendations and references, company reputation, system reliability, system features (including ease of use), technological advancements, breadth of product line, customer service and support, the effectiveness of marketing and sales efforts, product price and performance. In addition, Cemax-Icon believes that the speed with which companies in its market can anticipate the evolving healthcare industry structure and identify unmet needs are important competitive factors. There can be no assurance that Cemax-Icon will be able to compete successfully in the future against existing or potential competitors.

         Patents and Intellectual Property

         Cemax-Icon generally does not rely on patent protection with respect to its products. Instead, Cemax-Icon relies on a combination of copyright and trade secret law, employee and third-party nondisclosure agreements, and other protective measures to protect intellectual property rights pertaining to its systems and technology. There can be no assurance, however, that applicable copyright or trade secret law or these agreements will provide meaningful protection of Cemax-Icon's copyrights, trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such copyrights, trade secrets, know-how or other proprietary information. In addition, the laws of certain foreign countries do not protect Cemax-Icon's intellectual property rights to the same extent as do the laws of the United States. There can be no assurance that Cemax-Icon will be able to protect its intellectual property successfully.

         Cemax-Icon's systems and technology incorporate subject matter that Cemax-Icon believes is in the public domain or that it otherwise has the right to use. There can be no assurance that third parties will not assert patent, copyright or other intellectual property infringement claims against Cemax-Icon with respect to its products or technology or other matters. There may be third-party patents, copyrights and other intellectual property relevant to Cemax-Icon's systems and technology which are not known to Cemax-Icon. There can be no assurance that litigation by a third party asserting that Cemax-Icon is infringing such third party's patent rights, copyrights or other intellectual property will not be initiated, that Cemax-Icon would prevail in any such litigation or that Cemax-Icon would be able to obtain any necessary licenses on reasonable terms if at all. Any such claims against Cemax-Icon, with or without merit, as well as claims initiated by Cemax-Icon against third parties, can be time-consuming and expensive to defend or prosecute and to resolve.

         Government Regulation

         The manufacturing and marketing of Cemax-Icon's systems are subject to extensive government regulation as medical devices in the United States by the FDA and in other countries by corresponding foreign regulatory authorities. The process of obtaining and maintaining required regulatory clearances and approvals is lengthy, expensive and uncertain. Cemax-Icon believes that its success depends upon commercial sales of improved versions of its systems, certain of which cannot be marketed in the United States and other regulated markets unless and until Cemax-Icon obtains clearance or approval from the FDA and its foreign counterparts.

         The FDA requires that a manufacturer seeking to market a new medical device or an existing medical device for a new indication obtain either a premarket notification clearance under Section 510(k) of the Federal Food, Drug and Cosmetic Act or the approval of a premarket approval application under this Act ("PMA") prior to the introduction of such product into the market. Material changes to existing medical devices are also subject to FDA review and clearance or approval prior to commercialization in the United States. Cemax-Icon is currently relying on the Section 510(k) premarket notification method to obtain governmental clearance ("510(k) clearance") to market its medical devices in the United States. Although it is believed to be a shorter, less costly regulatory plan than the process to obtain a PMA, the process of obtaining a 510(k) clearance generally requires supporting data, which can be extensive and extend the regulatory review process for a considerable length of time. All models of Cemax-Icon's systems that are commercially available have received 510(k) clearance by the FDA. In addition, Cemax-Icon recently received 510(k) clearance for ARCHIVE MANAGER 2.0 and for its DICOM and AUTORAD modules. There can be no assurance that 510(k) clearance for any future product or modifications of existing products will be granted by the FDA within a reasonable time frame, if at all. Furthermore, the FDA may require that a request for 510(k) clearance be supported by data from clinical trials demonstrating substantial equivalence and the safety and effectiveness of the device, which may prolong the Section 510(k) notification review period for a particular device or may result in a finding that the product is not substantially equivalent, so that a full PMA could be required.

         Failure to comply with applicable regulatory requirements could result among other things, in warning letters, seizures of products, total or partial suspension of production refusal of the government to grant market clearance or pre-market approval withdrawal of approvals or criminal prosecution.

         Cemax-Icon is also required to register as a medical device manufacturer with the FDA and the Food and Drug Branch of the California Department of Health Services ("CDHS"). Cemax-Icon will be inspected on a routine basis by both the FDA and CDHS for compliance with the FDA's Good Manufacturing Practices and other applicable regulations.

         Cemax-Icon is also subject to other federal, state and local laws and regulations relating to safe working conditions and manufacturing practices. The extent of government regulation that might result from any future legislation or administrative action cannot be predicted. Failure to comply with regulatory requirements could have a material adverse effect on Cemax-Icon's business, financial condition and results of operations.

         Sales of Cemax-Icon's systems outside the United States are subject to foreign regulatory requirements that vary from country to country. Additional approvals from foreign regulatory authorities may be required, and there can be no assurance that Cemax-Icon will be able to obtain foreign marketing approvals on a timely basis or at all, or that it will not be required to incur significant costs in obtaining or maintaining its foreign regulatory approvals. In Europe, Cemax-Icon will be required to obtain the certificates necessary to enable the CE Mark, an international symbol of adherence to quality assurance standards and compliance with applicable European Union Medical Device Directives, to be affixed to Cemax-Icon's systems for sales in member countries. Failure to obtain such certifications, any necessary foreign regulatory approvals or any other failure to comply with regulatory requirements outside the United States could have a material adverse effect on Cemax-Icon's business, financial condition and results of operations.

         Third-Party Reimbursement

         Third-party payors, such as governmental programs and private insurance plans, can indirectly affect the pricing or the relative attractiveness of Cemax-Icon's systems by regulating the maximum amount of reimbursement that they will provide for the acquisition, storage and interpretations of medical images. In recent years, healthcare costs have risen substantially, and third-party payors have come under increasing pressure to reduce such costs. In this regard, extensive studies undertaken by the federal government, even though not successfully translated into regulatory action, have stimulated widespread analysis and reactions in the private sector focused on healthcare cost reductions, which may involve reductions in reimbursement rates in radiology. A decrease in the reimbursement amounts for radiological procedure may decrease the amount which physicians, clinics and hospitals are able to charge patients for such services. As a result, adoption of teleradiology and PACS may slow as capital investment budgets are reduced, and the demand for Cemax-Icon's systems could be significantly reduced.

         Product Liability and Insurance

         The manufacture and sale of medical image information systems entail significant risk of product liability claims. There can be no assurance that Cemax-Icon's existing insurance coverage limits are adequate to protect Cemax-Icon from any liabilities it might incur in connection with the sale of Cemax-Icon's systems. In addition, Cemax-Icon may require increased product liability coverage as additional systems are commercialized. Such insurance is expensive and in the future may not be available on acceptable terms, if at all. A successful product liability claim or series of claims brought against Cemax-Icon in excess of its insurance coverage could have a material adverse effect on Cemax-Icon's business, financial condition and results of operations.

         Employees

         As of March 31, 1997, Cemax-Icon had 153 full-time employees, including 43 employees in research and development, 72 in quality, service and support, 23 in sales and marketing and support activities and 13 in general administration and finance. Two employees reside in Europe performing sales and technical customer support roles. Cemax-Icon also relies on several part-time employees and consultants. None of Cemax-Icon's employees is represented by a collective bargaining agreement nor has Cemax-Icon experienced a work stoppage. Management believes that Cemax-Icon's relationship with its employees is good.

PROPERTIES

         Cemax-Icon's principal facilities are located in Fremont, California, in an approximately 26,000 square foot facility leased through December 1998. Cemax-Icon anticipates that additional space will be required as its business expands and believes that it will be able to obtain suitable space as needed.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         Set forth below are the names and addresses of and the number of shares held as of the Record Date for the Special Meeting by (i) those persons who may be deemed to own beneficially, whether directly or indirectly 5% or more of the outstanding shares of Cemax-Icon Common Stock, (ii) each executive officer or director of Cemax-Icon and (iii) all directors and executive officers of Cemax-Icon as a group. Each shareholder named below has sole voting and investment power over the shares shown in the table, unless otherwise indicated.


               Name and Address                Beneficially Owned (1)        Percent of Class (2)
               ----------------                ----------------------        --------------------
       Jeremy B.  Rubin, M.D.(3)                     1,748,672                     32.5%
       Cemax-Icon, Inc.
       47281 Mission Falls Court
       Fremont, CA 94539

       Imation Corp.(4)                              1,073,077                     16.6%
       1 Imation Place
       Oakdale, MN  55128

       Entities affiliated with                        800,152                     14.9%
       Institutional Venture Partners(5)
       3000 Sand Hill Road
       Building 2, Suite 290
       Menlo Park, CA 94025

       Reid W.  Dennis(5)                              800,152                     14.9%
       Institutional Venture Partners
       3000 Sand Hill Road
       Building 2, Suite 290
       Menlo Park, CA 94025

       Philip E.  McCarthy(6)(8)                       482,859                      9.0%
       MBW Venture Partners
       365 South Street
       Morristown, NJ  07960

       Entities affiliated with                        482,848                      9.0%
       MBW Management(6)
       365 South Street
       Morristown, NJ  07960

       Entities affiliated with                        325,151                      6.0%
       Technology Funding Inc.(7)
       2000 Alameda de las Pulgas
       San Mateo, CA 94403

       Terry Ross(9)                                   311,127                      5.8%

       David N.  White, M.D.(10)                        90,293                      1.7%

       Gregory C.  Patti(11)                            67,771                      1.3%

       Jean-Luc Chatelain(12)                           63,235                      1.2%

       Oran E.  Murduroglu(13)                          82,688                      1.5%

       Grady Floyd(14)                                  38,243                      1.0%

       M.  David Titus(15)                              12,826                         *

       All directors and officers                    3,697,861                     67.8%
         as a group (10 persons)(16)

---------------------------
*        Represents beneficial ownership of less than 1%.

(1) Beneficial ownership is determined by the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Cemax-Icon Common Stock subject to stock options and warrants currently exercisable or exercisable within 60 days of the date of this table are deemed to be outstanding for computing the percentage ownership of the person holding such options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnotes, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Cemax-Icon Common Stock shown beneficially owned by them.


(2) Applicable percentage of ownership is based on 5,379,227 shares of Cemax-Icon Common Stock outstanding.


(3) Includes 4,900 shares issuable pursuant to options exercisable within 60 days of the Record Date.

(4) Assumes conversion of 2,521,733 outstanding shares of Cemax-Icon Preferred Stock held by Imation to Cemax-Icon Common Stock.

(5) Includes 11,986 shares held by Institutional Venture Management III, L.P. ("IVMIII") and 788,166 shares held by Institutional Venture Partners III, L.P. ("IVPIII"). Reid W. Dennis, a director of Cemax-Icon, is a general partner of IVMIII and the general partner of IVPIII.

(6) Includes 395,935 shares held by MBW Venture Partners, L.P. and 86,913 shares held by Michigan Investment Fund, L.P. Philip E. McCarthy, a director of Cemax-Icon, is Managing Director of MBW Management and the authorized agent of MBW Venture Partners and Michigan Investment Fund.

(7) Includes 72,264 shares held by Technology Funding Inc. TTEE Technology Funding Partners I Liquidating Trust, 86,446 shares are held by Technology Funding Inc. TTEE Funding Partners II and 166,441 shares are held by Technology Funding Private Reserve, L.P.

(8)      Includes 11 shares held by the Philip E. McCarthy Pension Fund.

(9) Includes 4,255 shares held by Guarantee & Trust Co. Cdn Terry Ross IRA and includes 14,000 shares issuable pursuant to options exercisable within 60 days of the Record Date.

(10) Includes 2,100 shares issuable pursuant to options exercisable within 60 days of the Record Date.

(11) Includes 4,255 shares held by Guarantee & Trust Co. Cdn Gregory C. Patti and includes 2,100 shares issuable pursuant to options exercisable within 60 days of the Record Date.

(12) Includes 188 shares issuable pursuant to options exercisable within 60 days of the Record Date by Mr. Chatelain's wife and includes 5,600 shares issuable pursuant to options exercisable by Mr. Chatelain within 60 days of the Record Date.

(13) Includes 33,495 shares issuable pursuant to options exercisable within 60 days of the Record Date.

(14) Includes 4,200 shares issuable pursuant to options exercisable within 60 days of the Record Date.

(15) Includes 4,254 shares issuable pursuant to options exercisable within 60 days of the Record Date.

(16) Includes 70,837 shares issuable pursuant to options exercisable within 60 days of the Record Date.

         As of the Record Date, Imation owned all 2,521,733 outstanding shares of Cemax-Icon Preferred Stock, representing approximately 17% of the total voting power of the outstanding shares of Cemax-Icon Common Stock and Cemax-Icon Preferred Stock as of such date.


MANAGEMENT

         Directors, Executive Officers and Key Employees

         The directors, executive officers and key employees of Cemax-Icon as of July 1, 1997 are as follows:


Name                                 Age   Position
----                                 ---   --------

Terry Ross........................    49   President, Chief Executive Officer
                                           and Director
Jeremy B. Rubin, M.D..............    41   Vice President, Chief Technical
                                           Officer, Vice Chairman
Gregory C. Patti..................    41   Chief Financial Officer and Vice
                                           President Finance
Oran E. Muduroglu.................    35   Vice President, Sales and Marketing
Jean-Luc Chatelain................    39   Vice President, Engineering
Grady Floyd.                          34   Vice President, Operations
David N. White, M.D. (1)..........    47   Chairman of the Board
Reid W. Dennis (1)................    70   Director
Philip E. McCarthy (2)............    59   Director
M. David Titus (2)................    39   Director

-------------------

(1)      Member of the Compensation Committee
(2)      Member of the Audit Committee

         After the Effective Time of the Merger, Imation currently expects that Terry Ross and Jeremy B. Rubin will be reelected to the Board of Directors of Cemax-Icon, the Surviving Corporation. The identities of the other Board members after the Effective Time of the Merger have not yet been determined. Imation anticipates that the executive officers named above will continue in their present functional capacities following the Merger.

         TERRY ROSS has served as President, Chief Executive Officer and Director of Cemax-Icon since August 1989. Mr. Ross also served as Chief Financial Officer from October 1989 to June 1994 and as Vice President of Sales and Marketing from January 1988 to August 1989. Prior to joining Cemax-Icon, Mr. Ross was Vice President of Sales and Marketing for Imatron, Inc. and held executive sales positions at Picker International, Inc. and Adac Laboratories, Inc., all of which are medical imaging companies. Mr. Ross is currently a member of the Board of Directors of Imatron, Inc.

         JEREMY B. RUBIN, M.D., joined Cemax-Icon as Vice Chairman of the Board, Vice President and Chief Technical Officer in June 1995. From November 1989 until he joined Cemax-Icon, Dr. Rubin served as President and CEO of ICON Medical Systems, Inc., a teleradiology company which was merged with Cemax in June 1995. Prior to 1989, Dr. Rubin practiced clinical radiology for several years at Good Samaritan Hospital in San Jose.

         GREGORY C. PATTI has served as Chief Financial Officer of Cemax-Icon since June 1994 and as Vice President, Finance since June 1995. From November 1989 until he joined Cemax-Icon in May 1994, Mr. Patti served as Corporate Controller for Supreme Technology, Inc., a computer digital video product manufacturer. Prior to that time Mr. Patti served in senior financial positions with a network software company and a computer workstation company and was a practicing CPA with Price Waterhouse.

         ORAN E. MUDUROGLU joined Cemax-Icon as Vice President of Sales and Marketing in December 1991. From April 1989 until he joined Cemax-Icon, Mr. Muduroglu was Product Manager, a senior sales position with Toshiba America Medical Systems, Inc., a medical imaging company. Prior to that, Mr. Muduroglu co-founded Voxel, Inc., a company which developed holographic visualization technology for medical imaging.

         JEAN-LUC CHATELAIN joined Cemax-Icon as Director of Engineering in May 1994 and became Vice President of Engineering in June 1995. From August 1992 to May 1994 Mr. Chatelain was a Director of Marketing for ADAC Laboratories, Inc., a medical imaging company. From 1986 to August 1992 Mr. Chatelain was Director of Engineering for Dynamic Digital Design, Inc., a medical workstation company.

         GRADY FLOYD joined Cemax-Icon as Director of Engineering in May 1995 and became Vice President of Service and Quality Assurance in December 1995 and Vice President, Operations in January 1996. From November 1993 until he joined Cemax-Icon, Mr. Floyd served as Engineering Manager for ADAC Laboratories, Inc., a medical imaging company. Prior to that he served as a software manager specializing in advance imaging products of 3D Systems, Inc., a medical imaging company from March 1988 to July 1993.

         DAVID N. WHITE, M.D. founded Cemax-Icon in 1982 and has served as the Chairman of the Board since that time. Dr. White has been a practicing reconstructive surgeon with the Palo Alto Medical Foundation since 1983.

         REID W. DENNIS has served as a director of Cemax-Icon since June 1986. Mr. Dennis is a general partner of Institutional Venture Partners, a venture capital investment firm which he founded in 1974. Mr. Dennis is a director of Collagen Corporation.

         M. DAVID TITUS has served as a director of Cemax-Icon since August 1989. Mr. Titus also serves as general partner of Coronado Capital, a venture capital investment firm which he founded in January 1993. From May 1986 through December 1992 he held several positions including general partner with Technology Funding, a venture capital investment firm.

         PHILIP E. MCCARTHY has served as a director of Cemax-Icon since December 1994. Mr. McCarthy has served as Managing Director of MBW Management, a venture capital investment firm, since 1984.

         There are no family relationships among any of the directors, officers of key employees of Cemax-Icon.

         Board Committees

         The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee, comprised of Philip E. McCarthy and M. David Titus, reviews the internal accounting procedures of Cemax-Icon and consults with and reviews the services provided by Cemax-Icon's independent accountants. The Compensation Committee, comprised of Reid W. Dennis and David N. White, M.D., reviews and recommends to the Board the compensation and benefits of all officers of Cemax-Icon and reviews general policy relating to compensation and benefits of employees. The Compensation Committee also recommends to the Board the issuance of stock options and other awards under Cemax-Icon's stock plans.

         Board Composition

         Cemax-Icon's Bylaws provide for a Board of Directors consisting of seven members. Cemax-Icon's Board of Directors currently has six members and one board seat is currently vacant. In accordance with the terms of Cemax-Icon's Certificate of Incorporation, the terms of office of the Board of Directors is divided into three classes, Class I, whose term will expire at the annual meeting of stockholders to be held in 1997, Class II, whose term will expire at the annual meeting of stockholders to be held in 1998, and Class III, whose term will expire at the annual meeting of stockholders to be held in 1999. The Class I directors are Philip E. McCarthy and Terry Ross, the Class II directors are David N. White, M.D., and Reid W. Dennis and the Class III directors are Jeremy
B. Rubin, M.D. and M. David Titus. After each such election, the directors in each class will then serve in succeeding terms of three years until their successors are duly elected and qualified. Although directors of Cemax-Icon may be removed for cause by the affirmative vote of the holders of a majority of the Cemax-Icon Common Stock, Cemax-Icon's Certificate of Incorporation provides that holders of 66-2/3% of the Cemax-Icon Common Stock must vote to approve the removal of a director without cause.

         Director Compensation

         Directors do not currently receive any cash compensation from Cemax-Icon for their service as members of the Board of Directors, although they are reimbursed for certain expenses in connection with attendance at Board and Committee meetings. David N. White, M.D., the current Chairman of the Board of Cemax-Icon, received the amount of $24,000 during 1996 for services rendered to Cemax-Icon. In addition, Dr. White was granted options to purchase an aggregate of 15,000 shares of Cemax-Icon Common Stock under Cemax-Icon's 1996 Stock Plan during 1996 at an exercise price of $5.00 per share.

         Executive Compensation

         The following table sets forth certain compensation awarded or paid by Cemax-Icon to its President and Chief Executive Officer and each other executive officer who earned more than $100,000 during the year ended December 31, 1996 (collectively, the "Named Executive Officers").

                                           SUMMARY COMPENSATION TABLE

                                                       Annual Compensation
                                            ---------------------------------------     Long-Term
      Name and Principal         Fiscal                                Other Annual    Compensation     All Other
           Position               Year      Salary(1)      Bonus(2)    Compensation    Options/SARs   Compensation
     -------------------          ----      ---------      --------    ------------    ------------   ------------
Terry Ross ...................    1996      $194,518       $ 90,000        $   0         $100,000         $   0
   President and .............    1995      $193,033       $ 75,000        $   0         $100,000         $   0
   Chief Executive Officer

Gregory C. Patti .............    1996      $128,000       $ 39,000        $   0         $ 15,000         $   0
   Chief Financial Officer ...    1995      $128,142       $ 25,000        $   0         $ 25,000         $   0

Oran E. Muduroglu ............    1996      $140,000       $ 60,000        $   0         $ 35,000         $   0
   Vice President, Sales .....    1995      $153,089       $ 27,000        $   0         $ 50,000         $   0
   and Marketing

Jeremy B. Rubin, M.D .........    1996      $150,497       $ 45,000        $   0         $ 35,000         $   0
   Vice President, Chief .....    1995      $150,289       $      0        $   0         $      0         $   0

Jean-Luc Chatelain ...........    1996      $126,417       $ 45,000        $   0         $ 40,000         $   0
   Vice President, Engineering    1995      $111,181       $ 20,000        $   0         $ 37,500         $   0

         Stock Plans




         1986 STOCK OPTION PLAN. In December 1986 Cemax-Icon adopted the 1986 Stock Option Plan (the "1986 Plan") under which an aggregate of 1,500,000 shares of Cemax-Icon Common Stock have been reserved for issuance upon exercise of options granted to employees, officers and employee-directors of and consultants to Cemax-Icon. As of June 30, 1997, options to purchase an aggregate of 382,132 shares of Cemax-Icon Common Stock were outstanding under the 1986 Plan. In June 1996, the Board of Directors determined that no additional options would be granted under the 1986 Plan. The 1986 Plan terminated in December 1996.

         1996 STOCK PLAN. Cemax-Icon's 1996 Stock Plan (the "1996 Plan") was adopted by the Board of Directors in June 1996 and approved by the stockholders in August 1996. As of June 30, 1997, 604,645 shares of Cemax-Icon Common
Stock were outstanding under the 1996 Plan. The 1996 Plan allows for the grant to employees of incentive stock options, and for the grant to employees and consultants of nonstatutory stock options and stock purchase rights. The 1996 Plan is not qualified under Section 401(a) of the Internal Revenue Code, as amended (the "Code") and is not subject to the Employee Retirement Income Security Act of 1974. Unless sooner terminated by the Board of Directors the 1996 Plan will terminate automatically in June 2006.

         The purpose of the 1996 Plan is to attract and retain the best possible available personnel for positions of substantial responsibility with Cemax-Icon, to provide additional incentive to the employees and consultants of Cemax-Icon and to promote the success of Cemax-Icon's business. The 1996 Plan is administered by the Board of Directors of Cemax-Icon or a committee appointed by the Board.

         The Board of Directors or a committee appointed by the Board in its discretion selects the employees and consultants to whom options and stock purchase rights may be granted, the time or times at which such awards may be exercised (vest), the number of shares subject to each such award, the form of consideration payable upon exercise and the other terms and conditions of such grant. The 1996 Plan provides for a maximum number of 300,000 shares of Cemax-Icon Common Stock for which options or stock purchase rights may be granted to any one participant in any fiscal year; provided that in connection with an employee's initial employment, options or rights to purchase up to an additional 150,000 shares may be granted.

         The exercise price for stock options granted under the 1996 Plan is determined by the Board of Directors of Cemax-Icon or its committee and may not be less than 100% of the fair market value of the Cemax-Icon Common Stock on the date such option is granted, except in the case of options granted to 10% shareholders, the exercise price of which may not be less than 110% of such fair market value. Options are not generally transferable by the participant other than by will or the laws of descent or distribution, and are exercisable during the participant's lifetime only by him, or, in the event of death of the participant, by a person, who acquires the right to exercise the options by bequest or inheritance by reason of the death of the participant. Options granted under the 1996 Plan generally vest (become exercisable) over a four-year period based upon continued service to Cemax-Icon and typically expire 30 days after the date of termination of employment. Options granted under the 1996 Plan have a maximum term of ten years from the date of grant; provided that in the case of an option granted to a 10% stockholder, the term of the option may be no longer than five years from the date of grant.

         The 1996 Plan also allows for the grant of stock purchase rights which give the purchaser a period of up to six months from the date of grant to purchase shares of Cemax-Icon Common Stock. The price to be paid for the shares to be purchased under the 1996 Plan, the form of consideration to be paid for the shares, and the terms of payment are determined by the Board or a committee appointed by the Board. Payment for the shares may be made in installments or at one time, as determined by the Board, and provision may be made by the Board for aiding any eligible person in paying for the shares by promissory note or otherwise.

         The 1996 Plan provides that in the event of a merger of Cemax-Icon with or into another corporation, a sale of substantially all of the assets or a like transaction involving Cemax-Icon, each outstanding option or stock purchase right may be assumed or an equivalent option substituted by the successor corporation. If the outstanding options and stock purchase rights are not assumed or substituted, the holder of such option or stock purchase right shall be entitled to fully exercise the option or stock purchase right including shares not otherwise exercisable.

         1996 EMPLOYEE STOCK PURCHASE PLAN. Cemax-Icon's 1996 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in June 1996 and approved by the stockholders in August 1996. A total of 150,000 shares of Cemax-Icon Common Stock is reserved for issuance under the Purchase Plan. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. Under the Purchase Plan, the Board of Directors may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the Purchase Plan. The Purchase Plan is administered over offering periods of 24 months each, with each offering period divided into four consecutive six-month purchase periods. Unless sooner terminated by the Board of Directors, the Purchase Plan will terminate in June 2006.

         Employees are eligible to participate if they are employed by Cemax-Icon or an affiliate of Cemax-Icon designated by the Board of Directors for at least 20 hours per week and are employed by Cemax-Icon or a subsidiary of Cemax-Icon designated by the Board for at least five months per calendar year. Employees who participate in an offering can have up to 15% of their earnings withheld pursuant to the Purchase Plan. The amount withheld will then be used to purchase shares of the Cemax-Icon Common Stock on specified dates determined by the Board of Directors. The price of Cemax-Icon Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Cemax-Icon Common Stock on the commencement date of each offering period or the relevant purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with Cemax-Icon.

         In the event of a merger, reorganization, consolidation or liquidation involving Cemax-Icon in which Cemax-Icon is not a surviving corporation, the Board of Directors has the discretion to provide that each right to purchase Cemax-Icon Common Stock will be assumed or an equivalent right substituted by the successor corporation, or the Board may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to such merger or other transaction. The Board has the authority to amend or terminate the Purchase Plan, subject to the limitation that no such action may adversely affect any outstanding rights to purchase Cemax-Icon Common Stock.

         1996 DIRECTOR OPTION PLAN. Cemax-Icon's 1996 Director Option Plan (the "Director Plan") was adopted by the Board of Directors in June 1996 and approved by the stockholders in August 1996. A total of 100,000 shares of Cemax-Icon Common Stock is reserved for issuance under the Director Plan. The option grants under the Director Plan shall be automatic and non-discretionary, and the exercise price of the options shall be 100% of the fair market value of the Cemax-Icon Common Stock on the grant date. The Director Plan provides for the grant of options to purchase 5,000 shares of Cemax-Icon Common Stock to each non-employee director of Cemax-Icon upon the effectiveness of an initial public offering and at each annual meeting of the stockholders thereafter, provided such non-employee director has been a non-employee director of Cemax-Icon for at least six months prior to the date of such annual meeting of the stockholders. Each new non-employee director shall automatically be granted an option to purchase 10,000 shares of Cemax-Icon Common Stock upon the date such person joins the Board of Directors. Any option granted to a non-employee director shall become exercisable over a four-year period following the date of grant based upon continued service as a member of the Board of Directors. The term of such options is ten years. No option may be transferred by the optionee other than by will of the laws of descent and distribution. Any optionee whose relationship with Cemax-Icon or any related corporation ceases for any reason may generally exercise options only during a 90-day period following such cessation (unless such options terminate or expire sooner by their terms). Upon a merger or asset sale, all outstanding options under the Director Plan will be assumed or replaced with an equivalent option by the successor corporation. In the event that the successor corporation does not agree to assume the outstanding options or substitute an equivalent option, each outstanding option shall become fully vested and exercisable, including as to shares not otherwise exercisable. The Director Plan will terminate in June 2006, unless sooner terminated by the Board of Directors.

         401(k) Plan

         In 1990, Cemax-Icon adopted a tax-qualified employee savings and retirement plan (the "401(k) Plan") covering all of Cemax-Icon's employees. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation up to the annual statutory limit ($9,500 in 1996) and have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan provides that Cemax-Icon will match up to 25% of the employee's eligible contributions, up to a maximum of $500. Cemax-Icon may also make an additional discretionary employer matching contribution to the 401(k) Plan each year to be allocated among the participants based on each participant's total compensation received during the 401(k) Plan year. Contributions made by the employee and Cemax-Icon are fully vested and are not subject to forfeiture. The trustee under the 401(k) Plan invests the assets of the 401(k) Plan in any of several investment options. The 401(k) Plan is intended to qualify under Section 401 of the Code so that contributions by employees to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn, and so that the contributions by employees will be deductible by Cemax-Icon when made.

         Option Grants in Last Fiscal Year

         The following table sets forth each grant of stock options made during the fiscal year ended December 31, 1996 to each of the Named Executive Officers:

                                    Individual Grants
                        -----------------------------------------
                                       Percentage                                  Potential Realizable Value of
                         Number of      of Total                                      Assumed Annual Rates of
                        Securities      Options                                    Stock Price Appreciation for
                        Underlying     Granted to      Exercise                           Option Terms(4)
                         Options      Employees in      Price        Expiration    -----------------------------
         Name           Granted(1)       1996(2)     ($/Share)(3)       Date             5%             10%
         ----           ----------       -------     ------------       ----             --             ---
Terry Ross ........      100,000         17.3%         $ 5.00        12-12-2006      $314,447        $796,871
Gregory C. Patti ..       15,000          2.6%           5.00        12-12-2006        47,167         119,531
Oran E. Muduroglu .       35,000            6%           5.00        12-12-2006       110,057         278,905
Jean-Luc Chatelain        40,000          6.9%           5.00        12-12-2006       125,779         318,748

-------------------

(1) All options are incentive stock options granted pursuant to the 1996 Plan. Options granted become exercisable over a 50 month period following the date of grant based upon continued service to Cemax-Icon.

(2) Based on an aggregate of 578,815 options granted to employees of Cemax-Icon in 1996, including the Named Executive Officers.

(3) The exercise price per share of each option was equal to the fair market value of the Cemax-Icon Common Stock on the date of grant as determined by the Board of Directors.

(4) Options granted terminate on the earlier of 30 days after termination of employment or ten years after date of grant. The potential realizable value is calculated based on an assumed ten year term of the option. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the Commission and do not represent Cemax-Icon's estimate or projection of Cemax-Icon's future Cemax-Icon Common Stock prices.

         Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

         The following table sets forth for each of the Named Executive Officers the shares acquired and the value realized on each exercise of stock options during the fiscal year ended December 31, 1996 and the number and value of securities underlying unexercised options held by the Named Executive Officers at December 31, 1996.


                                                                                             Value of Unexercised
                                                               Number of Securities               In-the-Money
                                 Shares                       Underlying Unexercised               Options at
                               Acquired on     Value           Options at Year End          December 31, 1996 ($)(1)
             Name               Exercise     Realized (1)   Exercisable   Unexercisable    Exercisable   Unexercisable
             ----              -----------  --------------  -----------   -------------   ------------   -------------
Terry Ross.................      85,106     $      305,530        0          100,000        $      0        $      0
Gregory C. Patti...........      27,660             91,800        0           15,000               0               0
Oran E. Muduroglu..........      49,191            228,615      19,301        72,889          74,846         143,531
Jean-Luc Chatelain.........      57,447            228,735        0           40,000               0               0

----------------------

(1) Based on the fair market value of Cemax-Icon Common Stock at year-end ($5.00 per share, as determined by the Board of Directors) less the exercise price payable for such shares. Amounts reflected are based on the assumed value minus the exercise price and do not indicate that the optionee sold such stock.

         Limitation of Liability and Indemnification Matters

         As permitted by the DGCL, Cemax-Icon's Certificate of Incorporation provides that no director of Cemax-Icon will be personally liable to Cemax-Icon or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to Cemax-Icon or to its stockholders; (ii) for acts of omissions not made in good faith or which involved intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL, relating to prohibited dividends or distribution or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. In addition, Cemax-Icon's Certificate of Incorporation provides that any director or officer who was or is a party or is threatened to be made a party to any action or proceeding by reason of his or her services to Cemax-Icon will be indemnified to the fullest extent permitted by the DGCL.

         Cemax-Icon has entered into indemnification agreements with each of its directors and officers under which Cemax-Icon has indemnified each of them against expenses and losses incurred for claims brought against them by reason of their being a director or officer of Cemax-Icon, and Cemax-Icon maintains directors' and officers' liability insurance.

         There is no pending litigation or proceeding involving a director or officer of Cemax-Icon as to which indemnification is being sought, nor is Cemax-Icon aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

CERTAIN RELATIONSHIP AND RELATED TRANSACTIONS

         Exercise of Stock Options; Officer Loans

         In April 1996, the following directors and officers executed promissory notes payable to Cemax-Icon in the amounts set forth below in connection with such individual's exercise of outstanding stock options to purchase Cemax-Icon Common Stock (the "Shares"). Each promissory note is secured by the underlying Cemax-Icon Common Stock, bears interest at the rate of 5% per year and becomes due and payable on May 31, 1998.

                Name                                                  Amount
                ----                                             --------------

Terry Ross (1).................................................  $      120,000
Jean-Luc Chatelain (2).........................................          58,500
Grady Floyd (3)................................................          45,000
Gregory C. Patti (4)...........................................          46,500
David N. White (5).............................................          27,203
Oran E. Muduroglu (6)..........................................          17,340

-------------------
(1)      100,000 shares exercised at a price of $1.20 per share.
(2) 15,000 shares exercised at a price of $0.30 per share, 15,000 shares exercised at a price of $0.60 per share and 37,500 shares exercised at a price of $1.20 per share.
(3) 10,000 shares exercised at a price of $0.90 per share, 30,000 shares exercised at a price of $1.20 per share.
(4) 40,000 shares exercised at a price of $0.30 per share, 7,500 shares exercised at a price of $0.60 per share and 25,000 shares exercised at a price of $1.20 per share.
(5) 53,211 shares exercised at a price of $0.08 per share, 37,250 shares exercised at a price of $0.90 per share and 9,000 shares exercised at a price of $1.20 per share.
(6)      57,800 shares exercised at a price of $0.30 per share.

         A portion of the Shares relate to options which were exercised in advance of vesting by the above-named individuals (the "Restricted Shares"). Cemax-Icon retains the rights to repurchase these Restricted Shares at a repurchase price equal to the original purchase price. The right of repurchase expires ratably on a monthly basis at a rate equivalent to the original option vesting period (approximately 2% per month). In connection with the Merger, Cemax-Icon will exercise its repurchase right with respect to the Restricted Shares. In payment of the repurchase price, Cemax-Icon will cancel the portion of the particular individual's promissory note corresponding to the Restricted Shares. In addition, pursuant to Key Management Agreements with the above-named individuals, Imation has agreed to grant to each of the above-named individuals an option to purchase shares of Imation Common Stock. The value of the Imation option will be substantially equivalent to the value of the unrealized gain as a result of the Merger on Restricted Shares being repurchased.

         In October 1995 Cemax-Icon loaned Terry Ross, its President and Chief Executive Officer, the sum of $300,000 pursuant to a promissory note bearing interest at the prime rate plus 1% due and payable on October 31, 1996, secured by a pledge of 437,000 shares of Cemax-Icon Common Stock owned by Mr. Ross. In June 1996 Cemax-Icon agreed with Mr. Ross to extend the due date of such promissory note to October 31, 1997. In December 1996, Terry Ross repaid the full principal amount owing pursuant to the promissory note plus accrued interest.


         Cemax-Icon believes that all of the foregoing transactions were in its best interest and were on terms no less favorable to Cemax-Icon than could have been obtained from unaffiliated third parties.


                      SELECTED FINANCIAL DATA OF CEMAX-ICON

         Set forth below is selected historical financial information of Cemax-Icon derived from the unaudited financial statements of Cemax-Icon for the three months ended March 31, 1997 and 1996 and for the fiscal years ended December 31, 1993 and 1992, and the audited financial statements of Cemax-Icon for the fiscal years ended December 31, 1996, 1995 and 1994. The information should be read in conjunction with the Management's Discussion and Analysis of Cemax-Icon, the financial statements of Cemax-Icon and related notes thereto and the pro forma combined financial statements and the related note thereto included elsewhere herein. In the opinion of Cemax-Icon's management, the operating results for the fiscal quarters ended March 31, 1997 and 1996 and for the fiscal years ended December 31, 1993 and 1992 reflect all adjustments (consisting of normal recurring accruals) necessary to present fairly the information contained therein. Results for the three months ended March 31, 1997 are not necessarily indicative of the results for the full year.

                                      Three Months Ended
                                           March 31,                                 Years Ended December 31,
                                    ----------------------      ----------------------------------------------------------------
                                       1997          1996         1996          1995          1994          1993           1992
                                    --------      --------      --------      --------      --------      --------      --------
                                     (In millions, except                   (In millions, except per share data)
                                        per share data)
                                          (Unaudited)                                                    (Unaudited)    (Unaudited)
STATEMENT OF OPERATIONS DATA:
   Net revenues ...............     $  7,283      $  4,818      $ 25,148      $ 17,030      $ 16,457      $ 12,114      $  8,314
   Gross profit ...............        2,443         2,313        10,728         6,518         7,654         6,055         5,213
   Selling, general and
     administrative ...........        1,693         1,507         7,178         6,235         6,010         3,947         3,851
   Research and
     development ..............        1,642         1,622         6,481         6,501         4,134         3,249         2,171
   Operating income (loss)  ...         (892)         (816)       (2,931)       (6,842)       (2,490)       (1,141)         (809)
   Net income (loss)  .........         (969)         (819)       (3,056)       (6,815)       (2,578)       (1,198)         (843)
   Earnings (loss) per
     common share .............        (0.18)        (0.17)        (0.59)        (1.75)        (1.10)        (0.59)        (0.46)

BALANCE SHEET DATA:
   Total working capital ......     $  2,275                    $  3,454      $   (538)     $    (50)     $    584      $  1,114
   Total assets ...............       16,776                      16,708         9,279         7,019         5,465         3,733
   Long-term obligations.              5,562                       5,619           604           891           570           414
   Accumulated deficit ........      (35,606)                    (34,637)      (31,581)      (24,766)      (22,188)      (20,880)
     Total shareholders'
     equity (net capital
     deficiency)  .............       (1,366)                       (400)          370           235         1,098         1,594



               MANAGEMENT'S DISCUSSION AND ANALYSIS OF CEMAX-ICON

RESULTS OF OPERATIONS

         The following table sets forth, for the periods indicated, certain operating data as a percentage of total revenues.

                                              Three Months Ended
                                                    March 31,             Year Ended December 31,
                                               -----------------       -----------------------------
                                               1997        1996        1996        1995        1994
                                               -----       -----       -----       -----       -----
REVENUES:
   Product revenues ......................      90.0%       84.0%       86.8%       88.4%       91.2%
   Service revenues ......................      10.0        16.0        13.2        11.6         8.8
                                                ----        ----        ----        ----        ----
     Total revenues ......................     100.0       100.0       100.0       100.0       100.0

COST OF REVENUES:
   Cost of product revenues ..............      47.2        35.2        40.0        45.7        43.5
   Cost of service revenues ..............      19.3        16.7        17.4        16.0        10.0
                                                ----        ----        ----        ----        ----
     Total cost of revenues ..............      66.5        51.9        57.4        61.7        53.5
                                                ----        ----        ----        ----        ----
Gross profit .............................      33.5        48.1        42.6        38.3        46.5

OPERATING EXPENSE:
   Research and development ..............      22.5        33.6        25.8        38.2        25.1
   Sales, general and administrative......      23.2        31.3        28.5        36.6        36.5
   Merger related expense ................      --          --          --           3.7        --
                                                ----        ----        ----        ----        ----
     Total operating expenses ............      45.7        64.9        54.3        78.5        61.6

Loss from operations .....................     (12.2)      (16.8)      (11.7)      (40.2)      (15.1)

Interest and other income (expense)  .....      (1.1)       (0.1)       (0.5)        0.2        (0.6)
                                                ----        ----        ----        ----        ----
Net loss .................................     (13.3)%     (16.9)%     (12.2)%     (40.0)%     (15.7)%
                                               =====       =====       =====       =====       =====


         Comparison of Three Months Ended March 31, 1997 and 1996

         Cemax-Icon's total revenues were $7.3 million for the three months ended March 31, 1997, compared to $4.8 million for the same period in 1996, an increase of $2.5 million or 51.2%. Product revenue was $6.6 million, a 61.9% increase to the same period in 1996. The product revenue improvement was driven by increased PACS and Autorad systems sales. Service revenue was $0.7 million for the three months ended March 31, 1997, essentially flat compared to the same period in 1996.

         Gross profit for the first quarter of 1997 was $2.4 million or 33.5% of revenues compared to $2.3 million or 48.1% for the first quarter of 1996. The gross margin change was the result of the significant mix changes between the systems and OEM software business, due to one time OEM contracts in the first quarter of 1996, and the increased investment in the service business in the first quarter of 1997. During the first quarter of 1996, Cemax-Icon had $2.7 million of license agreements, primarily from Toshiba, Imation and Kodak. These agreements were primarily software with gross margins in the range of 90% to 95%. During the first quarter of 1997, the total OEM business segment accounted for $1.5 million of revenue, 45.8% lower than prior year. Direct systems business accounted for $5.1 million of revenue with a gross margin of 49.2 % for the first quarter of 1997 compared to $1.4 million of revenue the prior year.

         Service gross profit(loss) for the first quarter of 1997 was ($0.7) million, or (92.8%) of service revenues, compared to a break even gross profit for the first quarter of 1996. Cost of service revenue includes cost related to pre-installation logistics, on-site installation, technical support and spare parts. This increase in total dollar spending relates directly to increased staffing and service activities.

         Research and development expenses include expenses associated with the development of new products, enhancements of existing products and quality assurance activities, and consist principally of personnel costs, overhead costs relating to occupancy, equipment depreciation and supplies. Cost related to research, design and development of products are charged to research and development expense as incurred. Research and development expenses were $1.6 million for the three months ended March 31, 1997 compared to $1.6 million for the same period of 1996. As a percentage of total revenues, these expenses were 22.5% in the first three months of 1997, compared to 33.6% for the first quarter of 1996.

         Sales, general and administrative expenses consist of salaries, sales commissions, promotional expenses, legal and travel for sales, marketing and finance staffs. Sales, general and administrative expenses were $1.7 million for the three months ended March 31, 1997 and $1.5 million for the first quarter of 1996. The increase in spending was due primarily to increases in sales and marketing headcount and related travel expenses. As a percentage of total revenues, sales, general and administrative expenses improved to 23.2% of total revenues for first quarter of 1997, compared to 31.3% in the first quarter of 1996.

         Comparison of the Years Ended December 31, 1996, 1995 and 1994

         Cemax-Icon's total revenues were $25.1 million, $17.0 million and $16.5 million in 1996, 1995 and 1994, respectively, increasing 47.7% from 1995 to 1996, and 3.5% from 1994 to 1995. Product revenue was $21.8 million, $15.1 million and $15.0 million in 1996, 1995 and 1994, respectively, increasing 45.0% from 1995 to 1996 and 0.3% from 1994 to 1995. The increase from 1995 to 1996 resulted primarily from increased volumes in the PACS and Autorad product lines, and increased licensing revenues from OEMs. From 1994 to 1995, product revenues were relatively flat due to the adverse effect of the merger of Cemax, Inc. and Icon Medical Systems, Inc. and related restructuring, which temporarily disrupted the sales organization and sales activities. Service revenue was $3.3 million, $2.0 million and $1.4 million in 1996, 1995 and 1994 respectively. The increase from 1995 to 1996 and from 1994 to 1995 was the result of increased staffing levels and management's focus on providing increased service offerings to customers.

         International revenue represents revenue from customers located outside North America, primarily Europe and Japan. International revenue (export sales) as a percentage of total revenues represented approximately 24%, 17% and 22% in 1996, 1995 and 1994, respectively. All sales are denominated in United States dollars.

         Gross profit was $10.7 million, $6.5 million and $7.7 million in 1996, 1995 and 1994 respectively. Gross profit from product revenue was $11.8 million, $7.3 million and $7.9 million, respectively. The improvement in gross margin from 1995 to 1996 reflects the mix change of higher OEM business during the period as well as the growth in the more profitable PACS and Autorad product lines. The decrease in gross margin from 1994 to 1995 was due to price erosion on certain mature products. Gross profit(loss) from service revenue was ($1.1) million, ($0.7) million, and ($0.2) million in 1996, 1995 and 1994, respectively. The increase in the cost of service revenue across all three periods resulted from Cemax-Icon's increased investment in customer service and support.

         Research and development expenses were $6.5 million, $6.5 million and $4.1 million, respectively, unchanged from 1995 to 1996 and increasing 57.3% from 1994 to 1995. Increased expenses from 1994 to 1995 were due to increased investment associated with integrating the product lines of Cemax, Inc. and Icon Medical Systems, Inc. following the merger, as well as costs associated with developing new products. Research and development expenses as a percentage of total revenues were 25.8%, 38.2% and 25.1% in 1996, 1995 and 1994, respectively.

         Sales, general and administrative expenses were $7.2 million, $6.2 million and $6.0 million in 1996, 1995 and 1994, respectively. The increase from 1995 to 1996 was due to an increase in the bad debt reserve of $0.5 million and increases to sales and marketing headcount, including related travel costs. The increase from 1994 to 1995 was due to increased promotional expenses related to an industry trade show. Sales, general and administrative expenses as a percentage of total revenues were 28.5%, 36.6% and 36.5% in 1996, 1995 and 1994, respectively.

LIQUIDITY AND CAPITAL RESOURCES

         Comparison of the Three Months Ended March 31, 1997 and 1996

         Cemax-Icon's cash and cash equivalents were $3.3 million at March 31 1997, down from $6.3 million at year end 1996. Cash used from operating activities was $2.5 million during the first quarter of 1997 compared to $0.1 million provided by operating activities in the first quarter of 1996. This change was primarily due to the growth in receivables and inventories resulting from $7.3 million of revenue during the quarter. Cash used in investing activities was $0.4 million during the quarter which represented expenditures for computer equipment in support of headcount growth. Cash used in financing was $0.1 million which included the paydown of existing equipment loans.

         Comparison of the Years Ended December 31, 1996, 1995 and 1994

         Cemax-Icon's cash and cash equivalents balance was $6.3 million, $1.8 million and $2.5 million at December 31, 1996, 1995 and 1994, respectively. Cash used in operating activities was $1.8 million during 1996, resulting primarily from a $3.1 million net loss and increases to accounts receivable and inventories of $2.0 million and $0.9 million, respectively. The increases to accounts receivable and inventories were a result of revenue growth during the year from $17.0 million in 1995 to $25.1 million in 1996. Cash was provided by increases to accounts payable, other accrued liabilities and deferred revenue. During 1995, cash used in operating activities was $5.9 million, resulting primarily from a $6.8 million net loss and increases to accounts receivable and inventories of $1.8 million and $0.6 million, respectively. Offsets during 1995 included increases to accounts payable, other accrued liabilities and deferred revenue. During 1994, cash provided by operating activities was $0.8 million resulting from a $2.6 million net loss, offset by increases to accounts payable, other accrued liabilities and deferred revenue.

         Cash used in investing activities was $1.1 million, $1.4 million and $0.9 million during 1996, 1995 and 1994. These expenditures were primarily for computer equipment in support of headcount growth.

         Cash provided by financing activities was $7.4 million, $6.5 million and $0.7 million during 1996, 1995 and 1994. In September 1996, Imation exercised an outstanding warrant for 535,855 shares of Cemax-Icon Preferred Stock for $2.1 million. Also in September 1996, Cemax-Icon issued a $5.0 million convertible note payable to Dominion Fund IV. In addition, Cemax-Icon issued $0.5 million of Cemax-Icon Common Stock upon the exercise of stock options and warrants. During June 1995, Cemax-Icon issued 1,985,878 shares of Cemax-Icon Preferred Stock to Imation for $6.9 million. During 1994, $0.7 million of cash was provided by proceeds from equipment financing, a revolving line of credit and proceeds from a note payable.


                      DESCRIPTION OF IMATION CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

         Under Imation's Certificate of Incorporation, the total number of shares of all classes of stock that Imation has authority to issue is 125,000,000, of which 25,000,000 are shares of preferred stock and 100,000,000 are shares of Imation Common Stock.

IMATION COMMON STOCK

         The holders of Imation Common Stock are entitled to one vote for each share on all matters voted on by stockholders, and the holders of such shares possess all voting power, except as otherwise required by law or provided in any resolution adopted by the Board of Directors of Imation with respect to any series of preferred stock of Imation (the "Imation Preferred Stock"). Subject to any preferential or other rights of any outstanding series of Imation Preferred Stock that may be designated by the Board of Directors of Imation, the holders of Imation Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors of Imation from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of Imation available for distribution to such holders.

IMATION PREFERRED STOCK

         The Board of Directors of Imation are authorized to provide for the issuance of shares of preferred stock, in one or more series, and to fix for each such series such voting powers, designations, preferences and relative, participating, optional and other special rights, and such qualifications, limitations or restrictions, as are stated in the resolution adopted by the Board of Directors of Imation providing for the issuance of such series as are permitted by the DGCL.

NO PREEMPTIVE RIGHTS

         No holder of any stock of Imation of any class has any preemptive right to subscribe to any securities of Imation of any kind or class.

TRANSFER AGENT AND REGISTRAR

         The Transfer Agent and Registrar for the Imation Common Stock is Norwest Bank Minnesota, N.A.


                    DESCRIPTION OF CONTINGENT PAYMENT RIGHTS


         THE FOLLOWING INFORMATION DESCRIBES THE MATERIAL ASPECTS OF THE CONTINGENT PAYMENT RIGHTS. THIS DESCRIPTION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE TERMS OF THE CONTINGENT PAYMENT RIGHTS WHICH IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS EXHIBIT C AND IS INCORPORATED HEREIN BY REFERENCE. ALL STOCKHOLDERS ARE URGED TO READ EXHIBIT C IN ITS ENTIRETY.


         Pursuant to the Merger Agreement, Imation has agreed to deliver to each holder of shares of Cemax-Icon Common Stock one Contingent Payment Right per share of Cemax-Icon Common Stock. Each Contingent Payment Right will represent only a right to receive a cash or stock payment (the "Earn-Out") from Imation, subject to the terms set forth below. Contingent Payment Rights will not possess any attributes of common stock and will not entitle the holders of the Contingent Payment Rights to any rights of any kind other than as specifically set forth therein.

DETERMINATION OF EARN-OUT


         Each Contingent Payment Right will represent only a right to receive the Earn-Out from Imation. The term "Earn-Out Year" refers to each of the following twelve-month periods: (a) the period from July 1, 1997 through June 30, 1998 (the "First Earn-Out Year"), and (b) the period from July 1, 1998 through June 30, 1999 (the "Second Earn-Out Year"). Holders of Contingent Payment Rights will be entitled to receive the Earn-Out no later than 30 days after the Determination Date (as defined below) for each Earn-Out Year. The term "Determination Date" means the date of final determination of Gross Revenues (as defined below) for an Earn-Out Year as set forth below.


         Subject to Imation's right of offset set forth in the Merger Agreement, the Earn-Out in the First Earn-Out Year will be $2.50 in cash (the "1998 Payment"), in the event that Gross Revenues during the First Earn-Out Year ("1998 Gross Revenues"), equal or exceed $45,000,000. In the event that 1998 Gross Revenues are less than $45,000,000, the 1998 Payment will be reduced as follows:

                        1998 Gross Revenues
            ----------------------------------------        Adjusted Amount of
            Equal or Greater Than        Less Than            1998 Payment
            ---------------------       ------------        ------------------

                     $0                 $35 million               $0.00
                 $35 million            $36 million               $1.25
                 $36 million            $37 million               $1.45
                 $37 million            $38 million               $1.65
                 $38 million            $39 million               $1.85
                 $39 million            $40 million               $2.05
                 $40 million            $45 million         Pro rata portion
                                                                of $2.50


         The aggregate 1998 Payment payable to each holder of the Contingent Payment Rights ("Holders"), may be paid, at the election of such Holder, in whole shares of Imation Common Stock equal to the aggregate number of Contingent Payment Rights held by such Holder multiplied by the quotient of (i) the 1998 Payment, as adjusted if appropriate, and (ii) the average closing price per share of Imation Common Stock on the New York Stock Exchange--Composite Transactions, as reported in The Wall Street Journal, for each of the 10 consecutive trading days ending on the third business day prior to June 30, 1998.


         In the event that 1998 Gross Revenues exceed $45,000,000, any such excess up to $5,000,000 will be carried forward and counted as part of 1999 Gross Revenues (as defined below).

         Subject to Imation's right of offset set forth in the Merger Agreement, the Earn-Out in the Second Earn-Out Year will be $6.00 in cash (the "1999 Payment"), in the event that Gross Revenues during the twelve-month period from July 1, 1998 through June 30, 1999, plus any amount of 1998 Gross Revenues carried forward as set forth above ("1999 Gross Revenues"), equal or exceed $60,000,000. In the event that 1999 Gross Revenues are less than $60,000,000, the 1999 Payment will be reduced as follows:

                        1999 Gross Revenues
            ----------------------------------------        Adjusted Amount of
            Equal or Greater Than        Less Than            1999 Payment
            ---------------------       ------------        ------------------

                    $0                   $50 million               $0.00
                $50 million              $51 million               $3.00
                $51 million              $52 million               $3.50
                $52 million              $53 million               $4.00
                $53 million              $54 million               $4.50
                $54 million              $55 million               $5.00
                $55 million              $60 million         Pro rata portion
                                                                 of $6.00

         In the event that 1998 Gross Revenues are less than $45,000,000 and 1999 Gross Revenues exceed $60,000,000, the amount of 1999 Gross Revenues in excess of $60,000,000, up to $5,000,000, will be treated as 1998 Gross Revenues and the 1999 Payment will be increased above $6.00 by an amount equal to the difference between (i) the amount of the 1998 Payment computed after including such excess 1999 Gross Revenues and (ii) the amount of the 1998 Payment.


         The aggregate 1999 Payment payable to each Holder may be paid, at the election of such Holder, in whole shares of Imation Common Stock equal to the product of (i) the 1999 Payment, as adjusted if appropriate, divided by $6.00,
(ii) 0.17 and (iii) the aggregate number of Contingent Payment Rights held by such Holder. Based on this formula, the market price of Imation Common Stock at the time of such payment must exceed $35.29 per share in order for the value of the stock election to exceed the value of the cash election at such time.

         The term "Gross Revenues" means gross revenues of the Image Management Systems Business (as defined below) of Imation, Cemax-Icon, the Surviving Corporation and their affiliated companies, reduced only by customer trade discounts actually given in good faith and actual returns, and determined in accordance with generally accepted accounting principles consistent with past practices of Cemax-Icon and its annual financial statements; provided that the Surviving Corporation will receive credit for the full commercial value (as represented by standard sales prices) of any product (a) provided by the Surviving Corporation to any other business division of Imation for resale, or
(b) given or sold by the Surviving Corporation at the direction of Imation or one of its affiliated companies (other than the Surviving Corporation) to customers at a discount to induce the purchase of products or services (other than products or services of the Image Management Systems Business) of Imation or its affiliated companies. Gross Revenues will not include revenues of the Image Management Systems Business of Imation, the Surviving Corporation or their affiliated companies attributable to the acquisition (by purchase, license or other means) of any related businesses, products or services in a single transaction or series of transactions after the Effective Time.


         The term "Image Management Systems Business" means (i) products currently sold by Cemax-Icon or under research and/or development by Cemax-Icon and any natural extensions thereof, and (ii) services related to such products provided by Cemax-Icon, Imation or their affiliated companies.

PAYMENT ELECTION PROCEDURE


         Holders of Contingent Payment Rights may elect whether to receive any payment to which they are entitled thereunder in cash or shares of Imation Common Stock. To facilitate such election, Imation will provide written notice to the Holders (either the "1998 Earn-Out Notice" or "1999 Earn-Out Notice," as applicable), together with a current Prospectus containing updated disclosure of the information contained in this Proxy Statement/Prospectus, within 15 days after the Determination Date for 1998 Gross Revenues or 1999 Gross Revenues, as applicable, which notice will specify the amount of the 1998 Payment or 1999 Payment, as applicable, and the amount of Imation Common Stock receivable in lieu of cash in connection with the 1998 Payment or 1999 Payment, as applicable. Each Holder may elect to receive Imation Common Stock in lieu of all (but not less than all) of the cash otherwise payable in connection with the 1998 Payment or 1999 Payment, as applicable, by providing written notice of such election to Imation within 15 days after receiving the 1998 Earn-Out Notice or 1999 Earn-Out Notice, as applicable. Any Holder which does not provide such written notice will receive solely cash in connection with the 1998 Payment or 1999 Payment, as applicable.


DETERMINATION OF GROSS REVENUES BY IMATION

         Within 15 days after the end of each Earn-Out Year, Imation will prepare and deliver to the Stockholders' Representatives a statement (an "Earn-Out Statement"), certified as being true and correct in all material respects by an officer of Imation, which will identify the Gross Revenues for such Earn-Out Year in reasonable detail and the Earn-Out resulting from such Gross Revenues.

         The Earn-Out Statement will be subject to review and verification by the Stockholders' Representatives or, at their option and expense (unless such accounting firm will discover a discrepancy of at least ten percent, in which case the fees of such accounting firm will be paid by Imation), by an independent public accounting firm of their choice. Imation will permit the Stockholders' Representatives and their representatives to have reasonable access to the data and information on which the Earn-Out Statement was prepared and to Imation's employees and/or representatives who assisted in its preparation to the extent necessary to verify such information.

         The Stockholders' Representatives will be deemed to have accepted the Earn-Out Statement and the Earn-Out indicated therein, on behalf of the Holders, unless within 20 days after the date of delivery of the Earn-Out Statement, the Stockholders' Representatives give written notice to Imation of objection to any item thereon, which notice will specify in reasonable detail the basis for such objection. If the Stockholders' Representatives give such notice of objection, Imation and the Stockholders' Representatives will attempt in good faith to resolve the dispute as promptly as possible.

         If Imation and the Stockholders' Representatives have not been able to agree upon a resolution of the dispute within 30 days after the date the Stockholders' Representatives gave such notice of objection (the "Objection Notice"), such dispute will be resolved fully and finally in the jurisdiction of the principal office of Imation by an arbitration governed by the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, provided that a sole arbitrator will be employed. The arbitration will be governed by the state equivalent of the Federal Arbitration Act, 9 U.S.C. ss. 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The parties will have 10 days from the end of the discussion among the Stockholders' Representatives and Imation to agree upon a mutually acceptable person to act as arbitrator. The arbitrator will be a neutral person (i.e., a person not affiliated with either of the parties). If no arbitrator has been selected within such time, the Stockholders' Representatives and Imation will jointly request the Center for Public Resources or another mutually agreed upon organization to supply within 10 days of such request a list of potential arbitrators with qualifications as specified by the parties in the joint request. Within five days of receipt of the list, the Stockholders' Representatives and Imation will independently rank the proposed candidates, will simultaneously exchange rankings, and will be deemed to have selected as the arbitrator the individual receiving the highest combined ranking who is available to serve. If there is a tie, then the tie will be broken by putting the names on slips of paper, mixing them up and having one party draw one slip of paper. If either the Stockholders' Representatives or Imation will not cooperate in the selection of the arbitrator, the other may solely select the arbitrator utilizing the procedures set forth in the Merger Agreement. The costs of arbitration will be apportioned between the Stockholders' Representatives and Imation as determined by the arbitrator in such manner as the arbitrator deems reasonable taking into account the circumstances of the case, the conduct of the parties during the proceeding, and the result of the arbitration.

         Notwithstanding any of the foregoing, any amount which is due and payable and not in dispute will immediately be paid to the Paying Agent or the Stockholders' Representatives. Any disputed amount will be deposited into escrow on terms as set forth in the Merger Agreement. Nothing contained in the Merger Agreement will act to prevent Cemax-Icon or the Stockholders' Representatives from commencing litigation to compel payment of any due and payable amounts not in dispute thereunder.

         The Earn-Out payments, if any, will not include any interest computed from the Effective Time of the Merger to the date of each such payment.

NONTRANSFERABILITY

         The Contingent Payment Rights are personal to each initial holder thereof and are and will remain nontransferable for any reason other than by operation of law or by will or the laws of descent and distribution. Any attempted transfer of a Contingent Payment Right by any holder thereof (other than as set forth in the preceding sentence) will be null and void. Consequently, the Contingent Payment Rights are an illiquid investment until such time as any payments due thereunder are made.

PAYMENT OF THE EARN-OUT

         Payment of the Earn-Out will be made by Imation to the Paying Agent together with a letter of instructions for payment no later than 30 days after Determination Date for each Earn-Out Year, for distribution by the Paying Agent as promptly as practicable thereafter, after taking such action as is necessary to assure that all applicable federal or state payroll, income withholding and any other taxes are withheld, to the accounts of the Holders in accordance with their respective ownership interests as of the Effective Time.

         Payment of the Earn-Out is contingent upon the ability of the Image Management Systems Business to achieve the Gross Revenues targets specified above. It is possible that such Gross Revenues targets will not be achieved for any number of reasons, including the risk factors relating to Cemax-Icon and Imation discussed herein. See "RISK FACTORS." Although Imation has agreed pursuant to the Merger Agreement to make certain expenditures to support the Image Management Systems Business following the Effective Time, there can be no assurance that such expenditures (or any other support) will be adequate for the Gross Revenues targets to be achieved. If Gross Revenues targets are not achieved, the amount of the Earn-Out payments will be reduced or eliminated as described above. See "--Determination of Earn-Out."

RIGHT OF OFFSET


         Imation will have the right to offset the amount of each Earn-Out by Losses in accordance with the Merger Agreement, but will have no other right to reduce or offset the amount of each Earn Out. Under the terms of the Merger Agreement, Imation is required to promptly notify the Stockholders' Representatives in writing of the nature of any Claim (as defined in the Merger Agreement) and Imation's estimate of the Losses (as defined in the Merger Agreement) arising therefrom. To exercise its offset rights, Imation is required to deliver to the Stockholders' Representatives a schedule signed by an officer of Imation reflecting the revised payments due or to become due under the Contingent Payment Rights. Imation's right to exercise its offset rights is subject to certain exceptions as provided in the Merger Agreement, including, but not limited to, the right by Imation to exercise its offset rights only after the aggregate of Losses exceeds $250,000 and then only up to an aggregate amount not exceeding $9,650,979, subject in each case to certain exceptions. In the event Imation has a claim giving rise to an offset right which does not involve a third party claim or proceeding, Imation is required to deliver notice of such claim to the Stockholders' Representatives. The Stockholders' Representatives may arbitrate resolution of any such claim which they timely dispute as described in the Merger Agreement. All offsets made pursuant to Imation's offset rights will be applied against the Contingent Payment Rights on a pro rata basis. See "THE MERGER AGREEMENT--Survival and Offset." If Imation has the right to offset an Earn-Out payment, the amount of such Earn-Out payment may be reduced or eliminated.


                                  LEGAL MATTERS

         The validity of the Contingent Payment Rights to be issued in connection with the Merger and any shares of Imation Common Stock to be issued upon payment of the Contingent Payment Rights will be passed upon for Imation by Dorsey & Whitney LLP.


                                     EXPERTS

         The consolidated balance sheets as of December 31, 1996 and 1995, and the consolidated statements of operations and cash flows for each of the three years in the period ended December 31, 1996 of Imation, included in this Proxy Statement/Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in auditing and accounting. With respect to the unaudited interim consolidated financial information for the periods ended March 31, 1997 and 1996 of Imation, included in this Proxy Statement/Prospectus, Coopers & Lybrand L.L.P. has reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 1997, and included herein, states that they did not audit and they do not express an opinion on that interim consolidated financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Coopers & Lybrand L.L.P. is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim consolidated financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

         The financial statements of Cemax-Icon, Inc. at December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996, included in the Proxy Statement of Cemax-Icon, which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                                  OTHER MATTERS

         The management of Cemax-Icon is not aware of any other business that may come before the Special Meeting. However, if additional matters properly come before the Special Meeting, proxies will be voted at the discretion of the proxy holders.



                          INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
IMATION CORP. AUDITED CONSOLIDATED FINANCIAL STATEMENTS

     Report of Independent Accountants.......................................F-2
     Consolidated Statements of Operations for the years ended
         December 31, 1996, 1995 and 1994....................................F-3
     Consolidated Balance Sheets as of December 31, 1996 and 1995............F-4
     Consolidated Statements of Cash Flows for the years ended
         December 31, 1996, 1995 and 1994....................................F-5
     Notes to Consolidated Financial Statements..............................F-6

IMATION CORP. UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

     Report of Independent Accountants......................................F-22
     Consolidated Statements of Operations for the
          three month periods ended March 31, 1997 and 1996.................F-23
     Condensed Consolidated Balance Sheets as of March 31, 1997
          and December 31, 1996.............................................F-24
     Condensed Consolidated Statements of Cash Flows for the
         three month periods ended March 31, 1997 and 1996..................F-25
     Notes to Consolidated Financial Statements.............................F-26

CEMAX-ICON, INC. AUDITED FINANCIAL STATEMENTS

     Report of Independent Auditors.........................................F-29
     Statements of Operations for the years ended
         December 31, 1996, 1995 and 1994...................................F-30
     Balance Sheets as of December 31, 1996 and 1995........................F-31
     Statements of Stockholders' Equity (Net Capital Deficiency)
          for the years ended December 31, 1996, 1995 and 1994..............F-32
     Statements of Cash Flows for the years ended
         December 31, 1996, 1995 and 1994...................................F-33
     Notes to Financial Statements..........................................F-35

CEMAX-ICON, INC. UNAUDITED FINANCIAL STATEMENTS

     Statements of Operations for the three month periods ended
         March 31, 1997 and 1996............................................F-43
     Balance Sheets as of March 31, 1997 and December 31, 1996..............F-44
     Statements of Cash Flows for the three month periods ended
         March 31, 1997 and 1996............................................F-45
     Notes to Financial Statements..........................................F-46

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholders, Imation Corp.:

         We have audited the accompanying consolidated balance sheets of Imation Corp. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Imation Corp. and subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                              /s/ COOPERS & LYBRAND L.L.P.


COOPERS & LYBRAND L.L.P.

Minneapolis, Minnesota
February 14, 1997

                                  IMATION CORP.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In millions, except per share amounts)


                                                               Year Ended December 31,
                                                      -------------------------------------
                                                           1996        1995         1994
                                                      -----------  -----------  -----------

Net revenues ......................................   $   2,278.2  $   2,245.6  $   2,280.5
Cost of goods sold ................................       1,482.8      1,520.9      1,442.0
                                                      -----------  -----------  -----------
Gross profit ......................................         795.4        724.7        838.5

Operating expenses:
   Selling, general and administrative ............         563.0        539.4        531.5
   Research and development .......................         183.1        222.4        211.2
   Restructuring charges ..........................          53.9        111.8         --
                                                      -----------  -----------  -----------
     Total operating expenses .....................         800.0        873.6        742.7

Other income and expenses:
   Operating income (loss) ........................          (4.6)      (148.9)        95.8
   Interest expense and other .....................          10.4         17.9         14.5
                                                      -----------  -----------  -----------
   Income (loss) before tax and minority interest .         (15.0)      (166.8)        81.3

Income tax provision (benefit) ....................           5.9        (70.5)        29.3
Minority interest .................................          (0.4)       (11.3)        (2.3)
                                                      -----------  -----------  -----------
Net income (loss) .................................   $     (20.5) $     (85.0) $      54.3
                                                      -----------  -----------  -----------
Earnings (loss) per common share...................   $     (0.49) $     (2.02) $      1.28
                                                      -----------  -----------  -----------
Average shares outstanding ........................          41.3         42.0         42.3
                                                      -----------  -----------  -----------


THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

                                  IMATION CORP.
                           CONSOLIDATED BALANCE SHEETS
                       (In millions, except share amounts)


                                                                            As of December 31,
                                                                         ----------------------
                                                                             1996       1995
                                                                         ----------  ----------

ASSETS:
Current Assets
   Cash and equivalents ..............................................   $     61.7    $ --
   Accounts receivable, net ..........................................        467.6       479.5
   Inventories .......................................................        392.8       426.3
   Other current assets ..............................................         94.5        48.8
                                                                         ----------  ----------
     Total current assets ............................................      1,016.6       954.6

Property, Plant and Equipment, Net ...................................        480.1       513.2
Other Assets .........................................................         64.6        73.7
                                                                         ----------  ----------
     Total Assets ....................................................   $  1,561.3  $  1,541.5
                                                                         ==========  ==========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities
   Accounts payable ..................................................   $    182.1  $    125.9
   Accrued payroll ...................................................         41.9        44.4
   Income taxes payable ..............................................          7.6      --
   Short-term debt ...................................................         26.5      --
   Other current liabilities .........................................        151.2       125.9
                                                                         ----------  ----------
     Total current liabilities .......................................        409.3       296.2

Other Liabilities ....................................................         98.6        96.6
Long-term Debt .......................................................        123.1      --

Commitments and Contingencies

Shareholders' Equity
   Preferred stock, $.01 par value, authorized 25,000,000 shares, none
     issued and outstanding ..........................................       --          --
   Common stock, $.01 par value, authorized 100,000,000 shares,
     issued and outstanding 42,879,880 as of December 31, 1996  ......           .4      --
   Additional paid-in capital ........................................      1,011.5      --
   Retained earnings .................................................         11.2      --
   Unearned ESOP shares ..............................................        (46.6)     --
   Cumulative translation adjustment .................................        (46.2)      (39.1)
   Net investment by 3M ..............................................       --         1,187.8
                                                                         ----------  ----------
     Total shareholders' equity ......................................        930.3     1,148.7
                                                                         ----------  ----------
     Total Liabilities and Shareholders' Equity ......................   $  1,561.3  $  1,541.5
                                                                         ==========  ==========


THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.


                                  IMATION CORP.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (In millions)


                                                               Year Ended December 31,
                                                           -----------------------------
                                                              1996      1995     1994
                                                           --------- --------- ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)  .....................................   $  (20.5) $  (85.0) $   54.3
Adjustments to reconcile net income (loss) to
   net cash provided by operating activities:
   Depreciation ........................................      181.1     189.5     185.9
   Deferred income taxes ...............................       12.6     (68.1)     14.0
   Restructuring and other one-time charges ............       88.4     166.3    --
   Accounts receivable .................................       12.0      (0.6)    (16.8)
   Inventories .........................................       22.3      25.4     (87.8)
   Other current assets ................................      (29.8)      1.1      (1.1)
   Accounts payable ....................................       73.7      (4.5)     11.7
   Accrued payroll and other current liabilities.             (37.9)      9.3       2.2
   Other ...............................................        4.1      23.4       7.7
                                                           --------- --------- ---------
     Net cash provided by operating activities .........      306.0     256.8     170.1

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures ...................................     (167.4)   (180.2)   (182.7)
Capitalized software ...................................      (13.5)   --        --
Other ..................................................       (3.7)     (7.3)      3.0
                                                           --------- --------- ---------
     Net cash used in investing activities .............     (184.6)   (187.5)   (179.7)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in short-term debt ..........................       25.4    --        --
Borrowings on long-term debt ...........................      270.3    --        --
Repayment of long-term debt ............................     (146.3)   --        --
Loan to ESOP ...........................................      (50.0)   --        --
Decrease in unearned ESOP shares .......................        3.4    --        --
Net cash (paid to) received from 3M ....................     (155.9)    (72.9)     18.5
                                                           --------- --------- ---------
     Net cash (used in) provided
       by financing activities .........................      (53.1)    (72.9)     18.5

Effect of exchange rate changes on cash ................       (6.6)      3.6      (8.9)
                                                           --------- --------- ---------
Change in cash and equivalents .........................       61.7    --        --
Cash and equivalents - beginning of year ...............     --        --        --
                                                           --------- --------- ---------
Cash and equivalents - end of year .....................   $   61.7  $ --      $ --
                                                           --------- --------- ---------


THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.


                                  IMATION CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BACKGROUND AND BASIS OF PRESENTATION

BACKGROUND

         Imation Corp. (the "Company") became an independent, publicly held company as of July 1, 1996 (the "Distribution Date"), when Minnesota Mining and Manufacturing Company ("3M") spun off its data storage and imaging systems businesses as an independent, publicly owned company (the "Distribution"). One share of the Company's common stock was issued for every ten shares of 3M stock outstanding to stockholders of record on June 18, 1996.

BASIS OF PRESENTATION

         Subsequent to the Distribution, the consolidated financial statements include the accounts and operations of the Company on a stand-alone basis. 3M and the Company have entered into a number of agreements to facilitate the transition of the Company to an independent business enterprise.

         Prior to the Distribution, the consolidated financial statements reflect the assets, liabilities, revenues and expenses that were directly related to the Company as they were operated within 3M. Where assets and liabilities were not specifically identifiable to any particular business of 3M, only those assets and liabilities transferred to the Company are included in the Company's consolidated balance sheets. Regardless of the allocation of these assets and liabilities, however, the Company's consolidated statements of operations include all of the related costs of doing business including an allocation of certain general corporate expenses of 3M which were not directly related to the Company including costs for corporate logistics, corporate research and development, information technologies, finance, legal and corporate executives. These allocations were based on a variety of factors including, for example, personnel, space, time and effort, and sales volume. Management believes these allocations were made on a reasonable basis.

         Cash and equivalents and debt were not allocated to the Company in the financial statements as 3M uses a centralized approach to cash management and the financing of its operations. The consolidated statements of operations include an allocation of 3M's interest expense (see Note 7). The Company's financing requirements are represented by cash transactions with 3M and are reflected in the "Net Investment by 3M" account (see Note 9). Certain assets and liabilities of 3M such as certain employee benefit and income tax-related balances have not been allocated to the Company and are included in the Net Investment by 3M account. Activity in the Net Investment by 3M equity account relates to net cash flows of the Company as well as changes in the assets and liabilities not allocated to the Company.

         The Company also participated in 3M's centralized interest rate risk management function. As part of this activity, derivative financial instruments were utilized to manage risks generally associated with interest rate market volatility. 3M did not hold or issue derivative financial instruments for trading purposes. 3M was not a party to leveraged derivatives. The consolidated balance sheets of the Company do not reflect any of the associated asset or liability positions resulting from this activity because the Company did not assume any of 3M's derivative financial instruments in connection with the Distribution. The consolidated statements of operations and statements of cash flows, however, do reflect an allocation of the related gains and losses. Such gains and losses were recognized by 3M as interest expense over the borrowing period and, as a result, are reflected in the effective interest rates utilized by the Company in deriving its interest expense.

         The minority interest within the consolidated statements of operations gives recognition to the Company's share of net income (loss) of certain majority owned subsidiaries of 3M. The minority shareholders' proportionate interests in the Company's net assets of majority owned subsidiaries have not been presented in the consolidated balance sheets as the Company obtained 100 percent ownership of the assets and liabilities of these subsidiaries in connection with the Distribution.

         The financial information included herein for periods prior to the Distribution may not necessarily be indicative of the financial position, results of operations or cash flows of Company if it had been a separate, independent company during the periods prior to the Distribution.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION

         Commencing with the Distribution, the consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Prior to the Distribution, the consolidated financial statements include the accounts of the Company as described in Note 1. All significant intercompany transactions and balances have been eliminated.

FOREIGN CURRENCY

         Local currencies are considered the functional currencies outside the U.S. except for Imation Europe B.V., the Company's European holding company, and subsidiaries located in highly inflationary economies. For operations in local currency environments, assets and liabilities are translated at year-end exchange rates with cumulative translation adjustments included as a component of shareholders' equity. Income and expense items are translated at average rates of exchange prevailing during the year. For operations in which the U.S. dollar is considered the functional currency, certain financial statement amounts are translated at historical exchange rates, with all other assets and liabilities translated at year-end exchange rates. These translation adjustments are reflected in the results of operations.

         The Company enters into foreign currency forward exchange and derivative contracts to hedge foreign currency transaction exposures. Gains and losses arising from foreign currency contracts offset gains and losses resulting from the underlying hedged transactions. The Company's policy is to selectively hedge anticipated transaction exposures. Aggregated transaction gains and losses included in the determination of net income (loss) are not material for any period presented. As of December 31, 1996, the notional amount of outstanding forward contracts was not material.

USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Principal areas requiring the use of estimates include: the allocation of financial statement amounts between the Company and 3M for periods prior to the Distribution, determination of allowances for uncollectible accounts receivable and obsolete/excess inventories, and assessments of the recoverability of deferred tax assets and certain long-lived assets.

CASH EQUIVALENTS

         Cash equivalents consist of temporary investments purchased with original maturities of three months or less.

INVENTORIES

         Inventories are stated at the lower of cost or market, with cost generally determined on a first-in first-out basis.

PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment are recorded at cost. Plant and equipment are generally depreciated on a straight-line basis over their estimated useful lives. Maintenance and repairs are expensed as incurred. Periodic reviews for impairment of the carrying value of property, plant and equipment are made based on undiscounted expected future cash flows.

OTHER ASSETS

         Other assets consist primarily of deferred taxes, goodwill, capitalized software and investments. Intangible assets are amortized over their useful lives, which currently range from five to seven years. The carrying value of intangible assets are periodically reviewed to assess recoverability based on undiscounted expected future cash flows.

EMPLOYEE SEVERANCE INDEMNITIES

         Employee severance indemnities consist of termination indemnities and are accrued for each employee in accordance with labor legislation in each applicable country.

REVENUE RECOGNITION

         Revenue is recognized upon shipment of goods to customers or upon performance of services. Revenues from service contracts are deferred and recognized over the life of the contracts as service is performed.

CONCENTRATIONS OF CREDIT RISK

         The Company sells a wide range of products and services to a diversified base of customers around the world and performs ongoing credit evaluations of its customers' financial condition, and therefore believes there is no material concentration of credit risk.

RESEARCH AND DEVELOPMENT COSTS

         Research and development costs are charged to expense as incurred.

ADVERTISING COSTS

         Advertising costs are charged to expense as incurred and totaled $73 million, $52 million and $52 million in 1996, 1995 and 1994 respectively. Advertising costs in 1996 include $22 million related to start-up costs for identity development.

INCOME TAXES

         Upon the Distribution, the Company became responsible for its income taxes and will file its own income tax returns. Prior to the Distribution, the Company did not file separate tax returns but rather was included in the income tax returns filed by 3M and its subsidiaries in various domestic and foreign jurisdictions. For purposes of the Company's consolidated financial statements prior to the Distribution, the Company's allocated share of 3M's income tax provision was based on the "separate return" method, except that the tax benefit of the Company's tax losses in certain jurisdictions was allocated to the Company on a current basis if such losses could be utilized by 3M in its tax returns and an assessment of realizability of certain deferred tax assets was made assuming the availability of future 3M taxable income. Had the Company's 1996 provision for income taxes been calculated on a purely "separate return" method, the impact on the Company's 1996 results of operations would not have been material. Prior to the Distribution, the balance of accrued current income taxes for the Company's operations is included in the Net Investment by 3M equity account because 3M paid all taxes and received all tax refunds on the Company's behalf.

STOCK-BASED COMPENSATION

         The Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", in 1996. This standard gives entities the choice of recognizing stock-based compensation by adopting the new fair value method or to continue to measure compensation expense using the intrinsic value approach under Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees". The Company has chosen to account for stock-based compensation under APB No. 25. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's common stock at the date of the grant over the amount an employee must pay to acquire the stock.

EARNINGS PER SHARE

         For periods after the Distribution, earnings per share are computed using the weighted average shares outstanding during the period, net of unallocated shares held by the Company's ESOP. Common share equivalents were not material. For periods prior to the Distribution, the number of weighted average shares outstanding used in the earnings per share calculation is one-tenth of the weighted average number of 3M shares outstanding based on the distribution of one share of the Company for ten shares of 3M pursuant to the Distribution.

3. ACQUISITION

         In October 1996, the Company acquired all of the outstanding common and preferred shares of Luminous Corporation (Luminous) for cash, 922,845 shares of the Company common stock and assumption of Luminous' obligations under outstanding employee stock options, which, after conversion to options to purchase the Company common stock, represent options to purchase 317,062 shares of the Company common stock. Luminous is a developer and marketer of desktop software to the prepress, print production, printing and graphic arts industries. The acquisition was accounted for using the purchase method of accounting. The Company allocated a portion of the purchase price to in-process research and development projects that had not yet reached technological feasibility and had no probable alternative future uses, which resulted in a one-time non-deductible charge of $12.0 million. The Company has allocated the remaining excess purchase price over net assets acquired to goodwill which is being amortized over seven years. Operating results for Luminous are included in results of operations since the date of acquisition. The pro forma effect on prior periods' results of operations is not material.

4.       SUPPLEMENTAL BALANCE SHEET INFORMATION

                                              1996        1995
                                          ----------- -----------
                                               (In millions)

ACCOUNTS RECEIVABLE:
  Accounts receivable .................   $    490.9  $    497.0
  Less allowances .....................        (23.3)      (17.5)
                                          ----------- -----------
     Accounts receivable, net .........   $    467.6  $    479.5

INVENTORIES:
  Finished goods ......................   $    248.1  $    244.0
  Work in process .....................         57.3        81.2
  Raw materials and supplies ..........         87.4       101.1
                                          ----------- -----------
     Total inventories ................   $    392.8  $    426.3

OTHER CURRENT ASSETS:
  Deferred taxes ......................   $     38.3  $     23.4
  Other ...............................         56.2        25.4
                                          ----------- -----------
     Total other current assets .......   $     94.5  $     48.8

PROPERTY, PLANT AND EQUIPMENT:
  Land ................................   $      8.3  $      7.7
  Buildings and leasehold improvements         185.0       180.9
  Machinery and equipment .............      1,472.6     1,616.2
  Construction in progress ............         44.0        63.5
                                          ----------- -----------
     Total ............................      1,709.9     1,868.3
  Less accumulated depreciation .......      1,229.8     1,355.1
                                          ----------- -----------
     Property, plant and equipment, net   $    480.1  $    513.2

OTHER ASSETS:
  Deferred taxes ......................   $      8.1  $     60.6
  Other ...............................         56.5        13.1
                                          ----------- -----------
     Total other assets ...............   $     64.6  $     73.7

OTHER CURRENT LIABILITIES:
  Accrued rebates .....................   $     42.9  $     44.6
  Deferred income .....................         26.1        35.8
  Taxes other than income taxes .......         23.2        11.7
  Other ...............................         59.0        33.8
                                          ----------- -----------
     Total other current liabilities ..   $    151.2  $    125.9

OTHER LIABILITIES:
  Employee severance indemnities ......   $     49.3  $     59.2
  Other ...............................         49.3        37.4
                                          ----------- -----------
     Total other liabilities ..........   $     98.6  $     96.6


5. RESTRUCTURING CHARGES AND OTHER ONE-TIME COSTS

         In late 1995, the Company initiated a review of all of its operations, including its organizational structure, manufacturing operations, products and markets. In connection with this review, the Company adopted a reorganization plan to rationalize its manufacturing operations, streamline its organizational structure and write-off impaired assets.

         The Company has reflected restructuring and other one-time charges of $254.7 million in its financial statements, partially in 1995 and partially in 1996 based upon the timing recognition criteria required for the restructuring charges. The Company recorded $166.3 million of these charges ($88.3 million after taxes and minority interest) in its 1995 financial statements and an additional $88.4 million ($60.6 million after taxes) in 1996.

         The 1995 special charges of $166.3 million includes $111.8 million related to world-wide manufacturing rationalization programs to exit less profitable manufacturing locations and to centralize manufacturing in the U.S. and in Italy, and consists principally of write-offs of property, plant and equipment. This $111.8 million charge is included as a separate restructuring charge in the statement of operations. The remaining 1995 special charges of $54.5 million relates primarily to asset write-offs included in cost of goods sold.

         In 1996, special charges of $88.4 million were recorded. These charges include $53.9 million in restructuring charges primarily for employee separation programs resulting in the reduction of approximately 1,600 employees and $22.5 million of one-time charges associated with start-up activities which are included in costs of goods sold and selling, general and administrative expenses. The unpaid restructuring charges for the employee separation programs as of June 30, 1996, were retained by 3M pursuant to the Distribution. In addition to the above charges, the Company also recognized a non-deductible write-off of $12.0 million for the in-process research and development related to the Luminous acquisition (see Note 3).

6. INCOME TAXES

         The components of income (loss) before tax and minority interest are as follows:


                                                         1996        1995      1994
                                                       --------   ---------   -------
                                                              (In millions)

United States ....................................     $ (16.9)   $ (136.1)   $  63.2
International ....................................         1.9       (30.7)      18.1
                                                       --------   ---------   -------
   Total .........................................     $ (15.0)   $ (166.8)   $  81.3

         The income tax provision (benefit) is as follows:

                                                         1996        1995      1994
                                                       --------   ---------   -------
                                                              (In millions)
Currently payable (refundable)
   Federal .......................................     $  (9.9)   $  (14.0)   $   8.3
   State .........................................        (0.4)       (4.3)       1.7
   International .................................         3.9        15.6        4.6
Deferred
   Federal .......................................         3.3       (34.9)       9.4
   State .........................................        (0.4)       (3.1)       0.8
   International .................................         9.4       (29.8)       4.5
                                                       --------   ---------   -------
     Total .......................................     $   5.9    $  (70.5)   $  29.3

         The componennts of net deferred tax assets and liabilities are as follows:
                                                                    1996        1995
                                                                  ---------   -------
                                                                      (In millions)
Receivables ......................................                $    7.8    $   4.0
Inventories ......................................                    15.4        5.9
Property, plant and equipment ....................                    (0.4)      44.5
Payroll ..........................................                     3.2       19.2
Other, net .......................................                    17.9        9.5
                                                                  ---------   -------
   Net deferred tax assets and liabilities.                       $   43.9    $  83.1


         Management believes the Company, or in certain cases 3M prior to the Distribution, will generate sufficient taxable income in future periods to fully recover the Company's deferred tax assets.

         The provision (benefit) for income taxes differs from the amount computed by applying the statutory U.S. income tax rate (35%) because of the following items:

                                                     1996      1995       1994
                                                   -------   -------    --------
                                                           (In millions)

Tax at statutory U.S. tax rate ...............     $ (5.3)   $ (58.4)   $  28.5
State income taxes, net of federal benefit ...       (1.2)      (5.4)       2.9
International taxes in excess of
   statutory U.S. tax rate ...................        7.1       (7.7)      (3.0)
Non-deductible expense related to acquisition         4.9     --         --
Other ........................................        0.4        1.0        0.9
                                                   -------   -------    --------
Income tax provision (benefit)  ..............     $  5.9    $ (70.5)   $  29.3

         As of December 31, 1996, approximately $151 million of earnings attributable to international subsidiaries (inclusive of earnings prior to the Distribution for certain international subsidiaries) were considered to be permanently invested. No provision has been made for taxes that might be payable if these earnings were remitted to the U. S. It is not practical to determine the amount of incremental tax that might arise if these earnings were to be remitted.

         Cash paid for income taxes in the period from July 1, 1996 to December 31, 1996 was not material. Prior to July 1, 1996, 3M paid all taxes and received all tax refunds on the Company's behalf.

7. DEBT

         The components of long-term debt as of December 31, 1996, are as follows:

                             (In millions)

Revolving credit facility      $  120.0
Other ....................          4.0
                               ---------
                                  124.0
Less current portion .....         (0.9)
                               ---------
   Total long-term debt ..     $  123.1
                               =========

         The Company maintains a $350 million revolving credit facility with a syndicate of banks which expires on June 30, 2001. The commitment fee for the credit facility is based on the Company interest coverage ratio, and as of December 31, 1996, was .15 of one percent on the total amount of the credit facility. Borrowings under the credit facility bear interest based on the London interbank offered rate (LIBOR) or the administrative agent bank's base rate, plus an applicable margin based on the Company interest coverage ratio. As of December 31, 1996, $120 million in borrowings under this credit facility were outstanding at interest rates ranging from 5.80% to 5.86%. The agreement contains financial covenants that include a maximum debt to capital ratio, a minimum interest coverage ratio, and a minimum tangible net worth. As of December 31, 1996, the Company was in compliance with these covenants.

         Long-term debt maturities are as follows:

                             1997     1998     1999     2000       2001
                             ----     ----     ----     ----       ----
                                           (In millions)

Long-term debt maturities. $  0.9   $  1.0   $  1.0   $  1.1   $  120.0

         Short-term debt as of December 31, 1996, consisted of $25.6 million of uncollateralized borrowings primarily held by international subsidiaries. These borrowings have original maturities of one year or less and have a weighted average interest rate of 2.9% as of December 31, 1996. As of December 31, 1996, the Company had an additional $53 million available under credit facilities held by various subsidiaries outside the U. S.

         The Company estimates that the fair value of short-term and long-term debt approximates the carrying amount of debt.

         The Company's interest expense for the period from July 1, 1996 through December 31, 1996 was $6.8 million and cash paid for interest was $6.2 million. Prior to the Distribution, the Company's financial statements include allocations of 3M's interest expense totaling $7.4 million for the period from January 1, 1996 to June 30, 1996, $18.8 million for 1995 and $16.3 million for 1994. Total 1996 interest expense was $14.2 million. Allocations prior to the Distribution were based on an assumed non-ESOP debt level of $250 million. The interest rates used were 6.4%, 7.5% and 6.5% in 1996, 1995 and 1994, respectively, which reflect 3M's weighted average effective interest rates on non-ESOP debt during these periods. The consolidated balance sheet of the Company prior to the Distribution does not include this debt as the total capitalization of the Company was reflected in Net Investment by 3M.

8. LEASES

         Rent expense under operating leases, which primarily relate to equipment and office space, amounted to $15.1 million, $9.0 million and $9.0 million in 1996, 1995 and 1994, respectively. The following table sets forth the minimum rental payments under operating leases with non-cancelable terms in excess of one year as of December 31, 1996:


                                                                               After
                           1997     1998       1999       2000       2001       2001      Total
                           ----     ----       ----       ----       ----       ----      -----
                                                 (in millions)

Minimum Lease Payments. $   9.5  $   6.5    $   3.5    $   2.1    $   0.9    $   0.2    $  22.7


9. SHAREHOLDERS' EQUITY

         The Company authorized stock consists of 100,000,000 shares of common stock, par value $0.01, and 25,000,000 shares of preferred stock, par value $0.01. Common shares issued as of December 31, 1996 were 42,879,880 shares. There were no preferred shares issued as of December 31, 1996.

         The Company maintains a stockholder rights plan under which the Company has issued one preferred share purchase right (Right) for each common share of the Company. Each Right will entitle its holder to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise price of $125, subject to adjustment. The Rights are exercisable only if a person or group acquires beneficial ownership of 15 percent or more of the Company's outstanding common stock. The Rights expire on July 1, 2006 and may be redeemed earlier by the Board of Directors for $0.01 per Right.

         The following table summarizes the changes in the components of shareholders' equity:


                                                  Additional      Unearned       Cumulative       Net          Total
                                     Common        Paid-In        Retained          ESOP      Translation   Investment Shareholders'
                                     Stock         Capital        Earnings         Shares      Adjustment      by 3M       Equity
                                    --------      --------        --------        ---------    ---------     --------     ---------
                                                                (In millions)
Balance at December 31,1993 .                                                                  $  (73.1)   $ 1,272.9     $ 1,199.8
   Net income ...............                                                                                   54.3          54.3
   Net amount received
     from 3M ................                                                                                   18.5          18.5
   Net change in  cumulative
     translation ............                                                                      27.4                       27.4
                                    --------      --------        --------        ---------    ---------     --------     ---------

Balance at December 31, 1994            --            --              --              --          (45.7)     1,345.7       1,300.0
   Net loss .................                                                                                  (85.0)        (85.0)
   Net amount paid to 3M ....                                                                                  (72.9)        (72.9)
   Net change in cumulative
      translation ...........                                                                       6.6                        6.6
                                    --------      --------        --------        ---------    ---------     --------     ---------

Balance at December 31, 1995            --            --              --              --          (39.1)     1,187.8       1,148.7
   Net equity transactions
     with 3M ................                                                                                 (164.0)       (164.0)
   Issuance of common
     stock to 3M shareholders
     (41,930,187 shares) ....       $    0.4      $  991.7                                                    (992.1)           --
   Loan to ESOP .............                                                     $  (50.0)                                  (50.0)
   Amortization of
     unearned ESOP shares ...           --             0.4                             3.4                                     3.8
   Issuance of common
     stock (922,845 shares)
     in connection
     with acquisition .......           --            14.6                                                                    14.6
   Value of stock options
     issued in connection
     with acquisition .......           --             4.8                                                                     4.8
   Exercise of stock
     options (26,848 shares)            --            --                                                                        --
   Net income (loss) ........                                     $   11.2                                     (31.7)        (20.5)
   Net change in cumulative
     translation ............                                                                      (7.1)                      (7.1)
                                    --------      --------        --------        ---------    ---------     --------     ---------
Balance at December 31, 1996        $    0.4      $1,011.5        $   11.2        $  (46.6)    $  (46.2)        --        $  930.3
                                    ========      ========        ========        =========    =========     ========     =========


10. SEGMENT INFORMATION

         The Company operates in one industry segment, the imaging and information industry, supplying products and services to meet the information processing needs for a variety of customer applications. Geographic information in the table below is presented on the same basis utilized by the Company to manage its business. Export sales and certain income and expense items are reported in the geographic area where the final sale to customers is made, rather than where the transaction originates.


                                                                                          Other
                                                              United                   International  Eliminations  Total
                                              Year            States      Europe(1)      Areas(2)      And Other   Company
                                              ----            ------      ---------      --------      ---------   -------
                                                                              (In millions)
Net revenues to customers...............      1996          $ 1,159.5     $  816.2      $ 302.5                $  2,278.2
                                              1995            1,128.8        808.4        308.4                   2,245.6
                                              1994            1,199.9        764.1        316.5                   2,280.5

Transfers between geographic areas.....       1996          $   351.1     $   92.5      $   6.8  $    (450.4)
                                              1995              290.9         76.2          4.0       (371.1)
                                              1994              341.2         89.4          0.1       (430.7)

Operating income (loss)................       1996(3)       $   (95.3)    $   78.8      $  11.9                $     (4.6)
                                              1995(4)          (169.0)        55.8        (35.7)                   (148.9)
                                              1994                1.5         72.9         21.4                      95.8

Identifiable assets....................       1996           $  777.1     $  618.1      $ 166.1           --   $  1,561.3
                                              1995              816.4        575.7        149.7     $   (0.3)     1,541.5
                                              1994              894.9        582.9        194.7         (0.8)     1,671.7


(1) Includes operations in the Middle East and Africa since such regions are managed together with Europe. These operations are not material to the overall financial results of the Company.
(2)      Includes Latin America, Asia and Canada.
(3) Includes restructuring and one-time charges of $77.1 million in the United States, $9.8 million in Europe and $1.5 million in Other International Areas.
(4) Includes restructuring and one-time charges of $99.8 million in the United States, $20.4 million in Europe and $46.1 million in Other International Areas.

11. RETIREMENT PLANS

         The Company has various non-contributory defined benefit employee pension plans covering substantially all U.S. employees and certain employees outside the U.S. For the U.S. plan, employees are eligible to participate at date of hire and are fully vested after five years of service, including pension service time while employed by 3M. Benefits are based primarily on employees' annual salary and annual interest credits. For plans outside the U.S., benefits are based principally on years of service and compensation near retirement. The Company's funding policy is to deposit with a Trustee amounts at least equal to those required by law. Pension investments consist primarily of common stocks and fixed-income securities. The Company has not made any contributions to the U.S. plan as of December 31, 1996, as such funding is not required until 1997.

         Prior to the Distribution, employees of the Company participated in various 3M-sponsored retirement plans. For U.S. employees, 3M has retained responsibility for the benefits earned under the plan. For plans outside the U.S., the Company generally has assumed the assets and related liabilities. For periods prior to the Distribution, pension expense was allocated to the Company as part of 3M. Allocated pension expense was $12 million in the period January 1, 1996 to June 30, 1996, $24 million in 1995 and $25 million in 1994. Total pension expense in 1996 was $21.3 million.

         The following table details net pension cost for period July 1, 1996 to December 31, 1996:

                                                    United States  International
                                                         Plan         Plans
                                                        ------       -------
                                                           (In millions)

Service cost .........................................  $  7.5       $  1.5
Interest cost ........................................      --          2.0
Return on plan assets - actual .......................      --         (2.0)
Net amortization and deferral ........................      --          0.3
                                                        ------       -------
Net pension cost .....................................  $  7.5       $  1.8

         The following table details the funded status of the pension plans as of December 31, 1996:

                                                    United States  International
                                                         Plan         Plans
                                                        ------       -------
Actuarial present value of:
   Vested benefit obligation .........................  $  6.9       $ 36.2
   Non-vested benefit obligation .....................     0.6          5.6
                                                        ------       -------
   Accumulated benefit obligation ....................  $  7.5       $ 41.8

Projected benefit obligation .........................  $  7.5       $ 60.3

Plan assets at fair value ............................      --       $ 52.5

Plan assets less than the projected benefit obligation  $ (7.5)      $ (7.8)
Unrecognized net transition obligation ...............      --          0.9
Other unrecognized items .............................      --          5.6
                                                        ------       -------
Accrued pension cost .................................  $ (7.5)      $ (1.3)

The assumptions at year end are as follows:

                                                    United States  International
                                                         Plan         Plans
                                                        ------       -------

Discount rate ........................................    8.00 %        8.00 %
 Compensation rate increase ..........................    4.75 %        6.20 %
 Long-term rate of return on assets ..................    9.00 %        8.30 %

         Net pension cost was determined using assumptions as of July 1, 1996 (Distribution Date), which were the same as the December 31, 1996 assumptions used to determine the funded status.

         In addition to the above, the Company's Italian subsidiary sponsors an employee severance indemnity as required by law. The accrued liability for this severance indemnity is included in other liabilities and was $49.3 million and $59.2 million as of December 31, 1996 and 1995, respectively. The Company measures the vested benefit obligation as the amount that would be payable if the employees under the plan would separate currently. Expense for this plan was $5.0 million, $7.8 million and $6.3 million in 1996, 1995 and 1994, respectively.

12. EMPLOYEE SAVINGS AND STOCK OWNERSHIP PLANS

         The Company sponsors a 401(k) retirement savings plan under which eligible U.S. employees may choose to save up to 15% of eligible compensation on a pre-tax basis, subject to certain IRS limitations. The Company matches employee contributions 100% on the first three percent of eligible compensation and 25% on the next three percent of eligible compensation. The Company also sponsors a variable compensation program, in which the Company will contribute up to three percent of eligible employee compensation to employees' 401(k) retirement accounts, depending upon Company performance.

         The Company established an Employee Stock Ownership Plan (ESOP) during 1996 as a cost-effective way of funding the employee retirement savings benefits noted above. The ESOP borrowed $50.0 million from the Company and used the proceeds to purchase approximately 2.2 million shares of the Company's common stock, with the ESOP shares pledged as collateral for the debt. The Company makes monthly contributions to the ESOP equal to the debt service plus an applicable amount so that the total contribution releases a number of shares equal to that required to satisfy the Company's matching requirements. As the debt is repaid, shares are released from collateral and allocated to employee accounts. The shares pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheets. The Company reports compensation expense equal to the current market price of the shares released, and released shares are considered outstanding for the computation of earnings per share. Compensation expense related to the ESOP was $3.8 million in the period from July 1, 1996 to December 31, 1996.

         The ESOP shares as of December 31, 1996 are as follows:

Released and allocated shares ..........................         146,149
Unreleased shares ......................................       2,029,738
                                                             -----------
   Total ESOP shares ...................................       2,175,887
                                                             -----------
Fair value of unreleased shares as of December 31, 1996      $57,086,000
                                                             ===========

         Prior to the July 1, 1996, U.S. employees of the Company participated in a 3M-sponsored employee savings plan under Section 401(k) of the Internal Revenue Code. 3M matched employee contributions of up to six percent of compensation at rates ranging from 35 to 85 percent depending upon financial performance. The Company's allocation of the expense related to the 3M employee savings plan was $2.3 million in the period from January 1, 1996 to June 30, 1996, $4.5 million in 1995 and $4.6 million in 1994. Total expense for 1996 was $6.1 million.

13. EMPLOYEE STOCK PLANS

         The Company currently has stock options outstanding under the Imation 1996 Employee Stock Incentive Program (the "Employee Plan"), the Imation 1996 Directors Stock Compensation Program (the "Directors Plan") and the Imation Stock Option Plan for Employees of Luminous Technology Corporation (the "Luminous Plan").

         The Employee Plan was approved and adopted by 3M on June 18, 1996, as the sole stockholder of the Company, and became effective on July 1, 1996, the Distribution Date. The total number of shares of common stock that may be issued or awarded under the Employee Plan may not exceed 6,000,000. All shares subject to awards under the Employee Plan that are forfeited or terminated will be available again for issuance pursuant to awards under the Employee Plan. Generally, grant prices are equal to the fair market value of the Company's common stock at date of grant. The options normally have a term of ten years and become exercisable from one to five years after grant date. At December 31, 1996, there were 3,677,532 shares available for grant under the Employee Plan.

         The Directors Plan was also approved and adopted by 3M prior to the Distribution Date, as the sole shareholder of the Company, and became effective on July 1, 1996. The total number of shares of common stock that may be issued or awarded under the Directors Plan may not exceed 800,000. The outstanding options are non-qualified options with a term of ten years and generally become exercisable one year after grant. Grant prices are equal to the fair market value of the Company's common stock at date of grant. As of December 31, 1996, there were 740,000 shares available for grant under the Directors Plan.

         The Luminous Plan was approved and adopted by the shareholders of Luminous Corporation (Luminous) prior to the acquisition of Luminous by the Company (see Note 3). In connection with the acquisition, the Company assumed certain outstanding stock options held by Luminous employees and agreed to convert such options into 317,062 options to purchase the Company's common stock. The outstanding options were amended to accelerate the dates on which the options become exercisable. No additional grants may be made pursuant to the Luminous Plan.

         The following table summarizes stock option activity for 1996:

                                                 Weighted Average
                               Stock Options      Exercise Price
                               -------------      --------------

Granted .................        2,699,530        $   21.14
Exercised ...............           26,848             2.16
Forfeited ...............           24,525            22.54
                                 ---------
Outstanding, End of Year         2,648,157        $   21.31
Exercisable, End of Year           131,857        $   10.58

         The following table summarizes information about stock options outstanding as of December 31, 1996:


                                             Weighted
                                              Average            Options                           Options
                                             Remaining        Outstanding-                       Exercisable-
     Range of                 Options       Contractual     Weighted Average        Options    Weighted Average
  Exercise Prices           Outstanding        Life         Exercise Price        Exercisable  Exercise Price
  ---------------           -----------        ----         --------------        -----------  --------------
             $0.31             171,754        9 years       $       0.31            74,219     $    0.31
 $22.38  to $26.80           2,476,403        9 years              22.76            57,638         23.81
 $0.31   to $26.80           2,648,157                                             131,857


         The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standard No. 123 (SFAS 123), "Accounting for Stock-Based Compensation". Accordingly, no compensation expense has been recognized for the stock option plans. If the fair value of options granted had been recognized as compensation expense on a straight-line basis over the vesting periods in accordance with the provisions of SFAS 123, pro forma pretax loss would have been $9.4 million higher ($5.1 million after tax or $0.12 per share) in 1996 and $3.4 million higher ($1.9 million after tax or $0.05 per share) in 1995. The pro forma effects on net income (loss) for 1996 and 1995 are not representative of the pro forma effects on net income (loss) in future years due to differences between the Company's and 3M's option plans, including vesting periods, and the exclusion of compensation expense related to the vesting of grants made prior to 1995.

         The weighted average fair value at date of grant for options granted in 1996 was as follows:

         Exercise price equals market price on grant date:            $     8.96
         Exercise price less than market price on grant date:         $    21.97

         As part of 3M, certain employees of the Company were granted stock options prior to the Distribution to purchase 3M stock. Options granted to the Company's employees under 3M's General Employees' Stock Purchase Plan (GESPP) were 72,522 from January 1, 1996 to June 30, 1996 and 144,366 in 1995. The
weighted average fair value per option granted under the GESPP was $10.37 in 1996 and $8.60 in 1995. Options granted to the Company's employees under 3M's Management Stock Option Plan (MSOP) were 271,200 in 1995 with a weighted average fair value of $12.48 per option. No options were issued to the Company's employees under the MSOP in 1996. Pursuant to the Distribution, options granted to the Company's employees while part of 3M have not been converted into options to purchase shares of the Company's stock.

         The fair values at date of grant were estimated using the Black-Scholes option pricing model with the following weighted average assumptions (1995 grants reflect 3M assumptions):

                                  1996          1995
                                  -----         -----

Volatility ............           40.0%         14.4%
Risk free interest rate           6.38%         5.90%
Expected life (months)              49            66
Dividend growth .......           Zero           5.2%

14. SUPPLEMENTAL NON-CASH ITEMS

         Pursuant to the Distribution on July 1, 1996, certain assets and liabilities with a net value of $8.1 million were retained by 3M, primarily comprised of certain deferred tax assets of $26.9 million and severance obligations of $23.9 million. Pursuant to the acquisition of Luminous (see Note
3), the Company issued $14.6 million of common stock and $4.8 million of stock options.

15. COMMITMENTS AND CONTINGENCIES

         In connection with the Distribution, the Company assumed substantially all liabilities for legal proceedings relating to the Company's businesses as conducted prior to the Distribution.

         In addition, in the normal course of business, the Company is subject to proceedings, lawsuits and other claims, including proceedings under laws and regulations related to environmental and other matters. All such matters are subject to many uncertainties and outcomes that are not predictable with assurance. Consequently, the Company is unable to ascertain the ultimate aggregate amount of monetary liability or financial impact with respect to these matters at December 31, 1996. While these matters could materially affect operating results of any one quarter when resolved in future periods, it is management's opinion that after final disposition, any monetary liability or financial impact to the Company beyond that provided in the consolidated balance sheet as of December 31, 1996 would not be material to the Company financial position, or annual results of operations or cash flows.

16. QUARTERLY DATA (UNAUDITED)


                                  First          Second          Third           Fourth           Total
                                ---------      ----------      ---------       ---------       ----------
                                                   (In millions, except per share data)
1996
Net revenues ...........        $   576.1      $   561.2       $   559.3       $   581.6       $   2,278.2
Gross profit ...........            202.3          192.7           196.6           203.8             795.4
Operating income (loss)              13.3          (55.6)           24.5            13.2              (4.6)
Net income (loss)  .....              6.1          (37.8)           11.8            (0.6)            (20.5)
Earnings (loss) per
   common share ........             0.14          (0.90)           0.29           (0.02)            (0.49)

1995
Net revenues ...........        $   576.7      $   565.0       $   546.2       $   557.7       $   2,245.6
Gross profit ...........            212.5          194.6           181.7           135.9             724.7
Operating income .......             18.2           (1.9)           (1.3)         (163.9)           (148.9)
Net income (loss)  .....              7.5           (3.2)           (1.8)          (87.5)            (85.0)
Earnings (loss) per
   common share ........              0.18         (0.08)          (0.04)          (2.08)            (2.02)


                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholders of Imation Corp.:

         We have reviewed the accompanying condensed consolidated balance sheet of Imation Corp. (the Company) and subsidiaries as of March 31, 1997, and the related consolidated statements of operations and condensed consolidated statements of cash flows for the three-month periods ended March 31, 1997 and 1996. These consolidated financial statements are the responsibility of the Company's management.

         We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

         Based on our reviews, we are not aware of any material modifications that should be made to the consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

         We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet as of December 31, 1996, and the related consolidated statements of operations and cash flows for the year then ended; and in our report dated February 14, 1997, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 1996, is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.


                                              /s/ COOPERS & LYBRAND L.L.P.


COOPERS & LYBRAND L.L.P.

Minneapolis, Minnesota
April 30, 1997

                                  IMATION CORP.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In millions, except per share amounts)
                                   (Unaudited)

                                               Three months ended March 31,
                                                ------------------------
                                                   1997            1996
                                                ---------      ---------
Net revenues ...........................        $   547.7      $   576.1
Cost of goods sold .....................            348.7          373.8
                                                ---------      ---------
  Gross profit .........................            199.0          202.3

Operating expenses:
  Selling, general and administrative ..            133.0          130.7
  Research and development .............             37.8           47.9
  Restructuring charges ................               --           10.4
                                                ---------      ---------
     Total .............................            170.8          189.0

Operating income .......................             28.2           13.3

Other income and expense:
  Interest expense .....................              2.4            3.7
  Other, net ...........................              4.0           (0.5)
                                                ---------      ---------
     Total .............................              6.4            3.2

Income before tax and minority interest              21.8           10.1

Income tax provision ...................              9.8            4.1

Minority interest ......................               --           (0.1)
                                                ---------      ---------

Net income. ............................        $    12.0      $     6.1
                                                =========      =========

Earnings per share  ....................        $    0.30      $    0.14
                                                =========      =========

Weighted average shares outstanding ....             40.7           41.9
                                                =========      =========

         THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.


                                  IMATION CORP.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                       (In millions, except share amounts)


                                                             March 31,          December 31,
                                                               1997                 1996
                                                       ---------------     ----------------
                                                          (Unaudited)

ASSETS:
Current Assets
  Cash and equivalents ........................        $          55.2      $          61.7
  Accounts receivable - net ...................                  465.9                467.6
  Inventories .................................                  407.5                392.8
  Other current assets ........................                   85.1                 94.5
                                                       ---------------     ----------------
     Total current assets .....................                1,013.7              1,016.6

Property, Plant and Equipment - net ...........                  461.5                480.1
Other Assets ..................................                   73.8                 64.6
                                                       ---------------     ----------------
     Total Assets .............................        $       1,549.0      $       1,561.3
                                                       ===============     ================
LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities
  Accounts payable ............................        $         179.8      $         182.1
  Accrued payroll .............................                   40.4                 41.9
  Income taxes payable ........................                    6.5                  7.6
  Short-term debt .............................                   24.3                 26.5
  Other current liabilities ...................                  140.4                151.2
                                                       ---------------     ----------------
     Total current liabilities ................                  391.4                409.3

Other Liabilities .............................                   96.4                 98.6
Long-Term Debt ................................                  148.8                123.1
Commitments and Contingencies

Shareholders' Equity - net ....................                  912.4                930.3
  Shares issued:
     March 31, 1997: 42,898,045
     December 31, 1996: 42,879,880
                                                       ---------------     ----------------
     Total Liabilities and Shareholders' Equity        $       1,549.0      $       1,561.3
                                                       ===============     ================


         THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.


                                  IMATION CORP.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (In millions)
                                   (Unaudited)


                                                          Three months ended March 31,
                                                            -----------------------
                                                               1997          1996
                                                            --------        -------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income .........................................        $   12.0       $   6.1
Adjustments to reconcile net income to net
  cash provided by operating activities:
  Depreciation .....................................            38.1          48.5
  Deferred income taxes ............................             3.7           6.1
  Restructuring and other one-time charges .........          --              10.4
  Working capital changes ..........................           (38.0)          7.8
  Other ............................................             3.4          (9.2)
                                                            --------        -------
Net cash provided by operating activities ..........            19.2          69.7

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures .............................           (28.0)        (40.7)
  Capitalized software .............................           (11.2)       --
  Other ............................................            (1.0)          0.6
                                                            --------        -------
Net cash used in investing activities ..............           (40.2)        (40.1)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in short-term debt ....................            (0.9)       --
  Borrowings of long-term debt .....................           246.6        --
  Repayment of long-term debt ......................          (220.6)       --
  Purchases of treasury shares .....................           (12.8)       --
  Decrease in unearned ESOP shares .................             2.8        --
  Employee stock plans and other ...................             0.1        --
  Net cash paid to 3M ..............................          --             (27.0)
                                                            --------        -------
Net cash provided by (used in) financing activities             15.2         (27.0)

Effect of exchange rate changes on cash ............            (0.7)         (2.6)

Net change in cash and equivalents .................            (6.5)       --
Cash and equivalents - beginning of period .........            61.7        --
                                                            --------        -------
Cash and equivalents - end of period ...............        $   55.2     $  --
                                                            ========        =======


         THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.


                                  IMATION CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

1. FINANCIAL STATEMENTS

         Imation Corp. (the "Company") became an independent, publicly held company as of July 1, 1996 (the "Distribution Date"), when Minnesota Mining and Manufacturing ("3M") spun off its data storage and imaging businesses as an independent, publicly held company (the "Distribution"). One share of the Company's common stock was issued for every ten shares of 3M stock outstanding to stockholders of record on June 18, 1996. 3M and the Company have entered into a number of agreements to facilitate the transition of the Company to an independent business enterprise. Descriptions of the various agreements are set forth under the caption "Relationship Between 3M and the Company" contained in the Company's 1996 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

         The consolidated financial statements for periods prior to July 1, 1996 reflect the assets, liabilities, revenues, and expenses that were directly related to the Company as it was operated within 3M. The Company's consolidated statements of operations for periods prior to July 1, 1996 include all of the related costs of doing business including an allocation of certain general corporate expenses of 3M which were not directly related to these businesses, including costs for corporate logistics, corporate research and development, information technologies, finance, legal and corporate executives.

         Management believes these allocations were made on a reasonable basis. All material inter-company transactions and balances between the Company's businesses have been eliminated. The financial information included herein for periods prior to July 1, 1996 may not necessarily be indicative of the results of operations or cash flows of the Company if it had been a separate, independent company during the periods prior to July 1, 1996.

         The interim consolidated financial statements are unaudited but, in the opinion of management, reflect all adjustments necessary for a fair presentation of financial position, results of operations and cash flows for the periods presented. These adjustments, except for the restructuring charges recorded in 1996, consist of normal, recurring items. The results of operations for any interim period are not necessarily indicative of results for the full year. The consolidated financial statements and notes are presented as permitted by the requirements of the Securities and Exchange Commission relating to quarterly financial statements and do not contain certain information included in the Company's annual consolidated financial statements and notes. These consolidated financial statements and notes should be read in conjunction with the Company's consolidated financial statements and notes included elsewhere in this Proxy Statement/Prospectus.

2. SUPPLEMENTAL BALANCE SHEET INFORMATION

                                                   March 31,      December 31,
                                                     1997            1996
                                                ----------       ----------
                                                        (In millions)
                                                (unaudited)
Inventories
  Finished goods .......................        $    270.2       $    248.1
  Work in process ......................              57.4             57.3
  Raw materials and supplies ...........              79.9             87.4
                                                ----------       ----------
     Total inventories .................        $    407.5       $    392.8
                                                ==========       ==========

Property, Plant and Equipment
  Property, plant and equipment ........        $  1,700.8       $  1,709.9
  Less accumulated depreciation ........          (1,239.3)        (1,229.8)
                                                ----------       ----------
     Property, plant and equipment - net        $    461.5       $    480.1
                                                ==========       ==========

Shareholders' Equity
  Common stock .........................        $      0.4       $      0.4
  Additional paid-in capital ...........           1,012.1          1,011.5
  Retained earnings ....................              23.2             11.2
  Unearned ESOP shares .................             (43.8)           (46.6)
  Cumulative translation adjustment ....             (66.7)           (46.2)
  Treasury stock, at cost
     March 31, 1997:  514,141 shares ...             (12.8)          --
                                                ----------       ----------
     Total shareholders' equity ........        $    912.4       $    930.3
                                                ==========       ==========

3. COMMITMENTS AND CONTINGENCIES

         The Company, in the ordinary course of its business, is the subject of various pending or threatened legal actions. All such matters are subject to many uncertainties and outcomes that are not predictable with assurance. Consequently, the Company is unable to ascertain the ultimate aggregate amount of monetary liability or financial impact with respect to these matters. While these matters could materially affect operating results of any one quarter when resolved in future periods, it is management's opinion that after final disposition, any monetary liability or financial impact to the Company beyond that provided in the condensed consolidated balance sheet would not be material to the Company's financial position or annual results of operations or cash flows.

4. MASTER LEASE AND SECURITY AGREEMENT

         In March 1997, the Company entered into a Master Lease and Security Agreement in connection with the construction of a new research and development facility at the Company's headquarters site. Construction is expected to be completed in June 1998, at which time the lease payments will commence. The Company has the option to purchase the facility at the end of the lease term, March 2002. In the event the Company chooses not to exercise this purchase option, the Company is obligated to arrange for the sale of the facility and has guaranteed the lessor a sale price of $58.5 million.

5. INTEREST RATE SWAP AGREEMENT

         Effective March 25, 1997, the Company entered into an interest rate swap agreement with a financial institution. The notional amount of the interest rate swap agreement is $100 million with the Company paying fixed rate and receiving variable rate. The agreement expires March 31, 2000. Net payments or receipts under the agreement are recorded as adjustments to interest expense. As of March 31, 1997, the effective interest rate on the $146.0 million in debt outstanding under the Company's revolving credit facility was 6.42%, including the effect of the interest rate swap agreement.

6. EARNINGS PER SHARE

         The number of weighted average shares outstanding used in the computation of earnings per share (EPS) for the first quarter of 1996 is equal to one-tenth the weighted average number of 3M shares outstanding based on the distribution ratio of one share of Imation Corp. for every ten shares of 3M pursuant to the spin-off on July 1, 1996.

         In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share". This statement establishes standards for computing and presenting basic and diluted earnings per share for financial statements issued for periods ending after December 15, 1997. The adoption of this statement is not expected to have a material effect on the Company's reported EPS.

                                      *****

         Coopers & Lybrand L.L.P., the Company's independent accountants, have performed a review of the unaudited interim consolidated financial statements included herein and their report thereon accompanies this filing.


                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
Cemax-Icon, Inc.

         We have audited the accompanying balance sheets of Cemax-Icon, Inc. as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity (net capital deficiency) and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cemax-Icon, Inc. at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.


                                           /s/ ERNST & YOUNG LLP


ERNST & YOUNG LLP

Palo Alto, California
March 12, 1997

                                CEMAX-ICON, INC.
                            STATEMENTS OF OPERATIONS
                                 (In thousands)


                                                                  Year Ended December 31,
                                                        ------------------------------------------
                                                           1996            1995             1994
                                                        --------         --------         --------
Revenues:
   Product revenues, including sales to Imation         $ 21,841         $ 15,059         $ 15,017
   Service revenues ............................           3,307            1,971            1,440
                                                        --------         --------         --------
Total revenues .................................          25,148           17,030           16,457

Costs of revenues:
   Cost of product revenues ....................          10,054            7,793            7,165
   Cost of service revenues ....................           4,366            2,719            1,638
                                                        --------         --------         --------
Total cost of revenues .........................          14,420           10,512            8,803
                                                        --------         --------         --------

Gross profit ...................................          10,728            6,518            7,654

Operating expenses:
   Research and development ....................           6,481            6,501            4,134
   Sales, general and administrative ...........           7,178            6,235            6,010
   Merger related expense ......................            --                624             --
                                                        --------         --------         --------
Total operating expenses .......................          13,659           13,360           10,144
                                                        --------         --------         --------

Loss from operations ...........................          (2,931)          (6,842)          (2,490)

Interest and other income (expense), net .......            (125)              27              (88)
                                                        --------         --------         --------

Net loss .......................................        $ (3,056)        $ (6,815)        $ (2,578)
                                                        ========         ========         ========

Net loss per share .............................        $  (0.59)        $  (1.75)        $  (1.10)
                                                        ========         ========         ========

Shares used in calculating net loss per share ..           5,181            3,895            2,347
                                                        ========         ========         ========


                             SEE ACCOMPANYING NOTES.




                                                 CEMAX-ICON, INC.
                                                  BALANCE SHEETS
                                         (In thousands, except share data)


                                                                                   As of December 31,
                                                                                ----------------------
                                                                                  1996           1995
                                                                                --------      --------
ASSETS:
Current assets
   Cash and cash equivalents ..............................................     $  6,302      $  1,775
   Accounts receivable, less allowance for doubtful accounts
     of $1,230 in 1996 and $773 in 1995 ...................................        5,540         3,510
   Note receivable-related party ..........................................         --             300
   Inventories ............................................................        2,945         2,005
   Other current assets ...................................................          156           177
                                                                                --------      --------
Total current assets ......................................................       14,943         7,767
Property and equipment, net ...............................................        1,765         1,512
                                                                                --------      --------
                                                                                $ 16,708      $  9,279
                                                                                ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY):
Current liabilities
   Accounts payable .......................................................     $  3,699      $  2,479
   Accrued compensation ...................................................        1,113           796
   Other accrued liabilities ..............................................        1,799           699
   Sales tax accrual ......................................................          567           600
   Deferred revenue .......................................................        4,019         3,520
   Equipment financing, current portion ...................................          292           211
                                                                                --------      --------
Total current liabilities .................................................       11,489         8,305

Accrued rent ..............................................................           44            53
Equipment financing, less current portion .................................          575           551
Convertible note payable ..................................................        5,000          --

Commitments

Stockholders' equity (net capital deficiency):
   Convertible preferred stock, $0.001 par value:
     30,000,000 shares authorized, issuable in series:
     2,521,733 and 1,985,878 shares designated series A,
     issued and outstanding as of December 31, 1996
     and 1995, respectively, aggregate liquidation
     preference of $10,087 at December 31, 1996 ...........................            3             2
   Common stock, $0.001 par value:
     50,000,000 shares authorized:  5,362,595 and 4,877,325
     shares issued and outstanding at December 31, 1996
     and 1995, respectively ...............................................            5             5
   Additional paid-in capital .............................................       34,599        31,944
   Notes receivable from stockholders .....................................         (370)         --
   Accumulated deficit ....................................................      (34,637)      (31,581)
                                                                                --------      --------
Total stockholders' equity (net capital deficiency)  ......................         (400)          370
                                                                                --------      --------
                                                                                $ 16,708      $  9,279
                                                                                ========      ========


                             SEE ACCOMPANYING NOTES.


                                CEMAX-ICON, INC.
           STATEMENTS OF STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)
                     FOR THE YEARS ENDED DECEMBER 31, 1996,
                 1995 AND 1994 (In thousands, except share data)

                                                                                                                             Total
                                                                                                    Notes                   Stock-
                                                                                                 Receivables               holders'
                                                                                        Additional  From                 Equity (Net
                                               Preferred Stock        Common Stock       Paid-In    Stock-   Accumulated   Capital
                                            Shares       Amount   Shares      Amount     Capital   holders    Deficit   (Deficiency)
                                          ----------     -----   ---------    ------    --------     ------  ---------    --------
Balances at December 31, 1993 ..........  10,341,460     $  10   2,221,719    $    2    $ 23,274     $--     $(22,188)    $ 1,098
  Issuance of Series D preferred stock
   in June 1994 for cancellation of
   subordinated convertible notes
   with principal of $1,464 and
   accrued interest of $36, net of
   issuance costs ($9) .................     500,048         1        --        --         1,490      --         --         1,491
  Issuance of common stock for cash
   and conversion of notes payable .....        --        --        20,053      --           150      --         --           150
  Issuance of common stock upon
   the exercise of stock options .......        --        --       286,142         1          73      --         --            74
  Net loss .............................        --        --          --        --          --        --       (2,578)     (2,578)
                                          ----------     -----   ---------    ------    --------     ------  ---------    --------
Balances at December 31, 1994 ..........  10,841,508     $  11   2,527,914    $    3    $ 24,987     $--     $(24,766)    $   235
  Conversion of Series A, B,
   C and D preferred stock in
   June 1995 to common stock ........... (10,841,508)      (11)  2,305,907         2           9      --         --          --
  Issuance of Series A preferred
   stock in June of 1995 for cash
   investment and conversion of
   bridge note, net of issuance
   costs ($13) .........................   1,985,878         2        --        --         6,930      --         --         6,932
  Issuance of common stock upon the
   exercise of stock options ...........        --        --        43,504      --            18      --         --            18
  Net loss .............................        --        --          --        --          --        --       (6,815)     (6,815)
                                          ----------     -----   ---------    ------    --------     ------  ---------    --------

Balances at December 31, 1995 ..........   1,985,878     $   2   4,877,325    $    5    $ 31,944     $--     $(31,581)    $   370
  Issuance of Series A preferred
   stock upon exercise of warrant
   by Imation, net of issuance costs.        535,855         1        --        --         2,113      --         --         2,114
  Issuance of common stock upon the
   exercise of stock options and
   warrants ............................        --        --       485,270      --           542      (370)      --           172
  Net loss .............................        --        --          --        --          --        --       (3,056)     (3,056)
                                          ----------     -----   ---------    ------    --------     ------  ---------    --------
Balances at December 31, 1996 ..........   2,521,733     $   3   5,362,595    $    5    $ 34,599     $(370)  $(34,637)    $  (400)
                                          ==========     =====   =========    ======    ========     ======  =========    ========


                             SEE ACCOMPANYING NOTES.

                                CEMAX-ICON, INC.
                            STATEMENTS OF CASH FLOWS
                                 (In thousands)


                                                                           Year Ended December 31,
                                                                    ---------------------------------
                                                                      1996         1995         1994
                                                                    -------      -------      -------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss ......................................................     $(3,056)     $(6,815)     $(2,578)
Adjustments to reconcile net loss to net cash (used in)
   provided by operating activities:
     Depreciation and amortization ............................         827          662          761
     Loss on disposal and retirement of property and equipment         --            342         --
     Changes in assets and liabilities:
       Accounts receivable ....................................      (2,030)      (1,784)        (429)
       Note receivable-related party ..........................         300         (300)        --
       Inventories ............................................        (940)        (550)        (424)
       Other current assets ...................................          21           18          (79)
       Accounts payable .......................................       1,220          597          960
       Accrued compensation ...................................         317          329          215
       Other accrued liabilities ..............................       1,058          127        1,086
       Deferred revenue .......................................         499        1,519        1,277
                                                                    -------      -------      -------
Net cash (used in) provided by operating activities ...........      (1,784)      (5,855)         789
                                                                    -------      -------      -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment .........................      (1,084)      (1,376)        (913)
Proceeds from sale of property and equipment ..................           4         --           --
                                                                    -------      -------      -------
Net cash used in investing activities .........................      (1,080)      (1,376)        (913)
                                                                    -------      -------      -------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from equipment financing .............................         341          575          250
Repayment of equipment financing ..............................        (236)        (708)        (206)
Net proceeds from revolving line of credit ....................        --           (314)         232
Proceeds from note payable ....................................       5,000         --            300
Proceeds from issuance of preferred stock .....................       2,114        6,932         --
Proceeds from issuance of common stock .......................          172           18           74
                                                                    -------      -------      -------
Net cash provided by financing activities .....................       7,391        6,503          650
                                                                    -------      -------      -------

Net increase (decrease) in cash and cash equivalents ..........       4,527         (728)         526
Cash and cash equivalents at beginning of year ................       1,775        2,503        1,977
                                                                    -------      -------      -------
Cash and cash equivalents at end of year ......................     $ 6,302      $ 1,775      $ 2,503
                                                                    =======      =======      =======


                             SEE ACCOMPANYING NOTES.


                                CEMAX-ICON, INC.
                            STATEMENTS OF CASH FLOWS
                                 (In thousands)


                                                                 Year Ended December 31,
                                                              ---------------------------
                                                               1996       1995       1994
                                                              ------     ------     ------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid ...........................................     $  218     $  114     $   46
                                                              ======     ======     ======
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
   AND FINANCING ACTIVITIES:
Issuance of common stock in exchange
   for notes receivable .................................     $  370     $ --       $ --
                                                              ======     ======     ======
Conversion of Series A, B, C and D preferred stock
   into common stock ....................................     $ --       $7,749     $ --
                                                              ======     ======     ======

Property and equipment acquired under capital leases.         $ --       $ --       $   16
                                                              ======     ======     ======
Conversion of subordination convertible notes
   and accrued interest into Series D preferred
   stock, net of issuance costs .........................     $ --       $ --       $1,491
                                                              ======     ======     ======
Issuance of common stock for conversion of
   note payable .........................................     $ --       $ --       $  150
                                                              ======     ======     ======


                             SEE ACCOMPANYING NOTES.



                                CEMAX-ICON, INC.
                          NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND DESCRIPTION OF BUSINESS

         Cemax-Icon, Inc. (the "Company"), formerly Cemax, Inc. and ICON Medical Systems, Inc., designs, manufactures and markets picture archiving and communication systems ("PACS") and teleradiology systems which are used primarily by medical imaging providers and users. The Company's software products provide image management solutions using advanced technology to assist radiology departments reduce operating expenses and improve efficiency. The Company markets its medical imaging software to both Other Equipment Manufacturers ("OEMs") and end users.

         In March 1997, the Company signed a letter of intent to merge with Imation Corporation, a related party and a customer. Under the proposed terms of the agreement, holders of Cemax-Icon common stock outstanding at the time of merger will be entitled to receive cash consideration in the amount not to exceed $13.75 per share payable in cash or shares of Imation common stock payable over two years from the date of merger. The portion of the purchase price payable after the one and two year anniversary dates of the agreement is subject to reduction if certain levels of revenue as defined, are not met. Additionally, holders of options and warrants to purchase Cemax-Icon common stock will be able to convert their options and warrants into options and warrants of Imation based on the specified exchange ratio. According to the terms of the Company's convertible note payable (see Note 2), on the sale or merger of the Company, the note holder has the option to require repayment of the convertible note.

REVERSE STOCK SPLIT

         On June 13, 1996, the Board of Directors of the Company authorized a reverse stock split in which each 2.35 shares of common stock were split into one share of common stock. All the share and per share data in the accompanying financial statements have been adjusted retroactively to give effect to the reverse stock split.

BUSINESS COMBINATION

         On June 14, 1995, Cemax, Inc. ("Cemax") completed its merger with ICON Medical Systems, Inc. ("ICON"), a teleradiology company located in Campbell, California. In accordance with the agreement, the exchange ratio for each share of ICON common stock and common stock option was 0.271 of a share of Cemax common stock and common stock option, respectively (total of 1,879,157 shares of Cemax common stock and 323,211 options to purchase Cemax common stock). In conjunction with the offering, 10,841,508 shares of Cemax preferred stock converted to 2,305,907 shares of common stock . The merger was accounted for as a pooling of interests and, accordingly, the recorded book values of the assets and liabilities and prior operating results are combined retroactively.

         The Company incurred costs in connection with the merger and consolidation of operations. Included in the accompanying statements of operations for the year ended December 31, 1995 are merger related expenses of $624,000, consisting primarily of charges for transaction and professional fees, personnel severance costs, and elimination of duplicate facilities.

         Results of operations for the periods ending December 31, 1995 and 1994 are as follows (in thousands):


                                                                                      Merger
                                     Cemax-                                          Related
                                      Icon              Cemax          Icon          Expenses      Combined
                                  ---------         ---------      ---------        ---------      ---------
Year ended December 31, 1995

Net revenues ...............      $  9,510(1)       $  4,178(2)    $  3,342(2)      $   --         $ 17,030
                                  =========         =========      =========        =========      =========
Net loss ...................      $ (4,388)(1)      $   (316)(2)   $ (1,487)(2)     $   (624)      $ (6,815)
                                  =========         =========      =========        =========      =========
Year ended December 31, 1994

Net revenues ...............        $ --            $  8,711       $  7,746         $ --            $ 16,457
                                  =========         =========      =========        =========      =========
Net income (loss)...........        $ --            $     34       $ (2,612)        $ --            $ (2,578)
                                  =========         =========      =========        =========      =========


(1)  For the periods June 1, 1995 through December 31, 1995.
(2)  For periods January 1, 1995 through May 31, 1995.

USE OF ESTIMATES

         The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

         Cash and cash equivalents are held in United States banks. Cash equivalents consist of financial investments with original maturities of 90 days or less at time of acquisition that are readily convertible into cash and have insignificant interest rate risk.

         The Company classifies its investments as available-for-sale. As of December 31, 1996, and 1995, the Company's investments consisted of money market funds. Investments are recorded at market value. In 1996, the Company did not realize any material gains or losses on its investments. There was no difference between cost and market value at December 31, 1996.

INVENTORIES

         Inventories are stated at the lower of cost (first-in, first-out method) or market. Inventories at December 31, 1996 and 1995 consist of the following:

                                                       1996         1995
                                                      ------      ------
                                                        (In thousands)

Raw materials ..................................      $1,572      $  522
Finished goods, service and marketing inventory        1,373       1,483
                                                      ------      ------
                                                      $2,945      $2,005
                                                      ======      ======

PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost. Depreciation is computed on the straight-line method using useful lives of three to five years.

         Property and equipment at December 31, 1996 and 1995 are as follows:

                                                       1996           1995
                                                     -------       --------
                                                          (In thousands)

Machinery and equipment .......................      $   165       $   569
Computer equipment ............................        2,901         3,680
Furniture and fixtures ........................           57            96
Leasehold improvements ........................          152            95
                                                     -------       --------
                                                       3,275         4,440
Less accumulated depreciation and amortization        (1,510)       (2,928)
                                                     -------       --------
                                                     $ 1,765       $ 1,512
                                                     =======       ========

REVENUE RECOGNITION

         Product revenues are derived from system sales, software licenses, and development contracts. Systems and licensing revenue is generated from software licenses that grant the right to use the Company's software modules and hardware products which are typically sold in conjunction with the Company's systems. In addition to the software license typically sold as part of a system, the Company generates revenue from sales of software licenses to its OEMs.

         Service and maintenance revenue is generated from installation, training, documentation, maintenance and support services. Fees for such services are generally charged separately from the Company's software license fees.

         Revenue from systems sales is recognized upon delivery of the system, which typically occurs from one to six months after execution of a contract, depending on the size and complexity of the system if no significant vendor obligations remain and collection of the resulting receivable is probable. Revenue from software licenses sold to OEMs is recognized upon shipment, or upon completion of specific milestones. Service and maintenance contract revenue is recognized ratably over the service period, generally twelve months.

SOFTWARE DEVELOPMENT COSTS

         Statement of Financial Accounting Standard No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have been insignificant.

NET LOSS PER SHARE

         Net loss per share is computed using the weighted average number of shares of Common Stock outstanding. Common stock equivalent shares from convertible preferred stock, stock options and warrants are not included as their effect is anti-dilutive.

CONCENTRATION OF CREDIT RISK

         The Company sells its processing workstations and software to customers in the medical and health care industries primarily in North America. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses and such losses have been within management's expectations. One customer accounted for 15% of total revenues in 1996, one customer accounted for 13% of total revenues in 1995 and one customer accounted for 10% of total revenues in 1994. One customer accounted for 19% of total accounts receivable at December 31, 1996. The Company also derives revenues from the sale of its product to customers in foreign geographic areas, including Europe and Asia. Revenue from export sales was $6.0 million, $2.8 million and $3.6 million for the years ended December 31, 1996, 1995 and 1994, respectively.

STOCK-BASED COMPENSATION

         As permitted under Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation" ("FASB 123"), the Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") in accounting for stock-based awards to employees.

         Under APB 25, the Company generally recognizes no compensation expense with respect to such awards. However, FASB 123 requires estimation of the fair value of options granted and related disclosures, if material. The Company has utilized the minimum value method for estimating the fair value of options granted. The minimum value method is similar to the Black-Scholes option valuation model except that it excludes the factor for volatility. The Black-Scholes Model was developed for use in estimating the fair value of publicly traded options which have no vesting restrictions and are fully transferable.

         Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. The effect of applying the minimum value method for estimating the fair value of the Company's stock option grants did not result in pro forma net loss that is materially different from historical amounts reported. Therefore, such pro forma disclosure information is not separately presented herein. Future pro forma net income
(loss) and net income (loss) per share results may be materially different from actual amounts reported. The fair value of each option is estimated on the date of grant using the minimum value method with the following assumptions: no dividends, an expected life of four years and a risk-free rate of 6% for the year ended December 31, 1996, and 1995. The weighted average value of options granted during 1995 and 1996 was $0.31 and $1.09 respectively.

TRANSACTIONS WITH IMATION CORP.

         In June 1995, the Company sold 1,985,878 shares of its Series A Preferred Stock to Imation and issued to Imation a warrant exercisable for 467,267 shares of Common Stock of the Company at an exercise price of $5.50 per share. In May 1996, the Company and Imation agreed to amend the warrant to reduce the exercise price to $4.25 per share and to provide that the warrant would be exercisable for 535,855 shares of Series A Preferred Stock. In addition, Imation agreed to exercise the warrant in full prior to September 30, 1996. The exercise occurred in September 1996.

         In addition to the sale of the Series A Preferred Stock and the issuance of the warrant to Imation, the Company and Imation entered into a sales agreement having a term of three years providing for the Company to assume service and warranty obligations of Imation with regard to 17 PACS customer sites in exchange for the payment by Imation to the Company of approximately $
1.0 million and for Imation to refer customer leads to the Company from sales to such customers. The Company recorded product and service revenues of $3,852,000 from Imation during 1996 and had accounts receivable of $240,000 from Imation as of December 31, 1996.

2. CONVERTIBLE NOTE PAYABLE

         In September 1996, the Company issued a $5 million convertible note payable to Dominion Fund IV. The note payable bears interest at 11% per annum through September 30, 1998 and at 12% thereafter until paid or converted. Interest is payable monthly. The principal of the note is repayable in ten equal quarterly installments of $500,000 beginning June 30, 1998. The note is repayable earlier, in whole or in part, upon the occurrence of an initial public offering which results in gross proceeds of at least $25 million. Should the Company complete such a transaction which results in gross proceeds of less than $25 million, then the Company shall be obligated to make a payment on the remaining outstanding balance of the note and accrued interest of up to 20% of the gross proceeds received in such offering. The note holder also has the option to require repayment of the note, in whole or in part, in the event of a sale of the Company or substantially all of its assets, or a merger in which the stockholders of the Company control less than a majority of the merged entity. The note is secured by substantially all assets of the Company.

         Up to $2.5 million of the note may be converted to common stock at the option of the holder on or after the earlier of April 15, 1998 or the closing of an initial public offering. If the initial public offering occurs prior to April 15, 1998, the conversion price shall be equal to the price per share paid in the initial public offering. If the initial public offering occurs after April 15, 1998, or does not occur, then the conversion price shall be equal to the lesser of $10 per share or the price per share paid in the initial public offering. The fair value of the convertible note payable at December 31, 1996, approximated the carrying value based on the Company's current incremental borrowing rate for similar types of borrowing arrangements.

         In connection with the note payable, the Company issued warrants to acquire up to $1.5 million of common stock at either $8 or $10 per share, depending on the occurrence and timing of specific events. The warrants expire in October 2001. The Company believes that the value of the warrants at the date of their issuance was not material, and no value has been attributed to them in these financial statements.

3. EQUIPMENT FINANCING AND RENTAL COMMITMENTS

         In October 1996, the Company established an equipment purchase line of credit for $341,000. Borrowings bear interest at 14.05% per annum and are secured by property and equipment. During 1995, the Company borrowed $575,000 on a bank equipment purchase line of credit. Borrowings bear interest at 12.16% per annum and are secured by property and equipment. During 1994, the Company borrowed $250,000 on a bank equipment purchase line of credit. Borrowings bear interest at prime plus 1.5% and are secured by property and equipment. The fair value of these borrowings at December 31, 1996, approximated the carrying value, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

         The Company leases facilities and equipment under noncancelable operating leases. As of December 31, 1996, future minimum lease commitments under operating leases and equipment purchase lines of credit are as follows:

                                                                   Equipment and
                                                       Operating  Purchase Lines
                                                        Leases      of Credit
                                                        ------       ------
                                                           (In thousands)
Year ended December 31,
     1997  .......................................      $  194       $  385
     1998  .......................................         169          298
     1999  .......................................        --            287
     2000  .......................................        --             81
                                                        ------       ------
Total minimum payments required ..................      $  363       $1,051
                                                        ======
Less amount representing interest ................                     (184)
                                                                     ------
Present value of minimum lease payment ...........                      867
Less current portion of capital lease obligations                      (292)
                                                                     ------
Long-term portion of capital lease obligations ...                   $  575
                                                                     ======

         Rent expense for operating leases was approximately $229,000, $267,500 and $350,000 in 1996, 1995 and 1994, respectively.

4. NOTES RECEIVABLE FROM STOCKHOLDERS

         During the year ended December 31, 1995, the Company made a loan totaling $300,000 to an officer of the Company. Principal plus accrued interest (at prime plus 1 %) was repaid in December 1996. Additionally, the Company has recorded stockholder notes receivable for amounts loaned to employees used to purchase shares pursuant to stock options. These amounts have been recorded as a separate component of stockholders equity in the accompanying balance sheets.

5. INCOME TAXES

         As of December 31, 1996, the Company had net operating loss and research and development credit carryforwards of approximately $23,000,000. The net operating loss and credit carryforwards will expire at various dates beginning in 1997 through 2011, if not utilized.

         Utilization of the net operating losses and credits will be subject to a substantial limitation due to the ownership change provisions of the Internal Revenue Code of 1986. Because of an ownership change in 1995, a substantial amount of the Company's net operating losses and credits will expire before being utilized.

         As of December 31, 1996 and December 31, 1995, the Company had deferred tax assets of approximately $5,400,000 and $5,300,000 respectively. The net deferred tax asset has been fully offset by a valuation allowance. Deferred tax assets relate primarily to net operating loss carryforwards, research credits and capitalized research and development costs.

6. PREFERRED STOCK

         Series A preferred stock entitles the holder to receive noncumulative dividends of $0.32 per share if declared by the board of directors. The Series A preferred stock is convertible at the option of the holder, or automatically upon a public offering with aggregate proceeds greater than $5,000,000 at the rate of one share of common stock for each 2.35 shares of preferred stock (subject to antidilution provisions). The holders of these shares are entitled to one vote for each share of common stock into which such shares can be converted. The terms of the preferred stock purchase also limit the number of future shares which may be granted as incentive options or stock purchase rights to 500,000 shares.

         At any time after January 1, 2000, the Company may redeem, at the option of the board of directors, all outstanding shares of Series A preferred stock at the redemption price of $4.00 per share plus any declared and unpaid dividends. Upon liquidation of the Company, Series A preferred stockholders shall have a liquidation preference of $4.00 per share plus all declared but unpaid dividends. If the assets and funds of the Company are insufficient to pay the preferential amounts in full, such assets and funds shall be distributed to the holders of preferred stock in proportion to the full amount to which each holder is entitled. After such payments, the holders of common shares are entitled to receive all remaining assets of the Company.

7. STOCK OPTION AND EMPLOYEE INCENTIVE PLANS

         In 1986, the Company established the 1986 Amended Incentive Stock Plan. As amended there are 1,276,596 shares of common stock reserved for issuance under this plan.

         In June 1996, the Board of Directors of the Company adopted the 1996 Stock Plan which authorized the issuance of 700,000 shares of common stock, the 1996 Employee Stock Purchase Plan which authorized the issuance of 150,000 shares of common stock and the 1996 Director Option Plan which authorized the issuance of 100,000 shares of common stock.

         Options, which may be either incentive stock options or nonstatutory stock options, may be granted at prices greater than or equal to the fair value of the stock on the date of grant, as determined by the board of directors. Generally options may be exercised at any time, vest over four years and expire five to ten years from the date of grant.

         Stock option activity is summarized below:


                                          Shares                    Weighted
                                 -----------------------------     Average    Aggregate
                                 Incentive        Nonstatutory     Exercise    Exercise
                                 Options            Options         Price       Price
                               ---------            ------       --------   ------------
Options outstanding at
     December 31, 1993           889,197            53,540       $   0.98   $   921,803
Granted ...............          241,884            14,681           0.58       137,208
Exercised .............         (263,389)          (22,752)          0.41      (117,318)
Canceled ..............         (141,096)           (1,595)          0.66       (94,176)
                               ---------            ------       --------   ------------
Options outstanding at
     December 31, 1994           726,596            43,874       $   1.10   $   847,517
Granted ...............          393,034              --             1.62       636,715
Exercised .............          (39,249)           (4,255)          0.39       (16,967)
Canceled ..............          (79,411)             --             4.05      (321,615)
                               ---------            ------       --------   ------------
Options outstanding at
     December 31, 1995         1,000,970            39,619       $   1.10   $ 1,145,650
Granted ...............          578,815              --             5.10     2,951,957
Exercised .............         (473,674)           (4,000)          0.96      (458,567)
Canceled ..............          (55,011)             --             1.74       (95,719)
                               ---------            ------       --------   ------------
Options outstanding at
     December 31, 1996         1,051,100            35,619       $   3.23   $ 3,543,321
                               =========            ======       ========   ============


         At December 31, 1996 and 1995, 377,986 and 541,947, respectively, of the outstanding options to purchase common stock were exercisable. Options exercised prior to the vesting date are subject to stock purchase agreements that allow the Company to repurchase, at the original issuance price, unvested shares upon termination of employment. As of December 31, 1996 and 1995, 152,479 and 38,283 shares, respectively, were subject to this repurchase provision at the original price ($0.35 - $1.41 per share). Vesting of such shares is generally ratable over a four-year period, as determined by the board of directors.

         The following table summarizes information about options outstanding at December 31, 1996:


                                      Options Outstanding                       Options Exercisable
        -----------------------------------------------------------------     -----------------------
                                               Weighted
                                                Average          Weighted                    Weighted
              Range of              Number     Remaining          Average       Number       Average
              Exercise           Outstanding  Contractual        Exercise     Exercisable   Exercise
               Price             at 12/31/96      Life            Price       at 12/31/96    Price
        -----------------        -----------  -----------     ------------    -----------   ---------
$       0.35 -       0.71          180,608        6.46        $     0.41        141,365     $   0.39
$       1.06 -       1.76          341,141        7.18        $     1.43        223,704     $   1.44
$       5.00 -      11.75          564,970        9.84        $     5.22         12,917     $   6.71
                                 ---------                                      -------
$       0.35 -      11.75        1,086,719        8.44        $     3.23        377,986     $   1.23
                                 =========                                      =======


                                CEMAX-ICON, INC.
                            STATEMENTS OF OPERATIONS
                            (In thousands, unaudited)

                                                      Three Months Ended
                                                           March 31,
                                                    ---------------------
                                                       1997          1996
                                                    -------       -------
Revenues:
Product revenues .............................      $ 6,554       $ 4,048
Service revenues .............................          729           770
                                                    -------       -------
   Total revenues ............................        7,283         4,818

Cost of revenues:
Cost of product revenues .....................        3,436         1,698
Cost of service revenues .....................        1,404           807
                                                    -------       -------
   Total cost of revenues ....................        4,840         2,505

Gross profit .................................        2,443         2,313

Operating expenses:
Research and development .....................        1,642         1,622
Sales, general and administrative ............        1,693         1,507
                                                    -------       -------
   Total operating expenses ..................        3,335         3,129

Loss from operations .........................         (892)         (816)

Interest income ..............................           52            20
Interest expense .............................         (162)          (23)
Other income (expense)  ......................           33          --
                                                    -------       -------
                                                        (77)           (3)

Income (loss) before taxes ...................         (969)         (819)
Income taxes .................................         --            --
                                                    -------       -------
   Net loss ..................................      $  (969)      $  (819)
                                                    =======       =======

Net loss per share ...........................      $ (0.18)      $ (0.17)
                                                    =======       =======

Shares used in calculating net loss per share         5,367         4,896
                                                    =======       =======

                             SEE ACCOMPANYING NOTES.



                                CEMAX-ICON, INC.
                                 BALANCE SHEETS
                                 (In thousands)


                                                                    March 31,      December 31,
                                                                       1997           1996
                                                                    --------       --------
                                                                   (Unaudited)
ASSETS:
Cash and cash equivalents ....................................      $  3,283       $  6,302
Accounts receivable, net .....................................         8,059          5,540
Inventories ..................................................         3,333          2,945
Other current assets .........................................           180            156
                                                                    --------       --------
   Total current assets ......................................        14,855         14,943

Property and equipment, net ..................................         1,921          1,765
                                                                    --------       --------
                                                                    $ 16,776       $ 16,708
                                                                    ========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY):
Accounts payable .............................................      $  4,163       $  3,699
Accrued compensation .........................................         1,286          1,113
Other accrued liabilities ....................................         1,946          1,799
Sales tax accrual ............................................           567            567
Deferred revenue .............................................         4,340          4,019
Equipment financing, current portion .........................           278            292
                                                                    --------       --------
   Total current liabilities .................................        12,580         11,489
                                                                    --------       --------

Accrued rent .................................................            39             44
Equipment financing, less current portion ....................           523            575
Convertible note payable .....................................         5,000          5,000

Commitments

Stockholders' equity (net capital deficiency):
Preferred stock ..............................................             2              3
Common stock .................................................             6              5
Note receivable from stockholder .............................          (373)          (370)
Additional paid-in capital ...................................        34,605         34,599
Accumulated deficit ..........................................       (35,606)       (34,637)
                                                                    --------       --------
   Total stockholders' equity (net capital deficiency)  ......        (1,366)          (400)
                                                                    --------       --------
                                                                    $ 16,776       $ 16,708
                                                                    ========       =========


                             SEE ACCOMPANYING NOTES.



                                CEMAX-ICON, INC.
                            STATEMENTS OF CASH FLOWS
                            (In thousands, unaudited)


                                                                   Three Months Ended
                                                                       March 31,
                                                                ---------------------
                                                                   1997          1996
                                                                -------       -------
CASH FLOW FROM OPERATING ACTIVITIES:
Net loss .................................................      $  (969)      $  (819)
Adjustments to reconcile net loss to net cash (used in)
   provided by operating activities:
   Depreciation and amortization .........................          262           186
   Changes in assets and liabilities:
     Accounts receivable .................................       (2,519)          273
     Note receivable-related party .......................            3           (42)
     Inventories .........................................         (388)         (291)
     Other current assets ................................          (24)           16
     Accounts payable ....................................          464          (334)
     Accrued compensation ................................          173           273
     Other accrued liabilities ...........................          141           351
     Deferred revenue ....................................          321           466
                                                                -------       -------
       Net cash (used in) provided by operating activities      $(2,536)      $    79
                                                                -------       -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment ....................         (418)         (182)
                                                                -------       -------
     Net cash used in investing activities:  .............      $  (418)         (182)
                                                                -------       -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from equipment financing ........................         --            --
Repayment of equipment financing .........................          (65)          (54)
Proceeds from note payable ...............................         --            --
Proceeds from issuance of preferred stock.................         --            --
Proceeds from issuance of common stock....................         --             (36)
                                                                -------       -------
     Net cash used in financing activities ...............      $   (65)      $   (18)
                                                                -------       -------

   Net decrease in cash and cash equivalents .............       (3,019)         (121)
   Cash and cash equivalents at beginning of period ......        6,302         1,777
                                                                -------       -------
   Cash and cash equivalents at end of period ............      $ 3,283       $ 1,656
                                                                =======       =======


                             SEE ACCOMPANYING NOTES.



                                CEMAX-ICON, INC.
                     NOTES TO UNAUDITED FINANCIAL STATEMENTS


1. BASIS OF PRESENTATION

         The accompanying financial information is unaudited, but, in the opinion of management, reflects all adjustments (which include only normally recurring adjustments) necessary for a fair presentation of the Company's financial position, operating results and cash flows for those periods presented. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The financial information should be read in conjunction with the audited financial statements and notes thereto included elsewhere herein. The accompanying balance sheet at December 31, 1996 is derived from audited financial statements at that date. Results for the interim period are not necessarily indicative of results for the entire year.

2. NET LOSS PER SHARE

         Net loss per share is computed using the weighted average number of shares of common stock outstanding. Common stock equivalent shares from convertible preferred stock, stock options and warrants are not included as their effect is anti-dilutive.

3. INVENTORIES

         Inventories are stated at the lower of cost (first-in, first-out method) or market. Inventories at March 31, 1997 and December 31, 1996 consist of the following:

                                                     March 31,   December 31,
                                                       1997         1996
                                                      ------      ------

Raw Materials ..................................      $2,045      $1,572
Finished goods, services and marketing inventory      $1,288      $1,373
                                                      ------      ------
                                                      $3,333      $2,945
                                                      ======      ======




                                                                       Exhibit A

                          AGREEMENT AND PLAN OF MERGER



                                  by and among



                                 IMATION CORP.,

                              CI ACQUISITION CORP.

                                       AND

                                CEMAX-ICON, INC.




                                  May 13, 1997


                                TABLE OF CONTENTS


ARTICLE I - THE MERGER                                                        1
         1.01     The Merger                                                  1
         1.02     Effect of Merger.                                           1
         1.03     Effective Time                                              1
         1.04     Directors and Officers                                      2
         1.05     Certificate of Incorporation; Bylaws                        2
         1.06     Taking of Necessary Action; Further Action                  2
         1.07     The Closing                                                 2

ARTICLE II - MERGER CONSIDERATION/EFFECT ON CAPITAL STOCK                     2
         2.01     Effect on Securities                                        2
         2.02     Dissenting Shares                                           4
         2.03     Payment of Consideration for Company Capital Stock          4
         2.04     Stock Transfer Books                                        5

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE COMPANY                   5
         3.01     Incorporation and Corporate Power                           5
         3.02     Execution, Delivery; Valid and Binding Agreement            6
         3.03     Approval of Agreement; Meeting of Stockholders              6
         3.04     No Breach                                                   6
         3.05     Governmental Authorities; Consents                          6
         3.06     Subsidiaries; Predecessors                                  7
         3.07     Capital Stock                                               8
         3.08     Financial Statements                                        9
         3.09     Absence of Undisclosed Liabilities                         10
         3.10     No Material Adverse Changes                                10
         3.11     Absence of Certain Developments.                           11
         3.12     Title to Properties                                        13
         3.13     Accounts Receivable                                        14
         3.14     Inventory                                                  14
         3.15     Tax Matters                                                14
         3.16     Contracts and Commitments                                  16
         3.17     Intellectual Property Rights                               18
         3.18     Litigation                                                 19
         3.19     Warranties; Products                                       19
         3.20     Employees                                                  19
         3.21     Employee Benefit Plans                                     20
         3.22     Insurance                                                  22
         3.23     Affiliate Transactions                                     22
         3.24     Customers and Suppliers                                    22
         3.25     Officers and Directors; Bank Accounts                      23
         3.26     Compliance with Laws; Permits                              23
         3.27     Environmental Matters                                      23
         3.28     Brokerage                                                  25
         3.29     Disclosure                                                 25

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER
         SUBSIDIARY                                                          26
         4.01     Incorporation and Corporate Power                          26
         4.02     Execution, Delivery; Valid and Binding Agreement           26
         4.03     No Breach                                                  26
         4.04     Merger Subsidiary                                          26
         4.05     Governmental Authorities; Consents                         26
         4.06     Brokerage                                                  27

ARTICLE V - COVENANTS OF THE COMPANY                                         27
         5.01     Conduct of the Business                                    27
         5.02     Access to Books and Records                                29
         5.03     Meeting of Stockholders                                    30
         5.04     Regulatory Filings                                         30
         5.05     Registration Statement                                     30
         5.06     Financial Statements                                       30
         5.07     Conditions                                                 30
         5.08     No Negotiations                                            31
         5.09     Substitute Options and Warrants                            31

ARTICLE VI - COVENANTS OF PARENT AND MERGER SUBSIDIARY                       31
         6.01     Regulatory Filings                                         31
         6.02     Conditions                                                 31
         6.03     Registration Statement                                     31
         6.04     Stock Exchange Listings                                    32
         6.05     Due Authorization, etc. of Stock Issued in Merger          32
         6.06     Blue Sky Approvals                                         32
         6.07     Substitute Options Registration Statement                  32
         6.08     Operation of the Business                                  32
         6.09     Employee Benefit Plans                                     33

ARTICLE VII - CONDITIONS TO CLOSING                                          33
         7.01     Conditions to Parent's and Merger Subsidiary's Obligations 33
         7.02     Conditions to the Company's and the
                  Stockholders' Obligations                                  36

ARTICLE VIII - TERMINATION                                                   37
         8.01     Termination                                                37
         8.02     Effect of Termination                                      38
         8.03     Termination Fees                                           38

ARTICLE IX - THE STOCKHOLDERS' REPRESENTATIVE                                40
         9.01     Appointment                                                40
         9.02     Election and Replacement                                   40
         9.03     Authority                                                  40
         9.04     No Liability of Parent                                     41

ARTICLE X - SURVIVAL AND OFFSET                                              41
         10.01    Survival of Representations and Warranties                 41
         10.02    Right of Offset                                            41

ARTICLE XI - ANCILLARY AGREEMENTS                                            45
         11.01    Option Agreement                                           45
         11.02    Stockholder Agreements                                     45
         11.03    Affiliate Agreements                                       45
         11.04    Key Management Agreements                                  45
         11.05    Noncompetition Agreements                                  46

ARTICLE XII -MISCELLANEOUS                                                   46
         12.01    Press Releases and Announcements                           46
         12.02    Expenses                                                   46
         12.03    Amendment and Waiver                                       46
         12.04    Notices                                                    46
         12.05     Assignment                                                47
         12.06    Severability                                               47
         12.07    Complete Agreement                                         47
         12.08    Counterparts                                               48
         12.09    Governing Law                                              48
         12.10    Knowledge                                                  48

                          AGREEMENT AND PLAN OF MERGER


         This Agreement and Plan of Merger (this "Agreement") dated as of May 13, 1997, is made and entered into by and among Imation Corp., a Delaware corporation ("Parent"), CI Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Subsidiary"), and Cemax-Icon, Inc., a Delaware corporation (the "Company"). Merger Subsidiary and the Company are hereinafter sometimes collectively referred to as the "Constituent Corporations."

         WHEREAS, the respective Boards of Directors of Parent, Merger Subsidiary and the Company have determined that it is advisable and in the best interests of the respective corporations and their stockholders that Merger Subsidiary be merged with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "Delaware Act") and the terms of this Agreement, pursuant to which the Company will be the surviving corporation as a wholly owned subsidiary of Parent (the "Merger"); and

         WHEREAS, Parent, Merger Subsidiary and the Company desire to make certain representations, warranties, covenants, indemnities and agreements in connection with, and establish various conditions precedent to, the Merger.

         NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants, indemnities and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

         1.01 THE MERGER. At the Effective Time (as defined in Section 1.03 hereof), and subject to the terms and conditions of this Agreement and the Certificate of Merger (as defined in Section 1.03 hereof), the Merger Subsidiary shall be merged with and into the Company, the separate existence of the Merger Subsidiary shall cease, and the Company shall continue as the surviving corporation under the corporate name of the Company. In its capacity as the corporation surviving the Merger, the Company is hereinafter sometimes referred to as the "Surviving Corporation."

         1.02 EFFECT OF MERGER. The effect of the Merger shall be as set forth in Section 259 of the Delaware Act, and the Surviving Corporation shall succeed to and possess all the properties, rights, privileges, immunities, powers, franchises and purposes, and be subject to all the duties, liabilities, debts, obligations, restrictions and disabilities, of the Constituent Corporations, all without further act or deed.

         1.03 EFFECTIVE TIME. The consummation of the Merger shall be effected as promptly as practicable, but in no event more than three business days, after the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, and the parties hereto will cause a copy of the Certificate of Merger, attached hereto as Exhibit 1.03(i) (the "Certificate of Merger"), to be executed, delivered and filed with the Secretary of State of the State of Delaware in accordance with the Delaware Act. The Merger shall become effective at the time and date of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. The date and time on which the Merger shall become effective is referred to herein as the "Effective Time."

         1.04 DIRECTORS AND OFFICERS. From and after the Effective Time, the directors and officers of the Surviving Corporation shall be the persons who were the directors and officers of the Merger Subsidiary immediately prior to the Effective Time. Such directors and officers of the Surviving Corporation shall hold office for the term specified in, and subject to the provisions contained in, the Certificate of Incorporation and Bylaws of the Surviving Corporation and applicable law. If, at or after the Effective Time, a vacancy shall exist on the Board of Directors or in any of the offices of the Surviving Corporation, such vacancy shall be filled in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation.

         1.05 CERTIFICATE OF INCORPORATION; BYLAWS. From and after the Effective Time and until further amended in accordance with applicable law, the Certificate of Incorporation of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation; provided, that, at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read in full as follows: "The name of this corporation is Cemax-Icon, Inc." From and after the Effective Time and until further amended in accordance with applicable law, the Bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

         1.06 TAKING OF NECESSARY ACTION; FURTHER ACTION. Parent, Merger Subsidiary and the Company, respectively, shall each use its best efforts to take all such action as may be necessary or appropriate to effectuate the Merger under the Delaware Act at the time specified in Section 1.03. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either of the Constituent Corporations, the officers of the Surviving Corporation are fully authorized in the name of each Constituent Corporation or otherwise to take, and shall take, all such lawful and necessary action.

         1.07 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Cemax-Icon, Inc., 47281 Mission Falls Court, Fremont, California 94539, and will be effective as of the Effective Time. At the Closing, the parties shall deliver to each other the documents required to be delivered pursuant to Article VII hereof.

                                   ARTICLE II

                  MERGER CONSIDERATION/EFFECT ON CAPITAL STOCK

         2.01 EFFECT ON SECURITIES.

                  (a) Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, the Company, the Surviving Corporation or the holder of any of the following securities:

                           (i) Each share of Common Stock, par value $0.001 per
                  share, of the Company ("Company Common Stock"), issued and outstanding immediately prior to the Effective Time and not held of record by Parent shall be converted into and become a right to receive (A) a cash payment of $5.25, without interest thereon, payable on or after the Effective Time in accordance with, and subject to the deductions set forth in, Section 2.03 (the "1997 Cash Consideration"), and (B) one contingent payment right, as described and payable in accordance with the terms set forth in Exhibit 2.01(a)(i) (a "Contingent Payment Right," and collectively with the 1997 Cash Consideration, the "Merger Consideration");

                           (ii) Each share of Series A Preferred Stock, par
                  value $0.001 per share, of the Company ("Company Preferred Stock"), issued and outstanding immediately prior to the Effective Time, and each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and held of record by Parent, shall be canceled and extinguished, and no payment shall be made therefor; and

                           (iii) Each share of Common Stock, par value $0.001
                  per share, of the Merger Subsidiary ("Merger Subsidiary Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into and become a right to receive one share of Common Stock, par value $0.001 per share, of the Surviving Corporation ("Surviving Corporation Stock").

                  (b) Effect on Stock Options and Warrants.

                           (i) Any option issued pursuant to the Cemax-Icon,
                  Inc. 1996 Stock Plan, the Icon Medical Systems, Inc. 1992 Stock Option Plan and the Cemax/Icon, Inc. 1986 Amended Incentive Stock Plan (collectively, the "Option Plans") and outstanding immediately prior to the Effective Time (an "Outstanding Stock Option"), shall be converted into, without any further action on the part of Parent, Merger Subsidiary, the Company, the Surviving Corporation or the holder thereof, a substitute option (a "Substitute Option") to purchase a number of shares of Parent equal to the number of shares subject to such Outstanding Stock Option immediately prior to the Effective Time multiplied by the Common Exchange Ratio (as defined below), and the exercise price of such Substitute Option shall be equal to the exercise price of such Outstanding Stock Option immediately prior to the Effective Time divided by the Common Exchange Ratio. Each Substitute Option will be subject to the existing terms and conditions of the Option Plan and stock option agreement governing the Outstanding Stock Option immediately prior to the Effective Time, except, that (A) no Substitute Option will be intended to qualify as an incentive stock option within the meaning of
                  Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), (B) each Substitute Option replacing an Outstanding Stock Option that vests at the rate of either (x) twenty-five percent (25%) per year during the first year and two percent (2%) per month thereafter or (y) two percent (2%) per month will vest at the rate of four percent (4%) per month during the first 12 months after the Effective Time, and (C) each Substitute Option replacing an Outstanding Stock Option held by a consultant, contractor or non-employee director will not be subject to early termination as a result of termination of status as a consultant, contractor or director of the Company or Surviving Corporation and in the event of such termination shall vest and become exercisable in full (including as to shares not otherwise exercisable as of the date of such termination).

                           (ii) Any warrant to purchase Company Common Stock
                  issued and outstanding immediately prior to the Effective Time (an "Outstanding Stock Warrant"), shall be converted into, without any further action on the part of Parent, Merger Subsidiary, the Company, the Surviving Corporation or holder thereof, a substitute warrant (a "Substitute Warrant") to purchase a number of shares of Parent equal to the number of shares subject to such Outstanding Stock Warrant immediately prior to the Effective Time multiplied by the Common Exchange Ratio (as defined below), and the exercise price of such Substitute Warrant shall be equal to the exercise price of such Outstanding Stock Warrant immediately prior to the Effective Time divided by the Common Exchange Ratio. Each Substitute Warrant will be subject to the existing terms and conditions of the stock subscription warrant governing the Outstanding Stock Warrant immediately prior to the Effective Time.

                           (iii) For purposes of this Section 2.01(b), "Common
                  Exchange Ratio" shall mean the quotient of (A) $11.96, and (B) the average closing price per share of Parent Common Stock on the New York Stock Exchange -- Composite Transactions, as reported in The Wall Street Journal, for each of the 10 consecutive trading days ending on the third business day prior to the Effective Time.

         2.02 DISSENTING SHARES.

                  (a) Notwithstanding anything in this Agreement to the contrary, if Section 262 of the Delaware Act shall be applicable to the Merger, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have not voted such shares in favor of the Merger, who shall have delivered, prior to any vote on the merger, a written demand for the fair value of such shares in the manner provided in Section 262 of the Delaware Act and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to appraisal rights ("Dissenting Shares"), shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 2.01 hereof, but the holders thereof shall be entitled only to such rights as are granted by Section 262 of the Delaware Act. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to
         Section 262 of the Delaware Act shall receive payment therefor from the Surviving Corporation in accordance with the Delaware Act; provided, however, that if any such holder of Dissenting Shares shall have effectively withdrawn such holder's demand for appraisal of such shares or lost such holder's right to appraisal and payment of such shares under Section 262 of the Delaware Act, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares and each such share shall thereupon be deemed to have been canceled, extinguished and converted, as of the Effective Time, into and represent the right to receive payment from the Surviving Corporation of the consideration provided for in Section 2.01 hereof.

                  (b) The Company shall give Parent (i) prompt notice of any written demand for fair value, any withdrawal of a demand for fair value and any other instrument served pursuant to Section 262 of the Delaware Act received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for fair value under such Section 262 of the Delaware Act. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demand for fair value or offer to settle or settle any such demand.


                  2.03 PAYMENT OF CONSIDERATION FOR COMPANY CAPITAL STOCK.

                  (a) As of the Effective Time, Parent shall deposit, or shall cause to be deposited, cash in the amount of the aggregate 1997 Cash Consideration (the "Payment Fund") with First Trust Company or such other bank or trust company designated by Parent and acceptable to the Company (the "Paying Agent"), for the benefit of the Company's stockholders and in exchange for outstanding shares of Company Common Stock. The Payment Fund shall not be used for any other purpose.

                  (b) Within three business days after the Effective Time, Parent shall instruct the Paying Agent to mail to each holder of record (the "Company Stockholders") of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"), a (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in customary form), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall receive in exchange the 1997 Cash Consideration and shall be entitled to the Contingent Payment Right as set forth in Exhibit 2.01(a)(i), in each case which such holder is entitled to receive in the Merger with respect to the shares of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.03(b), each Certificate shall be deemed at any time after the Effective Time to represent solely the right to receive the Merger Consideration with respect to the shares of Company Common Stock formerly represented by such Certificate.

                  Pursuant to a separate agreement between the Paying Agent and the Stockholders' Representatives (on behalf of the Company's stockholders), the Paying Agent shall withhold up to Two Hundred Thousand Dollars ($200,000) from the initial payments of 1997 Cash Consideration in a separate fund (the "Representatives' Fund") for reimbursement of the Stockholders' Representatives' out-of-pocket expenses in acting on behalf of the Company's stockholders in connection with the Merger before and after the Effective Time. The Paying Agent shall distribute any remaining amounts in the Representatives' Fund to the Company's stockholders after the Stockholders' Representatives have completed their representation of the Company's stockholders in connection with the Merger before and after the Effective Time.

                  (c) Any portion of the Payment Fund which remains undistributed to the Company Stockholders for one year after the Effective Time shall be delivered to Parent, upon demand, and any Common Stockholders who have not theretofore complied with this Section
         2.03 shall thereafter look only to Parent for the Merger Consideration to which they are entitled under Section 2.01(a)(i).

         2.04 STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Common Stock immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by law.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Parent and Merger Subsidiary that, except as set forth in the Disclosure Schedule delivered by the Company to Parent and Merger Subsidiary on the date hereof (the "Disclosure Schedule"):

         3.01 INCORPORATION AND CORPORATE POWER. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware and, subject to approval of this Agreement by the Company's stockholders, the Company has the requisite corporate power and authority to execute and deliver this Agreement the Certificate of Merger and the agreements identified in Article XI to which the Company is a party (the "Company Ancillary Agreements") and to perform its obligations hereunder and thereunder. The Company has the corporate power and authority and all authorizations, licenses, permits and certifications necessary to own and operate its properties and to carry on its business as now conducted and presently proposed to be conducted. The copies of the Certificate of Incorporation and Bylaws of the Company which have been furnished by the Company to Parent prior to the date hereof reflect all amendments made thereto and are correct and complete as of the date hereof. The Company is qualified to do business as a foreign corporation in every jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified, except for those jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the business or results of operations of the Company.

         3.02 EXECUTION, DELIVERY; VALID AND BINDING AGREEMENT. The execution, delivery and performance of this Agreement, the Certificate of Merger and the Company Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery and performance of this Agreement, the Certificate of Merger and the Company Ancillary Agreements, other than the approval of this Agreement by the Company's stockholders. This Agreement and the Company Ancillary Agreements have been duly executed and delivered by the Company and constitute the valid and binding obligations of the Company, enforceable in accordance with their terms, and the Certificate of Merger, when executed and delivered by the Company, will constitute the valid and binding obligation of the Company, enforceable in accordance with its terms.

         3.03 APPROVAL OF AGREEMENT; MEETING OF STOCKHOLDERS. The Company hereby represents that its Board of Directors has, by resolutions duly adopted by written consent effective as of May 12, 1997, approved this Agreement, the Certificate of Merger and the Company Ancillary Agreements and the transactions contemplated hereby and thereby, including the Merger, and resolved to recommend approval of this Agreement by the Company's stockholders. None of the resolutions described in this Section 3.03 has been amended or otherwise modified in any respect since the date of adoption thereof and all such resolutions remain in full force and effect.

         3.04 NO BREACH. The execution, delivery and performance of this Agreement, the Certificate of Merger and the Company Ancillary Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of the Company, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Certificate of Incorporation or Bylaws of the Company or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which the Company is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which the Company is subject.

         3.05 GOVERNMENTAL AUTHORITIES; CONSENTS. Except for the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), and except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the Company is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement, the Certificate of Merger or the Company Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. No consent, approval or authorization of any governmental or regulatory authority or any other party or person (except the approval of this Agreement by the stockholders of the Company) is required to be obtained by the Company in connection with its execution, delivery and performance of this Agreement, the Certificate of Merger or the Company Ancillary Agreements or the transactions contemplated hereby or thereby.

         3.06 SUBSIDIARIES; PREDECESSORS.

                  (a) The Company does not own any stock, partnership interest, joint venture interest or any other security or ownership interest issued by any other corporation, organization, joint venture, partnership, limited liability company or entity.

                  (b) The Company is the successor-in-interest to the assets, liabilities and business of ICON Medical Systems, Inc., a California corporation ("ICON") as a result of a merger (the "ICON Merger") of ICON into the Company pursuant to and in accordance with the Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated April 12, 1995, by and between the Company and ICON, a correct and complete copy of which has heretofore been delivered to Parent. As a result of the ICON Merger, pursuant to the provisions of applicable corporate law, the separate existence of ICON ceased, with the Company remaining as the sole surviving corporation and possessing all of the assets, liabilities and business of ICON, except as otherwise provided in the Reorganization Agreement. The ICON Merger was effective as of June 14, 1995 in accordance with applicable corporate law.

                  The Reorganization Agreement and the ICON Merger were duly and validly authorized by all necessary corporate actions on the part of each of the parties to the Reorganization Agreement, pursuant to the provisions of the applicable charter, bylaws and other organizational documents of each party thereto and applicable law; and all necessary consents and approvals to the ICON Merger and transfer of the rights, liabilities, assets and business of ICON to the Company pursuant to the ICON Merger have been obtained. The execution and performance of the Reorganization Agreement and the consummation of the transactions therein contemplated did not and will not (i) violate any provisions of the charter or bylaws, or other organization documents of the Company or ICON, (ii) conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or passage of time, or both, a default under any agreement, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which the Company or ICON, is or was, as the case may be, a party or by which the Company or ICON, or any of their properties, may be or may have been, as the case may be, bound or affected, or (iii) conflict with or violate any statue or any authorization, judgment, decree, order, rule or regulation of any court or any regulatory body, administrative agency or other governmental body applicable to the Company or ICON, or any of their properties, in any such case in a manner that would have a material adverse effect on the Company.

                  The Company has made no claims for breach of a representation, warranty or covenant in the Reorganization Agreement. All income, sales and other taxes and recording and other fees arising out of or relating to the transfer from ICON to the Company of liabilities, assets and business of ICON have been (or, if not yet due, will be) paid in a timely manner by ICON or the Company as applicable. All of the shares of capital stock of ICON issued and outstanding as of the time immediately preceding the ICON Merger were duly authorized and validly issued, were fully paid and nonassessable, were issued in compliance with all registration and qualification provisions of applicable federal and state securities laws, and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities. Pursuant to the terms of the Reorganization Agreement, all the outstanding capital stock of ICON was converted into the right to receive shares of capital stock of the Company, all of which have previously been delivered.

                  (c) The Company is the successor-in-interest to the assets, liabilities and business of Virtual Imaging, Inc., a California corporation ("Virtual") as a result of a merger (the "Virtual Exchange") of Virtual into the Company pursuant to and in accordance with the Plan and Agreement of Reorganization Agreement (the "Exchange Agreement"), dated as of January 11, 1993, by and between the Company and Virtual, a correct and complete copy of which has heretofore been delivered to Parent. As a result of the Virtual Exchange, pursuant to the provisions of applicable corporate law, the separate existence of Virtual ceased, with the Company remaining as the sole surviving corporation and possessing all of the assets, liabilities and business of Virtual, except as otherwise provided in the Exchange Agreement. The Virtual Exchange was effective as of January 11, 1993 in accordance with applicable corporate law.

                  The Exchange Agreement and the Virtual Exchange were duly and validly authorized by all necessary corporate actions on the part of each of the parties to the Exchange Agreement, pursuant to the provisions of the applicable charter, bylaws and other organizational documents of each party thereto and applicable law; and all necessary consents and approvals to the Virtual Exchange and transfer of the rights, liabilities, assets and business of Virtual to the Company pursuant to the Virtual Exchange have been obtained. The execution and performance of the Exchange Agreement and the consummation of the transactions therein contemplated did not and will not (i) violate any provisions of the charter or bylaws, or other organization documents of the Company or Virtual, (ii) conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or passage of time, or both, a default under any agreement, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which the Company or Virtual, is or was, as the case may be, a party or by which the Company or Virtual, or any of their properties, may be or may have been, as the case may be, bound or affected, or (iii) conflict with or violate any statue or any authorization, judgment, decree, order, rule or regulation of any court or any regulatory body, administrative agency or other governmental body applicable to the Company or Virtual, or any of their properties, in any such case in a manner that would have a material adverse effect on the Company.

                  The Company has made no claims for breach of a representation, warranty or covenant in the Exchange Agreement. All income, sales and other taxes and recording and other fees arising out of or relating to the transfer from Virtual to the Company of liabilities, assets and business of Virtual have been (or, if not yet due, will be) paid in a timely manner by Virtual or the Company as applicable. Pursuant to the terms of the Exchange Agreement, all the outstanding capital stock of Virtual was converted into the right to receive shares of capital stock of the Company, all of which have previously been delivered.

         3.07 CAPITAL STOCK.

                  (a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock, par value $0.001 per share, of which, as of the date hereof, 5,379,587 shares are issued and outstanding, 30,000,000 shares of preferred stock, par value $0.001 per share, of which as of the date hereof 1,985,878 shares are designated Company Preferred Stock, as of which as of the date hereof 1,073,077 shares are issued and outstanding. The Company Common Stock and Company Preferred Stock is held of record by the persons and in the amounts set forth on the Disclosure Schedule. All such outstanding shares of Company's capital stock (i) have been duly authorized and are validly issued, fully paid and nonassessable, (ii) are not subject to preemptive rights created by statute, the Company's Certificate of Incorporation or Bylaws, or any other agreement to which either the Company or, the knowledge of the Company, the Company's stockholders are bound, and (iii) were issued in full compliance with all applicable securities laws. As of June 30, 1997, a total of 121,306 shares of Company Common Stock, held of record by the persons and in the amount set forth in the Disclosure Schedule, will be subject to repurchase by the Company, at the original purchase price (the "Restricted Common Stock").

                  (b) The Company has reserved a total of 2,549,806 shares of Company Common Stock for issuance to employees, directors and consultants pursuant to the Option Plans, under which options to purchase 1,180,640 shares of Company Common Stock are outstanding, with a weighted average exercise price of $3.773 per share. The Company has reserved a total of (i) 150,000 shares of Company Common Stock for issuance pursuant to a warrant held by Dominion Fund IV, and (ii) 250,000 shares of Company Common Stock for issuance pursuant to convertible debt held by Dominion Fund IV. The Disclosure Schedule sets forth for each Outstanding Stock Option and Outstanding Stock Warrant, the number of shares of Company Common Stock subject to such option or warrant, the exercise price of such option or warrant, the expiration date of such option or warrant, and the vesting schedule of such option or warrant (including the extent vested to date and the extent, if any, to which exercisability will be accelerated by the transactions contemplated by this Agreement). The Company has reserved a total of 170,000 shares of Company Common Stock for the Picker Shares and Warrants (as defined in Section 5.01(i)). Except for the Outstanding Stock Options and Outstanding Stock Warrants identified on the Disclosure Schedule, the Picker Shares and Warrants, and the conversion and other rights of the Company Preferred Stock specified in the Company's Certificate of Incorporation, there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from the Company any shares of capital stock or other securities of the Company of any kind, there are no agreements or other obligations (contingent or otherwise) which may require the Company to repurchase or otherwise acquire any shares of its capital stock, and there are no agreements or other obligations of the Company to grant, extend, accelerate the vesting of, change the price of or otherwise amend any Outstanding Stock Option or Outstanding Stock Warrant (except as otherwise set forth herein or in the Key Management Agreements). Except to reflect the 2.35-for-1 reverse split of shares of Company Common Stock effective July 1996, no adjustment has occurred with respect to the number of shares of Common Stock issuable upon conversion of the Company Preferred Stock since the original issuance thereof. The holders of Outstanding Stock Options and Outstanding Stock Warrants have been or will be given, or shall have properly waived, any required notice prior to the Merger. The Company has delivered to Parent complete and accurate stock record books reflecting original issuances and, transfers of capital stock of the Company and its predecessors, in all material respects.

                  (c) The Disclosure Schedule sets forth those persons who are, in the Company's reasonable judgment, "affiliates" of the Company within the meaning of Rule 145 promulgated by the Securities Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act").

         3.08 FINANCIAL STATEMENTS.

                  (a) The Company has delivered to Purchaser copies of (i) the unaudited balance sheets, as of March 31, 1997, of the Company (the "Latest Balance Sheet") and the unaudited statements of earnings, stockholders' equity and cash flows of the Company for the three-month period ended March 31, 1997 (such statements and the Latest Balance Sheet being herein referred to as the "Latest Financial Statements"), and (ii) the audited balance sheets, as of December 31, 1996, December 31, 1995 and December 31, 1994, of the Company and the audited statements of earnings, stockholders' equity and cash flows of the Company for each of the years ended December 31, 1996, December 31, 1995 and December 31, 1994 (collectively, the "Annual Financial Statements"). The Latest Financial Statements and the Annual Financial Statements are based upon the information contained in the books and records of the Company and fairly present the financial condition of the Company as of the dates thereof and respective results of operations for the periods referred to therein. The Annual Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied through the periods indicated, and the Latest Financial Statements have been prepared in accordance with generally accepted accounting principles applicable to unaudited interim financial statements (and thus may not contain all notes and may not contain prior period comparative data which are required to be prepared in accordance with generally accepted accounting principles), are consistent with the Annual Financial Statements and reflect all adjustments necessary to a fair statement of the results for the interim period(s) presented.

                  (b) The Disclosure Schedule includes the Company's financial projections for results of operations on a stand-alone basis for the twelve-month periods ending June 30, 1998 and June 30, 1999 (the "Projections"). The Company represents and warrants that the Projections were prepared by management of the Company in good faith and, as of March 12, 1997, represent the best estimates of such officers of the Company for the periods then ending, based on assumptions they believed were reasonable as of such date, but without adjustment for the Merger and the consummation of the other transactions contemplated hereby. The assumptions underlying the Projections consist of various factors based upon the information available to such officers as of the date of the preparation of the Projections, including the financial and business condition of the Company, the development stage, size and strength of markets for the Company's products, the status of the Company's competitors and their products, the continuation of the Company's management personnel and the Company's continued ability to attract and retain suitable employees, the continued successful technical development of the Company's existing and anticipated future products, general conditions in the health care industry, and economic conditions and government regulatory and reimbursement policies. Parent and Merger Subsidiary acknowledge that no representation or warranty of any kind is made that the Projections will accurately reflect the actual results of future operations, and that actual results of operations during the projection period may vary from the Projections.

         3.09 ABSENCE OF UNDISCLOSED LIABILITIES. Except as reflected in the Latest Balance Sheet, the Company has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit).

         3.10 NO MATERIAL ADVERSE CHANGES. Since the date of the Latest Balance Sheet (the "Balance Sheet Date"), there has been no material adverse change in the assets, financial condition, relations with key management employees or key OEM's, operating results or business condition of the Company.

         3.11 ABSENCE OF CERTAIN DEVELOPMENTS. Since the Balance Sheet Date, the Company has not:

                  (a) borrowed any amount or incurred or become subject to any liability in excess of $50,000, except (i) current liabilities incurred in the ordinary course of business and (ii) liabilities under contracts entered into in the ordinary course of business;

                  (b) mortgaged, pledged or subjected to any lien, charge or any other encumbrance, any of its assets with a fair market value in excess of $25,000, except (i) liens for current property taxes not yet due and payable, (ii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like, (iii) liens in respect of pledges or deposits under workers' compensation laws, (iv) liens set forth in the Disclosure Schedule, or (v) liens voluntarily created in the ordinary course of business, all of which liens aggregate less than $25,000;

                  (c) discharged or satisfied any lien or encumbrance or paid any liability, in each case with a value in excess of $50,000, other than current liabilities paid in the ordinary course of business;

                  (d) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or stockholders) any tangible assets with a fair market value in excess of $50,000, or canceled any debts or claims, in each case, except in the ordinary course of business;

                  (e) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or stockholders) any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets;

                  (f) disclosed, to any person other than Parent or Merger Subsidiary and authorized representatives of Parent or Merger Subsidiary, any proprietary confidential information, other than pursuant to a confidentiality agreement prohibiting the use or further disclosure of such information, which agreement is identified in the Disclosure Schedule and is in full force and effect on the date hereof;

                  (g) waived any rights of material value or suffered any extraordinary losses or adverse changes in collection loss experience, whether or not in the ordinary course of business or consistent with past practice;

                  (h) declared or paid any dividends or other distributions with respect to any shares of the Company's capital stock or redeemed or purchased, directly or indirectly, any shares of the Company's capital stock or any options;

                  (i) issued, sold or transferred any of its equity securities, securities convertible into or exchangeable for its equity securities or warrants, options or other rights to acquire its equity securities, or any bonds or debt securities except the Picker Shares and Warrants or as described in the Disclosure Schedule;

                  (j) taken any other material action or entered into any other material transaction other than in the ordinary course of business and in accordance with past custom and practice, or entered into any transaction with any "insider" (as defined in Section 3.23 hereof) other than employment arrangements otherwise disclosed in this Agreement and the Disclosure Schedule, or the transactions expressly contemplated by this Agreement;

                  (k) suffered any material theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance;

                  (l) made or granted any bonus, or any wage, salary or compensation increase to any director, officer, employee or consultant who earns more than $75,000 per year, or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement, or adopted any new employee benefit plan or arrangement or made any commitment or incurred any liability to any labor organization;

                  (m) made any single capital expenditure or commitment therefor in excess of $20,000, except any single capital expenditure or commitment in the ordinary course of business consistent with past practice not in excess of $50,000;

                  (n) made any loans or advances to, or guarantees for the benefit of, any persons (except advances for customary travel and entertainment expenditures in the ordinary course of business);

                  (o) made any charitable contributions or pledges;

                  (p) made any change in accounting principles or practices from those utilized in the preparation of the Latest Financial Statements;

                  (q) experienced any amendment, modification or termination of any existing, or entered into any new, contract, agreement, plan, lease, license, permit or franchise which is, either individual or in the aggregate, material to the business, operations, financial position or prospects of the Company other than in the ordinary course of business;

                  (r) experienced any labor dispute material to the business, operations, financial position or prospects of the Company;

                  (s) experienced any change in any method of calculating, any bad debt, inventory, contingency or other reserve;

                  (t) written off as uncollectible any note or account receivable, or canceled any debts, other than in the ordinary course of business and consistent with past practice;

                  (u) except as previously discussed with and agreed to by Parent, failed to replace or replenish inventory or supplies as such inventory or supplies may have been depleted from time to time, collect accounts receivable, pay accounts payable or shorten or lengthen the customary payment cycles for any of its payables or receivables or otherwise manage its working capital accounts in a manner consistent with past practice;

                  (v) experienced any writedown or writeup of (or failed to writedown or writeup in accordance with generally accepted accounting principles) the value of any inventories, receivables or other assets, or revalued any assets of the Company;

                  (w) failed to maintain all material physical assets in accordance with good business practice and in good operating condition and repair, ordinary wear and tear excepted;

                  (x) experienced any lapse or termination of any material permit that was issued or relates to the Company or its business, or any failure to renew any such permit; or

                  (y) discontinued or altered, in any material respect, its advertising or promotional activities or its pricing and purchasing policies other than in a manner consistent with past practices.

         3.12 TITLE TO PROPERTIES.

                  (a) The Company does not own, and neither the Company nor any of its predecessors has owned, any real property. The real property demised by the leases (the "Leases") described in the Disclosure Schedule constitutes all of the real property used or occupied by the Company (the "Real Property"). The Real Property has access, sufficient for the conduct of the business of the Company as now conducted to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities, used in the operation of the business of the Company at that location.

                  (b) The Leases are in full force and effect, and the Company holds a valid and existing leasehold interest under each of the Leases for the term set forth in the Disclosure Schedule. The Company has delivered to Parent complete and accurate copies of each of the Leases, and none of the Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Parent. The Company is not in default, and to the knowledge of the Company no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default under any of the Leases; nor to the knowledge of the Company is any other party to any of the Leases in default.

                  (c) The Company owns good and marketable title to each of the tangible properties and tangible assets reflected on the Latest Balance Sheet or acquired since the date thereof, free and clear of all liens and encumbrances, except for (i) liens for current taxes not yet due and payable, (ii) liens set forth in the Disclosure Schedule, (iii) the properties subject to the Leases, (iv) assets disposed of since the date of the Latest Balance Sheet in the ordinary course of business,
         (v) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers and materialmen and (vi) liens in respect of pledges or deposits under workers' compensation laws, all of which liens aggregate less than $25,000.

                  (d) All of the buildings, machinery, equipment and other tangible assets necessary for the conduct of the business of the Company are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. There are no defects in such assets or other conditions relating thereto which, individually or in the aggregate, materially adversely affect the operation or value of such assets. The Company owns or leases under valid leases, all buildings, machinery, equipment and other tangible assets necessary for the conduct of its business as presently conducted.

                  (e) The Company is not in violation of any applicable zoning ordinance or other law, regulation or requirement relating to the operation of any properties used in the operation of its business, and the Company has not received any notice of any such violation, or the existence of any condemnation proceeding with respect to any of the Real Property, except, in each case, with respect to violations the potential consequences of which do not or will not have a material adverse effect on the Company.

                  (f) The Company has no knowledge of improvements made or contemplated to be made by any public or private authority, the costs of which are to be assessed as special taxes or charges against any of the Real Property, and there are no present assessments.

         3.13 ACCOUNTS RECEIVABLE. The accounts receivable reflected on the Latest Balance Sheet are valid receivables, are not subject to valid counterclaims or set-offs, and will be collected in accordance with their terms, except to the extent set forth on the Disclosure Schedule. The accounts receivable reflected on the Company's books and records arising after the date of the Latest Balance Sheet and prior to the Effective Time are valid receivables, are not subject to valid counterclaims or set-offs, and are collectible in a manner consistent with past practices in accordance with the Company's standard terms and conditions of sale.

         3.14 INVENTORY. The inventory of raw materials, work in process and finished goods of the Company consists of items of a quality and quantity usable and, with respect to finished goods only, salable in the ordinary course of the business of the Company. The inventory of finished goods of the Company is not slow-moving as determined in accordance with past practices, obsolete or damaged and is merchantable and fit for its particular use. The Company has on hand or has ordered and expects timely delivery of such quantities of raw materials, and has on hand such quantities of work in process and finished goods, in each case as are reasonably required timely to fill current orders on hand which require delivery within sixty (60) days and to maintain the manufacture and shipment of products at its normal level of operations. As of the date of the Latest Balance Sheet, the values at which such inventory is carried on the Latest Balance Sheet are in accordance with generally accepted accounting principles. The Disclosure Schedule contains a materially complete and accurate summary of the Company's inventory of raw materials, work in progress and finished goods as of March 31, 1997.

         3.15 TAX MATTERS.

                  (a) Each of the Company and any affiliated, combined or unitary group of which the Company is or was a member, any predecessor of the Company and any "Plans" (as defined in Section 3.21 hereof), as the case may be (each, a "Tax Affiliate" and, collectively, the "Tax Affiliates"), has: (i) timely filed (after taking into account any properly applicable extension of the due date of such Returns) all returns, declarations, reports, estimates, information returns, and statements ("Returns") required to be filed or sent by it in respect of any "Taxes" (as defined in subsection (p) below) or required to be filed or sent by it by any taxing authority having jurisdiction and all such Returns are true and correct in all material respects; (ii) timely and properly paid (or has had paid on its behalf) all Taxes due and payable with respect to the periods covered by such Returns; (iii) established on its Latest Balance Sheet, in accordance with generally accepted accounting principles, reserves that are adequate for the payment of any Taxes for all Tax periods or portions thereof ending on, prior to or including the Closing Date, the amount of which as of the date of the Latest Balance Sheet is set forth in the Disclosure Schedule; (iv) complied with all applicable laws, rules, and regulations relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws), and timely and properly withheld from individual employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws. True and correct copies of any and all Returns filed by any Tax Affiliate have been provided to Parent.

                  (b) There are no liens for Taxes upon any assets of the Company or of any Tax Affiliate, except liens for Taxes not yet due. The Company is not a party to any tax sharing agreement or other arrangement for the payment or reimbursement of Taxes.

                  (c) No deficiency for any Taxes has been proposed, asserted or assessed against the Company or the Tax Affiliates that has not been resolved and paid in full. No waiver, extension or comparable consent given by the Company or the Tax Affiliates regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to the Company by any Taxing authority regarding any such Tax, audit or other proceeding, or, to the knowledge of the Company, is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns. The Company does not expect the assessment of any additional Taxes of the Company or the Tax Affiliates and is not aware of any unresolved questions, claims or disputes concerning the liability for Taxes of the Company or the Tax Affiliates which would exceed the estimated reserves established on its books and records.

                  (d) Neither the Company nor any Tax Affiliate is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by the Company or any Tax Affiliate that are not deductible (in whole or in part) under Section 280G of the Code.

                  (e) Except as set forth on the Disclosure Schedule, neither the Company nor any Tax Affiliate has requested any extension of time within which to file any Return, which Return has not since been filed.

                  (f) No property of the Company or any Tax Affiliate is property that the Company or any Tax Affiliates is or will be required to treat as being owned by another person under the provisions of
         Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Section 168 of the Code.

                  (g) Neither the Company nor any Tax Affiliate is required to include in income any adjustment under Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company or any Tax Affiliate as a result of the Tax Reform Act of 1986 and neither the Company nor any Tax Affiliate has knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method.

                  (h) All transactions that could give rise to an understatement of federal income tax (within the meaning of Section 6661 of the Code as it applied prior to repeal) or an underpayment of tax (within the meaning of Section 6662 of the Code) were reported in a manner for which there is substantial authority or were adequately disclosed (or, with respect to Returns filed before the Closing Date, will be reported in such a manner or adequately disclosed) on the Returns required in accordance with Sections 6661(b)(2)(B) and 6662(d)(2)(B) of the Code.

                  (i) Except as set forth on the Disclosure Schedule, neither the Company nor any Tax Affiliate has engaged in any transaction that would result in a deemed election under Section 338(e) of the Code, and neither the Company nor any Tax Affiliate will engage in any such transaction within any applicable "consistency period" (as such term is defined in Section 338 of the Code).

                  (j) Neither the Company nor any Tax Affiliate has filed any consent under Section 341(f) of the Code.

                  (k) The Company and the Tax Affiliates have evidence of payment for all taxes, charges, fees, levies, or other assessments of a foreign country paid or accrued from the date of the formation of each of them, respectively.

                  (l) Neither the Company nor any Tax Affiliate, to the extent they are "controlled foreign corporations" within the meaning of
         Section 957 of the Code, have now or have had at any time in the past "subpart F income" within the meaning of Section 952 of the Code.

                  (m) The Company and the Tax Affiliates are, and at all times have been, corporations or associations taxable as corporations for United States income tax purposes.

                  (n) Any "FSC" (within the meaning of Section 922 of the Code) has been properly operated in accordance with the provisions of Sections 921-927 of the Code.

                  (o) All deductions claimed or reported on all Returns of the Company and any Tax Affiliate on account of royalties or similar fees payable with respect to any intellectual property of the Company or any other party are allowable in full, except where the failure to be so allowable will not result in any Tax liability to the Company.

                  (p) The Disclosure Schedule sets forth (i) all issuances of capital stock of the Company and the value received therefor, (ii) all issuances of options, warrants or other rights to purchase capital stock of the Company and the value received therefor, (iii) all issuances of securities exchangeable for or convertible into capital stock of the Company and the value received therefor and (iv) to the Company's knowledge, all transfers of the foregoing, in each case since June 15, 1997.

                  (q) For purposes of this Agreement, the term "Taxes" means all taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, upon the Company or any Tax Affiliate.

         3.16 CONTRACTS AND COMMITMENTS.

                  (a) The Disclosure Schedule lists the following agreements, whether oral or written, to which the Company is a party, which are currently in effect, and which relate to the operation of the business of the Company: (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as described in the Disclosure Schedule; (iii) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal; (iv) stock purchase or stock option plan; (v) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis making in excess of $75,000 per year or relating to severance pay for any such person; (vi) confidentiality agreement with employees and with consultants, vendors, customers or other third parties (other than the Company's standard Secrecy Agreements with its employees); (vii) contract, agreement or understanding relating to the voting of the Company's capital stock or the election of directors of the Company; (viii) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the assets of the Company; (ix) guaranty of any obligation for borrowed money or otherwise; (x) lease or agreement under which it is lessee of, or holds or operates any property, real or personal, owned by any other party for which the annual rental exceeds $25,000; (xi) lease or agreement under which it is lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $10,000; (xii) contract or group of related contracts with the same party (other than any contract or group of related contracts for the purchase or sale of products or services) continuing over a period of more than six months from the date or dates thereof, not terminable by it on 30 days' or less notice without penalty and involving more than $25,000; (xiii) contract which prohibits the Company from freely engaging in business anywhere in the world; (xiv) contract for the distribution of the products of the Company (including any distributor, sales and original equipment manufacturer contract);
         (xv) franchise agreement; (xvi) license agreement or agreement providing for the payment or receipt of royalties or other compensation by the Company in connection with the intellectual property rights listed in the Disclosure Schedule (other than shrink-wrap break-seal, click-on or other similar licenses not executed by end-users); (xvii) contract or commitment for capital expenditures in excess of $20,000, except any contract or commitment for a single capital expenditure or commitment in the ordinary course of business consistent with past practice not in excess of $50,000; (xviii) agreement for the sale of any capital asset; (xix) contract with any affiliate which in any way relates to the Company (other than for employment on customary terms); or (xx) other agreement which is either material to the business of the Company or was not entered into in the ordinary course of business involving obligations to or from the Company in excess of $25,000 (other than agreements required by Section 3.16(b) to be listed on the Disclosure Schedule).

                  (b) The Disclosure Schedule lists the following agreements, whether oral or written, to which the Company is a party, which are currently in effect, and which relate to the operation of the business of the Company: (i) contract or group of related contracts with the same party for the purchase of products or services by the Company under which the undelivered balance of such products or services is in excess of $50,000; (ii) contract or group of related contracts with the same party for the sale of products or services by the Company under which the undelivered balance of such products or services (including, without limitation, any free upgrades or ongoing services) has a sales price in excess of $10,000; and (iii) sales agreement or other customer commitment (other than the standard form of purchase order) which entitles any purchaser to a rebate or right of set-off, to return any product of the Company after acceptance thereof or to receive future services, upgrades or enhancements without full payment of the Company's standard charges therefor, if the amount of such rebate, right of set-off, product return or payment shortfall is in excess of $50,000.

                  (c) The Company has performed all material obligations required to be performed through the date hereof by it in connection with the contracts or commitments required to be disclosed in the Disclosure Schedule and is not in receipt of any claim of default under any contract or commitment required to be disclosed under such caption; the Company has no present intention of not performing any material obligation pursuant to any contract or commitment required to be disclosed under such caption; and the Company has no knowledge of any breach or anticipated breach by any other party to any contract or commitment required to be disclosed under such caption.

                  (d) Prior to the date of this Agreement, Parent has been supplied with a true and correct copy of each written contract or commitment referred to in the Disclosure Schedule, together with all amendments, waivers or other changes thereto, subject in each case to applicable confidentiality provisions of which Parent has been notified.

         3.17 INTELLECTUAL PROPERTY RIGHTS.

                  (a) As used in this Agreement, the term "Intellectual Property Rights" means patents, patent applications, trademarks, trademark applications, service marks, trade names, corporate names, copyrights, mask works, trade secrets or other intellectual property rights owned by, licensed to or otherwise controlled by the Company or used in, developed for use in or necessary to the conduct of the business of the Company as now conducted or relating to products, product development tools or services presently under research and/or development in their current state of development. The Disclosure Schedule describes all patents, patent applications, trademarks, trademark applications, service marks, trade names, corporate names, registered copyrights and mask works owned by, licensed to (other than by means of shrink-wrap, break-seal, click-on or other similar agreements not executed by end-users) or otherwise controlled by the Company or used in, developed for use in or necessary to the conduct of the business of the Company as now conducted or relating to products, product development tools or services presently under research and/or development in their current state of development.

                  The Company owns and possesses all right, title and interest, or holds a valid license, in and to the rights set forth on the Disclosure Schedule. The Disclosure Schedule describes all software products marketed or that have been marketed by the Company within the past two years and identifies the method of intellectual property protection utilized by the Company with respect to such products. The Disclosure Schedule describes all Intellectual Property Rights which have been licensed to third parties and those Intellectual Property Rights which are licensed from third parties (in either case, other than by means of shrink-wrap, break-seal, click-on or other similar agreements not executed by end-users). Except as disclosed in the Disclosure Schedule, all of the Intellectual Property Rights may be assumed by, and will become the property of, the Surviving Corporation in the Merger, without the requirement that any consent to assignment be obtained or any payment be made.

                  (b) All employees, contract workers, consultants and other agents of the Company or any predecessor company have executed agreements sufficient to vest in the Company ownership or the right to use the Intellectual Property Rights on which they have performed services in the business of the Company as currently conducted without the payment of royalties or penalties to such individuals. None of the software products marketed or under research and/or development by the Company or any predecessor company has entered the public domain by disclosure of its source code or other documentation that would disclose the source code, detailed design or internal functionality of the software products. Except as set forth on the Disclosure Schedule,
         (i) the Company has not received any notice of, nor are there any facts known to the Company which indicate a likelihood of, any infringement or misappropriation by, or conflict from, any third party with respect to the Intellectual Property Rights (provided, that, for purposes of the representation and warranty in the foregoing clause of this Section 3.17(b)(i) only, Intellectual Property Rights shall not include rights relating to products, product development tools or services which are under research and not yet marketed or under commercial development); no claim by any third party contesting the validity of any Intellectual Property Rights has been made, is currently outstanding or, to the knowledge of the Company, is threatened in writing (or verbally to Terry Ross, Jean-Luc Chatelain or Jeremy Rubin); (ii) the Company has not received any notice of any infringement, misappropriation or violation of any intellectual property rights of any third parties and, to its knowledge, the Company has not infringed, misappropriated or otherwise violated any such intellectual property rights; and (iii) to the knowledge of the Company, no infringement, illicit copying, misappropriation or violation has occurred or will occur with respect to products currently being sold by the Company or with respect to the products currently under development (in their present state of development) or with respect to the conduct of the business of the Company as now conducted. The Company has not entered into any agreement restricting the Company from selling, licensing or otherwise distributing any of its current products or products under development to any class of customers, in any geographic area, during any time period or in any segment of the market.

         3.18 LITIGATION. There are no actions, suits, proceedings, orders or investigations pending or, to the knowledge of the Company, threatened against the Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, nor, to the knowledge of the Company, is there any basis therefor.

         3.19 WARRANTIES; PRODUCTS.

                  (a) The Disclosure Schedule lists all claims outstanding, pending or, to the knowledge of the Company, threatened in writing (or verbally to Terry Ross, Jean-Luc Chatelain or Jeremy Rubin) for breach of any warranty relating to any products sold by the Company prior to the date hereof. The description of the product warranties and other material terms of sale of the Company set forth under the caption referencing this Section 3.19 is correct and complete in all material respects. The reserves for warranty claims on the Latest Balance Sheet are consistent with the Company's prior practices and are fully adequate to cover all warranty claims made or to be made against any products of the Company sold prior to the date thereof.

                  (b) To the Company's knowledge, the Company's AutoRad 3.0 and Archive Manager 2.0 products currently under development are expected to perform, when such development is completed, substantially in accordance with the Company's current technical specifications applicable to such products. The foregoing representation and warranty
         (i) is contingent upon proper use of such products in the applications for which they were intended as indicated in the Company's current documentation for such products; (ii) applies only to reproducible defects; (iii) does not apply to any third party hardware or software;
         (iv) applies only to such products generally as a class and does not apply to any particular unit of product; (v) assumes that such products have been updated with all error corrections and other updates developed by the Company; and (vi) does not apply to software defects, bugs, or non-operable features which do not materially impair the operation of such product as a whole.

         3.20 EMPLOYEES. (a) To the knowledge of the Company, no executive employee of the Company and no group of the employees of the Company has any plans to terminate his, her or their employment; (b) the Company has complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes; (c) the Company has no labor relations problem; (d) there are no workers' compensation claims pending against the Company nor is the Company aware of any facts that would give rise to such a claim; (e) to the knowledge of the Company, no employee of the Company is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of the Company; and (f) no employee or former employee of the Company, or any predecessor has any claim with respect to any Intellectual Property Rights and which might have a material adverse effect on the Company's business, financial conditions or results of operations. The Disclosure Schedule lists, as of the date set forth in the Disclosure Schedule, each employee of the Company. The Disclosure Schedule also states the position, title, remuneration (including any scheduled salary or remuneration increases), date of employment and accrued vacation pay of each such employee.

         3.21 EMPLOYEE BENEFIT PLANS.

                  (a) Definitions. For the purposes of this Section 3.21, unless the context clearly requires otherwise, the term "Plan" or "Plans" includes all employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other benefit arrangements (including, without limitation, any employment agreement or any program, agreement, policy or commitment providing for insurance coverage of employees, workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accidental benefits) applicable to the employees of the Company, to which the Company contributes, or which the Company has committed to implement for its employees prior to the date of this Agreement. Unless the context clearly requires otherwise, "Plan" or "Plans" shall also include any similar program or arrangement maintained by any organization affiliated by ownership with the Company for which the Company is or could be completely or partially liable for the funding or the administration either as a matter of law or by agreement.

                  (b) Except as disclosed on the Disclosure Schedule:

                           (i) Full Disclosure of All Plans. With respect to all
                  employees and former employees of the Company (and all dependents and beneficiaries of such employees and former employees):

                                    (A) The Company does not maintain or
                           contribute to any nonqualified deferred compensation or retirement plans, contracts or arrangements;

                                    (B) The Company does not maintain or
                           contribute to any qualified defined contribution plans (as defined in Section 3(34) of ERISA or Section 414(i) of the Code);

                                    (C) The Company does not maintain or
                           contribute to any qualified defined benefit plans (as defined in Section 3(35) of ERISA or Section 414(j) of the Code) ("Defined Benefit Plans"); and

                                    (D) The Company does not maintain or
                           contribute to any employee welfare benefit plans (as defined in Section 3(1) of ERISA).

                           (ii) Funding. With respect to the Plans, (A) all
                  required contributions which are due have either been made or properly accrued and (B) the Company is not liable for any "accumulated funding deficiency" as that term is defined in
                  Section 412 of the Code or any penalty or excise tax in connection therewith.

                           (iii) Plan Documents. With respect to all Plans
                  sponsored or administered by the Company and with respect to any other Plan if available to the Company, the Company has furnished Parent with true and complete copies of (A) the most recent determination letter, if any, received by the Company from the Internal Revenue Service regarding each qualified Plan, (B) the Form 5500 and all Schedules and accompanying financial statements, if any, for each Plan for which such form is required to be filed for the three most recent fiscal Plan years, (C) the most recently prepared actuarial valuation report, if any, for each Plan, and (D) copies of the current Plan documents, trust agreements, insurance contracts and all related contracts and documents (including any material employee communications) with respect to each Plan.

                           (iv) Defined Benefit Plans. Neither the Company nor
                  any affiliate of the Company maintains or has maintained any Defined Benefit Plans for which the Company or Parent have or will have any liability or, which if terminated, could result in any liability to the Company or Parent under Title IV of ERISA. There are no unfunded vested liabilities (determined using the assumptions used by the Plan for funding and without regard to future salary increases) with respect to Defined Benefit Plans sponsored by the Company. There have been no reportable events under Section 4043 of ERISA (with respect to which the 30-day notice requirement has not been waived by regulation) with respect to any Defined Benefit Plan maintained by the Company. No Defined Benefit Plan has been terminated that will result in a material liability by the Company to the Pension Benefit Guaranty Corporation.

                           (v) Multiemployer Plans. The Company has no actual or
                  potential liabilities under Sections 4201 or 4205 of ERISA for any complete or partial withdrawal from any multiemployer plan.

                           (vi) Fiduciary Breach; Claims. Neither the Company
                  nor any of its directors, officers, employees or other "fiduciaries" (as such term is defined in Section 3(21) of ERISA) has committed any breach of fiduciary duty imposed by ERISA or any other applicable law with respect to the Plans which would subject the Company, directly or indirectly, to any liability under ERISA or any applicable law. There are no actions, suits or claims pending against the Company relating to benefits other than routine, uncontested claims for benefits.

                           (vii) Prohibited Transaction. Neither the Company nor
                  any officer, director, employee, agent or fiduciary of any Plan has incurred any liability for any civil penalty imposed by Section 4975 of the Code or Section 502(i) of ERISA.

                           (viii) Material Compliance With Law. All Plans have
                  been consistently administered in accordance with their terms. To the extent required either as a matter of law or to obtain the intended tax treatment and tax benefits, all Plans comply with the requirements of ERISA and the Code. All Tax information returns or reports and all other required filings, disclosures and contributions have been made with respect to all Plans. No condition exists that limits the right of the Company to amend or terminate any such Plan (except as provided in such Plans or limited under ERISA or the Code).

                           (ix) VEBA Funding. No Plan is funded in whole or in
                  part through a voluntary employees' beneficiary association exempt from tax under Section 501(c)(9) of the Code. The limitations under Sections 419 and 419A of the Code have been computed, all unrelated business income tax returns have been filed and appropriate adjustments have been made on all other Tax returns.

                           (x) Retirement and COBRA Benefits. The Company has no
                  actual or potential liability under current law for benefits after separation from employment other than (i) benefits under Plans described in clauses (A), (B) or (C) of Section 3.18(b)(i), and (ii) health care continuation benefits described in Section 4980B of the Code or Part G of Subtitle B of Title I of ERISA or any comparable provisions under the laws of any state.

                           (xi) Collective Bargaining. No Plan is maintained in
                  whole or in part pursuant to collective bargaining.

                           (xii) Parachute Payments. No Plan requires or would
                  result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor in causing payments to be made by Patent or the Company that are not deductible (in whole or in part) under Section 280G of the Code.

         3.22 INSURANCE. The Disclosure Schedule lists and briefly describes each material insurance policy maintained by the Company with respect to the properties, assets and operations of the Company and sets forth the date of expiration of each such insurance policy. All of such insurance policies are in full force and effect and are issued by insurers of recognized responsibility. The Company is not in default with respect to its obligations under any of such insurance policies.

         3.23 AFFILIATE TRANSACTIONS. Other than pursuant to this Agreement, to the knowledge of the Company, no officer, director or employee of the Company or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons) (collectively "insiders"), has any agreement with the Company (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of the Company (other than ownership of capital stock of the Company). To the knowledge of the Company, none of the insiders has any direct or indirect interest (other than beneficial ownership of less than one percent of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market) in any competitor, supplier or customer of the Company or in any person, firm or entity from whom or to whom the Company leases any material property, or in any other person, firm or entity with whom the Company transacts material business of any nature. For purposes of this Section 3.23, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law of such officer, director or employee. All agreements and transactions between the Company and any insider identified in the Disclosure Schedule were made for bona fide business purposes on terms no less favorable than could be obtained from an unaffiliated third party.

         3.24 CUSTOMERS AND SUPPLIERS. The Disclosure Schedule lists the 50 largest customers and the 50 largest suppliers of the Company for the twelve-month period ended December 31, 1996, and sets forth opposite the name of each such customer or supplier the approximate amount of net sales or purchases by the Company attributable to such customer or supplier for such period. Since the Balance Sheet Date, no customer or supplier listed on the Disclosure Schedule has indicated in writing (or verbally to Terry Ross, Jean-Luc Chatelain or Jeremy Rubin) that it will stop or materially decrease the rate of business done with the Company.

         3.25 OFFICERS AND DIRECTORS; BANK ACCOUNTS. The Disclosure Schedule lists all officers and directors of the Company and all of the bank accounts of the Company (designating each authorized signer).

         3.26 COMPLIANCE WITH LAWS; PERMITS.

                  (a) The Company, its predecessors and their respective officers, directors, agents and employees have complied in all material respects with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to product labeling, consumer products safety, equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers' compensation, unemployment and building and zoning codes, which materially affect the business of the Company or the Real Property and to which the Company or its predecessors may be subject, and no claims have been filed against the Company alleging a violation of any such laws, regulations or other requirements. The Company has no knowledge of any action, pending or threatened, to change the zoning or building ordinances or any other laws, rules, regulations or ordinances affecting the Real Property. The Company is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that, to the knowledge of the Company, would not be available to the Surviving Corporation after the Effective Time.

                  (b) The Company has, in full force and effect, all licenses, permits and certificates, from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety) necessary to conduct its business as presently conducted and own and operate its properties (other than Environmental Permits, as such term is defined in Section 3.27(c) hereof) (collectively, the "Permits"). The Company has conducted its business in compliance with all material terms and conditions of the Permits.

                  (c) The Company has not made or agreed to make gifts of money, other property or similar benefits (other than incidental gifts of articles of nominal value) to any actual or potential customer, supplier, governmental employee or any other person in a position to assist or hinder the Company in connection with any actual or proposed transaction.

         3.27 ENVIRONMENTAL MATTERS.

                  (a) As used in this Section 3.27, the following terms shall have the following meanings:

                         (i) "Hazardous Materials" means any dangerous, toxic or
                  hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any federal, state or local law, statute, code, ordinance, regulation, rule or other requirement relating to such substance or otherwise relating to the environment or human health or safety, including without limitation any waste, material, substance, pollutant or contaminant that has been designated by any governmental authority as capable of endangering or posing a risk of injury to or an adverse effect on human health or safety, property or the environment.

                         (ii) "Environmental Laws" means all applicable federal,
                  state, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to pollution, contamination or protection of the environment (including, without limitation, all applicable federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to Hazardous Materials in effect as of the date of this Agreement).

                         (iii) "Release" shall mean the spilling, leaking,
                  disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

                  (b) The Company and the Company's activities at the Real Property are in material compliance with all applicable Environmental Laws, and to the Company's knowledge, the Real Property is in material compliance with all applicable Environmental Laws to the extent such compliance is the obligation of the Company.

                  (c) The Company has obtained, and maintained in full force and effect, all environmental permits, licenses, certificates of compliance, approvals and other authorizations necessary to conduct its business on the Real Property as presently conducted (collectively, the "Environmental Permits"). A true and correct copy of each such Environmental Permit shall be provided by the Company to Parent at least fourteen (14) days prior to the Closing. The Company has conducted its business in compliance with all terms and conditions of the Environmental Permits. The Company has filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Laws.

                  (d) (i) No Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited, stored, or Released in violation of any Environmental Law on, under or about any part of the Real Property by the Company or its agents during the period the Company was in possession thereof, (ii) to the knowledge of the Company, the Real Property and any improvements thereon, contain no asbestos, urea, formaldehyde, radon at levels above natural background, polychlorinated biphenyls (PCBs) or pesticides except to the extent that the Company has no liability with respect to the foregoing, and (iii) to the knowledge of the Company, no above-ground or underground storage tanks are located on, under or about the Real Property except to the extent that the Company has no liability with respect to the foregoing.

                  (e) The Company has not received any notice alleging in any manner that any of them is, or might be potentially responsible for any Release of Hazardous Materials, or any costs arising under or violation of Environmental Laws.

                  (f) To the knowledge of the Company, no expenditure by the Company will be required in order for Parent, Merger Subsidiary or the Surviving Corporation to comply with any Environmental Laws in effect at the time of the Closing in connection with the operation or continued operation of the business of the Company or the Real Property in a manner consistent with the current operation thereof by the Company.

                  (g) To the knowledge of the Company, the Company and the Real Property are not and have not been listed on the United States Environmental Protection Agency National Priorities List of Hazardous Waste Sites, or any other list, schedule, law, inventory or record of hazardous or solid waste sites maintained by any federal, state or local agency except to the extent the Company has no liability in connection with such listing of the Real Property.

                  (h) The Company has disclosed and delivered to Parent all environmental reports and investigations which the Company has obtained or ordered with respect to the business of the Company and the Real Property.

                  (i) To the knowledge of the Company, no part of the business of the Company, or the Real Property has been used as a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials, or as a gasoline service station or a facility for selling, dispensing, storing, transferring, disposing or handling petroleum and/or petroleum products except to the extent that the Company has no liability for such use of the Real Property.

                  (j) To the knowledge of the Company, no lien has been attached or filed against the Company or the Real Property in favor of any governmental or private entity for (i) any liability or imposition of costs under or violation of any applicable Environmental Law; or (ii) any Release of Hazardous Materials, except to the extent the Company has no liability for such lien, liability, imposition or Release with respect to the Real Property.

                  (k) The storage, transportation, handling, use or disposal, if any, by the Company of Hazardous Materials on or under the Real Property and/or disposal elsewhere by the Company, if any, of Hazardous Materials generated on or from the Real Property is currently, and at all times has been, in compliance in all materials respects with all applicable Environmental Laws. To the knowledge of the Company, the Company has not transported or arranged for the transportation of any Hazardous Materials or other material or substances to any location which is: (i) listed on the National Priorities List; or (ii) listed for possible inclusion on the National Priorities List, in CERCLA or on any similar state list.

                  (l) For purposes of the representations and warranties provided in Sections 3.27(d), (f), (g), (h), (i), (j) and (k) , the term "Real Property" shall include all real property used or occupied by the Company currently or previously used or occupied by the Company and its predecessors.

         3.28 BROKERAGE. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.

         3.29 DISCLOSURE. Neither this Agreement nor any of the exhibits hereto nor any of the documents delivered by or on behalf of the Company pursuant to
Article VII hereof, the Disclosure Schedule or any of the financial statements referred to in Section 3.08 hereof contains any untrue statement of a material fact regarding the Company or any of the other matters dealt with in this
Article III relating to the Company or the transactions contemplated by this Agreement. This Agreement, the exhibits hereto, the documents delivered to Parent by or on behalf of the Company pursuant to Article VII hereof, the Disclosure Schedule and the financial statements referred to in Section 3.08 hereof do not omit any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading, and there is no fact which has not been disclosed to Parent of which the Company or any officer of the Company is aware which materially affects adversely the assets, financial condition, relations with key management employees or key OEM's, operating results or business condition of the Company.

                                   ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

         Parent and Merger Subsidiary, jointly and severally, hereby represent and warrant to the Company that:

         4.01 INCORPORATION AND CORPORATE POWER. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power and authority to execute and deliver this Agreement and the agreements identified in Article XI to which it is a party (the "Ancillary Agreements") and perform its obligations hereunder and thereunder. The Merger Subsidiary has the requisite corporate power and authority to execute and deliver the Certificate of Merger and perform its obligations thereunder.

         4.02 EXECUTION, DELIVERY; VALID AND BINDING AGREEMENT. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Parent and Merger Subsidiary, and the Certificate of Merger by Merger Subsidiary, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement, the Certificate of Merger or the Ancillary Agreements. This Agreement and the Ancillary Agreements have been duly executed and delivered by Parent and Merger Subsidiary and constitute the valid and binding obligation of Parent and Merger Subsidiary, enforceable in accordance with their terms, and the Certificate of Merger, when executed and delivered by Merger Subsidiary, will constitute the valid and binding obligation of Merger Subsidiary, enforceable in accordance with its terms.

         4.03 NO BREACH. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Parent and Merger Subsidiary, and the Certificate of Merger by Merger Subsidiary, and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby and thereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of Parent or Merger Subsidiary, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Certificate of Incorporation or Bylaws of either Parent or Merger Subsidiary or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which either Parent or Merger Subsidiary is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which either Parent or Merger Subsidiary is subject.

         4.04 MERGER SUBSIDIARY. All of the outstanding capital stock of Merger Subsidiary is owned by Parent free and clear of any lien, claim or encumbrance or any agreement with respect thereto. Since the date of its incorporation, Merger Subsidiary has not engaged in any activity of any nature except in connection with or as contemplated by this Agreement, the Certificate of Merger or the Ancillary Agreements.

         4.05 GOVERNMENTAL AUTHORITIES; CONSENTS. Except for the applicable requirements of the HSR Act, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and except for consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state and federal securities laws and the laws of any foreign country, (a) neither Parent or Merger Subsidiary is required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement, the Certificate of Merger or the Key Management Agreements or the consummation of the transactions contemplated hereby or thereby, and (b) no consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by either Parent or Merger Subsidiary in connection with its execution, delivery and performance of this Agreement, the Certificate of Merger or the Ancillary Agreements or the transactions contemplated hereby or thereby.

         4.06 BROKERAGE. Except for fees and compensation to Goldman Sachs & Co. (which shall be paid in full by Parent), no third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Parent or Merger Subsidiary.

                                    ARTICLE V

                            COVENANTS OF THE COMPANY

         5.01 CONDUCT OF THE BUSINESS. The Company shall observe each term set forth in this Section 5.01 and agrees that, from the date hereof until the Effective Time, unless otherwise consented to by Parent or Merger Subsidiary in writing, except for Permitted Transactions (as defined in Section 5.01(i)):

                  (a) The business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of the Company's business, on an arm's-length basis and in accordance in all material respects with all applicable laws, rules and regulations and the Company's past custom and practice;

                  (b) The Company shall not, directly or indirectly, do or permit to occur any of the following: (i) issue or sell any additional shares of capital stock, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any of its capital stock (except (A) the Picker Shares and Warrants, (B) upon exercise of currently outstanding options and warrants set forth in the Disclosure Schedule); and (C) the granting of options to purchase not more than 60,000 shares of Company Common Stock (when added to the number of shares of Company Common Stock subject to other options granted by the Company since March 12, 1997) to employees below the level of Vice President in accordance with the terms and conditions of the Cemax-Icon, Inc. 1996 Stock Option Plan, which options shall have an exercise price of not less than fair market value on the date of grant; (ii) sell, pledge, dispose of or encumber any of its assets, except in the ordinary course of business; (iii) amend or propose to amend its Certificate of Incorporation or Bylaws; (iv) split, combine or reclassify any outstanding shares of capital stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of Capital Stock; (v) redeem, purchase or acquire or offer to acquire any shares of capital stock or other securities (except for the purchase of the Restricted Common Stock as provided by Section 7.01(p) hereof); (vi) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof; (vii) incur any indebtedness for borrowed money or issue any debt securities except the borrowing of working capital in the ordinary course of business and consistent with past practice; (viii) accelerate or defer the payment of undisputed accounts payable or other accrued expenses owned to trade creditors or other third parties having business relationships with the Company; (ix) accelerate, beyond the normal collection cycle, or defer collection of manufacturers' rebates, promotional allowances and other accounts receivable; (x) enter into or propose to enter into, or modify or propose to modify, any Lease or agreement or arrangement to use or occupy real property or exercise or waive any option, or consent to any modification, act or omission by any landlord requiring tenant's consent under any Lease (except, with the prior consent of Parent (which shall not be unreasonably withheld), office leases in Seattle and Atlanta as previously discussed with Parent); (xi) enter into or propose to enter into or modify or propose to modify any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 5.01(b) in any material respect; (xii) purchase inventories or supplies for its business in a manner outside the ordinary course of business, inconsistent in amount, nature or composition with prior practice; (xiii) sell, lease, license or otherwise dispose of any material assets or properties, other than in the ordinary course of business; (xiv) accelerate or defer the construction or improvements at any of the locations of its business; or (xv) accelerate or defer the purchase of material fixtures, equipment, leasehold improvements, vehicles, other items of machinery and equipment and other capital expenditures;

                  (c) The Company shall not, directly or indirectly, (i) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers or directors or consultants; or (ii) in the case of employees, officers or consultants who earn in excess of $75,000 per year, take any action with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof;

                  (d) Except as set forth on the Disclosure Schedule, the Company shall not adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees or any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangements for the benefit or welfare of any director;

                  (e) The Company shall not cancel or terminate its current insurance policies or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

                  (f) The Company shall (i) use commercially reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others with which it has business relationships; (ii) confer on a regular and frequent basis with representatives of Parent to report operational matters and the general status of ongoing operations; (iii) not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at the Closing; (iv) notify Parent of any emergency or other change in the normal course of its business or in the operation of its properties and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would be material, individually or in the aggregate, to the business, operations or financial condition of the Company or to the Company's, Parent's or Merger Subsidiary's ability to consummate the transactions contemplated by this Agreement; and (v) promptly notify Parent and Merger Subsidiary in writing if the Company shall discover that any representation or warranty made by it in this Agreement was when made, or has subsequently become, untrue in any material respect;

                  (g) Except as set forth in the Disclosure Schedule, the Company shall (i) file any Tax returns, elections or information statements with respect to any liabilities for Taxes of the Company or other matters relating to Taxes of the Company which pursuant to applicable law must be filed (after taking into account any properly applicable extensions of the due date of such returns, elections or information statements) prior to the Closing; provided, however, that the Company shall not file any such Tax returns, or other returns, elections, claims for refund or information statements with respect to any liabilities for Taxes (other than federal, state or local sales, use, withholding or employment tax returns or statements) for any Tax period, or consent to any adjustment or otherwise compromise or settle any matters with respect to Taxes, without prior consultation with and consent of Parent (which consent shall not be unreasonably withheld);
         (ii) promptly upon filing provide copies of any such Tax returns, elections or information statements to Parent and Merger Subsidiary;
         (iii) make or rescind any such Tax elections or other discretionary positions with respect to Taxes taken by or affecting the Company only upon prior consultation with and consent of Parent (which consent shall not be unreasonably withheld); (iv) not amend any Return; and (v) not increase the rate or policy for any accrual or reserve for Taxes or otherwise accrue therefor in a manner inconsistent with its practices for previous periods as reflected in the Latest Financial Statements; and (vi) not change any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of the federal income Tax returns for the taxable year ended December 31, 1995;

                  (h) The Company shall not perform any act referenced by (or omit to perform any act which omission is referenced by) the terms of
         Section 3.11; and

                  (i) For purposes of this Section 5.01, "Permitted Transactions" include (i) the port to NT of the AccuRad product, (ii) the pursuit of the U.S. government DIN-PACS contract, (iii) the issuance to Picker, Inc. of up to 85,000 shares of Company Common Stock, at a price of at least $12.00 per share, and warrants to purchase up to 85,000 shares of Company Common Stock, with an exercise price of at least $17.00 per share (collectively, the "Picker Shares and Warrants"), in the event Picker, Inc. enters into an OEM agreement with Cemax-Icon (assignable by operation of law without modification of terms) with a first-year commitment of at least $2.5 million in purchases of the Company's products and containing terms and conditions no less favorable than terms and conditions previously discussed with Parent, and (iv) the execution of an OEM agreement with Fuji containing terms and conditions no less favorable than terms and conditions previously discussed with Parent; provided, that, the aggregate expenditures incurred or expected to be incurred by the Company in connection with the Permitted Transactions described in clauses (i) and
         (ii) of this Section 5.01(i) shall not exceed $2,000,000.

         5.02 ACCESS TO BOOKS AND RECORDS. Between the date hereof and the Closing Date, the Company shall afford to Parent and authorized representatives (the "Parent's Representatives") full access at all reasonable times and upon reasonable notice to the offices, properties, books, records, officers, employees and other items of the Company, and the work papers of Ernst & Young LLP and Mohler, Nixon and Williams LLP, the Company's independent accountants, relating to work done by Ernst & Young LLP and Mohler, Nixon and Williams LLP and otherwise provide such assistance as is reasonably requested by Parent and Merger Subsidiary in order that Parent and Merger Subsidiary may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of the Company. In addition, the Company, and its officers and directors shall cooperate fully (including providing introductions, where necessary) with Parent and Merger Subsidiary and to enable Parent, with prior written notice to the Company, to contact such third parties, including customers, prospective customers, specifying agencies, vendors, or suppliers of the Company as Parent and Merger Subsidiary deems reasonably necessary to complete its due diligence.

         5.03 MEETING OF STOCKHOLDERS. The Company shall cause to be duly called and held, not later than 30 days following the effective date of the Registration Statement (as defined in Section 6.03), a meeting of its stockholders and will direct that this Agreement be submitted to a vote at such meeting. Parent will (a) cause proper notice of such meeting to be given to its stockholders in compliance with the Delaware Act, other applicable laws and regulations and the Company's Certificate of Incorporation and Bylaws; (b) recommend by the affirmative vote of all members of its Board of Directors a vote in favor of approval of this Agreement; and (c) use its best efforts to solicit from its stockholders proxies in favor thereof.

         5.04 REGULATORY FILINGS. The Company shall, as promptly as practicable after the execution of this Agreement, make or cause to be made all filings and submissions under the HSR Act and any other laws or regulations applicable to the Company for the consummation of the transactions contemplated herein. The Company will coordinate and cooperate with Parent and Merger Subsidiary in exchanging such information, will not make any such filing without providing to Parent and Merger Subsidiary a final copy thereof for their review and consent at least two full business days in advance of the proposed filing and will provide such reasonable assistance as Parent and Merger Subsidiary may request in connection with all of the foregoing.

         5.05 REGISTRATION STATEMENT. The Company will furnish, or cause to be furnished, to Parent all the information concerning the Company and its subsidiaries required for inclusion in the Registration Statement and the Prospectus-Proxy Statement (as defined in Section 6.03) or any statement or application made by Parent to any governmental body in connection with the transactions contemplated by this Agreement. Any financial statement for any fiscal year provided under this paragraph must include the audit opinion and the consent of Ernest & Young LLP, as independent accounts to the Company, to use such opinion in such Registration Statement. None of the information regarding the Company supplied or to be supplied by the Company for inclusion in the Registration Statement and any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby will, at the respective times the Registration Statement, Prospectus-Proxy Statement and other documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Prospectus-Proxy Statement, when mailed, and, in the case of the Prospectus-Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of stockholders referred to in Section 5.03 hereof and at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. All documents which the Company is responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

         5.06 FINANCIAL STATEMENTS. The Company shall have prepared and delivered to Parent all quarterly and monthly financial statements for any periods ending after the date of the Latest Balance Sheet and at least 30 days prior to the Closing Date.

         5.07 CONDITIONS. The Company shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Section 7.01 to be satisfied on or prior to June 30, 1997, if possible, but not later than August 31, 1997, and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof. Without limiting the generality of the foregoing, the Company shall obtain, prior to the Closing Date, all consents or waivers to the transactions contemplated by this Agreement that may be required under any of the agreements or commitments of the Company that are material to the business of the Company.

         5.08 NO NEGOTIATIONS. Except in connection with the issuance of the Picker Shares and Warrants (which discussions, proposals, offers and issuances shall be limited to the Picker Shares and Warrants), the Company shall not, directly or indirectly, through any officer, director, stockholder, agent or otherwise, solicit, initiate or encourage submission of any proposal or offer from any person or entity (including any of its or their officers, stockholders or employees) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets of, or any equity interest in, the Company or other similar transaction or business combination involving the Company, or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in anyway with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing. The Company shall promptly notify Parent if any such proposal or offer, or any inquiry from or contact with any person with respect thereto, is made and shall promptly provide Parent with such information regarding such proposal, offer, inquiry or contact as Parent may request.

         5.09 SUBSTITUTE OPTIONS AND WARRANTS. At the time of the distribution of the Prospectus-Proxy Statement, the Company will distribute the Prospectus-Proxy Statement to each holder of an Outstanding Stock Option or Outstanding Stock Warrant. The Prospectus-Proxy Statement will indicate that (a) each holder of an Outstanding Stock Option or Outstanding Stock Warrant has the right to exercise such Outstanding Stock Option or Outstanding Stock Warrant to the extent exercisable at the Effective Time, and (b) if not exercised to the extent of the full number of shares subject thereto prior to the Effective Time, each Outstanding Stock Option or Outstanding Stock Warrant will be converted into a Substitute Option or Substitute Warrant, as the case may be, in accordance with Section 2.01.

                                   ARTICLE VI

                    COVENANTS OF PARENT AND MERGER SUBSIDIARY

         Parent and Merger Subsidiary covenant and agree with the Company as follows:

         6.01 REGULATORY FILINGS. Parent or Merger Subsidiary shall, as promptly as practicable after the execution of the Agreement, make or cause to be made all filings and submissions under the HSR Act and any other laws or regulations applicable to Parent and Merger Subsidiary for the consummation of the transactions contemplated herein. Parent and Merger Subsidiary will coordinate and cooperate with the Company in exchanging such information, will not make any such filing without providing to the Company a final copy thereof for its review and consent at least two full business days in advance of the proposed filing and will provide such reasonable assistance as the Company may request in connection with all of the foregoing.

         6.02 CONDITIONS. Parent or Merger Subsidiary shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Section 7.02 to be satisfied on or prior to June 30, 1997, if possible, but not later than August 31, 1997, and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three business days after such date).

         6.03 REGISTRATION STATEMENT. As promptly as practicable after the execution of this Agreement, Parent will file with the SEC a registration statement on Form S-4 under the Securities Act relating to the Contingent Payment Rights and the shares of Parent Common Stock which may be delivered to the Company's stockholders pursuant to the Contingent Payment Rights (the "Registration Statement"), and any other applicable documents, which will include a prospectus and proxy statement (as amended or supplemented by any amendment or supplement filed by Parent, the "Prospectus-Proxy Statement"), and will use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the stockholders of the Company, at the time of the stockholders' meeting referred to in Section 5.03 hereof and at the Effective Time, the Prospectus-Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus-Proxy Statement made in reliance upon and in conformity with information furnished by the Company for use in the Registration Statement or the Prospectus-Proxy Statement. Parent shall bear the costs of SEC filing fees with respect to the Registration Statement, the costs of printing the Prospectus-Proxy Statement, and the costs of qualifying the shares of Parent Common Stock under state securities laws as necessary.

         6.04 STOCK EXCHANGE LISTINGS. Prior to issuance, Parent will file all documents required to be filed to list the Parent Common Stock to be issued pursuant to the Contingent Payment Rights on the New York Stock Exchange and use its best efforts to effect said listings.

         6.05 DUE AUTHORIZATION, ETC. OF STOCK ISSUED IN MERGER. Any shares of Parent Common Stock issued by Parent to the Company Stockholders pursuant to the Contingent Payment Rights will, upon such issuance and delivery in accordance with the terms of the Contingent Payment Rights, be duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights or other rights to purchase securities of Parent and will be issued in full compliance with applicable securities laws.

         6.06 BLUE SKY APPROVALS. Parent will file all documents required to obtain, prior to the Effective Time, all necessary approvals under state securities laws, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such approvals.

         6.07 SUBSTITUTE OPTIONS REGISTRATION STATEMENT. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Substitute Options and Substitute Warrants. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to shares of Parent Common Stock subject to Substitute Options, and shall use its best efforts to maintain effectiveness of such registration statement for so long as the Substitute Options remain outstanding.

         6.08 OPERATION OF THE BUSINESS. Parent shall be solely responsible for determining the appropriate technical, engineering, quality assurance and sales and marketing resources necessary to achieve its Image Management Systems business objectives after the Effective Time. Notwithstanding the foregoing, Parent shall spend, on a consolidated basis, in connection with these objectives at least $14,000,000 between July 1, 1997 and June 30, 1998, and at least $20,000,000 between July 1, 1998 and June 30, 1999, including expenditures related to sales representatives, sales management, advertising, promotions, product service, product engineering, research and development, and quality assurance.

         6.09 EMPLOYEE BENEFIT PLANS. The employee benefit plans of the Company identified on the attached Schedule 6.09 shall become the employee benefit plans of the Surviving Corporation at the Effective Time, subject to the modifications identified on the attached Schedule 6.09. Notwithstanding the foregoing, (a) the Surviving Corporation and the Parent shall have the right to modify, amend, or terminate the employee benefit plans of the Surviving Corporation from time to time, and (b) nothing in this Section 6.09, whether express or implied, shall confer upon any employee of the Company or the Surviving Corporation, or any other person, any rights or remedies, including, without limitation, (i) any right to employment or recall, (ii) any right to continued employment for any specified period, or (iii) any right to claim any particular compensation, benefit or aggregation of benefits, of any kind or nature whatsoever, or any right to receive any severance pay or benefits as a result of this Section 6.09.

                                   ARTICLE VII

                              CONDITIONS TO CLOSING

         7.01 CONDITIONS TO PARENT'S AND MERGER SUBSIDIARY'S OBLIGATIONS. The obligation of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions at or before the Effective Time:

                  (a) The representations and warranties set forth in Article III hereof shall be true and correct in all material respects at and as of the Effective Time as though then made and as though the Effective Time had been substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures by the Company of discoveries, events or occurrences arising on or after the date hereof);

                  (b) The Company shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by it under this Agreement prior to the Effective Time;

                  (c) The Company shall have obtained, or caused to be obtained, each consent (including, without limitation, any consent to assignment of any Intellectual Property Right) and approval necessary in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of the Company's assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting the Company or any license, franchise or permit of or affecting the Company which could be reasonably expected to result in a material adverse change in the assets, financial condition, relations with key management employees or key OEM's, operating results or business condition of the Company;

                  (d) This Agreement, the Certificate of Merger and the Merger shall have been duly and validly authorized by the Company's Board of Directors and this Agreement shall have been duly and validly approved by the stockholders of the Company, and the Company shall have delivered to Parent evidence, in form satisfactory to Parent's counsel, of such authorization and approval, and the Certificate of Merger shall have been duly executed by the Company;

                  (e) The applicable waiting periods under the HSR Act shall have expired or been terminated, and all other material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated by this Agreement or the Certificate of Merger will have been duly made and obtained;

                  (f) There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Parent or Merger Subsidiary of all or a material portion of the business or assets of the Company, or to cause Parent or Merger Subsidiary or any of their subsidiaries or the Company to dispose of or to hold separately all or a material portion of the business or assets of Parent or Merger Subsidiary and their subsidiaries or of the Company, as a result of the transactions contemplated hereby, (iii) seeking to require direct or indirect transfer or sale by Parent or Merger Subsidiary of any of the shares of Company Common Stock, (iv) seeking to invalidate or render unenforceable any material provision of this Agreement or the Certificate of Merger or any of the other agreements attached as exhibits hereto (collectively, the "Related Agreements"), or (v) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

                  (g) There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or foreign court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 7.01(f) hereof;

                  (h) Parent or Merger Subsidiary shall not have discovered any fact existing as of the date of this Agreement which has not been disclosed to Parent and Merger Subsidiary as of the date of this Agreement regarding the Company which, individually or in the aggregate with other such facts, would result in a material adverse change in the assets, properties, financial condition, operating results or business condition of the Company;

                  (i) There shall have been no damage, destruction or loss of or to any property or properties owned or used by the Company, whether or not covered by insurance, which, in the aggregate, has, or would be reasonably likely to have, a material adverse effect on the Company;

                  (j) Parent shall have received from counsel for the Company a written opinion, dated the date of the Effective Time, addressed to Parent, in form and substance substantially as set forth in Exhibit 7.01(j);

                  (k) Not more than seven percent (7%) of the outstanding shares of Company Common Stock shall be qualified to be Dissenting Shares as of the Effective Time;

                  (l) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened or be unresolved. Parent shall have received all state securities law authorizations necessary to carry out the transactions contemplated by this Agreement;

                  (m) Parent shall have received from Ernst & Young LLP, acting in their capacity as independent public accountants to the Company, a "comfort" letter, dated as of the effective date of the Registration Statement and updated through the Effective Time, in form and substance satisfactory to Parent and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and transactions such as those contemplated by this Agreement;

                  (n) Prior to the Effective Time, the Company shall have delivered to Parent all of the following:

                           (i) certificates of the identity of appropriate
                  officers of the Company or other persons satisfactory to Parent dated as of the date of the Effective Time, stating that the conditions precedent set forth in subsections (a) and
                  (b) above have been satisfied;

                           (ii) copies of the third party and governmental
                  consents and approvals and of the authorizations referred to in subsections (c), (d) and (e) above;

                           (iii) the minute books, stock transfer records,
                  corporate seal and other materials related to the corporate administration of the Company;

                           (iv) resignations (effective as of the Effective
                  Time) from such of the Company's officers and directors as Parent shall have requested prior to the Effective Time;

                           (v) a copy of the Certificate of Incorporation of the
                  Company, certified by the Secretary of State of the State of Delaware, and Certificates of Good Standing from the Secretaries of States of the States of Delaware and California evidencing the good standing of the Company in such states;

                           (vi) a copy of each of (X) the text of the
                  resolutions adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the Certificate of Merger and the consummation of all of the transactions contemplated by this Agreement and the Certificate of Merger and (Y) the bylaws of the Company; along with certificates executed on behalf of the Company by its corporate secretary certifying to Parent that such copies are true, correct and complete copies of such resolutions and bylaws, respectively, and that such resolutions and bylaws were duly adopted and have not been amended or rescinded;

                           (vii) incumbency certificates executed on behalf of
                  the Company by its corporate secretary certifying the signature and office of each officer executing this Agreement and the Certificate of Merger and the Related Agreements executed by the Company;

                           (viii) an executed copy of each of the Related
                  Agreements; and

                           (ix) such other certificates, documents and
                  instruments as Parent reasonably requests related to the transactions contemplated hereby.

                  (o) The Company's employees shall have entered into Parent's form of Employee Agreement (relating to confidentiality, inventions and competition) attached hereto as Exhibit 7.01(o).

                  (p) Each of the Company's employees identified on the attached
         Schedule 7.01(p) shall have agreed (i) to repay to the Company, within five business days after payment to such employee of the 1997 Cash Consideration to which such employee is entitled as a stockholder of the Company hereunder, all interest and principal outstanding under the promissory note set forth next to such employee's name on the attached
         Schedule 7.01(p), or (ii) to permit the Company to deduct the amount of such interest and principal from the payment of 1997 Cash Consideration to such employee. The Company shall have completed the repurchase from each such employee of the number of shares of Restricted Common Stock set forth next to such employee's name on, and for the price set forth on, the attached Schedule 7.01(p).

         7.02 CONDITIONS TO THE COMPANY'S AND THE STOCKHOLDERS' OBLIGATIONS. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions at or before the Effective Time:

                  (a) The representations and warranties set forth in Article IV hereof will be true and correct in all material respects at and as of the Effective Time as though then made and as though the Effective Time had been substituted for the date of this Agreement throughout such representations and warranties;

                  (b) Parent and Merger Subsidiary shall have performed in all material respects all the covenants and agreements required to be performed by them under this Agreement and the Certificate of Merger prior to the Effective Time, and Merger Subsidiary shall have executed the Certificate of Merger;

                  (c) The applicable waiting periods under the HSR Act shall have expired or been terminated and all other material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained;

                  (d) There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated by this Agreement or the Certificate of Merger or seeking to obtain material damages in connection with such transactions, (ii) seeking to invalidate or render unenforceable any material provision of this Agreement, the Certificate of Merger or any of the Related Agreements, or (iii) otherwise relating to and materially adversely affecting the transactions contemplated hereby or thereby;

                  (e) There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement or the Certificate of Merger by any federal, state or foreign court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 7.02(d) hereof;

                  (f) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened and be unresolved. Parent shall have received all state securities law or state securities laws authorizations and the consent or approval of any exchange on which shares of Parent Common Stock are traded, in each case to the extent necessary to carry out the transactions contemplated by this Agreement; and

                  (g) The Company shall have received from counsel for Parent a written opinion, dated the date of the Effective Time, addressed to the Company, in form and substance as set forth in Exhibit 7.02(g).

                  (h) Prior to the Effective Time, each of Parent and Merger Subsidiary shall have delivered to the Company all of the following:

                           (i) certificates of the appropriate officers of
                  Parent and Merger Subsidiary dated as of the date of the Effective Time, stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied;

                           (ii) a copy of the Certificate of Incorporation of
                  each of the Parent and the Merger Subsidiary, certified by the Secretary of State of the State of Delaware, and certificates of Good Standing from the Secretary of State of the State of Delaware evidencing the good standing of each of Parent and the Merger Subsidiary in the State of Delaware.

                           (iii) a copy of each of (X) the text of the
                  resolutions adopted by the board of directors of each of Parent and Merger Subsidiary authorizing the execution, delivery and performance of this Agreement and the Certificate of Merger and the consummation of all of the transactions contemplated by this Agreement and the Certificate of Merger and (Y) the bylaws of Parent and Merger Subsidiary; along with certificates executed on behalf of Parent and Merger Subsidiary by their corporate secretaries certifying to the Company that such copies are true, correct and complete copies of such resolutions and bylaws, respectively, and that such resolutions and bylaws were duly adopted and have not been amended or rescinded;

                           (iv) incumbency certificates executed on behalf of
                  Parent and Merger Subsidiary by their corporate secretaries certifying the signature and office of each officer executing this Agreement and the Certificate of Merger and the Related Agreements executed by Parent and Merger Subsidiary;

                           (v) an executed copy of each of the Related
                  Agreements; and

                           (vi) such other certificates, documents and
                  instruments as the Company reasonably requests related to the transactions contemplated hereby.

                           (i) The Company shall have received from Parent
                  evidence of transfer to the Transfer Agent of cash in the amount of the aggregate 1997 Cash Consideration, along with an executed letter of instruction to pay such funds to the Company Stockholders.

                                  ARTICLE VIII

                                   TERMINATION

         8.01 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

                  (a) by the mutual consent of Parent, Merger Subsidiary and the Company;

                  (b) by either Parent or Merger Subsidiary, on the one hand, or the Company, on the other, if there has been a material misrepresentation, breach of warranty or breach of covenant on the part of the other in the representations, warranties and covenants set forth in this Agreement; provided, that, in the event of a curable breach, the non-breaching party may terminate this Agreement only after the breaching party has had a reasonable time, not to exceed 30 days, to cure such breach after written notice of breach from the non-breaching party;

                  (c) by either Parent or Merger Subsidiary, on the one hand, or the Company, on the other, if there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger, or there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental authority or agency, foreign or domestic, which would make the consummation of the Merger illegal;

                  (d) by either Parent or Merger Subsidiary, on the one hand, or the Company, on the other, if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental authority of agency, which would (i) prohibit the Company's or Parent's ownership or operation of all or a portion of the Company's business, or (ii) compel Parent or the Company to dispose of or hold separate all or a portion of the business or assets of the Company or Parent as a result of the Merger;

                  (e) by Parent if more than seven percent (7%) of the outstanding shares of Company Common Stock shall be qualified to be Dissenting Shares after the first meeting of the Company's stockholders to approve this Agreement and the Merger;

                  (f) by either Parent or Merger Subsidiary, on the one hand, or the Company, on the other, if the transactions contemplated by this Agreement or the Certificate of Merger have not been consummated on or before August 31, 1997; provided that, neither will be entitled to terminate this Agreement pursuant to this Section 8.01(f) if such party's willful breach of this Agreement has prevented the consummation of the transactions contemplated by this Agreement or the Certificate of Merger; or

                  (g) by Parent or Merger Subsidiary if, after the date hereof, there shall have been a material adverse change in the assets, properties, financial condition, operating results or business condition of the Company which shall continue to constitute such a material adverse change on or after July 31, 1997.

         8.02 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Parent or Merger Subsidiary, on the one hand, or the Company, on the other, as provided in Section 8.01, all provisions of this Agreement shall terminate, except Sections 8.03 (Termination Fees), Sections
12.01 (press releases and announcements), 12.02 (expenses), 12.09 (governing law) and 12.10 (confidentiality) hereof shall survive indefinitely.

                  8.03 TERMINATION FEES.

                  (a) In the event that this Agreement terminates as a result of:

                           (i) The failure of a party to proceed with the Merger
                  even though all of the conditions of such party's obligations to consummate the transactions contemplated by this Agreement have been satisfied; or

                           (ii) A material misrepresentation, breach of warranty
                  or breach of covenant on the part of a party in the representations, warranties and covenants set forth in this Agreement, where such misrepresentation or breach results or arises from the intentional, willful or grossly negligent acts or omissions of such party, from information or circumstances known by such party as of the date of this Agreement, or from information or circumstances not known by such party as of the date of this Agreement as a result of the intentional or willful disregard or the gross negligence of such party.

then the breaching party shall promptly reimburse the non-breaching party for out-of-pocket fees and expenses (in an amount not to exceed One Million Dollars ($1,000,000)) incurred by the non-breaching party in connection with the transactions contemplated by this Agreement (which reimbursable fees and expenses shall not include salaries paid to employees of Parent or the Company and payments to financial advisors other than for out-of-pocket fees and expenses of such advisors) (collectively, "Reimbursable Fees and Expenses").

                  In the event of such termination of this Agreement by Parent, the Company may, at its option, make such payment by delivering to Parent that number of shares of Company Common Stock equal to the Reimbursable Fees and Expenses divided by Ten Dollars ($10.00) (subject to appropriate adjustment to reflect stock splits, stock dividends, reorganizations, consolidations and similar changes to the Company's capital stock hereafter effected).

                  (b) In the event that:

                            (i) Parent terminates this Agreement as a result of
                  a material misrepresentation, material breach of warranty or material breach of covenant on the part of the Company in the representations, warranties and covenants set forth in this Agreement (whether pursuant to Section 8.03(a) or otherwise), and

                           (ii) The Company engages in, becomes subject to, or
                  enters into an agreement or understanding with respect to, a Control Transaction (as defined below) with a party other than Parent prior to December 31, 1997,

then the Company shall promptly pay to Parent Three Million Dollars ($3,000,000) (in addition to any amounts previously paid or required to be paid pursuant to Section 8.03(a)).

                  For the purposes of this Agreement, a "Control Transaction" means (i) any acquisition of effective control of the Company, whether by merger, purchase of all or substantially all of the assets of the Company, purchase of a majority of the equity of the Company or otherwise, or (ii) any issuance by the Company, in a single or series of transactions, of shares of capital stock, or rights to purchase shares of capital stock, representing equal to or greater than twenty percent (20%) of the outstanding capital stock of the Company. Notwithstanding the foregoing, a Control Transaction shall not include the issuance by the Company of more than twenty percent (20%) of the outstanding capital stock of the Company (A) pursuant to an initial public offering of the Company's equity securities under Section 5 of the Securities Act, or (B) pursuant to a pro rata or substantially pro rata offering of the Company's securities to the Company's current stockholders entitled to participate in such offering pursuant to applicable securities laws, provided, that, in either case, after such offering,

                           (1) none of the Company's current stockholders is the
                  beneficial owner of more than forty percent (40%) of the outstanding capital stock of the Company (computed as if all securities beneficially owned by such stockholder which are convertible into capital stock of the Company had been converted), and

                           (2) none of Parent's competitors previously disclosed
                  to the Company is the beneficial owner of more than forty percent (40%) of the outstanding capital stock of the Company (computed as if all securities beneficially owned by such competitor which are convertible into capital stock of the Company have been converted).

                  (c) The termination fees under this Section 8.03 shall be cumulative and in addition to any other right, power or remedy available to the parties, whether conferred hereunder, under the Option Agreement or now or hereafter available at law or in equity or by statute or otherwise.

                                   ARTICLE IX

                        THE STOCKHOLDERS' REPRESENTATIVE

         9.01 APPOINTMENT. As used in this Agreement, the "Stockholders' Representatives" shall mean Michael O'Donnell and David Titus or any person appointed as a successor Stockholders' Representative pursuant to Section 9.02 hereof.

         9.02 ELECTION AND REPLACEMENT. During the period ending upon the date when all obligations under this Agreement have been discharged (including all indemnification obligations pursuant to Section 10.02 hereof), the Company's stockholders who, immediately prior to the Effective Time, held Company Common Stock representing a majority of the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (a "Majority"), may, from time to time upon written notice to the Stockholders' Representatives and Parent, remove any of the Stockholders' Representatives or appoint one or more new Stockholders' Representatives to fill any vacancy created by the death, incapacitation, resignation or removal of one or more Stockholders' Representatives. Furthermore, if a Stockholders' Representative dies, becomes incapacitated, resigns or is removed by a Majority, the Majority shall appoint a successor Stockholders' Representative to fill the vacancy so created. If the Majority is required to appoint, but has-not appointed, a successor Stockholders' Representative within 30 business days from a request by Parent to appoint a successor Stockholders' Representative, Parent shall have the right to appoint a Stockholders' Representative to fill any vacancy so created, and shall advise all those who were holders of Company Common Stock immediately prior to the Effective Time of such appointment by written notice. A copy of any appointment by the Majority of any successor Stockholders' Representative shall be provided to Parent promptly after it shall have been effected.

         9.03 AUTHORITY. The Stockholders' Representatives shall be authorized to take action by majority vote and to make and deliver any certificate, notice, consent or instrument required or permitted to be made or delivered under this Agreement or under the documents referred to in this Agreement (including, without limitation, any such actions with respect to the Contingent Payment Rights) (an "Instrument") which the Stockholders' Representatives determine in their discretion to be necessary, appropriate or desirable, and, in connection therewith, to hire or retain, at the sole expense of the Company's stockholders, such counsel, investment bankers, accountants, representatives and other professional advisors as they determine in their sole and absolute discretion to be necessary, advisable or appropriate in order to carry out and perform their rights and obligations hereunder. Any party receiving an Instrument from the Stockholders' Representative shall have the right to rely in good faith upon such certification, and to act in accordance with the Instrument without independent investigation.

         9.04 NO LIABILITY OF PARENT. Parent (and the Surviving Corporation) shall have no liability to any stockholder of the Company or otherwise arising out of the acts or omissions of the Stockholders' Representatives or any disputes among the stockholders of the Company or among the Stockholders' Representatives. Parent shall have no direct liability to the stockholders of the Company under this Agreement or the other agreements referred to herein for any action taken through agreement with the Stockholders' Representatives and may rely entirely on its dealings with, and notices to and from, the Stockholders' Representatives with respect to any obligations it might have under this Agreement, any agreement referred to herein or otherwise to the stockholders of the Company. Without limiting the foregoing, delivery to the Stockholders' Representatives of cash or certificates for shares of Parent Common Stock with respect to the Contingent Payment Rights shall extinguish any obligations of Parent to the Company Stockholders with respect to such Contingent Payment Rights, and Parent shall have no liability for subsequent misdelivery to any Company Stockholder or any other act or omission of the Stockholders' Representatives with respect to such cash or certificates.

                                    ARTICLE X

                               SURVIVAL AND OFFSET

         10.01 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Notwithstanding any investigation made by or on behalf of any of the parties hereto or the results of any such investigation and notwithstanding the participation of such party in the Closing, the representations and warranties contained in this Agreement shall survive the Closing until 30 days after the Determination Date for the Second Earn-Out Year as defined under the Contingent Payment Rights (the "Offset Period"), and shall have no further force or effect thereafter.

         10.02 RIGHT OF OFFSET.

                  (a) Subject to Section 10.02(f) hereof, Parent shall have a right to offset (the "Offset Right"), from time to time, its "Losses" (as hereinafter defined) against payments to be made by Parent relating to the Contingent Payment Rights, in accordance with the terms of this
         Section 10.02. Parent shall be entitled to exercise its Offset Right, from time to time, against payments to be made by Parent relating to the Contingent Payment Rights, with respect to any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses), whether or not actually incurred or paid during the Offset Period and after taking into effect the Tax effects of such items and any use of the Offset Right hereunder (collectively, the "Losses"), which Parent, the Surviving Corporation or (but only in connection with any Losses incurred by, or Claims against, Parent or the Surviving Corporation) any of their respective affiliates, officers, directors, employees or agents (the "Protected Parties") may suffer, sustain or become subject to, as a result of:

                           (i) Any misrepresentation in any of the
                  representations and warranties of the Company contained (1) in this Agreement or (2) in any of the exhibits, schedules, certificates and other documents delivered or to be delivered by or on behalf of the Company pursuant to this Agreement or otherwise referenced or incorporated in this Agreement (collectively, the "Related Documents");

                           (ii) Any breach of, or failure to perform, any
                  agreement or covenant of the Company contained in this Agreement or any of the Related Documents;

                           (iii) Any "Claim" (as defined in Section 10.04(c)) or
                  threatened Claim against the Protected Parties arising out of actions or inactions of the Company with respect to the Company's business or the Real Property prior to the Effective Time.

                  (b) Parent may exercise its Offset Right, from time to time, in accordance with the procedures set forth in paragraphs (c) and (d) of this Section 10.02, against any payment or payments due or to become due under the Contingent Payment Rights. Each time, if any, that Parent exercises its Offset Right against payments due or to become due under the Contingent Payment Rights, Parent shall promptly deliver to Stockholders' Representatives a schedule signed by an officer of Parent reflecting the revised payments due or to become due under the Contingent Payment Rights after giving effect to such exercise of its Offset Right. In the event Parent exercises its Offset Right, such offset shall be applied first, to the payment to be made in 1998 under the Contingent Payment Rights, and second, to the payment being made in 1999 under the Contingent Payment Rights.

                  (c) In the event any of the Protected Parties becomes involved in any legal, governmental or administrative proceeding which may result in Losses subject to Parent's Offset Right hereunder, or if any such proceeding is threatened or asserted (any such third party action or proceeding being referred to herein as a "Claim"), Parent shall promptly notify the Stockholders' Representatives in writing of the nature of any such Claim and Parent's estimate of the Losses arising therefrom.

                           (i) The Stockholders Representatives shall be
                  entitled to contest and defend such Claim; provided, that the Stockholders Representatives have a reasonable basis for concluding such defense may be successful and diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by the Stockholders' Representatives to Parent within 20 days after Parent provides notice of such Claim (but, in all events, at least five business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by Stockholders' Representatives. Parent shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless Seller is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Protected Parties, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its own choosing. If Parent elects to participate in such defense, Parent shall cooperate with Stockholders' Representatives in the conduct of such defense. Neither Parent nor Stockholders' Representatives may concede, settle or compromise any Claim without the consent of the other, which consent shall not be unreasonably withheld; provided, that Stockholders' Representatives may, without the consent of Parent, settle any Claim which is solely for money damages if Stockholders' Representatives acknowledge that such Claim gives rise to a Loss that is subject to Parent's Offset Right hereunder and if the entire amount of the settlement amount may be recovered by Parent by means of Parent's Offset Rights hereunder.

                           (ii) Notwithstanding the foregoing, if: (X) a Claim
                  seeks equitable relief against any of the Protected Parties,
                  (Y) the subject matter of a Claim relates to the ongoing business of Parent (other than as it relates to the Surviving Corporation), which Claim, if decided against a Protected Party, would materially adversely affect the ongoing business or reputation of Parent (other than as it relates to the Surviving Corporation), or (Z) the estimated Losses of the Protected Parties related to the Claim exceed the amount Parent may recover using its Offset Right hereunder, then, in each such case, Parent alone may (but shall not be required to) contest, defend and settle such Claim in the first instance and, if Parent does not contest, defend or settle such Claim, Stockholders' Representatives shall have the right to contest and defend (but not settle) such Claim; provided, however, that no such settlement shall be made without the consent of the Stockholders' Representatives (which consent shall not be unreasonably withheld, delayed or denied) unless in connection with such settlement, Parent and the Surviving Corporation shall waive all Offset Rights and any other indemnification claims related to such Claim.

                  (d) In the event Parent (on behalf of itself or any Protected Party) should have a claim giving rise to an Offset Right that does not involve a Claim, Parent shall deliver a notice (the "Offset Notice") of such claim with reasonable promptness to Stockholders' Representatives. The Offset Notice shall include a good faith estimate of Parent's Losses relating to such claim and sufficient detail with regard to the nature of the facts underlying such Claim to enable Stockholders' Representatives to analyze such Claim. If the Stockholders' Representatives notify Parent that the Stockholders' Representatives do not dispute the claim described in the Offset Notice, or if the Stockholders' Representatives fail to notify Parent within 30 days after delivery of the Offset Notice of any such dispute with respect to such claim, the Losses in the amount specified in the Offset Notice will be conclusively deemed Losses and Parent may exercise its Offset Right with respect to such amount in accordance with the Offset Notice. If the Stockholders' Representatives have timely disputed such claim, representatives of Parent and Stockholders' Representatives will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such representatives within 60 days after the date of the Offset Notice of such claim, such dispute shall be resolved fully and finally in the jurisdiction of the principal office of Parent by an arbitration governed by the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, provided that a sole arbitrator shall be employed. The arbitration shall be governed by the state equivalent of the Federal Arbitration Act, 9 U.S.C. ss. 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The parties shall have 10 days from the end of the discussion among the Stockholders' Representatives and Parent to agree upon a mutually acceptable person to act as arbitrator. The arbitrator shall be a neutral person (i.e., a person not affiliated with either of the parties). If no arbitrator has been selected within such time, the Stockholders' Representatives and Parent shall jointly request the Center for Public Resources or another mutually agreed upon organization to supply within 10 business days of such request a list of potential arbitrators with qualifications as specified by the parties in the joint request. Within five days of receipt of the list, the Stockholders' Representatives and Parent shall independently rank the proposed candidates, shall simultaneously exchange rankings, and shall be deemed to have selected as the arbitrator the individual receiving the highest combined ranking who is available to serve. If there is a tie, then the tie shall be broken by putting the names on slips of paper, mixing them up and having one party draw one slip of paper. If either the Stockholders' Representatives or Parent shall not cooperate in the selection of the arbitrator, the other may solely select the arbitrator utilizing the procedures set forth in this
         Section 10.02. The costs of arbitration shall be apportioned between the Stockholders' Representatives and Parent as determined by the arbitrator in such manner as the arbitrator deems reasonable taking into account the circumstances of the case, the conduct of the parties during the proceeding, and the result of the arbitration. Any arbitration proceeding shall be concluded in a maximum of one (1) year from the date of the Offset Notice. All negotiations pursuant to this
         Section 10.02 shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state Rules of Evidence. All negotiation and arbitration proceedings under this Section 10.02 shall be treated as confidential information in accordance with the provisions of the Confidentiality Agreement. Any arbitrator shall be bound by an agreement containing confidentiality provisions at least as restrictive as those contained in the Confidentiality Agreement. Nothing herein shall preclude (i) Parent from seeking equitable relief to prevent any immediate, irreparable harm to its interest, including multiple breaches of this Agreement or the Related Documents, or (ii) the Stockholders' Representatives from commencing litigation to enforce payment of the Contingent Payment Rights not subject to Offset as provided herein. Otherwise, these procedures are exclusive and shall be fully exhausted prior to the initiation of any litigation. Either party may seek specific enforcement of any arbitrator's decision under this Article
         IX. The other party's only defense to such a request for specific enforcement shall be fraud by or on the arbitrator.

                  (e) In the event of a Claim under Section 10.02(c) or a dispute relating to the Offset Notice under Section 10.02(d), and if such Claim or Offset Notice would, if determined to be valid, result in the an offset against amounts due under the Contingent Payment Rights, Parent may exercise its Offset Right to the extent of the estimated Losses of the Protected Parties until the resolution of such Claim or dispute; provided, that prior to the time of such resolution, if payment of the Contingent Payment Right against which Parent is seeking to enforce its Offset Right would otherwise be due and payable, Parent shall instead pay the amount of such Offset Right into an escrow account with a third-party escrow agent mutually acceptable to the Parent and the Stockholders' Representatives pursuant to an escrow agreement. Such funds shall be held in such escrow until the time of resolution of such Claim (even if such Claim or dispute is not resolved until after the end of the Offset Period) and thereafter returned to the Parent to the extent that such Offset Right is allowed and otherwise paid to the Stockholders's Representative, the Company Stockholders or a paying agent under the Contingent Payment Rights, as may be appropriate. The portion of any Contingent Payment Rights,payments suspended pursuant to the terms of this Section 10.02(e) which are not subject to the exercise of the Offset Right in dispute and which, by their terms, have become due, shall be delivered to the Stockholders's Representative, the Company Stockholders or a paying agent under the Contingent Payment Rights, as may be appropriate.

                  (f) Notwithstanding anything contained in this Agreement to the contrary, the right of Parent to exercise its Offset Right hereunder shall be subject to the following limitations:

                           (i) Parent shall not be entitled to exercise its
                  Offset Right with respect to any Losses, until the aggregate amount of all Losses hereunder exceeds Two Hundred Fifty Thousand Dollars ($250,000); provided that, once the aggregate amount of all Losses hereunder exceeds Two Hundred Fifty Thousand Dollars ($250,000), Parent shall be entitled to exercise its Offset Right with respect to all Losses, including, without limitation, the initial Two Hundred Fifty Thousand Dollars ($250,000) in Losses hereunder.

                           (ii) Parent shall not be entitled to exercise its
                  Offset Right with respect to any Losses unless Parent delivers to Stockholders' Representatives an Offset Notice under
                  Section 10.02(d) or notice of a Claim under Section 10.02(c):

                                    (A) prior to the end of the Offset Period
                           with respect to Losses as a result of any misrepresentation in any of the representations and warranties of the Company contained in Section 3.07 (Capital Stock), Section 3.15 (Tax Matters), Section
                           3.17 (Intellectual Property Rights), Section 3.20 (Employees), Section 3.21 (Employee Benefit Plans), or Section 3.27 (Environmental Matters).

                                    (B) prior to the one-year anniversary of the
                           Effective Time with respect to all Losses not described in Section 10.02(f)(ii)(A).

                           (iii) Parent shall not be entitled to exercise its
                  Offset Right with respect to any Losses to the extent that such Losses result from or arise out of the gross negligence or willful misconduct of any Protected Party.

                           (iv) Parent shall be entitled to exercise its Offset
                  Right only for Losses in an aggregate amount not exceeding $9,650,979.

                           (v) The Offset Right shall be Parent's sole and
                  exclusive remedy with respect to any Losses that any Protected Party may suffer, sustain or become subject to pursuant to the terms of this Agreement, and Parent agrees that it shall not, and hereby waives all rights to, institute or maintain any suit, proceeding or action against the Company's stockholders or Stockholders' Representatives or utilize or exercise any other legal or equitable remedy for the purpose of recovering damages or other relief with respect to any Losses (including, without limitation, an action seeking to recover any portion of the purchase price previously paid to the Company's stockholders) except for suits, proceedings or actions necessary to enforce or implement the Offset Right; provided that, (i) nothing herein shall prevent a party from bringing an action based upon allegations of fraud or other intentional misconduct with respect to another party hereto in connection with this Agreement, and (ii) nothing herein shall limit in any manner any other legal rights or remedies which any Protected Party which is a party to an agreement identified under Article XI has against another party to such agreement in accordance with the terms and conditions provided therein.

                                   ARTICLE XI

                              ANCILLARY AGREEMENTS

         11.01 OPTION AGREEMENT. Simultaneous with the execution and delivery of this Agreement, Parent, Merger Subsidiary and the Company will enter into an option agreement identical in form to Exhibit 11.01 (the "Option Agreement").

         11.02 STOCKHOLDER AGREEMENTS. Simultaneous with the execution and delivery of this Agreement, Parent, Merger Subsidiary, the Company and each stockholder of the Company identified on Schedule 11.02 will enter into a stockholder agreement identical in form to Exhibit 11.02 (the "Stockholder Agreement").

         11.03 AFFILIATE AGREEMENTS. Simultaneous with the execution and delivery of this Agreement, Parent and each stockholder of the Company identified on Schedule 11.03 will enter into an affiliate agreement identical in form to Exhibit 11.03 (the "Affiliate Agreement").

         11.04 KEY MANAGEMENT AGREEMENTS. Simultaneous with the execution and delivery of this Agreement, the Company, Parent and each employee identified on
Schedule 11.04 will enter into a Key Management Agreement in the form of Exhibit
11.04 (the "Key Management Agreements").

         11.05 NONCOMPETITION AGREEMENTS. Simultaneous with the execution and delivery of this Agreement, the Company, Parent and each stockholder of the Company identified on Schedule 11.04 will enter into a noncompetition agreement identical in form to Exhibit 11.05 (the "Noncompetition Agreements").

                                   ARTICLE XII

                                  MISCELLANEOUS

         12.01 PRESS RELEASES AND ANNOUNCEMENTS. Prior to the Effective Time, no party hereto shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby or make any announcement to the employees, customers or suppliers of the Company without prior written approval of the other party hereto, except that Parent may issue any such release (or other announcement) as it determines, in its sole discretion, as may be necessary to comply with the requirements of this Agreement or applicable law or by obligations pursuant to any listing agreement with any national securities exchange. If Parent determines any such press release or public announcement is so required, Parent shall use reasonable efforts to consult in good faith with the Company (but shall not be required to obtain the Company's consent) prior to issuing such press release or making such announcement.

         12.02 EXPENSES. Except as otherwise expressly provided for herein, the Company, the Stockholders' Representatives, Parent and Merger Subsidiary will each pay all of their own expenses (including attorneys' and accountants' fees) in connection with the negotiation of this Agreement, the performance of their respective obligations under this Agreement and the Certificate of Merger and the consummation of the transactions contemplated hereby and thereby (whether consummated or not). The attorney's fees of Wilson Sonsini Goodrich & Rosati, legal counsel to the Company, shall be paid in full at the Closing.

         12.03 AMENDMENT AND WAIVER. This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced; provided, however, that after the approval of this Agreement by the stockholders of the Company, no amendment may be made which reduces the Merger Consideration or which effects any changes which would materially adversely affect the stockholders of the Company without the further approval of the stockholders of the Company. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

         12.04 NOTICES. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or three days after being mailed, if mailed by first class mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to Parent, Merger Subsidiary, the Company and the Stockholders' Representatives will, unless another address is specified in writing, be sent to the address indicated below:

Notices to Parent or Merger Subsidiary:         with a copy to:
---------------------------------------         ---------------


Imation Corp.                                   Dorsey & Whitney LLP
Legal Affairs                                   220 South Sixth Street
Imation Corp.                                   Minneapolis, MN 55402
One Imation Place                               Attention: Gary L. Tygesson
Oakdale, MN  55128-3414                         Telecopy:  (612) 340-8753
Attn:  Susan Laine

Imation Corp.
One Imation Place
Oakdale, MN  55128-3414
Attn: Brad T. Sauer

Notices to the Company:                         with a copy to:
-----------------------                         ---------------

Cemax-Icon, Inc.                                Wilson, Sonsini, Goodrich &
47281 Mission Falls Court                         Rosati, P.C.
Fremont, California 94539                       650 Page Mill Road
Attn: Terry Ross                                Palo Alto, California 94304-1050
                                                Attn:  Michael J. O'Donnell
                                                Telecopy:  (415) 496-4092

Notices to Stockholders' Representatives        with a copy to:
----------------------------------------        ---------------

Wilson, Sonsini, Goodrich & Rosati, P.C.        David Titus
650 Page Mill Road                              Windward Ventures
Palo Alto, California 94304-1050                221 Ocean Drive
Attn:  Michael J. O'Donnell                     Coronado, California 92118
                                                Telecopy:  (415) 496-4092

         12.05 ASSIGNMENT. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto.

         12.06 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         12.07 COMPLETE AGREEMENT. This Agreement, the Certificate of Merger and the Related Agreements and other exhibits hereto, the Disclosure Schedule and the other documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way; provided, that the Confidentiality Agreement, dated October 4, 1996, as amended November 14, 1996, between Parent and the Company (the "Confidentiality Agreement") shall remain in force and effect without modification thereof.

         12.08 COUNTERPARTS. This Agreement may be execute in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. Any such counterpart may be delivered by facsimile. Any party delivering a counterpart by facsimile shall deliver an original copy within 48 hours, provided that the failure to so deliver an original shall not effect the enforceability of this agreement against such party.

         12.09 GOVERNING LAW. The internal law, without regard for conflicts of laws principles, of the State of Delaware will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

         12.10 KNOWLEDGE. With respect to the knowledge of the Company, such term shall mean the actual knowledge of the Company after reasonable inquiry and review of the representations and warranties of the Company set forth in this Agreement and the Disclosure Schedule.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                                     IMATION CORP.


                                                     By  /s/ C.T. Pinder
                                                         -----------------------
                                                     Its  Vice President
                                                         -----------------------

                                                     CI ACQUISITION CORP.


                                                     By  /s/ C.T. Pinder
                                                         -----------------------
                                                     Its  President
                                                         -----------------------

                                                     CEMAX-ICON, INC.


                                                     By  /s/ Terry Ross
                                                         -----------------------
                                                     Its  President and C.E.O.
                                                         -----------------------



                                                                       EXHIBIT B

                           SECTION 262 OF THE GENERAL
                    CORPORATION LAW OF THE STATE OF DELAWARE

         ss. 262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss.251 (other than a merger effected pursuant to ss.251(g) of this title), ss.252, ss.254, ss.257, ss.258, ss.263 or ss.264 of this title:

         (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss.251 of this title.

         (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

         a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

         b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

         c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

         d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

         (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

         (d)  Appraisal rights shall be perfected as follows:

         (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

         (2) If the merger or consolidation was approved pursuant to ss.228 or ss.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.



                                                                       EXHIBIT C


                       TERMS OF CONTINGENT PAYMENT RIGHTS

         A. General. Each Contingent Payment Right shall represent only a right to receive a cash or stock payment (the "Earn-Out") from Parent, subject to the terms set forth herein, payable no later than 30 days after the Determination Date (as defined below) for each Earn-Out Year (as defined below). Contingent Payment Rights shall not possess any attributes of common stock and shall not entitle the holders of the Contingent Payment Rights to any rights of any kind other than as specifically set forth herein.

         B. Definitions.

                  1. Earn-Out Year. The term "Earn-Out Year" shall refer to each of the following twelve-month periods: (a) the period from July 1, 1997 through June 30, 1998 (the "First Earn-Out Year"), and (b) the period from July 1, 1998 through June 30, 1999 (the "Second Earn-Out Year").

                  2. Determination Date. The term "Determination Date" shall mean the date of final determination of Gross Revenues (as defined below) for an Earn-Out Year pursuant to Section D below.

         C. Earn-Out Payments.


                  1. First Earn-Out Year.

                  a. The Earn-Out in the First Earn-Out Year will be $2.50 in cash (the "1998 Payment"), in the event that Gross Revenues during the First Earn-Out Year ("1998 Gross Revenues"), equal or exceed $45,000,000. In the event that 1998 Gross Revenues are less than $45,000,000, the 1998 Payment will be reduced as follows:

                               1998 Gross Revenues
                               -------------------
                                                  Adjusted Amount
             Equal or Greater                           of
                  Than              Less Than      1998 Payment
             ----------------     -------------    ------------

                    $0             $35 million        $0.00
               $35 million         $36 million        $1.25
               $36 million         $37 million        $1.45
               $37 million         $38 million        $1.65
               $38 million         $39 million        $1.85
               $39 million         $40 million        $2.05
               $40 million         $45 million        Pro rata portion
                                                      of $2.50

                  b. Any 1998 Payment, as adjusted if appropriate, may be paid, at the election of the holders of the Contingent Payment Rights ("Holders"), in whole shares of Parent Common Stock equal to the quotient of (i) the 1998 Payment, as adjusted if appropriate, and (ii) the average closing price per share of Parent Common Stock on the New York Stock Exchange -- Composite Transactions, as reported in The Wall Street Journal, for each of the 10 consecutive trading days ending on the third business day prior to June 30, 1998. To facilitate such election, Parent shall provide written notice to the Holders (the "1998 Earn-Out Notice"), together with such updated disclosure concerning Parent as Parent, in its sole discretion, deems necessary or appropriate, within 15 days after the Determination Date for 1998 Gross Revenues, which notice shall specify the amount of the 1998 Payment and the amount of Parent Common Stock receivable in lieu of cash in connection with the 1998 Payment. Each Holder may elect to receive Parent Common Stock in lieu of all (but not less than all) of the cash otherwise payable in connection with the 1998 Payment by providing written notice of such election to Parent within 15 days after receiving the 1998 Earn-Out Notice. Any Holder which does not provide such written notice shall receive solely cash in connection with the 1998 Payment.

                  c. In the event that 1998 Gross Revenues exceed $45,000,000, any such excess up to $5,000,000 will be carried forward and counted as part of 1999 Gross Revenues (as defined below).

                  2. Second Earn-Out Year.

                  a. Subject to the last sentence of this Section 2(a), the Earn-Out in the Second Earn-Out Year will be $6.00 in cash (the "1999 Payment"), in the event that Gross Revenues during the twelve-month period from July 1, 1998 through June 30, 1999, plus any amount of 1998 Gross Revenues carried forward pursuant to paragraph 1(c) above ("1999 Gross Revenues"), equal or exceed $60,000,000. In the event that 1999 Gross Revenues are less than $60,000,000, the 1999 Payment will be reduced as follows:

                               1999 Gross Revenues
                               -------------------
                                                  Adjusted Amount
             Equal or Greater                           of
                  Than              Less Than      1999 Payment
             ----------------     -------------    ------------

                   $0              $50 million      $0.00
              $50 million          $51 million      $3.00
              $51 million          $52 million      $3.50
              $52 million          $53 million      $4.00
              $53 million          $54 million      $4.50
              $54 million          $55 million      $5.00
              $55 million          $60 million      Pro rata portion
                                                    of $6.00

In the event that 1998 Gross Revenues are less than $45,000,000 and 1999 Gross Revenues exceed $60,000,000, the amount of 1999 Gross Revenues in excess of $60,000,000, up to $5,000,000, will be treated as 1998 Gross Revenues and the 1999 Payment shall be increased above $6.00 by an amount equal to the difference between (i) the amount of the 1998 Payment computed after including such excess 1999 Gross Revenues and (ii) the amount of the 1998 Payment.

                  b. Any 1999 Payment, as adjusted if appropriate, may be paid, at the election of the Holders, in whole shares of Parent Common Stock equal to the product of (i) the 1999 Payment, as adjusted if appropriate, divided by $6.00 and (ii) 0.17. To facilitate such election, Parent shall provide written notice to the Holders (the "1999 Earn-Out Notice"), together with such updated disclosure concerning Parent as Parent, in its sole discretion, deems necessary or appropriate, within 15 days after the Determination Date for 1999 Gross Revenues, which notice shall specify the amount of the 1999 Payment and the amount of Parent Common Stock receivable in lieu of cash in connection with the 1999 Payment. Each Holder may elect to receive Parent Common Stock in lieu of all (but not less than all) of the cash otherwise payable in connection with the 1999 Payment by providing written notice of such election to Parent within 15 days after receiving the 1999 Earn-Out Notice. Any Holder which does not provide such written notice shall receive solely cash in connection with the 1999 Payment.

         D. Calculation of Gross Revenues.

                  1. Definition The term "Gross Revenues" shall mean gross revenues of the Image Management Systems Business (as defined below) of Parent, the Surviving Corporation and their affiliated companies, reduced only by customer trade discounts actually given in good faith and actual returns, and determined in accordance with generally accepted accounting principles consistent with past practices of the Company and the Annual Financial Statements; provided that the Surviving Corporation shall receive credit for the full commercial value (as represented by standard sales prices) of any product
(a) provided by the Surviving Corporation to any other business division of Parent for resale, or (b) given or sold by the Surviving Corporation at the direction of Parent or one of its affiliated companies (other than the Surviving Corporation) to customers at a discount to induce the purchase of products or services (other than products or services of the Image Management Systems Business) of Parent or its affiliated companies. Gross Revenues shall not include revenues of the Image Management Systems Business of Parent, the Surviving Corporation or their affiliated companies attributable to the acquisition (by purchase, license or other means) of any related businesses, products or services in a single transaction or series of transactions after the Effective Time.

         The term "Image Management Systems Business" shall mean (i) products currently sold by the Company or under research and/or development by the Company and any natural extensions thereof, and (ii) services related to such products provided by the Company, Parent or their affiliated companies.

                  2. Calculation. Within 15 days after the end of each Earn-Out Year, Parent shall prepare and deliver to the Stockholders' Representatives a statement (an "Earn-Out Statement"), certified as being true and correct in all material respects by an officer of Parent, which shall identify the Gross Revenues for such Earn-Out Year in reasonable detail and the Earn-Out resulting from such Gross Revenues.

                  The Earn-Out Statement shall be subject to review and verification by the Stockholders' Representatives or, at their option and expense (unless such accounting firm shall discover a discrepancy of at least ten percent, in which case the fees of such accounting firm shall be paid by Parent), by an independent public accounting firm of their choice. Parent shall permit the Stockholders' Representatives and their representatives to have reasonable access to the data and information on which the Earn-Out Statement was prepared and to Parent's employees and/or representatives who assisted in its preparation to the extent necessary to verify such information.

                  The Stockholders' Representatives shall be deemed to have accepted the Earn-Out Statement and the Earn-Out indicated therein, on behalf of the Holders, unless within 20 days after the date of delivery of the Earn-Out Statement, the Stockholders' Representatives give written notice to Parent of objection to any item thereon, which notice shall specify in reasonable detail the basis for such objection. If the Stockholders' Representatives give such notice of objection, Parent and the Stockholders' Representatives shall attempt in good faith to resolve the dispute as promptly as possible.

                  If Parent and the Stockholders' Representatives have not been able to agree upon a resolution of the dispute within 30 days after the date Stockholders' Representatives gave such notice of objection (the "Objection Notice"), such dispute shall be resolved fully and finally in the jurisdiction of the principal office of Parent by an arbitration governed by the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, provided that a sole arbitrator shall be employed. The arbitration shall be governed by the state equivalent of the Federal Arbitration Act, 9 U.S.C. ss. 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The parties shall have 10 days from the end of the discussion among the Stockholders' Representatives and Parent to agree upon a mutually acceptable person to act as arbitrator. The arbitrator shall be a neutral person (i.e., a person not affiliated with either of the parties). If no arbitrator has been selected within such time, the Stockholders' Representatives and Parent shall jointly request the Center for Public Resources or another mutually agreed upon organization to supply within 10 days of such request a list of potential arbitrators with qualifications as specified by the parties in the joint request. Within five days of receipt of the list, the Stockholders' Representatives and Parent shall independently rank the proposed candidates, shall simultaneously exchange rankings, and shall be deemed to have selected as the arbitrator the individual receiving the highest combined ranking who is available to serve. If there is a tie, then the tie shall be broken by putting the names on slips of paper, mixing them up and having one party draw one slip of paper. If either the Stockholders' Representatives or Parent shall not cooperate in the selection of the arbitrator, the other may solely select the arbitrator utilizing the procedures set forth herein The costs of arbitration shall be apportioned between the Stockholders' Representatives and Parent as determined by the arbitrator in such manner as the arbitrator deems reasonable taking into account the circumstances of the case, the conduct of the parties during the proceeding, and the result of the arbitration. Any arbitration proceeding shall be concluded in a maximum of six months from the date of the Objection Notice. All negotiations pursuant to this section shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state Rules of Evidence. All negotiation and arbitration proceedings under this section shall be treated as confidential information in accordance with the provisions of the Confidentiality Agreement. Any arbitrator shall be bound by an agreement containing confidentiality provisions at least as restrictive as those contained in the Confidentiality Agreement. Nothing herein shall preclude Parent from seeking equitable relief to prevent any immediate, irreparable harm to its interest, including multiple breaches of this Agreement or the Related Documents. Otherwise, these procedures are exclusive and shall be fully exhausted prior to the initiation of any litigation. Either party may seek specific enforcement of any arbitrator's decision under this section. The other party's only defense to such a request for specific enforcement shall be fraud by or on the arbitrator.

                  Notwithstanding any of the foregoing, any amount which is due and payable and not in dispute shall immediately be paid to the Company or the Stockholders' Representatives. Any disputed amount shall be deposited into escrow on terms as set forth in Section 10.02(e) of the Agreement. Nothing contained herein shall act to prevent the Company or the Stockholders' Representatives from commencing litigation to compel payment of any due and payable amounts not in dispute hereunder.

         E. Interest. The Earn-Out payments, if any, shall not include any interest computed from the Effective Time of the Merger to the date of each such payment.

         F. Transfer. The Contingent Payment Rights are personal to each initial holder thereof and are and shall remain nontransferable for any reason other than by operation of law or by will or the laws of descent and distribution. Any attempted transfer of a Contingent Payment Right by any holder thereof (other than as set forth in the preceding sentence) shall be null and void.

         G. Payment. Payment of the Earn-Out shall be made by the Company to the Paying Agent together with a letter of instructions for payment no later than 30 days after Determination Date for each Earn-Out Year, for distribution by the Paying Agent as promptly as practicable thereafter, after taking such action as is necessary to assure that all applicable federal or state payroll, income withholding and any other taxes are withheld, to the accounts of the Holders in accordance with their respective ownership interests as of the Effective Time.

         H. Offset. Parent shall have the right to offset the amount of each Earn-Out by Losses in accordance with Section 10.02 of this Agreement, but shall have no other right to reduce or offset the amount of each Earn Out.



                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides, in summary, that the directors and officers of the registrant may, under certain circumstances, be indemnified by the registrant against all expenses incurred by or imposed upon them as a result of actions, suits or proceedings brought against them as such directors and officers, or as directors or officers of any other organization at the request of the registrant, if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the registrant, and with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful, except that no indemnification shall be made against expenses in respect of any claim, issue or matters to which they shall have been adjudged to be liable to the registrant unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Section 145 of the DGCL also provides that directors and officers of the registrant are entitled to such indemnification by the registrant to the extent that such persons are successful on the merits or otherwise in defending any such action, suit or proceeding.

         Article Fourteenth of Imation's Restated Certificate of Incorporation provides that the liability of a director to Imation or its stockholders for monetary damages for a breach of fiduciary duty as a director shall be eliminated to the fullest extent permitted under the DGCL, as amended from time to time.

         The Bylaws of Imation provided that the officers and directors of Imation shall be indemnified to the full extent authorized or permitted by the DGCL, as amended from time to time. Expenses incurred by officers and directors in defending actions, suits, or proceedings may be paid by Imation in advance of any final disposition if such officer or director agrees to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified under Delaware law.

         Imation has entered into individual Indemnity Agreements with each of its directors pursuant to which Imation has agreed to indemnify each of its directors for expenses and damages in connection with claims against each director in connection with the director's service to Imation to the full extent authorized or permitted by the DGCL, as amended from time to time.

         Imation maintains a standard policy of officers' and directors' liability insurance.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a)      Exhibits

                  2 Agreement and Plan of Merger, dated as of May 13, 1997 by and among Cemax-Icon, Merger Subsidiary and Imation, as amended (included as Exhibit A to the Proxy Statement/Prospectus that forms a part of this Registration Statement on Form S-4 (certain exhibits and schedules omitted--the Registrant agrees to furnish a copy of any exhibit or schedule to the Commission upon request)).

                  3.1 Restated Certificate of Incorporation of Imation (incorporated by reference to Exhibit 3.1 to Amendment No. 3 to Imation's Registration Statement on Form 10/A dated June 12, 1996, File No. 1-14310).

                  3.2 Amended and Restated Bylaws of Imation (incorporated by reference to Exhibit 3.2 to Amendment No. 3 to Imation's Registration Statement on Form 10/A dated June 12, 1996, File No. 1-14310).

                  4.1 Rights Agreement, dated as of June 18, 1996 between Imation and Norwest Bank Minnesota, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to Amendment No. 3 to Imation's Registration Statement on Form 10/A, dated June 12, 1996, File No. 1-14310).

                  4.2 Form of Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock of Imation (incorporated by reference to Exhibit 4.2 to Amendment No. 3 to Imation's Registration Statement on Form 10/A, dated June 12, 1996, File No. 1-14310).


                  4.3 Terms of Contingent Payment Rights (included as Exhibit C to the Proxy Statement/Prospectus that forms a part of this Registration Statement on Form S-4).

                  5* Opinion of Dorsey & Whitney LLP regarding validity of securities.

                  8 Opinion of Dorsey & Whitney LLP regarding tax matters.

                  10.1* Option Agreement, dated as of May 13, 1997 by and among Cemax-Icon, Merger Subsidiary and Imation.

                  10.2* Form of Stockholder Agreements, dated as of May 13, 1997 by and among Cemax-Icon, Merger Subsidiary, Imation and certain stockholders of Cemax-Icon.

                  10.3* Form of Affiliate Agreements, dated as of May 13, 1997 by and among Imation and certain stockholders of Cemax-Icon.

                  10.4* Form of Key Management Agreements, dated as of May 13, 1997 by and among Cemax-Icon and certain employees of Cemax-Icon.

                  10.5* Form of Noncompetition Agreements, dated as of May 13, 1997 by and among Cemax-Icon and certain stockholders of Cemax-Icon.

                  10.6 Transfer and Distribution Agreement, dated as of July 1, 1996, between 3M and the Registrant (incorporated by reference to Exhibit 2.1 to Registration Statement on Form 10, File No. 1-14310).

                  10.7 Tax Sharing and Indemnification Agreement, dated as of July 1, 1996, between 3M and the Registrant (incorporated by reference to Exhibit 10.1 to Registration statement on Form 10, File No. 1-14310).

                  10.8 Corporate Services Transition Agreement, dated as of July 1, 1996, between 3M and the Registrant (incorporated by reference to Exhibit 10.2 to Registration Statement on Form 10, File No. 1-14310).

                  10.9 Environmental Matters Agreement, dated as of July 1, 1996, between 3M and the Registrant (incorporated by reference to Exhibit 10.3 to Registration Statement on Form 10, File No. 1-14310).

                  10.10 Intellectual Property Rights Agreement, dated as of July 1, 1996, between 3M and the Registrant (incorporated by reference to Exhibit 10.4 to Registration Statement on Form 10, File No. 1-14310).

                  10.11 Supply Agreement, dated as of July 1, 1996, between 3M and the Registrant (incorporated by reference to Exhibit 10.5 to Registration Statement on Form 10, File No. 1-14310).

                  10.12 Lease Agreement, dated as of July 1, 1996, between 3M and the Registrant (incorporated by reference to Exhibit 10.6 to Registration Statement on Form 10, File No. 1-14310).

                  10.13+ Employment Agreement, dated as of July 1, 1996, between William T. Monahan and the Registrant (incorporated by reference to Exhibit 10.7 to Registration Statement on Form 10, File No. 1-14310).

                  10.14+ Imation 1996 Employee Stock Incentive Program (incorporated by reference to Exhibit 10.8 to Registration Statement on Form 10, File No. 1-14310).

                  10.15+ Imation Excess Benefit Plan (incorporated by reference to Exhibit 10.10 to Registration Statement on Form 10, File No. 1-14310).

                  10.16+ Imation 1996 Retirement Investment Plan (incorporated by reference to Exhibit 10.11 to Registration Statement on Form 10, File No. 1-14310).

                  10.17+ Imation 1996 Directors Stock Compensation Program, as Amended (incorporated by reference to Exhibit 10.12 of Imation's Form 10-K for the year ended December 31, 1996, File No. 1-14310).

                  10.18+ Form of Indemnity Agreement between the Company and each of its directors (incorporated by reference to Exhibit 10.13 on Imation's Form 10-K for the year ended December 31, 1996, File No. 1-14310).

                  15 Awareness Letter from Coopers & Lybrand L.L.P. regarding unaudited interim financial statements.

                  21 Subsidiaries of Imation (incorporated by reference to Exhibit 21 of Imation's Form 10-K for the year ended December 31, 1996, File No. 1-14310).


                  23.1 Consent of Coopers & Lybrand L.L.P. with respect to financial statements of Imation.

                  23.2 Consent of Ernst & Young LLP with respect to financial statements of Cemax-Icon.


                  23.3 Consent of Dorsey & Whitney LLP (included in Exhibits 5 and 8).

                  24*      Power of Attorney.

                  99.1*    Form of Proxy Card for the Special Meeting.

                  99.2     Form of Letter of Transmittal.

--------------------
                  *   Previously filed.
                  + Items that are management contracts or compensatory plans or arrangements required to be filed as an exhibit pursuant to Item 14(c) of Imation's Form 10-K.


         (b)      Financial Statement Schedules

                  Not applicable.

ITEM 22. UNDERTAKINGS.  The undersigned Registrant hereby undertakes:

         (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (c) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         (d) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakdale, State of Minnesota, on July 18, 1997.


                                                     IMATION CORP.

                                                     By  /s/William T. Monahan
                                                         -----------------------
                                                     William T. Monahan
                                                     Chief Executive Officer,
                                                     President and Director


         Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed by the following persons in the capacities indicated on July 18, 1997.


                  NAME                                        TITLE
                  ----                                        -----

By  /s/ William T. Monahan                   Chief Executive Officer, President,
    -----------------------------                  Chairman and Director
          William T. Monahan                   (principal executive officer)


By  /s/ Jill D. Burchill                          Chief Financial Officer
    -----------------------------              (principal financial officer)
          Jill D. Burchill

By  /s/ James R. Stewart                           Corporate Controller
    -----------------------------             (principal accounting officer)
          James R. Stewart

By                    *                                  Director
    -----------------------------
          Lawrence E. Eaton

By                    *                                  Director
    -----------------------------
          Linda W. Hart

By                    *                                  Director
    -----------------------------
          William W. George

By                    *                                  Director
    -----------------------------
          Ronald T. LeMay

By                    *                                  Director
    -----------------------------
          Marvin L. Mann

By                    *                                  Director
    -----------------------------
          Mark A. Pulido

By                    *                                  Director
    -----------------------------
          Daryl J. White


*By   /s/Jill D. Burchill
    -----------------------------
          Jill D. Burchill
          As Attorney-In-Fact


                                  EXHIBIT INDEX

     Exhibit
      Number               Description

         2 Agreement and Plan of Merger, dated as of May 13, 1997 by and among Cemax-Icon, Merger Subsidiary and Imation, as amended (included as Exhibit A to the Proxy Statement/Prospectus that forms a part of this Registration Statement on Form S-4 (certain exhibits and schedules omitted--the Registrant agrees to furnish a copy of any exhibit or schedule to the Commission upon request)).

         3.1 Restated Certificate of Incorporation of Imation (incorporated by reference to Exhibit 3.1 to Amendment No. 3 to Imation's Registration Statement on Form 10/A dated June 12, 1996, File No. 1-14310).

         3.2 Amended and Restated Bylaws of Imation (incorporated by reference to Exhibit 3.2 to Amendment No. 3 to Imation's Registration Statement on Form 10/A dated June 12, 1996, File No. 1-14310).

         4.1 Rights Agreement, dated as of June 18, 1996 between Imation and Norwest Bank Minnesota, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to Amendment No. 3 to Imation's Registration Statement on Form 10/A, dated June 12, 1996, File No. 1-14310).

         4.2 Form of Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock of Imation (incorporated by reference to Exhibit 4.2 to Amendment No. 3 to Imation's Registration Statement on Form 10/A, dated June 12, 1996, File No. 1-14310).


         4.3 Terms of Contingent Payment Rights (included as Exhibit C to the Proxy Statement/Prospectus that forms a part of this Registration Statement on Form S-4).

         5* Opinion of Dorsey & Whitney LLP regarding validity of securities.

         8        Opinion of Dorsey & Whitney LLP regarding tax matters.

         10.1* Option Agreement, dated as of May 13, 1997 by and among Cemax-Icon, Merger Subsidiary and Imation.

         10.2* Form of Stockholder Agreements, dated as of May 13, 1997 by and among Cemax-Icon, Merger Subsidiary, Imation and certain stockholders of Cemax-Icon.

         10.3* Form of Affiliate Agreements, dated as of May 13, 1997 by and among Imation and certain stockholders of Cemax-Icon.

         10.4* Form of Key Management Agreements, dated as of May 13, 1997 by and among Cemax-Icon and certain employees of Cemax-Icon.

         10.5* Form of Noncompetition Agreements, dated as of May 13, 1997 by and among Cemax-Icon and certain stockholders of Cemax-Icon.

         10.6 Transfer and Distribution Agreement, dated as of July 1, 1996, between 3M and the Registrant (incorporated by reference to Exhibit 2.1 to Registration Statement on Form 10, File No. 1-14310).

         10.7 Tax Sharing and Indemnification Agreement, dated as of July 1, 1996, between 3M and the Registrant (incorporated by reference to Exhibit 10.1 to Registration statement on Form 10, File No. 1-14310).

         10.8 Corporate Services Transition Agreement, dated as of July 1, 1996, between 3M and the Registrant (incorporated by reference to Exhibit 10.2 to Registration Statement on Form 10, File No. 1-14310).

         10.9 Environmental Matters Agreement, dated as of July 1, 1996, between 3M and the Registrant (incorporated by reference to Exhibit 10.3 to Registration Statement on Form 10, File No. 1-14310).

         10.10 Intellectual Property Rights Agreement, dated as of July 1, 1996, between 3M and the Registrant (incorporated by reference to Exhibit 10.4 to Registration Statement on Form 10, File No. 1-14310).

         10.11 Supply Agreement, dated as of July 1, 1996, between 3M and the Registrant (incorporated by reference to Exhibit 10.5 to Registration Statement on Form 10, File No. 1-14310).

         10.12 Lease Agreement, dated as of July 1, 1996, between 3M and the Registrant (incorporated by reference to Exhibit 10.6 to Registration Statement on Form 10, File No. 1-14310).

         10.13 Employment Agreement, dated as of July 1, 1996, between William T. Monahan and the Registrant (incorporated by reference to Exhibit 10.7 to Registration Statement on Form 10, File No. 1-14310).

         10.14 Imation 1996 Employee Stock Incentive Program (incorporated by reference to Exhibit 10.8 to Registration Statement on Form 10, File No. 1-14310).

         10.15    Imation Excess Benefit Plan (incorporated by reference to
                  Exhibit 10.10 to Registration Statement on Form 10, File No. 1-14310).

         10.16 Imation 1996 Retirement Investment Plan (incorporated by reference to Exhibit 10.11 to Registration Statement on Form 10, File No. 1-14310).

         10.17 Imation 1996 Directors Stock Compensation Program, as Amended (incorporated by reference to Exhibit 10.12 of Imation's Form 10-K for the year ended December 31, 1996, File No. 1-14310).

         10.18 Form of Indemnity Agreement between the Company and each of its directors (incorporated by reference to Exhibit 10.13 on Imation's Form 10-K for the year ended December 31, 1996, File No. 1-14310).

         15 Awareness Letter from Coopers & Lybrand L.L.P. regarding unaudited interim financial statements.

         21 Subsidiaries of Imation (incorporated by reference to Exhibit 21 of Imation's Form 10-K for the year ended December 31, 1996, File No. 1-14310).


         23.1 Consent of Coopers & Lybrand L.L.P. with respect to financial statements of Imation.

         23.2 Consent of Ernst & Young LLP with respect to financial statements of Cemax-Icon.


         23.3     Consent of Dorsey & Whitney LLP (included in Exhibits 5 and
                  8).

         24*      Power of Attorney.

         99.1*    Form of Proxy Card for the Special Meeting.

         99.2     Form of Letter of Transmittal.

--------------------
         *    Previously filed.